     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM F-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                    ABB LTD

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

         SWITZERLAND                                             3823                  NOT APPLICABLE
 (STATE OR OTHER JURISDICTION                              (PRIMARY STANDARD          (I.R.S. EMPLOYER
              OF                                              INDUSTRIAL            IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)                        CLASSIFICATION CODE NUMBER)

                                 P.O. BOX 8131
                              AFFOLTERNSTRASSE 44
                                 CH-8050 ZURICH
                                  SWITZERLAND
                               011-41-1-317-7111
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                RICHARD M. BURT
                       VICE PRESIDENT AND GENERAL COUNSEL
                             ASEA BROWN BOVERI INC.
                                 501 MERRITT 7
                           NORWALK, CONNECTICUT 06856
                                 (203) 750-2481
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

          DR. BEAT HESS                          GREGORY PRYOR, ESQ.                       RICHARD A. ELY, ESQ.
          P.O. BOX 8131                            WHITE & CASE LLP                       SKADDEN, ARPS, SLATE,
       AFFOLTERNSTRASSE 44                   1155 AVENUE OF THE AMERICAS                    MEAGHER & FLOM LLP
   CH-8050 ZURICH, SWITZERLAND                    NEW YORK, NY 10036                 ONE CANADA SQUARE, CANARY WHARF
        011-41-1-317-7111                           (212) 819-8200                       LONDON E14 5DS, ENGLAND
                                                                                           011-44-207-519-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. _________
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED              BE REGISTERED         PER UNIT(2)       OFFERING PRICE(2)    REGISTRATION FEE
Registered Shares, par value
  CHF 10 per share...........................       1,205,000             $72.51             $87,374,550            $21,844

(1) A separate Registration Statement on Form F-6 has been filed for the registration of American Depositary Shares issuable upon the deposit of the Registered Shares. Each Registered Share on deposit with the Depositary will be represented by four American Depositary Shares.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on a currency conversion rate of CHF 1.7360 = U.S.$1.00, the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on March 30, 2001.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 4, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

EXCHANGE OFFER PROSPECTUS

                                     [LOGO]

                                    ABB LTD

                    OFFER TO EXCHANGE ALL OF OUR OUTSTANDING
                     RESTRICTED AMERICAN DEPOSITARY SHARES
                       FOR NEW AMERICAN DEPOSITARY SHARES

  THE EXCHANGE OFFER AND THE RIGHT TO WITHDRAW RESTRICTED AMERICAN DEPOSITARY
   SHARES YOU HAVE TENDERED WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                               , 2001, UNLESS EXTENDED.

    - We are offering to exchange 4 new American Depositary Shares (also known as ADSs) for each restricted ADS validly tendered. Every 4 new ADSs represent 1 registered share of ABB, provided, that if the proposed share split described in this prospectus becomes effective, each new ADS will thereafter represent 1 registered share of ABB. Each restricted ADS represents 1 registered share of ABB. The new ADSs will be issued under a deposit agreement among ABB, Citibank, N.A., as depositary, and the holders and beneficial owners of new ADSs issued from time to time. All outstanding restricted ADSs are eligible to be exchanged. We refer to currently outstanding ADSs as restricted ADSs because they are subject to restrictions on transfer under the Securities Act as discussed more completely in this prospectus.

    - In 1999, we offered and sold our restricted ADSs in a private placement to a limited number of institutional investors.

    - The terms of the new ADSs that we are offering you in exchange for your restricted ADSs are similar in all material respects to the restricted ADSs, except that:

       - the new ADSs will be listed on the New York Stock Exchange under the trading symbol "ABB";

       - 4 new ADSs represent 1 registered share of ABB, provided that if the share split described in this prospectus becomes effective (either before or after the expiration date), each new ADS will thereafter represent 1 registered share of ABB; and

       - the transfer restrictions relating to the restricted ADSs will not apply to the new ADSs.

                            ------------------------

INVESTMENTS IN THESE SECURITIES INVOLVE RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 41 OF ANNEX 1.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

    Our shares are currently listed on the SWX Swiss Exchange, the Stockholm Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange. On April 2, 2001, the closing sale price on the SWX Swiss Exchange was CHF 106 per registered share, equivalent to $15.30 per new ADS. Currently, no public market exists for the new ADSs. The new ADSs have been approved for listing on the New York Stock Exchange under the symbol "ABB."

                 The Dealer-Manager for the exchange offer is:

                              MERRILL LYNCH & CO.
                                ----------------

          The date of this exchange offer prospectus is        , 2001.

                               TABLE OF CONTENTS

                           EXCHANGE OFFER PROSPECTUS

Exchange Offer Summary..................    1
The Exchange Offer......................    4
  Purpose of the Exchange Offer.........    4
  Exchange Agent........................    4
  Terms of the Exchange Offer...........    4
  Consequences of Failing to Exchange
    Restricted ADSs.....................    5
  Expiration and Extension..............    7
  Conditions............................    7
  How to Tender Restricted ADSs.........    8
  Terms and Conditions of a Tender of
    Restricted ADSs.....................    9
  Withdrawal Rights.....................   10
  Resales...............................   10
  The Exchange Agent and
    Dealer-Manager......................   12
  Solicitation of Tenders; Source of
    Funds...............................   12
  Regulatory Approvals..................   13
U.S. Federal Income Tax
  Considerations........................   14
Where You Can Find More Information.....   14
Legal Opinions..........................   14
Experts.................................   14

                   ANNEX 1: FORM 20-F REGISTRATION STATEMENT

                                                     PAGE
                                                   --------
INTRODUCTION.....................................       2

WHERE YOU CAN FIND MORE INFORMATION..............
                                                        2

FINANCIAL AND OTHER INFORMATION..................       3

ENFORCEMENT OF LIABILITIES AND SERVICE OF
PROCESS..........................................       3

FORWARD-LOOKING STATEMENTS.......................       3

PART I
      Item 1.   Description of Business..........       4
      Item 2.   Description of Property..........      50
      Item 3.   Legal Proceedings................      52
      Item 4.   Control of Registrant............      55
      Item 5.   Nature of Trading Market.........      55
      Item 6.   Exchange Controls and Other
                  Limitations Affecting Security
                  Holders........................      57
      Item 7.   Taxation.........................      57
      Item 8.   Selected Financial Data..........      62
      Item 9.   Management's Discussion and
                  Analysis of Financial Condition
                  and Results of Operations......      66
      Item 9A.  Quantitative and Qualitative
                  Disclosures About Market
                  Risk...........................      91
      Item 10.  Directors and Officers of
                  Registrant.....................      93

                                                     PAGE
                                                   --------
      Item 11.  Compensation of Directors and
                  Officers.......................      98
      Item 12.  Options to Purchase Securities
                  from Registrant or
                  Subsidiaries...................      99
      Item 13.  Interest of Management in Certain
                  Transactions...................     100

PART II
      Item 14.  Description of Securities to be
                  Registered.....................     101

PART III
      Item 15.  Defaults Upon Senior
                  Securities.....................     116
      Item 16.  Changes in Securities, Changes in
                  Security for Registered
                  Securities and Use of
                  Proceeds.......................     116

PART IV
      Item 17.  Financial Statements.............     116
      Item 18.  Financial Statements.............     116
      Item 19.  Financial Statements and
                  Exhibits.......................     116
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.......
                                                      F-1
INDEPENDENT AUDITORS' REPORT ON FINANCIAL
STATEMENT SCHEDULE...............................     S-1
ANNEX A  Selected Financial Information
             Prepared on the Basis of
             International Accounting Standards..     A-1

    ANNEX 1 CONTAINS OUR REGISTRATION STATEMENT ON FORM 20-F DATED APRIL 3, 2001 WHICH IS INCORPORATED INTO, AND CONSTITUTES A PART OF, THIS EXCHANGE OFFER PROSPECTUS. IMPORTANT INFORMATION IS INCLUDED IN ANNEX 1, INCLUDING BUSINESS AND FINANCIAL INFORMATION ABOUT ABB AND INFORMATION ABOUT OUR REGISTERED SHARES AND NEW ADSS.

    You should rely only on information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with any information that is different. If given or made, you must not rely on such information or representation as having been authorized by us.

    We are not making an offer to exchange, or a solicitation of an offer to exchange, these securities in any circumstances in which such an offer or solicitation is unlawful. You should not assume that the information contained in this exchange offer prospectus is correct as of any time after the date of this exchange offer prospectus or that there has been no change in our affairs since that date.

                             EXCHANGE OFFER SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU CONSIDER IMPORTANT IN DECIDING TO TENDER YOUR RESTRICTED ADSS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY.

                         PURPOSE OF THE EXCHANGE OFFER

    The purpose of the exchange offer is to provide you with the opportunity to exchange your restricted ADSs for new ADSs that will be eligible for trading on the New York Stock Exchange and will be freely transferable by most investors.

                               THE EXCHANGE OFFER


Exchange Ratio.........................  4 new ADSs for each restricted ADS validly tendered.

Expiration Date........................  5:00 p.m., New York City time, on           , 2001, unless
                                         we choose to extend the exchange offer. See "The Exchange
                                         Offer--Expiration and Extension."

Eligibility to Participate in the
Exchange Offer.........................  Unless the conditions to the exchange offer are not met, we will accept any and all restricted ADSs that you have
                                         validly tendered in compliance with the terms of the
                                         exchange offer.

New ADSs and New Deposit Agreement.....  Every 4 new ADSs will represent 1 registered share of ABB.
                                         If the share split described below becomes effective, each new ADS will thereafter represent one registered share
                                         with a nominal value of CHF 2.50 per share. For a
                                         description of the new deposit agreement, see "Item 14.
                                         Description of Securities to be Registered--Description of
                                         American Depositary Shares" in Annex 1.

Proposed Share Split...................  At our annual general meeting held on March 20, 2001, our shareholders approved a four-for-one share split which
                                         would reduce the nominal value of our shares from CHF 10
                                         to CHF 2.50 each. The share split will become effective
                                         shortly after the effectiveness of a change to the Swiss
                                         Code of Obligations allowing such a share split. We expect that the change in law will occur on May 1, 2001 and that
                                         the share split will become effective on May 7, 2001. For
                                         more information, see "Item 14. Description of Securities
                                         to be Registered--Description of the Registered
                                         Shares--The Share Split" in Annex 1.

                                         If the share split is implemented, each new ADS will
                                         represent 1 registered share of ABB and each restricted
                                         ADS will represent 4 registered shares of ABB. The
                                         exchange ratio of 4 new ADSs for each restricted ADS will
                                         remain unchanged. This will be the case even if the
                                         expiration date is extended and the share split occurs
                                         prior to the expiration date.


The New York Stock Exchange Listing for
the New ADSs...........................  The new ADSs have been approved for listing on the New
                                         York Stock Exchange under the symbol "ABB."

Conditions of the Exchange Offer.......  Our obligation to complete the exchange offer is not subject to any minimum number of restricted ADSs being
                                         tendered. Our obligation to complete the exchange offer is subject to some other conditions. We reserve the right to
                                         terminate the exchange offer at any time prior to the
                                         expiration date upon the occurrence of any of those
                                         conditions. In addition, we may amend the terms of the
                                         exchange offer at any time prior to the expiration date.
                                         See "The Exchange Offer--Conditions."

Withdrawal Rights......................  If you decide to tender your restricted ADSs, you may withdraw them (1) at any time before the expiration date
                                         of the exchange offer and (2) if we have not yet accepted
                                         them for exchange, after           , 2001. See "The
                                         Exchange Offer--Withdrawal Rights."

Procedures for Tendering Restricted
ADSs...................................  To tender your restricted ADSs in the exchange offer, you must instruct your broker, dealer, bank, trust company,
                                         custodian or other nominee to tender your restricted ADSs
                                         to the exchange agent through the book-entry facilities of
                                         The Depository Trust Company, also known as DTC. See "The
                                         Exchange Offer--How to Tender Restricted ADSs."

Acceptance of Tenders..................  After the expiration date, we will promptly accept the restricted ADSs you have validly tendered and not
                                         withdrawn if all the terms and conditions of the exchange
                                         offer have been satisfied or waived.

                                         Although we do not currently intend to do so, if we modify the terms of the exchange offer, those modified terms will be made available to all holders of restricted ADSs,
                                         whether or not you have tendered your restricted ADSs
                                         prior to the modification. We will extend the exchange
                                         offer, if necessary, to allow holders of restricted ADSs
                                         adequate time to consider any modification. See "The
                                         Exchange Offer--Acceptance of Tenders."

Consequences of a Failure to Exchange
Restricted ADSs........................  We intend to terminate the depositary facility for the restricted ADSs immediately after completion of the
                                         exchange offer. See "The Exchange Offer--Consequences of
                                         Failing to Exchange Restricted ADSs."


                                         Upon completion of the exchange offer, your interest in a
                                         non-tendered restricted ADS will continue to represent the right to receive 1 ABB share (4 shares, if the share split is implemented) for a period of 6 months after termination of the Rule 144A deposit agreement. After that time, the
                                         depositary may, and currently intends to, sell the ABB
                                         shares held in respect of restricted ADSs that you have
                                         not surrendered for cancellation, and any restricted ADSs
                                         that have not been surrendered for cancellation will
                                         represent the right to receive the sale proceeds, after
                                         deduction of fees, taxes and expenses.

Resales................................  We believe that the new ADSs you receive in the exchange offer may be offered for resale, resold or otherwise
                                         transferred by you without compliance with the
                                         registration and prospectus delivery provisions of the
                                         U.S. Securities Act of 1933, if:

                                             - you are acquiring the new ADSs in the ordinary
                                             course of your business;

                                             - you have not engaged in, do not intend to engage in,
                                             and have no arrangement or understanding with any
                                               person to participate in, a distribution of the new
                                               ADSs; and

                                             - you are not an affiliate of ABB. An "affiliate" of
                                             ABB is a person that controls or is controlled by, or
                                               is under common control with, ABB.

                                         If you do not meet these requirements, you will need to
                                         comply with the registration and prospectus delivery
                                         requirements of the Securities Act if you want to resell
                                         the new ADSs, unless an exemption to those requirements is available.

                                         We are under no obligation to prepare a prospectus for use in connection with any resale. See "The Exchange
                                         Offer--Resales."

Broker-Dealers.........................  Each broker-dealer that receives new ADSs for its own account in exchange for restricted ADSs will, by delivery
                                         of restricted ADSs, be deemed to acknowledge that it will
                                         deliver a prospectus in connection with any resale of
                                         those new ADSs. By so acknowledging and by delivering a
                                         prospectus, a broker-dealer will not be deemed to admit
                                         that it is an underwriter within the meaning of the
                                         Securities Act.

Waiver of Fees.........................  Citibank, N.A. has agreed to waive the cancellation fee under the restricted ADS facility and the issuance fee
                                         under the new ADS facility in connection with the exchange offer.

Exchange Agent.........................  Citibank, N.A.

Dealer-Manager.........................  Merrill Lynch & Co.

Questions about the Exchange Offer.....  You may direct any questions about the exchange offer, including the procedure for tendering restricted ADSs, to
                                         the dealer-manager at 1 (212) 449-3242.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    Our purpose in making the exchange offer is to provide holders of restricted ADSs with freely transferable securities and to eliminate duplicative depositary facilities. We initially offered and sold the restricted ADSs in 1999 in a private placement to a limited number of institutional investors. The exchange offer should provide you with the ability to effect, for U.S. federal income tax purposes, a tax-free exchange of your restricted ADSs for new ADSs. Your restricted ADSs are currently subject to trading limitations, whereas the new ADSs will be eligible for trading on the New York Stock Exchange and will be freely transferable by most investors. We have described below under "Resales" the relevant rules on resales of the new ADSs. We anticipate that the new ADSs will be more widely held and actively traded than the restricted ADSs. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

EXCHANGE AGENT

    Citibank, N.A. has agreed to act as exchange agent in connection with the exchange offer. You should direct questions and requests for assistance to the dealer-manager at 1 (212) 449-3242 or the exchange agent at 1 (877) 248-4237.

TERMS OF THE EXCHANGE OFFER

    We are offering to exchange 4 new ADSs, together representing 1 registered share of ABB, for each outstanding restricted ADS, each representing
1 registered share of ABB, that you have validly tendered. On March 30, 2000, there were approximately 1,205,000 restricted ADSs outstanding. The exchange offer is not conditioned on any minimum number of restricted ADSs being tendered for exchange.

    If the share split described in Annex 1 under "Item 14. Description of Securities to be Registered--Description of the Registered Shares--The Share Split" is implemented, each new ADS will represent 1 registered share of ABB and each restricted ADS will represent 4 registered shares of ABB. The exchange ratio of 4 new ADSs for each restricted ADS will remain unchanged.

    The terms of the new ADSs that we are offering to you in exchange for your restricted ADSs are similar in all material respects to your restricted ADSs, except that:

       - the new ADSs will be listed on the New York Stock Exchange under the trading symbol "ABB";

       - 4 new ADSs represent 1 registered share of ABB (4 shares, if the share split is implemented); and

       - the new ADSs will not be governed by the transfer restrictions under the Securities Act or in the Rule 144A deposit agreement, dated
         June 24, 1999, among ABB, Citibank, N.A., as depositary, and the holders and beneficial owners from time to time of the restricted ADSs.

    In addition to the above differences, the new ADSs contain the following terms that differ from the restricted ADSs:

    - the depositary will not charge dividend fees to holders of new ADSs;

    - certificated American Depositary Receipts will be available to holders of new ADSs;

    - ABB is not required to provide notice of redemption or rights offers within a specific period of time prior to commencing those activities; and

    - no deposit or withdrawal certificates will be required under the deposit agreement governing the new ADSs.

    Holders of restricted ADSs who wish to exchange restricted ADSs for new ADSs and who validly tender restricted ADSs to the exchange agent by complying with the book-entry transfer procedures described below will receive delivery of new ADSs through the book-entry system of DTC to the account of the holder's broker, dealer, bank, trust company or other nominee at DTC.

    Promptly after the expiration date we will accept restricted ADSs that you have validly tendered and not withdrawn if all of the terms and conditions of this exchange offer have been satisfied or waived. We, however, reserve the right to delay acceptance of tendered restricted ADSs, or to terminate the exchange offer, upon the occurrence of any of the conditions set forth below under the caption "--Conditions" if we are permitted to do so by the applicable rules of the SEC. We confirm that our reservation of the right to delay our acceptance of tendered restricted ADSs or terminate the exchange offer is governed by the provisions of Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act. Those rules require that we pay the consideration offered or return the tendered securities promptly after we terminate or withdraw the exchange offer.

    In addition, we reserve the right to waive any condition or otherwise amend the exchange offer in our reasonable discretion. If any amendment of the exchange offer or waiver constitutes a material change in the information previously disclosed to the holders of restricted ADSs, we will disseminate promptly disclosure of the change. We will do so in a manner reasonably calculated to inform those holders of the change. If it is necessary for adequate dissemination of information regarding the material change, we will extend the exchange offer to permit an adequate time for holders of restricted ADSs to consider the additional information.

    NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER-MANAGER OR THE EXCHANGE AGENT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER ALL OR ANY OF YOUR RESTRICTED ADSS FOR EXCHANGE. WE HAVE NOT AUTHORIZED ANYONE TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR RESTRICTED ADSS IN THE EXCHANGE OFFER AND, IF SO, THE NUMBER OF RESTRICTED ADSS TO TENDER AFTER READING THIS EXCHANGE OFFER PROSPECTUS (AND THE MATERIALS IT REFERS TO) AND CONSULTING WITH YOUR ADVISERS, IF ANY, BASED ON YOUR OWN FINANCIAL POSITION AND REQUIREMENTS.

CONSEQUENCES OF FAILING TO EXCHANGE RESTRICTED ADSS

    REDUCTION IN LIQUIDITY

    Because the exchange offer is for any and all restricted ADSs, the number of restricted ADSs we acquire in the exchange offer will reduce the number of outstanding restricted ADSs. As a result, the liquidity of any remaining restricted ADSs may be substantially reduced. Moreover, we intend to terminate the Rule 144A deposit agreement, as described below, which will eliminate the trading market for any restricted ADSs that remain outstanding after the exchange offer is completed.

    TRANSFER RESTRICTIONS

    If you do not exchange your restricted ADSs for new ADSs in the exchange offer, the restrictions on transfer of the restricted ADSs will continue to apply to your restricted ADSs. These transfer restrictions are required because the restricted ADSs were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the restricted ADSs, unless they have been registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the offer or sale of restricted ADSs under the Securities Act.

    TERMINATION OF RULE 144A DEPOSIT AGREEMENT

    In connection with the private placement of restricted ADSs, we entered into the Rule 144A deposit agreement with Citibank, N.A., as restricted ADS depositary, and all holders and beneficial owners from time to time of restricted ADSs issued under the Rule 144A deposit agreement. The Rule 144A deposit agreement provides, among other matters, for:

    - the issuance of restricted ADSs,

    - the deposit and withdrawal of the underlying shares, and

    - the distribution of dividends, other distributions and rights with respect to the underlying shares and the mailing of reports and notices to holders of restricted ADSs.

    The Rule 144A deposit agreement states that, at our direction, the restricted ADS depositary will terminate the Rule 144A deposit agreement upon the expiration of 30 days from the mailing of notice of the termination to holders of the restricted ADSs.

    To avoid having duplicative depositary facilities after the consummation of the exchange offer, we intend to direct the restricted ADS depositary to terminate the Rule 144A deposit agreement as described above. We expect that notice of the termination will be mailed to all holders, if any, of restricted ADSs not tendered and accepted for exchange pursuant to this exchange offer promptly after we accept for exchange the restricted ADSs, if any, tendered in connection with this exchange offer. Upon listing of the shares underlying new ADSs on the New York Stock Exchange, Citibank will no longer accept shares for deposit under the Rule 144A deposit agreement.

    If you hold any restricted ADSs after the completion of the exchange offer, you will have the option, prior to the termination of the Rule 144A deposit agreement and in compliance with the provisions of that agreement, to sell your restricted ADSs or to withdraw the shares underlying your restricted ADSs, assuming you pay the transaction and other costs described in the Rule 144A deposit agreement. You may:

    - sell your restricted ADSs in an offshore transaction in accordance with Regulation S under the Securities Act;

    - surrender your restricted ADSs for cancellation, withdraw the underlying shares (assuming you pay the transaction and other costs set forth in the Rule 144A deposit agreement) and sell those shares in a transaction on the SWX Swiss Exchange, the Frankfurt Stock Exchange, the Stockholm Stock Exchange or the London Stock Exchange; or

    - surrender the restricted ADSs and withdraw the underlying shares (assuming you pay the transaction and other costs set forth in the Rule 144A deposit agreement and comply with applicable resale restrictions under the Securities Act).

    If any restricted ADSs remain outstanding after the date of termination of the Rule 144A deposit agreement, the restricted ADS depositary will:

    - discontinue the registration of transfers of those restricted ADSs;

    - suspend the distribution of dividends to the holders of such restricted ADSs; and

    - not file any further notices or perform any further acts under the Rule 144A deposit agreement, except:

       - the collection of dividends and other distributions pertaining to the restricted ADSs,

       - the sale of rights as provided in the Rule 144A deposit agreement, and

       - the delivery of deposited shares underlying those restricted ADSs together with any dividends or other distributions it receives with respect to those restricted ADSs and the net proceeds of the sale of any rights or other property, in exchange for any such restricted ADSs surrendered to the restricted ADS depositary.

    Under the Rule 144A deposit agreement, holders of restricted ADSs that remain outstanding after termination will be required to pay a fee of $5.00 per 100 restricted ADSs upon the surrender of restricted ADSs and the delivery of either the deposited shares underlying those restricted ADSs or of the proceeds from the sale of those shares. The restricted ADS depositary has agreed, solely in connection with tenders of restricted ADSs pursuant to the exchange offer, to waive the restricted ADSs surrender fee otherwise payable by holders of restricted ADSs under the Rule 144A deposit agreement.

    Upon termination of the Rule 144A deposit agreement, for a period of six months after termination, you will be entitled to receive the shares underlying your restricted ADSs. At any time after the expiration of six months from the date of the termination of the Rule 144A deposit agreement, the restricted ADS depositary may sell the deposited shares. The depositary will hold the net proceeds of that sale, together with any cash it then holds under the Rule 144A deposit agreement, without liability for interest, for the PRO RATA benefit of the restricted ADS holders that have not surrendered their restricted ADSs.

    We may in the future seek to acquire untendered restricted ADSs in the open market, in privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of those purchases or offers may differ from the terms of this exchange offer.

    The new ADSs will constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System. This will have the effect of allowing brokers to extend credit for the purchase of ADSs, collateralized by those ADSs, to the extent of 50% of the value of those ADSs.

EXPIRATION AND EXTENSION

    The exchange offer and the right to withdraw restricted ADSs you have
tendered will expire at 5:00 p.m., New York City time, on             , 2001,
unless we choose, in our sole discretion, to extend the exchange offer. If we extend the exchange offer, then the expiration date will mean the latest time and date on which the exchange offer as so extended will expire.

    During any extension of the exchange offer, all restricted ADSs you have previously tendered will remain governed by the exchange offer and the withdrawal rights described in this prospectus. We may extend the exchange offer by giving notice to the exchange agent at any time before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer. We will make a public announcement of any extension or termination of the exchange offer in a timely manner. Unless otherwise required by law or regulation, we will not have any obligation to communicate that public announcement other than by making a release to the Dow Jones News Service and to the exchange agent.

CONDITIONS

    We will not be required to cause the depositary to issue new ADSs in exchange for any validly tendered restricted ADSs not accepted and we may terminate the exchange offer and delay the acceptance of the tendered restricted ADSs, if any material change occurs that is likely to affect the exchange offer, including, but not limited to, the following:

    - any action or proceeding before any court or governmental agency is instituted or threatened challenging the exchange offer or otherwise directly or indirectly relating to the exchange offer;

    - any development occurs in any pending action or proceeding which, in our reasonable judgment, would or might (1) prohibit, restrict or delay consummation of the exchange offer, or (2) impair the contemplated benefits of the exchange offer;

    - any statute, rule or regulation is proposed or enacted or any action shall have been taken by any governmental authority which, in our reasonable judgment, would or might (1) prohibit, restrict or delay consummation of the exchange offer, or (2) impair the contemplated benefits of the exchange offer;

    - any change, or development involving a prospective change, occurs which, in our reasonable judgment, has had or may have a material adverse effect on the exchange offer; or

    - in our reasonable judgment, any actual or threatened legal impediment exists, including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound, to the consummation of the transactions contemplated by the exchange offer.

    We expressly reserve the right to terminate the exchange offer and not accept for exchange any restricted ADSs if any of the conditions listed above occurs. In addition, we may amend the exchange offer at any time before the expiration date if any of the conditions listed above has occurred. Moreover, regardless of whether any of these conditions has occurred, we reserve the right to amend the exchange offer in any manner before the expiration date, although we have no current intention to do so.

    These conditions are for our sole benefit and we may waive them, in whole or in part, in our reasonable discretion. Any determination we make concerning an event, development or circumstance described or referred to above will be final and binding on all parties to the exchange offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right.

HOW TO TENDER RESTRICTED ADSS

    If you own restricted ADSs and wish to tender them in the exchange offer, you should follow the instructions below for tendering your restricted ADSs.

    THE ROLE OF THE DTC PARTICIPANT

    We understand that the exchange agent has confirmed with The Depository Trust Company, also known as DTC, that any financial institution that is a participant in DTC's system may use its Automated Tender Offer Program to tender restricted ADSs. We also understand that the exchange agent will request, within two business days after the date this exchange offer commences, that DTC establish an account relating to the restricted ADSs for the purpose of facilitating the exchange offer.

    Any participant may make book-entry delivery of restricted ADSs by causing DTC to transfer the restricted ADSs into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the restricted ADSs will only be made after:

    - timely confirmation of the book-entry transfer and

    - timely receipt by the exchange agent of an agent's message and any other documents required.

    The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering restricted ADSs that are the subject of the book-entry confirmation and that we may enforce the terms of the exchange offer contained in this prospectus against the participant.

    By taking these actions, you and your agent will be deemed to have agreed
(1) to the terms and conditions of the exchange offer as set forth in this prospectus and (2) that ABB and the exchange agent may enforce that agreement against you and your agent.

    Your agent should arrange for the DTC participant holding the restricted ADSs through its DTC account to tender those restricted ADSs to the exchange agent prior to the expiration date. In the event one or more brokers, dealers, banks, trust companies, custodians or other nominees acts as an intermediary between your agent and that DTC participant, your agent should arrange to deliver the tender instructions for the restricted ADSs to the appropriate DTC participant.

    If you tender restricted ADSs in the exchange offer, your new ADSs will be delivered to the account of your agent only in book-entry form through the same DTC participant that delivered your restricted ADSs.

    Your agent should contact in advance the DTC participant whom your agent will be instructing to deliver the restricted ADSs to the exchange agent, to assure that all necessary arrangements are made with that participant in a timely manner to permit the delivery of the restricted ADSs on or before the expiration date and in accordance with that participant's procedures. You and your agent will be responsible for the risks in connection with the procedures of that participant, and neither we nor the exchange agent will have any liability or obligations in connection with those risks.

    GENERAL PROVISIONS

    THE METHOD OF DELIVERY OF RESTRICTED ADSS AND ALL OTHER DOCUMENTS OR INSTRUCTIONS, INCLUDING THE AGENT'S MESSAGE, IS AT YOUR RISK.

    A tender will be deemed to have been received only when the exchange agent receives both a duly completed agent's message through the facilities of DTC at the exchange agent's DTC account and confirmation of book-entry transfer of the restricted ADSs into the exchange agent's applicable DTC account.

    You should be aware that:

    - We reserve full discretion as to the acceptance of tenders, including:

       - whether the documentation is complete;

       - the date and time of receipt of a tender;

       - the propriety of execution and delivery of any document; and

       - any other questions as to the validity, form, eligibility or acceptability of any tender.

    - We reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful or to waive any irregularities or, in the reasonable discretion of our counsel, to waive any applicable conditions.

    - Our interpretation of the terms and conditions of the exchange offer will be final and binding.

    - We will not be obliged to give notice of any defects or irregularities in tenders and we will not incur any liability for any failure to give that notice.

    - The exchange agent may, but will not be obligated to, give notice of any irregularities or defects in tenders, and neither we nor the exchange agent will incur any liability for any failure to give that notice.

    - Restricted ADSs will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived.

    If we do not accept any tendered restricted ADSs because of an invalid tender or because we do not accept any restricted ADSs for exchange, the exchange agent will return tendered restricted ADSs by book-entry delivery to the DTC participant that previously delivered those restricted ADSs to the exchange agent, without expense, but at the risk of the tendering holder. The return of those restricted ADSs by the DTC participant to your account is governed by the arrangements involving intermediaries between your agent and that participant. We disclaim any liabilities or obligations in connection with those arrangements.

    Restricted ADSs being tendered must be delivered to the exchange agent in accordance with the procedures described in this prospectus on or before the expiration date, as there will be no guaranteed delivery procedures permitting delivery after the expiration date.

TERMS AND CONDITIONS OF A TENDER OF RESTRICTED ADSS

    IF YOU WISH TO PARTICIPATE IN THE EXCHANGE OFFER, THE EXCHANGE AGENT MUST RECEIVE YOUR RESTRICTED ADSS AND THE AGENT'S MESSAGE IN ACCORDANCE WITH THE TERMS DESCRIBED IN THIS PROSPECTUS BY THE EXPIRATION DATE.

    By instructing your agent to tender your restricted ADSs in the exchange offer, you are representing, warranting and agreeing that:

    - you have received a copy of this prospectus, including Annex 1 to this prospectus, and agree to be bound by all the terms and conditions of the exchange offer set forth in this prospectus;

    - you have full power and authority to tender your restricted ADSs and to acquire the new ADSs issuable in exchange;

    - you have assigned and transferred the restricted ADSs to the exchange agent, and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact to cause your restricted ADSs to be exchanged in the exchange offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this prospectus;

    - your restricted ADSs are being tendered, and will, when received by the exchange agent, be free and clear of all liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the exchange offer;

    - you will, upon our request or the request of the exchange agent, execute and deliver any additional documents necessary or desirable to complete the exchange of the restricted ADSs;

    - all authority you confer upon your agent will survive your death or incapacity and any of your obligations are binding on your heirs, personal representatives, successor and assigns; and

    - if you are a broker-dealer that will receive new ADSs for your own account pursuant to the exchange offer, you will, by delivery of restricted ADSs, be deemed to acknowledge that you will deliver a prospectus in connection with any resale of those new ADSs.

    Your agent, by delivering, or causing to be delivered, those restricted ADSs and the completed agent's message to the exchange agent is representing and warranting that you, as owner of the restricted ADSs, have represented, warranted and agreed to each of the above.

    Tendering your restricted ADSs according to the procedures described in "--How to Tender Restricted ADSs" will constitute your acceptance of the exchange offer, on the terms set forth herein. Our acceptance for exchange of the restricted ADSs tendered in the exchange offer will constitute a binding agreement between us, on the terms and conditions of the exchange offer.

WITHDRAWAL RIGHTS

    You may withdraw the restricted ADSs you tendered to the exchange agent
(1) at any time prior to the expiration date and (2) if not yet accepted for
exchange, after             , 2001.

    If you tendered your restricted ADSs through an agent and wish to withdraw your restricted ADSs, you will need to make arrangements with your agent. Your ability to withdraw the tender of your restricted ADSs will depend on the terms of the arrangements you have with your agent and, if your agent is not the DTC participant tendering those restricted ADSs, the arrangements between your agent and the DTC participant tendering those restricted ADSs, including any arrangements involving intermediaries between your agent and the DTC participant.

    We will determine all questions as to the validity, including, without limitation, questions with regard to timeliness, of notices of withdrawal in respect of restricted ADSs that have been delivered to the exchange agent. That determination will be final and binding on the parties. You and your agent bear the risks arising in connection with the procedures for withdrawal, and we disclaim any liability or obligations in connection with these risks.

RESALES

    RELIANCE ON SEC INTERPRETIVE LETTERS

    We are making the exchange offer in reliance on the position of the Staff of the Division of Corporation Finance of the SEC expressed in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available
May 13, 1988), Morgan Stanley & Co. Inc. (available June 5, 1991) and
Shearman & Sterling (available July 2, 1993). In those letters, the Staff of the SEC stated that holders of privately placed securities who exchange those securities for similar securities issued in a registered exchange offer may resell the exchange securities without complying with the registration and prospectus delivery requirements under the Securities Act, if the holder:

    - is not an affiliate of the issuer,

    - acquires the exchange securities in the ordinary course of business and

    - has no arrangement or understanding with any person to participate in the distribution of the exchange securities.

    Because we have not sought our own interpretive letter from the SEC, we cannot assure you that the Staff of the SEC would make a similar determination with respect to this exchange offer as in the circumstances described in those no-action letters.

    Based on the interpretive letters described above, we believe that the new ADSs that you will receive in exchange for your restricted ADSs may be offered for resale, resold or otherwise transferred by you, without complying with the registration and prospectus delivery provisions of the Securities Act. However, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in order to resell or transfer your new ADSs, unless an exemption to these requirements is available, if:

    - you are an "affiliate" of ABB, as that term is defined in Rule 405 under the Securities Act (Rule 405 defines "affiliate" to mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, ABB);

    - you are participating, or you have an arrangement or understanding with any person to participate, in a distribution of the new ADSs you receive in the exchange offer;

    - you are (except as noted below) a broker-dealer; or

    - you are not acquiring the new ADSs in the ordinary course of your business.

    By tendering restricted ADSs, you represent to us, among other things, that:

    - you are not an affiliate of ABB;

    - you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new ADSs; and

    - you are acquiring the new ADSs in the ordinary course of your business.

    RESALES BY BROKER-DEALERS

    Any broker-dealer that holds restricted ADSs that it acquired for its own account as a result of market-making activities or other trading activities and that receives new ADSs in this exchange offer may be deemed to be an "underwriter" and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new ADSs.

    Based on the interpretive letter issued by the SEC to Shearman & Sterling (available July 2, 1993), a broker-dealer may participate in the exchange offer with respect to restricted ADSs that it acquired for its own account as a result of market-making activities or other trading activities if:

    - in connection with any resales of new ADSs it receives in exchange for restricted ADSs, the broker-dealer delivers a prospectus which contains a plan of distribution with respect to those resale transactions (this plan of distribution need not name the broker-dealer or disclose the amount of new ADSs held by the broker-dealer), and

    - the broker-dealer has not entered into any arrangement or understanding with ABB or an affiliate of ABB to distribute the new ADSs.

    Each broker-dealer that receives new ADSs for its own account in exchange for restricted ADSs will, by delivery of restricted ADSs, be deemed to acknowledge that it will deliver a prospectus in connection with any resale of those new ADSs. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. We are under no obligation to prepare a prospectus for use in connection with such a resale.

    We will not receive any proceeds of any sale of new ADSs by broker-dealers. ADSs received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time:

    - in one or more transactions on the New York Stock Exchange,

    - in negotiated transactions,

    - through the writing of options on the new ADSs, or

    - a combination of such methods of resale.

    Such sales may occur:

    - at market prices prevailing at the time of resale,

    - at prices related to such prevailing market prices, or

    - at negotiated prices.

    Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such ADSs. Any broker-dealer that resells the new ADSs that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new ADSs may be deemed to be an underwriter within the meaning of the Securities Act. Therefore, any profit on any such resale of new ADSs and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    We prepared this prospectus solely for purposes of the exchange offer and not for any other transactions.

THE EXCHANGE AGENT AND DEALER-MANAGER

    We have retained Citibank, N.A. as exchange agent in connection with the exchange offer. Citibank, N.A. is also depositary for the new ADSs and for the restricted ADSs. See "Item 14. Description of Securities to be
Registered--Description of American Depositary Shares" in Annex 1.

    We have retained Merrill Lynch & Co. as the sole dealer-manager in connection with the exchange offer. Merrill Lynch & Co. may solicit tenders in connection with the exchange offer. We have not retained Merrill Lynch & Co. to render an opinion regarding the fairness of the exchange offer to the holders of restricted ADSs.

    If you or your agent have questions in connection with the exchange offer, you should contact the dealer-manager as set forth in this prospectus.

    We have agreed to indemnify the exchange agent and the dealer-manager against liabilities in relation to their respective engagements and to reimburse them for some of their respective expenses.

    The exchange agent, the dealer-manager, their affiliates and their customers may have significant positions in loans to and securities of ABB and some of our subsidiaries. The exchange agent, the dealer-manager and their affiliates also provide from time to time general banking and financial services to us and to some of our subsidiaries.

SOLICITATION OF TENDERS; SOURCE OF FUNDS

    Except as described above under "--The Exchange Agent and Dealer-Manager," we have not retained any agent in connection with the exchange offer and will not make any payments to brokers, dealers, salespersons or other persons for soliciting or recommending acceptances of the exchange offer. However, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the restricted ADSs and in handling or forwarding tenders for their customers.

    We expect to obtain the funds required to pay the fees and expenses related to the exchange offer from a combination of available cash and cash equivalents.

    We will pay, or cause to be paid, all security transfer taxes, if any, with respect to the issuance of new ADSs pursuant to the exchange offer. We will not do so if the holder tendering restricted ADSs differs from the person receiving new ADSs in exchange therefor or if a transfer tax is imposed for any reason other than the issuance of new ADSs pursuant to the exchange offer. In those cases, the amount of any transfer taxes must be paid by the transferor. You will be responsible for the payment of any fees or commissions charged by your broker for assisting in the exchange of your restricted ADSs or any fees charged by a custodian or trustee that is the record owner of your restricted ADSs.

REGULATORY APPROVALS

    We are not aware of any license or regulatory permit that appears to be material to our business and that is likely to be adversely affected by the completion of the exchange offer or of any approval or other action by any U.S. federal or state or non-U.S. government or governmental agency that would be required prior to the completion of the exchange offer. Should any of these approvals or actions be required, it is our present intention to seek these approvals or actions, while reserving our right to decline to accept tenders if any of the events described under "--Conditions" shall have occurred or be continuing prior to the expiration date.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

    You will not recognize gain or loss for U.S. federal income tax purposes upon an exchange of your restricted ADSs for new ADSs. Your tax basis in the new ADSs you receive will be the same as your basis in the restricted ADSs and your holding period for the new ADSs you receive will include the holding period for the restricted ADSs you tender.

    You should consult with your own advisers regarding the state, local and non-U.S. tax consequences of the exchange offer in light of your particular circumstances.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, or the "SEC," a registration statement on Form F-4, of which this prospectus forms a part, with respect to the exchange offer and a registration statement on Form F-6 with respect to the new ADSs. We will also file a tender offer statement on Schedule TO with the SEC with respect to this exchange offer. This prospectus does not include all of the information contained in the registration statements and Schedule TO. You should refer to the registration statements and Schedule TO and their exhibits for additional information. We have summarized what we believe are the material provisions of documents discussed in this prospectus. If you have any questions concerning those provisions or documents, we encourage you to read the entire documents which are on file with the SEC as exhibits to the registration statements or Schedule TO.

    We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to a foreign private issuer and will file annual reports and other information with the SEC. We intend to file annual reports on Form 20-F and special reports on Form 6-K, including reports containing quarterly financial information, with the SEC. You may read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    The new ADSs have been approved for listing on the New York Stock Exchange and our reports and other information will be available for inspection at their offices at 20 Broad Street, New York, NY 10005.

    As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and controlling shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

                                 LEGAL OPINIONS

    The validity of the ADSs will be passed upon for us by White & Case LLP, New York, New York, our United States counsel. The validity of the shares will be passed upon for us by Homburger Rechtsanwalte, our Swiss counsel.

                                    EXPERTS

    Ernst & Young AG, Switzerland, and KPMG Klynveld Peat Marwick Goerdeler SA, Switzerland, independent auditors, have audited our Consolidated Financial Statements at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their report. We have included our Consolidated Financial Statements in Annex 1 to the prospectus and elsewhere in the registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

                                                                         ANNEX 1

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 20-F

            /X/     REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR
                    (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                       OR

            / /     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                                       OR

            / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                                    ABB LTD

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  SWITZERLAND

                (JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                 P.O. BOX 8131

                              AFFOLTERNSTRASSE 44

                                 CH-8050 ZURICH

                                  SWITZERLAND

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

                                                                         NAME OF EACH EXCHANGE
                    TITLE OF EACH CLASS                                   ON WHICH REGISTERED
------------------------------------------------------------ ---------------------------------------------
          REGISTERED SHARES, PAR VALUE CHF 10 PER                       NEW YORK STOCK EXCHANGE
         SHARE, REPRESENTED BY AMERICAN DEPOSITARY
          SHARES (FOUR AMERICAN DEPOSITARY SHARES
            REPRESENTING ONE REGISTERED SHARE)*

------------------------------

* The Registered Shares have been approved for listing on the New York Stock Exchange not for trading or quotation purposes, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act:
                                       None.

 Securities for which there is a reporting obligation pursuant to Section 15(d)
                                of the Act: None

 The number of outstanding shares of each of the issuer's classes of capital or common stock
             as of December 31, 2000: 300,002,358 Registered Shares
                            ------------------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes  / /    No  /X/

Indicate by check mark which financial statement item the registrant has elected to follow.

                          Item 17  / /    Item 18  /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                    --------
INTRODUCTION......................................       2

WHERE YOU CAN FIND MORE INFORMATION...............       2

FINANCIAL AND OTHER INFORMATION...................       3

ENFORCEMENT OF LIABILITIES AND SERVICE OF
  PROCESS.........................................       3

FORWARD-LOOKING STATEMENTS........................       3

PART I
      Item 1.   Description of Business...........       4
                History of the ABB Group..........       4
                Business of ABB...................       5
                  Who We Are......................       5
                  Strategy........................       5
                  Our Realignment.................       9
                  Recent Acquisitions and
                  Disposals.......................      11
                  Other Recent Developments.......      13
                  Current Business Segments.......      13
                  Research and Development........      38
                  Environmental Activities........      38
                  Patents and Trademarks..........      39
                  Certain Regulatory Matters......      40
                  Employees.......................      40
                Risk Factors......................      41
      Item 2.   Description of Property...........      50
      Item 3.   Legal Proceedings.................      52
      Item 4.   Control of Registrant.............      55
      Item 5.   Nature of Trading Market..........      55
                General...........................      55
                Trading on the SWX Swiss
                  Exchange........................      56
      Item 6.   Exchange Controls and Other
                  Limitations Affecting Security
                  Holders.........................      57
      Item 7.   Taxation..........................      57
                Swiss Taxes.......................      57
                United States Taxes...............      58
      Item 8.   Selected Financial Data...........      62
                Exchange Rates....................      65
                Dividends and Dividend Policy.....      65
      Item 9.   Management's Discussion and
                  Analysis of Financial Condition
                  and Results of Operations.......      66
                Overview..........................      66
                Creation of ABB Ltd...............      67
                Acquisitions, Investments and
                  Divestitures....................      68
                Restructuring Expenses............      69
                Orders and Percentage of
                  Completion Accounting...........      69
                Analysis of the Results of
                  Operations......................      70
                Liquidity and Capital Resources...      83
                Financial Position................      87

                                                      PAGE
                                                    --------
                Euro Conversion...................      88
                Impact of Inflation and Changing
                  Prices..........................      88
                New Accounting Standards..........      89
                Environmental Contingencies and
                  Retained Liabilities............      89
      Item 9A.  Quantitative and Qualitative
                  Disclosures About Market Risk...      91
                Market Risk Disclosure............      91
                Currency Fluctuations and Foreign
                  Exchange Risk...................      91
                Interest Rate Risk................      92
                Trading Activities................      92
      Item 10.  Directors and Officers of
                  Registrant......................      93
                Board of Directors................      93
                Executive Officers................      95
                Duties of Directors...............      97
                Exercise of Powers................      97
                Conflicts of Interest.............      97
                Confidentiality...................      98
                Sanctions.........................      98
      Item 11.  Compensation of Directors and
                  Officers........................      98
      Item 12.  Options to Purchase Securities
                  from Registrant or
                  Subsidiaries....................      99
                Management Incentive Plan.........      99
      Item 13.  Interest of Management in Certain
                  Transactions....................     100

PART II
      Item 14.  Description of Securities to be
                  Registered......................     101
                Description of the Registered
                  Shares..........................     101
                Description of American Depositary
                  Shares..........................     108

PART III
      Item 15.  Defaults Upon Senior Securities...     116
      Item 16.  Changes in Securities, Changes in
                  Security for Registered
                  Securities and Use of
                  Proceeds........................     116

PART IV
      Item 17.  Financial Statements..............     116
      Item 18.  Financial Statements..............     116
      Item 19.  Financial Statements and
                  Exhibits........................     116

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS........
                                                       F-1

INDEPENDENT AUDITORS' REPORT ON FINANCIAL
  STATEMENT SCHEDULE..............................     S-1

ANNEX A  Selected Financial Information
           Prepared on the Basis of
           International Accounting
           Standards..........................    A-1

                                  INTRODUCTION

    ABB Ltd is a corporation organized under the laws of Switzerland. In this registration statement, "the ABB Group," "ABB," "we," "our" and "us" refer to ABB Ltd and its consolidated subsidiaries (unless the context otherwise requires). We also use these terms to refer to ABB Asea Brown Boveri Ltd and its subsidiaries, prior to the 1999 exchange offers described in this registration statement under "Item 1. Description of Business--History of the ABB Group." The American Depositary Shares are sometimes referred to as "ADSs." The registered shares are sometimes referred to as "shares."

    We have prepared this registration statement on the basis of information that we have or that we have obtained from sources we believe to be reliable. Summary discussions of documents referred to in this registration statement may not be complete and we refer you to the actual documents for more complete information.

    Our principal corporate offices are located at Affolternstrasse 44, CH-8050 Zurich, Switzerland, telephone number 011-41-1-317-7111. Our Internet address is http://www.abb.com. Our web site is not part of this registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We will furnish to requesting holders of our registered shares referred to in this registration statement as the shares, and American Depositary Shares, referred to in this registration statement as ADSs, annual reports in English. The annual reports will include a review of operations and annual audited consolidated financial statements prepared in conformity with United States generally accepted accounting principles (U.S. GAAP). The financial statements included in the annual reports are audited and reported upon, with an opinion expressed, by our independent auditors. We will also furnish to holders of our shares, in English, all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders.

    As a result of registering our shares and ADSs, we will be subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to a foreign private issuer and will file annual reports and other information with the United States Securities and Exchange Commission (the "Commission"). We intend to file annual reports on Form 20-F and special reports on Form 6-K, including reports containing quarterly financial information, with the Commission. You may read and copy those reports and other information as well as this registration statement, exhibits and schedules at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy, and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission's site is www.sec.gov.

    Our ADSs have been approved for listing on the New York Stock Exchange and our reports and other information will be available for inspection at their offices at 20 Broad Street, New York, New York 10005.

    As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and controlling shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

    We have summarized what we believe are the material provisions of documents discussed in this registration statement. If you have any questions concerning those provisions or documents, we encourage you to read the entire documents which are on file with the Commission as exhibits to this registration statement.

                        FINANCIAL AND OTHER INFORMATION

    All references herein to "U.S. dollars," and "$" are to United States dollars. All references to "CHF" are to Swiss francs. All references to "E" are to Euro.

    Except as otherwise stated, all monetary amounts in this registration statement are presented in U.S. dollars. Where specifically indicated, amounts in Swiss francs have been translated into U.S. dollars. These translations are provided for convenience only, and they are not representations that the Swiss franc could be converted into U.S. dollars at the rate indicated. These translations have been made using the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York as of the date indicated for each amount. The noon buying rate for cable transfers in Swiss francs on April 2, 2001 was $1.00 = 1.7317 Swiss francs.

               ENFORCEMENT OF LIABILITIES AND SERVICE OF PROCESS

    We are organized under the laws of Switzerland. Most of our directors and executive officers and the accountants named below under "Item 8. Selected Financial Data" in this registration statement are not residents of the United States. All or a substantial portion of our assets, of our directors' and officers' and such accountants' assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon ABB or our directors, executive officers and such accountants, or to enforce against them or ABB in U.S. courts, judgments obtained in those courts based on civil liability provisions of the Federal securities laws of the United States. Homburger Rechtsanwalte, our Swiss counsel, has advised us that there is doubt as to the enforceability in Switzerland, in original actions or actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States.

                           FORWARD-LOOKING STATEMENTS

    This registration statement includes forward-looking statements, principally in "Item 1. Description of Business" and "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations." We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions including, among other things, the factors discussed in this registration statement under "Item 1. Description of Business--Risk Factors."

    The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking information, events and circumstances discussed in this registration statement might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS.

                            HISTORY OF THE ABB GROUP

    Initially founded in 1883, Asea AB was a major participant in the introduction of electricity into Swedish homes and businesses and in the development of Sweden's railway network. In the 1940s and 1950s, Asea AB expanded into the power, mining and steel industries and by 1980 was among the world's ten largest electrical engineering groups.

    Brown Boveri & Cie. (later renamed BBC Brown Boveri AG) was formed in Switzerland in 1891 and initially specialized in power generation and turbines. In the early to mid-1900s, Brown Boveri expanded its operations throughout Europe and broadened its business operations to include a wide range of electrical engineering activities. By 1980, Brown Boveri had over 100,000 employees.

    In January 1988, Asea AB and BBC Brown Boveri AG each contributed almost all of their businesses to newly-formed ABB Asea Brown Boveri Ltd, of which they each owned 50%. Between 1988 and 1990, ABB made acquisitions totaling
$5.2 billion, including the purchase of Westinghouse Electric Corp.'s worldwide power transmission and distribution operations. During the 1990s, the ABB Group further expanded its operations in Central and Eastern Europe, North America, South America and Asia.

    In 1996, Asea AB was renamed ABB AB and BBC Brown Boveri AG was renamed ABB AG. In 1998, the ABB Group realigned its corporate structure by creating eight business segments: the six current segments, plus power generation and transportation segments that recently have been sold.

    In February 1999, the ABB Group announced a group reconfiguration designed to establish a single parent holding company and a single class of shares. In June 1999, ABB Ltd became the holding company for the entire ABB Group. This was accomplished by having ABB Ltd issue its shares to the shareholders of ABB AG and ABB AB, the two publicly traded companies that formerly owned the ABB Group. The ABB Ltd shares were exchanged for the shares of those two companies which, as a result of the share exchange and certain related transactions, are now wholly owned subsidiaries of ABB Ltd and are no longer publicly traded. ABB Ltd shares are currently traded on the SWX Swiss Exchange, the Stockholm Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange.

    In January 2001, we announced a further realignment of the ABB Group to increase our customer focus. We will replace our six current business segments with seven business divisions structured along customer groups. Four end-user customer divisions will serve end-users with products, systems and services. Two channel partner customer divisions will serve the four end-user customer divisions and our external channel partners. Our Financial Services division will continue to provide services and project support for the whole ABB Group as well as for external customers. We expect to begin reporting our financial information in accordance with our realigned structure in connection with the announcement of our results of operations for the third fiscal quarter of 2001, although it is possible that we may begin this reporting as early as the second fiscal quarter of 2001.

                                BUSINESS OF ABB

WHO WE ARE

    We are a leading global provider of products and systems incorporating advanced technologies and innovative applications of those products and systems, specializing in automation and process technologies for a broad range of industrial and commercial customers. We work with our customers to engineer and install networks, facilities and plants with particular emphasis on enhancing efficiency and productivity for customers that source, refine, transmit and distribute energy. We provide comprehensive market and product support services, as well as creative financing and risk management options to enable our customers to avail themselves of our products and services. We are transforming our business portfolio, focusing on high value-added, high return businesses that capitalize on our market and technical expertise and offer innovative products incorporating sophisticated software applications. We apply our expertise to develop creative ways to integrate our products and systems with our customers' business processes to enhance their productivity and efficiency. We refer to this integration as "Industrial IT." Our increased commitment to Industrial IT has been supported by our recent strategic initiatives and our research and development efforts. Collaboration with our customers and our commitment to Industrial IT will be further enhanced by the realignment of our business operations along customer lines.

    We operate in more than 120 countries, employing approximately 161,000 people. For the year ending December 31, 2000, we reported revenues of approximately $23.0 billion, earnings before interest and taxes, or operating income, of approximately $1.4 billion, and net income of approximately
$1.4 billion. In 2000, 1999 and 1998, we reported net cash flow from operating activities of approximately $1.0 billion, $1.6 billion and $0.8 billion, respectively.

STRATEGY

    Our objective is to continue to build upon our businesses' leading global positions to enhance our long-term growth and profitability potential. To achieve our objective, we are pursuing the following key strategies:

    - CREATE A BUSINESS STRUCTURE FOCUSED ON CUSTOMER GROUPS TO CAPITALIZE ON EXISTING CUSTOMER RELATIONSHIPS AND FUEL GROWTH OF NEW CUSTOMER RELATIONSHIPS.

        Our new structure is focused on the customer groups that we serve. It is intended to capitalize on our extensive knowledge of our customers' industries and their business processes. By focusing on customer groups where we have particular market and technical expertise, our new structure will enhance our ability to expand our existing customer relationships into additional sales of products, systems and services. It should also facilitate the building of new customer relationships in those industries.

        Our new structure also responds to requests from our customers that we be an easy company to work with across our businesses. A key feature of our realigned organization is to empower key account managers for each customer to coordinate our manufacturing, engineering and service activities so that the customer has a single point of contact for the entire ABB Group. Rather than dealing with numerous ABB teams representing different business lines, a customer will now be able to collaborate with one ABB team offering the entire spectrum of technical and other resources available from ABB.

        The success of this strategy will depend, in part, on the ease with which our products and systems work together. We are committed to developing a common Industrial IT architecture for our products and systems. This means that we make adjustments to successive generations of products so that our automation technology products and power technology products work together with a minimal amount of alteration.

    - EXPAND OUR OFFERING OF INDUSTRIAL IT AND CONTINUE TO FOCUS ON TECHNOLOGY INTENSIVE AREAS IN WHICH WE CAN EMPHASIZE OUR MARKET AND TECHNICAL EXPERTISE.

        We have taken significant steps to increase the proportion of our business devoted to providing value-added technology and applications. We plan to continue to increase our focus in these areas because we believe they present strong growth potential. In particular, by providing our customers with both innovative products and creative applications for those products, we can add value for our customers by enhancing their efficiency and productivity. We believe that by providing these value-added products and applications we improve the competitive positions of our customers and significantly improve our business prospects thereby improving our revenue growth, operating profit margins, cash flow opportunities and resistance to pricing pressure. Our acquisition of Elsag Bailey, an international automation company, advances this business strategy. The acquisition positioned ABB among the top suppliers worldwide in the growing and technology-intensive markets for control systems, analytical measurement products and process instrumentation devices. At the same time, we have reduced our dependence on asset-intensive businesses with slower growth outlooks by disposing of most of our power generation businesses and rail activities.

        We also intend to expand our Industrial IT offering. This means, in addition to creating a single Industrial IT architecture as discussed above, we will increasingly emphasize products and systems that can link our business processes with those of our customers. We call this linkage "collaborative commerce." Our acquisition of a majority interest in SKYVA in 2000 was an important step in this direction because SKYVA develops the software necessary to create these links.

    - EMPHASIZE RESEARCH AND DEVELOPMENT FOR INNOVATION.

        Our research and development efforts are focused on developing core technologies, including software, that are of strategic importance to our continued growth prospects and to our competitive position as a technological leader in each of our businesses. These efforts are global in nature and include contributions from engineers and scientists in our 10 research and development centers. Our research and development efforts have led to a steady introduction of new products, product enhancements and systems which, when integrated with our market and technical expertise, enable us to provide responses to the unique challenges faced by our customers. For instance, in 2000, over 75% of the revenues from our power distribution products and systems resulted from products or product enhancements developed within the past five years. To support these critical activities, we have spent over $700 million per year in each of the past two years on research and development. In addition, we work closely with our customers and have invested approximately $1 billion in each of the past two years in developing products tailored to their needs.

        As part of our realignment, we have established a new business area, New Ventures, to identify and invest in promising new technologies and business innovations. New Ventures is expected to accelerate the commercialization of our new products and product enhancements.

    - DEVELOP SIGNIFICANT INFORMATION TECHNOLOGY AND EBUSINESS INITIATIVES TO ENHANCE OUR BUSINESSES.

        We are combining our core business strengths with advances in information technology and eBusiness (the buying or selling of products and services by electronic means such as the Internet) to create new ways of addressing the unique challenges faced by our customers. For example, we are increasingly developing products with built-in web servers, allowing them to be accessed, controlled and serviced over the Internet. In early 2000, we launched a World Wide Web portal, which enhances our distribution channels by acting as an eBusiness portal for customers to purchase our products online, access design and project management tools and access custom-tailored customer information.

        Additionally, ABB and several partners recently formed B-BUSINESS PARTNERS, a venture capital company that will invest in business-to-business e-commerce opportunities throughout Europe.
    B-BUSINESS PARTNERS is a Dutch limited liability corporation in which we will be a minority investor. We have committed to contribute E300 million to the venture. We have already funded 25% of our commitment and the remainder is scheduled to be funded in 2001. There are no limitations on the level of investment or involvement in management in portfolio companies. Although these investments present high-growth opportunities, they entail risks that are not involved when making investments in more mature industries and we cannot assure you that our investment in B-BUSINESS PARTNERS will increase or maintain its value. However, we believe that it will give us access to new technologies that can be applied to our businesses. As a further step in executing our strategy, we have entered into an alliance with PaperLoop.com, a paper industry marketplace on the World Wide Web, to develop jointly a new Internet portal for the pulp and paper industry. The portal would offer technical information databases and consulting services and provide industrial software that our paper industry customers can download or use online.

        We have a "three pillars" approach to our initiatives in eBusiness:

    - We gain access to and understand new technologies by investing in enterprises that are developing them.

    - We seek to develop applications for such new technologies that could enhance our products.

    - We are developing new channels to market through Internet portals including industry-specific World Wide Web pages.

    - LEVERAGE THE BENEFITS OF OUR SCALE AND GLOBAL PRESENCE.

        Our presence in over 120 countries, our local market expertise throughout the world and our extensive installed base of products combined with our broad and deep product and service offerings position us to capture new business opportunities from our global customers. We are therefore poised to capitalize on investments in technology in emerging markets as they occur. We combine the capabilities of our Financial Services group with our local market and technology expertise to open new markets for our products and services. One example is in distributed power, where a customer builds its own small-scale power system onsite instead of buying electricity from third parties. We help make distributed power financially attractive by offering both the power technology and financing.

    - CONTINUE OUR COMMITMENT TO CORPORATE RESPONSIBILITY AND SUSTAINABLE DEVELOPMENT.

        We believe that corporate responsibility and commitment to sustainable development serve the long-term interests of ABB and our shareholders. Through our global network of local production and engineering facilities, we make advanced technologies available to people around the world that help them use limited resources more efficiently and with fewer environmental impacts. We aim to reach these goals by, among other things, making concern for the environment a priority, by transferring knowledge and technology to the countries where we are active, and by maintaining strong lines of communication with the community and governmental and other organizations that take an interest in our business. For example, in 1999, we created a new transformer that eliminates insulation oil and is safer and more efficient than traditional transformers. We also recently introduced new high voltage power transmission technologies which significantly reduce energy losses and the usage of space. Across our segments, we strive for technologies that achieve more efficient use of electricity and a reduced environmental impact.

    STRATEGIC INITIATIVES

    To advance our strategy of emphasizing higher-growth, technology-intensive businesses as a means of enhancing shareholder value, we have taken the following strategic actions.

    - In the first half of 2000, we disposed of our power generation activities by selling our worldwide nuclear business to British Nuclear Fuels and our interest in the power generation joint venture, ABB ALSTOM POWER, to ALSTOM. We also disposed of our rail transportation business by selling our interest in ABB Daimler-Benz Transportation GmbH (ADtranz) in the first quarter of 1999. These were asset-intensive businesses, and retaining them was not consistent with our current business strategy. These businesses are treated as discontinued operations in our Consolidated Financial Statements and provided $562 million and $717 million of net income in 2000 and 1999, respectively, primarily from net gains on dispositions, and decreased net income by $441 million in 1998. See Note 4 to the Consolidated Financial Statements.

    - We have taken the following significant automation and eBusiness initiatives.

       - In January 1999, we completed the $2,210 million (including assumed debt) acquisition of Elsag Bailey Process Automation N.V., which complements our Automation product and technology offerings and strengthens our global position.

       - In October 2000, we acquired a majority interest in SKYVA International, a U.S. developer of software linking the business processes of suppliers, manufacturers and customers.

       - In June 1998, we acquired Alfa Laval Automation, which has enabled us to offer smaller-scale automation systems and to gain access to new customers in the food and feed production industry.

       - In March 2000, we joined with several partners to form B-BUSINESS PARTNERS, a venture capital company that will invest in business-to-business e-commerce opportunities throughout Europe. We will be a minority investor in B-BUSINESS PARTNERS and have committed to contribute E300 million to the venture. We have already funded 25% of our commitment and the remainder is scheduled to be funded in 2001.

       - We continue to develop a World Wide Web portal through which our customers can purchase our products as well as access specialized customer pages, design and project management tools and other customer services.

    RESEARCH AND DEVELOPMENT

    Each year, we invest significantly in research and development. Our research and development area focuses on developing and commercializing the core technologies of our businesses that are of strategic importance to our future growth. Our focus on research and development becomes increasingly important as we reduce our dependence on businesses that are asset-intensive and expand in businesses based on technology. In 2000 and 1999, we invested $703 million and $865 million, or approximately 3.1% and 3.6% of annual revenues, respectively, on research and development activities. We also had expenditures in 2000 and 1999 of $985 million and $1,212 million, respectively, or approximately 4.3% and 5.0%, respectively, of annual revenues on order-related development activities. These are customer- and project-specific development efforts that we undertake to develop or adapt equipment and systems to the unique needs of our customers in connection with specific orders or projects. Order-related development amounts are initially recorded in inventories as part of the work in progress of a contract and then are reflected in cost of sales at the time revenue is recognized in accordance with our accounting policies.

OUR REALIGNMENT

    OVERVIEW

    We recently began realigning our worldwide business operations to increase our responsiveness to our customers' needs. Our new customer-focused structure is intended to capitalize on our extensive knowledge of our customers' industries and their business processes. It is based on the premise that our primary growth opportunity lies in our existing customer base. Our new business structure will enhance our ability to expand our existing customer relationships into additional sales of products, systems and services. Our focus on customer groups should also facilitate the building of new customer relationships.

    We intend to achieve these goals by:

    - providing each customer with a single point of contact at ABB, enabling the customer to deal with one team that integrates all of our product and service offerings, rather than dealing with numerous ABB teams representing different business lines;

    - aligning our organization based on our customers' industries so that managers with the most relevant market expertise in an industry serve the customers in that industry;

    - combining the market expertise of our client account managers with our technical expertise to create value-added products, systems and services that are tailored to the specific needs of each customer.

    We believe that by working as an integrated team to make our customers more competitive, we will enhance our global brand and, consequently, create value for our shareholders.

    DIVISIONAL ALIGNMENT

    We will replace our six current business segments with seven business divisions structured along customer groups. Four end-user customer divisions, Utilities, Process Industries, Manufacturing and Consumer Industries and Oil, Gas and Petrochemicals, will serve end-user customers with products, systems and services. Two channel partner customer divisions, Power Technology Products and Automation Technology Products, will serve the four end-user customer divisions and the wholesalers, distributors, original equipment manufacturers and systems integrators that we refer to as "external channel partners." The Financial Services division will continue to serve the ABB Group and external customers.

    The following chart illustrates our realigned business structure:

                 [GRAPHIC: CHART-REALIGNED BUSINESS STRUCTURE]

    Dedicated account managers will work with specialists, such as systems and application engineers, within our four end-user customer divisions to provide those customers with customized products and systems that meet their specific needs. The end-user divisions will draw on the products, services and technical expertise offered by our two channel partner divisions. Instead of multiple ABB product units serving the same customer, our end-user customers will be served by one dedicated team representing our total offering of products, systems and services on the basis of common terms and conditions.

    Our UTILITIES division will serve electric, gas and water utilities. Our PROCESS INDUSTRIES division will serve customers in industries such as pulp and paper, printing, mining and metals, cement, chemicals, pharmaceuticals and marine. Our MANUFACTURING AND CONSUMER INDUSTRIES division will serve a range of manufacturing industries, as well as infrastructure customers in the telecommunications, airports, postal and distribution and building sectors. Our OIL, GAS AND PETROCHEMICALS division will serve the hydrocarbon industries, from resource recovery to processing.

    Our channel partner customer divisions will indirectly serve our end-user customers by providing products and services through the end-user customer divisions. These divisions will also sell products to our external channel partners such as wholesalers, distributors, original equipment manufacturers and system integrators. Most of the products that we manufacture will be made by these two divisions.

    POWER TECHNOLOGY PRODUCTS provides the products used in the transmission and distribution of electricity, such as all transformers, switchgears, apparatus, cables and other products and technologies for medium and high voltage applications. AUTOMATION TECHNOLOGY PRODUCTS provides the products used in our customers' industrial operations, including automation power products (such as drives and motors), instrumentation and control products (such as control systems, field instrumentation and metering products) and a wide range of low voltage products and technologies.

    FINANCIAL SERVICES will continue to provide services and project support for both ABB and our external customers.

    The respective businesses within the new divisions will be responsible for any costs incurred in connection with the realignment. We expect that these costs will not have a material effect on our consolidated results of operations. We expect that the new organizational structure, including the allocation of personnel among the divisions, will be in place by mid-2001 in most markets. Thereafter we anticipate continuing to refine our individual customer teams.

    We will have to make significant modifications to our existing financial reporting systems before we can report our results of operations to reflect the realigned divisions. We are currently conducting the necessary analysis and developing allocation models to achieve this new reporting framework. Although there is a possibility that this reporting framework could be in place in time for the announcement of our second fiscal quarter results in late July 2001, we expect that we will be able to report our financial information to reflect the realignment for the first time in connection with the announcement of our third fiscal quarter results in late October 2001.

    The realignment of our businesses will require a substantial amount of effort and cooperation by our managers and employees worldwide. We have established a dedicated management team to oversee and coordinate the entire realignment process. As with any such process, there is a risk that our personnel will become too focused on the internal realignment rather than on serving our customers. Our Group Transformation division consists of key executives who have broad global experience and knowledge of local markets, customer needs and the challenges of organizational change. This team will be charged with ensuring that the realignment is undertaken with minimal disruption to our ongoing business activities.

    COMMON TECHNOLOGY

    To achieve the intended benefits of the realignment, we must ensure that the products and systems that we offer across our various businesses will be easy to use and compatible with each other, and will fit within our common Industrial IT concept. We are addressing this requirement by developing a common architecture across the range of our products and systems so that that they can be easily combined with each other and with our customers' systems. We intend to achieve this common architecture by using software to link our various technical platforms together and by improving compatibility in succeeding generations of each of our products and systems. This common architecture should lower the cost of developing customized products and systems for our customers and should make it possible for us to connect our systems with those of customers and suppliers in totally integrated business processes.

    Additionally, we will emphasize collaboration with our customers through the development of specialized online communities that, using the Internet, will link our manufacturing and business processes with those of our channel partner customers and end user customers. We will further develop specialized World Wide Web pages with design and project management and other customer services. We will also continue to emphasize the development of products and systems that can be accessed, controlled and serviced through the Internet and that can be integrated into these specialized online communities.

RECENT ACQUISITIONS AND DISPOSALS

    We have engaged in acquisitions and dispositions to implement our strategy of expanding into more technology-intensive businesses. In 2000, 1999 and 1998, we made the strategic acquisitions described below which are intended to strengthen our position in the process automation industry. In addition, in those years we made other acquisitions to enhance our service and technology offerings across our business areas.

    We paid aggregate consideration of $2,716 million (including assumed debt related to the Elsag Bailey acquisition) in the acquisitions that we completed during 1998 and 1999 and $896 million in the acquisitions that we completed during 2000. Of the 61 acquisitions we made in 2000, 24 represented acquisitions accounted for as purchases and accordingly the results of the acquired businesses have been included in our Consolidated Financial Statements from the respective acquisition dates. The aggregate purchase price of these acquisitions during 2000 was $416 million.

    In 2000 and 1999, we sold the businesses that formerly constituted our power generation segment. We also divested non-core businesses and property, plant and equipment.

SIGNIFICANT ACQUISITIONS

    In January 1999, we completed the acquisition of Elsag Bailey Process Automation N.V., an industrial process automation company. We purchased Elsag Bailey for cash of approximately $2,210 million (including assumed debt). Elsag Bailey significantly complements our automation activities in terms of geographic scope, customer base and technology. It strengthens our presence in the key automation markets of the United States, Germany, Japan, Italy, France and Canada and has enabled us to achieve a leading market position in each of our core automation products, systems and services. Elsag Bailey had approximately 11,000 employees at the time of the acquisition, of which approximately 1,000 were terminated through restructuring after the acquisition.

    Additionally, in June 1998, ABB Automation acquired Sweden-based Alfa Laval Automation, a major European supplier of process control systems and automation equipment. The acquisition enabled us to offer smaller-scale automation systems and to gain entry to new customers in the food and feed production industry.

SIGNIFICANT DIVESTITURES

    In June 1999, we contributed substantially all of our power generation businesses to ABB ALSTOM POWER N.V., a 50-50 joint venture with ALSTOM. Subsequently, in May 2000, we sold our 50% interest in ABB ALSTOM POWER N.V. to ALSTOM. We received cash proceeds of approximately $1,197 million from ALSTOM in exchange for our 50% interest. As part of the sale, we transferred additional assets and liabilities related to our former power generation segment to ABB ALSTOM POWER N.V.

    We retain ownership of Combustion Engineering, a now inactive subsidiary that conducted part of the power generation business contributed to the ABB ALSTOM POWER joint venture in June 1999, and its asbestos liabilities. See "--Risk Factors--We are subject to liabilities arising out of our discontinued operations and we could be required to make payments in respect of these retained liabilities in excess of established reserves." Additionally, we continue to be obligated as a guarantor under letters of credit and other performance and financial guarantees in connection with major projects for the power generation businesses sold to ALSTOM. Upon the sale of these businesses to ALSTOM, however, ALSTOM agreed to indemnify us against payments under those guarantees. We do not believe that our exposure under such guarantees is material.

    In April 2000, British Nuclear Fuels purchased our worldwide nuclear business for approximately $485 million. The divested businesses also include nuclear control systems. We have retained liability for certain specific environmental remediation costs at two sites in the United States that were operated by our nuclear business. See "--Risk Factors--We are subject to liabilities arising out of our discontinued operations and we could be required to make payments in respect of those retained liabilities in excess of established reserves." In 1999, these nuclear businesses reported aggregate sales of approximately $500 million. As a result of the divestitures described above, we have now disposed of all of the businesses that formerly constituted our power generation segment.

    In the first quarter of 1999, we completed the sale of our 50% share in ABB Daimler-Benz Transportation GmbH (ADtranz), the rail transportation joint venture, to DaimlerChrysler.

    The total level of proceeds from divestitures amounted to $2,283 million for 1999 and $1,963 million for 2000. We have used the proceeds of these divestitures for investments in what we believe are higher growth, higher margin businesses and for our working capital requirements.

OTHER RECENT DEVELOPMENTS

    SHARE SPLIT

    At our annual general meeting held on March 20, 2001, our shareholders approved a four-for-one share split to reduce the nominal value of our shares from CHF 10 each to CHF 2.50 each. The share split will become effective shortly after the effectiveness of a change to the Swiss Code of Obligations allowing such a share split. We expect that the change in law will occur on May 1, 2001. For more information, see "Item 14. Description of Securities to be Registered--Description of the Registered Shares--The Share Split." The share and per share information provided in this registration statement, does not give effect to the share split.

    SHARE REPURCHASES

    At our annual general meeting held on March 20, 2001 our shareholders approved a share repurchase of 6,000,000 shares (24,000,000 shares after the share split has been implemented), which corresponds to approximately 2% of our nominal share capital. We intend to propose to our shareholders at next year's annual general meeting a reduction of our nominal share capital for the purpose of cancelling such shares.

    Additionally, between January 1, 2001 and March 19, 2001, we purchased a total of approximately 6,769,000 shares in open market purchases that we hold as treasury shares. We may make additional purchases of shares from time to time in the future.

CURRENT BUSINESS SEGMENTS

    OVERVIEW

    The ABB Group currently comprises the following six business segments:

    - AUTOMATION, which had 2000 revenues of approximately $7.5 billion (approximately 31% of total 2000 revenues), is a global leader in providing automation products, systems and services for factory automation, which involves discrete operations manufacturing individual items, and process automation, which involves processes where the main objective is continuous production (such as oil and gas, electricity, chemicals and pulp and paper). Our strength lies in our ability to use our market and technical expertise to integrate these offerings into specifically tailored responses to the automation challenges faced by our customers. We have strengthened our leading positions in the automation markets that we target through the acquisitions of Elsag Bailey and Alfa Laval Automation. As a result of these initiatives, we are a global leader in our core automation activities, including:

       - Control systems, which link instrumentation and systems for control and supervision of an industrial process. Our control systems often incorporate our process instrumentation products, which measure process variables such as pressure, temperature, volume and flow, and our analytical measurement products, which measure chemical characteristics;

       - Automation power products, including motors and alternating current drives, which control the speed of electric motors; and

       - Flexible automation and advanced robotics systems, which are used for applications involving multiple tasks, such as welding, material handling, painting, picking, packing and palletizing.

    - POWER TRANSMISSION, which had 2000 revenues of approximately $3.3 billion (approximately 14% of total 2000 revenues), is the world leader in power transmission products and services worldwide. We leverage our market and technical expertise in the transmission of high voltage electricity from the generator to the local distribution network. We supply transmission products and substations to interconnect electricity grids operating on different voltage levels, to sectionalize portions of the grid and to protect the electrical system against damage from outside sources such as lightning and overload. We are the world's largest supplier of high-voltage direct current power systems and power transformers. In addition, we develop business management systems for power transmission networks, including software to manage energy trading, natural gas and electricity retailing, as well as customer billing systems.

    - POWER DISTRIBUTION, which had 2000 revenues of approximately $2.8 billion (approximately 12% of total 2000 revenues), provides a broad offering of products, systems and related applications to power distribution markets worldwide. Power distribution networks carry electricity from high-voltage transmission grids to the lower voltage point of power usage such as residential, commercial and industrial consumers. We are a leading global supplier of distribution transformers (which decrease voltage to levels needed by end users), medium-voltage equipment (connecting higher voltage substations to lower voltage uses) and distribution systems, including distributed power generation. We believe that we are well positioned to capture the significant business opportunities developing from the deregulation and privatization in the power distribution industry worldwide. In addition, we are developing new technologies in the rapidly growing area of distributed power generation, with efforts in new sources of energy such as wind and power sources designed to provide power at the site of consumption, such as microturbines and fuel cells, which are smaller-scale generators.

    - BUILDING TECHNOLOGIES, which had 2000 revenues of approximately
      $5.9 billion (approximately 24% of total 2000 revenues), provides a wide range of products and comprehensive service and maintenance functions for industrial, commercial and public facilities. We design, plan, install and maintain building systems, such as electrical, heating, ventilation and air handling and data communications systems, that incorporate both our products and products manufactured by third parties. In addition, we engage in full service contracts to maintain and monitor our customers' building operations and systems.

    - OIL, GAS AND PETROCHEMICALS, which had 2000 revenues of approximately
      $2.8 billion (approximately 11% of total 2000 revenues), provides equipment, systems and services for the oil and gas exploration and production markets. Our activities are roughly evenly split between the upstream production market and the downstream refining market. Our expertise in the upstream market principally involves efficient and low-emission subsea and floating oil and gas production systems. We produce equipment and systems used in both conventional production and in conditions where production is more difficult such as deep waters. We also provide engineering and design studies, procurement and project management services. In the downstream market, we have expertise in engineering and project management services and licensing of technology to the refining and petrochemical industries. We also have expertise in engineering, procurement and construction projects, in which: we typically design and plan the construction of plants; we procure and install the equipment and materials that are used to construct the plant, including our own products and those manufactured by third parties; we procure the required civil works (for example, buildings and roads); and we carry out the start-up of the plant. In addition, we provide maintenance and modernization of both offshore and onshore facilities, including compressor stations for gas pipelines.

    - FINANCIAL SERVICES offers a wide range of financing, sales support, risk management services and insurance both within ABB and to third parties. Financial Services' revenues were approximately $2.0 billion in 2000 (approximately 8% of total 2000 revenues). Our financial services activities include asset-based financing, structured and project financing, traditional financial insurance and reinsurance, financial risk management services, capital market funding and the development and financing of infrastructure projects. This group is not only a profit center for ABB, but it also provides a competitive advantage for us in developing new business in our other core operating segments.

    The management and operations of our group are decentralized, allowing us to optimize our ability to enter changing markets quickly and to tailor our business to local needs.

    We make statements in this section about our competitive position in, and the market size of, the industries in which we operate. We have made these statements on the basis of statistics and other information from third-party sources that we believe are reliable. We derived this third party information from the trade publications identified in this section. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market size or market growth data provided by third parties or by industry or general publications.

    The following chart summarizes our current business organization.

                        [GRAPHIC: ORGANIZATIONAL CHART]

AUTOMATION

OVERVIEW

    ABB is a world leader in automation products, systems and services. ABB Automation makes its customers more competitive by enabling them to control their manufacturing and production processes based on instantaneous access to useful information, making them more precise and efficient, improving safety, reducing waste, and cutting emissions. ABB Automation products and systems range from drives, motors and power electronics to advanced sensor and control technologies, robots and a broad range of software applications.

    The following table sets forth U.S. GAAP financial and other data regarding the Automation business segment:

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                2000           1999             1998
                                                              --------       --------         --------
                                                                          ($ IN MILLIONS)
Revenues(1)............................................       $ 7,465        $ 8,236          $ 7,045
Earnings before interest and taxes (operating
  income)..............................................       $   486        $   408          $   461
Operating margin (%)...................................           6.5%           5.0%             6.5%
Capital expenditures(2)................................       $   110        $   164          $   179
Number of employees....................................        45,226         49,554           43,384

--------------------------

(1) See note 2 to our Consolidated Financial Statements, included elsewhere in this registration statement, for a description of our sales revenue recognition policies.

(2) Excludes purchased intangible assets.

    Our customers use automation and control systems primarily to improve product quality, productivity and consistency in industrial and manufacturing applications. The automation market can be divided into three sectors:

    - FACTORY AUTOMATION refers to discrete operations, manufacturing individual items used mainly within the automotive, packaging and consumer goods industries. Product lines for this market include robots and robot cells which include standardized and tailored systems for discrete applications such as painting, picking, packing and palletizing. ABB provides a comprehensive set of systems using these technologies. For example, we supply complete production systems for the consumer products industry as well as software applications for warehouse and supply chain management and other business processes.

    - PROCESS AUTOMATION refers to control systems applied in processes where the main objective is continuous production, such as oil and gas, electricity, chemicals and pulp and paper. Product lines for this market include instrumentation, analytical measurement and control products and systems, as well as motors and drives. We offer complete process automation systems that incorporate medium and low voltage switchgear, synchronized drive systems, instrument and control and advanced diagnostic packages. Our products incorporate software to optimize the manufacturing and business processes.

    - BUILDING AUTOMATION comprises product lines and applications particularly targeted at the building industry. Product lines for this market include heating, ventilating, air handling and access control systems. Customers also require software for optimal management of the energy cost of buildings.

    Our Automation segment focuses on the process automation and the factory automation businesses. We provide service and consulting on a worldwide basis over the life of these products and applications. Our Building Technologies segment currently incorporates our automation expertise to serve the special needs of the building industry.

AUTOMATION INDUSTRY TRENDS

    Many of our customers are experiencing trends that are affecting their automation needs, including:

    - consolidation, particularly in the pulp and paper, automotive, pharmaceutical and power industries;

    - an increasing focus on optimizing the efficiency of the supply chain to decrease the time required between the placement of an order and delivery of the product and to allow the supplier to customize products at a lower cost;

    - an increasing focus on energy conservation across all our customer industries;

    - privatization in the power industry that is putting downward pressure on the prices our power industry customers can charge for energy; and

    - ongoing environmental regulation and awareness that is affecting all of our customer industries.

    To address these trends, our customers increasingly emphasize software products, information systems and automation technologies that enhance productivity while maintaining quality. To fulfill the automation needs of our customers in light of these trends, we offer innovative automation products and systems utilizing advanced technology. We capitalize on our knowledge of our customers' industries (E.G., pulp and paper, power and petrochemicals) and our technical expertise to develop creative ways to integrate our products and systems with our customers' business processes. This integration, which we refer to as "Industrial IT", provides our customers with increased information flow about their business systems in a useful form quickly, often instantaneously. Industrial IT allows our customers to make intelligent decisions based on the most current and accurate information and to react quickly to changing conditions. Additionally, by incorporating advanced technology into our products and systems and developing effective applications for them, we increase the speed of our customers' manufacturing and information processes while simultaneously decreasing the amount of errors, human or otherwise. We also maximize production without exceeding manufacturing constraints. Our Automation businesses provide products, systems and applications, or Industrial IT, that help to manage our customers' business processes for lower cost and higher quality, including linking manufacturing processes with a customer's sales and distribution chain to create a seamless, automated enterprise with instantaneous access to useful information and to provide the customer with predictive and preventive maintenance on its systems and applications.

STRATEGIC AUTOMATION INITIATIVES

    ABB Automation has made a number of recent strategic acquisitions. With the acquisition of Elsag Bailey in January 1999, ABB Automation further strengthened its global position in the automation business. Elsag Bailey provides automation systems, instrumentation and software products and services. In October 2000 we acquired a majority interest in SKYVA International, a U.S. developer of software linking the business processes of suppliers, manufacturers and customers. Another important acquisition for ABB Automation was Alfa Laval Automation, a European supplier of process control systems and automation equipment to the food and feed industries. This acquisition diversified our product offerings by enabling us to offer smaller-scale automation systems and allowed us to gain entry to new customers in the food and feed markets. ABB Automation also acquired U.K.-based August Systems, a provider of advanced safety systems for the oil and gas industry. As a result of these strategic acquisitions, ABB Automation is a world leader in the automation activities it targets, including metering, field instrumentation, analytical instruments, control platforms, drives, motors and machines as well as advanced robotics.

    The Internet and eBusiness are key to making ABB more efficient and responsive. ABB Automation launched a number of pilot projects in 1999 and 2000 to provide products and services online, including direct sales capabilities that give our customers and partners the ability to buy ABB Automation products online, obtain quick support, order spare parts and preview our industry applications. ABB Automation is developing Internet-based tools for remote service of industrial equipment, either by ABB Automation or directly by our customers, including troubleshooting, programming and optimizing customer processes.

PRODUCTS AND SERVICES

    We are a recognized market leader in our core automation products and systems, with particular strength in process automation systems (including supervisory control and data acquisition, or SCADA, systems), quality control systems, advanced robotics, process instrumentation (including analytical measurement devices) and alternating current, or AC, drives. (Source: ARC Advisory Group, 2000)

    ABB Automation offers its products, both as separately sold devices and as part of a total automation system, through two product-based business areas (instrumentation and control and automation power products) and five industry-based business areas (flexible automation, marine and turbochargers, utilities, pulp and paper/metals and minerals and petroleum, chemicals and consumer goods).

    INSTRUMENTATION AND CONTROL PRODUCTS. Through our Instrumentation and Control Products business we sell a comprehensive range of control systems as well as field instrumentation and metering and analytical measurement products.

    In our control systems business, we emphasize Open Control Systems, or OCSs, and also offer batch control systems, supervisory control and data acquisition systems and, to a lesser extent, programmable logic controls (also known as PLCs). Open Control Systems are the hubs that link instrumentation and systems for control and supervision of an industrial process. One of the main advantages of an Open Control System is that it renders information accessible at any point in the manufacturing process so that parties across an organization may benefit from it. Our Advant-Registered Trademark- and Symphony Open Control Systems monitor and control a wide range of industrial processes, such as:

    - the production of pulp and paper, steel or textiles;

    - the processing of oil, gas and chemicals;

    - the processing of food and beverages;

    - the manufacturing of products from pharmaceuticals to automobiles; and

    - the production, transmission and distribution of electricity, water and gas.

    Advant-Registered Trademark- and Symphony also enable customers to integrate their production systems with their enterprise, resource and planning, or ERP, systems, providing a link to ordering, billing and shipping. This linkage combined with the connection of Open Control Systems to field instrumentation and automation power products allows our customers to manage their entire manufacturing and business process based on instantaneous access to useful information. Additionally, this coordination allows customers to employ information received from instrumentation and measurement products to increase production efficiency and reduce environmental waste. These features of our Open Control Systems enable our customers to react quickly to changing circumstances based on accurate information while decreasing the possibility of errors, human or otherwise. The Symphony Open Control System is an example of the value-added technology acquired with Elsag Bailey and complements our Advant-Registered Trademark- Open Control System in terms of geographic markets and industries served.

    In addition to the full scale Advant-Registered Trademark- and Symphony platforms, we offer several compact control systems including the SATT and Freelance 2000 products that we acquired with Alfa Laval and Elsag Bailey respectively. These personal computer-based systems provide our customers with a smaller-scale entry point and can be integrated with larger systems such as Advant-Registered Trademark- or Symphony as the customer's enterprise grows.

    We also offer batch control and supervisory control and data acquisition systems. Batch control systems control the production of a variety of products in shorter runs based on recipes such as pharmaceuticals. Supervisory control and data acquisition systems are used for supervision and data acquisition needs over wide areas or long distances.

    Our process instrumentation products interact with our Open Control System products and include products for the measurement of process variables such as pressure, temperature, volume and flow. The increasing sophistication of many process automation systems often requires thousands of measurement points for such variables. These products are sold separately or in combination with control systems.

    Our various analytical measurement devices form an important part of the instrumentation and control system. These devices measure chemical characteristics while our process instrumentation products measure physical characteristics. Our product offerings include gas analyzers, chromatographs, spectrometers and paper quality control systems which perform either sample based or continuous measurement of properties such as chemical or physical composition (for example, the water and fiber content of paper or the composition of gas), energy content and environmental emissions. These products are sold separately or as part of complete systems.

    Based on available industry information, in 1999 we were among the top three companies in the global market in terms of sales in most of our lines of instrumentation and control products. (Source: ARC Advisory Group, 2000)

    AUTOMATION POWER PRODUCTS. ABB Automation offers a full range of drives, low and medium voltage motors and drive systems for applications including pumps, compressors, refiners, grinders, fans, blowers, conveyors, extruders, crushers, turbines and diesel engines.

    We are a global leader in terms of sales in the supply of alternating current, or AC, drives, which control the speed of electric motors. (Source: ARC Advisory Group, 2000) Traditionally, ABB Automation has also supplied a full range of direct current, or DC, drives. We believe, however, that the market for direct current drives is steadily shrinking while the market for alternating current drive products is steadily increasing. Complementing our range of drives, ABB Automation also supplies a full range of alternating current/direct current low-voltage motors and medium-voltage machines. We have a wide range of drives and motors including ones that power small fans and pumps to the world's largest drive system (101 megawatts) delivered for a NASA wind tunnel.

    ABB Automation distributes automation power products worldwide to all significant markets, including the process and factory automation markets, the building and systems market and the original equipment manufacturers of pumps and compressors.

    Based on available industry information, we are currently either the number one or number two company in the global market in terms of sales in most of our lines of automation power products. (Source: ARC Advisory Group, 2000)

    FLEXIBLE AUTOMATION. Manufacturers use flexible automation and advanced robotics products for applications involving multiple tasks such as welding, material handling, painting, picking, packing and palletizing. ABB Automation provides complete production automation systems for industry segments ranging from automotive, metal fabrication and plastics to food products, pharmaceuticals and consumer goods. We focus on providing complex, multi-axis robots used in advanced manufacturing and service applications. For example, our innovative new FlexPicker-Registered Trademark- robot offers a system for the consumer goods industry in applications where it is necessary to move objects one at a time from one location to another with speed and accuracy. Our services include design and project management, engineering, installation, training and life-cycle care of the complete production line.

    Based on available industry information, we are currently the number one company in the European market in terms of sales of robots for advanced industrial applications and we have a leading position in the global market. (Industry sources, 2000)

    MARINE AND TURBOCHARGERS. ABB Automation is a major supplier of systems and applications to the marine industry. ABB Automation designs, engineers, supplies, builds and commissions electrical systems and software applications for marine power generation, power distribution and diesel electric propulsion systems as well as turbochargers for diesel and gasoline engines. The main markets for these products are manufacturers of vessels within the oil and gas upstream industries (such as exploration/ production and shuttle transport), and the cruise and ferry industries.

    An example of our innovation within the area of marine propulsion is the Azipod-Registered Trademark- electric propulsion system. Developed by ABB in a joint venture with leading ship builders, the Azipod-Registered Trademark-system improves vessel maneuverability at low speeds. This results in faster docking and embarkation, lower operating costs and increased vessel capacity. The Azipod-Registered Trademark- system has proven to be particularly attractive for cruise lines and offshore supply ships.

    Based on our estimates, we are currently the number one company in the global market in terms of sales of turbocharger products.

    UTILITIES INDUSTRY. ABB Automation offers utility customers sophisticated instrumentation, control systems and relay protection devices tailored for their generating plants or transmission and distribution networks. Our products, systems and software optimize electricity generation in power plants and the transmission and distribution of electricity over networks. We provide worldwide customer support services for our products from centers in Europe, the United States and Asia. Our Utilities business area achieves synergies with our Power Transmission and Power Distribution segments through coordinated research and development and technology sharing activities.

    Based on available industry information, we are the number one company in the global market in terms of sales of process automation systems to the power industry. (Source: ARC Advisory Group, 2000)

    PULP AND PAPER/METALS AND MINERALS INDUSTRIES. ABB Automation's product offerings for the pulp and paper industries include quality control systems for pulp and paper mills, control systems, drive systems, on-line sensors, actuators and field instruments. On-line sensors, actuators and field instruments measure and control pulp and paper production processes by analyzing data and providing input to control systems instantaneously. On-line sensors measure product properties, such as weight, thickness, color, brightness, moisture content and additive content. Actuators allow the customer to make automatic adjustments during the production process to improve quality and consistency of the product. Field instruments measure properties of the process, such as flow rate, chemical content and temperature.

    We seek to package our products with sophisticated software applications that link the production process to the customer's business planning functions. In this way we can improve our customer's ability to plan and schedule the utilization and output from the mill which, in turn, enhances the customer's ability to meet its commercial objectives.

    We offer our customers in the metals and minerals industries specialized products and services as well as total production systems. We design, plan, engineer, supply, erect and commission electric equipment, drives, motors and equipment for automation and supervisory control within the following areas:

    - mining;

    - mineral handling;

    - alumina and alu-smelters;

    - non-ferrous and steel hot and cold applications; and

    - cement industry applications.

    Based on available industry information, in 1999 we were the number two company in the global market in terms of sales of process automation systems to the pulp and paper and metals and mining industries. (Source: ARC Advisory Group, 2000)

    PETROLEUM, CHEMICAL AND CONSUMER INDUSTRIES. ABB Automation supplies equipment and systems to the fine-chemical, consumer food, pharmaceutical, oil and gas and transportation industries. Our product portfolio includes control systems, instruments and analytic devices, safety systems, drives and motors. We integrate these products with advanced application technologies and software applications to provide custom-tailored products and systems that satisfy the automation requirements of our customers in these industries. We provide consulting services for process design, plant operations management and the optimization of plant performance for the chemical and oil and gas industries.

    Based on available industry information, we are among the top three companies in the global market in terms of sales of process automation systems to the petroleum, chemicals and consumer industries. (Source: ARC Advisory Group, 2000)

    We integrate all of our product lines, including our industry-based products, with comprehensive services that add value for our product and system offerings. We provide engineering services in connection with developing and building a production facility, including automation system design, developing application software, site commissioning services and project management in connection with the facility's automation systems. These services are usually integrated into a project in which we provide automation products and systems that are core components of the facility. We also provide installation and after-market service and support of all our automation products and systems, which involves troubleshooting and fine tuning of our installed equipment. This often involves installation of replacement parts or product enhancements. We provide consulting services to our customers and potential customers in which we make proposals regarding enhancements to existing systems which often include products and systems that can be provided by our Automation segment.

CUSTOMERS

    Major customer industries include the petrochemical, chemical and pharmaceutical industries; the metal and mining industries; the pulp and paper industries; the marine and automotive industries; electrical and water utilities; and manufacturers of consumer products. We integrate our in-depth understanding of the specific processes and requirements of these industries to provide value-added products, systems and applications that address the automation challenges faced by our customers in these industries.

GEOGRAPHIC MARKETS

    The following table sets forth Automation's revenue breakdown by geographic area for the periods indicated:

                                                                         YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------
                                                                   2000           1999             1998
                                                                 --------       --------         --------
Europe....................................................            53%            57%              56%
The Americas..............................................            29             27               26
Asia......................................................            14             12               14
Middle East and Africa....................................             4              4                4
                                                                  ------         ------           ------
Total.....................................................           100%           100%             100%
                                                                  ======         ======           ======

COMPETITION

    Our principal competitors in the Automation business segment are Emerson, Fanuc, General Electric, Honeywell, Invensys, KUKA Roboter, Rockwell, Siemens, Metso, and Yokogawa.

RESEARCH AND DEVELOPMENT

    Our Automation business segment spent approximately $350 million, or 4.7% of its revenues for 2000, and approximately $433 million, or 5.3% of its 1999 revenues, on research and development activities. The research and development activities of Automation in these periods primarily related to the development of software in control platforms, drives, flexible automation and systems applications.

POWER TRANSMISSION

OVERVIEW

    ABB Power Transmission is the largest supplier of electrical power transmission products and systems in the world. (Industry sources, 1999) Power Transmission has facilities in over 50 countries and in 2000 served customers in over 130 countries. Our customers, mainly electrical utilities, owners and operators of power transmission systems and energy traders, deliver high-voltage electricity from power plants to the distribution networks that provide electrical power to end users.

    The following table sets forth U.S. GAAP financial and other data regarding the Power Transmission business:

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                2000           1999             1998
                                                              --------       --------         --------
                                                                          ($ IN MILLIONS)
Revenues(1)............................................       $ 3,315        $ 3,712          $ 4,033
Earnings before interest and taxes (operating
  income)..............................................       $   262        $   309          $   292
Operating margin (%)...................................           7.9%           8.3%             7.2%
Capital expenditures(2)................................       $    76        $   102          $   125
Number of employees....................................        20,766         22,338           26,927

--------------------------

(1) See note 2 to our Consolidated Financial Statements, included elsewhere in this registration statement, for a description of our sales revenue recognition policies.

(2) Excludes purchased intangible assets.

    The portions of an electricity grid that operate at highest voltages are "transmission" systems, while those at lower voltages are "distribution" systems. Transmission systems link power generation sources to distribution systems. Distribution networks then branch out over shorter distances to carry electricity from the transmission system to end users, stepping down the voltages along the way to meet consumers' requirements. These electricity networks incorporate sophisticated devices to monitor operations and to prevent damage from failures or stresses.

    Electricity is transformed at different stages in the delivery process between the source and the ultimate end user. For example, electrical power is often generated in large power plants at 10 to 20 kilovolts. This voltage is too low to be transmitted efficiently but too high for use in households and businesses. By transmitting electricity at high voltages, losses are minimized and the power lines can carry more power per line. Transformers are used to increase the voltage of generated electricity for long-distance transmission (up to as high as 1100 kilovolts). Transformers are then used to decrease the voltage at the local end for distribution to consumers (e.g., down to 220 volts for households in Europe and 110 volts for households in North America).

    There is an accelerating global trend toward deregulation and privatization of the power industry, which is creating a more competitive environment for our customers. This trend is well-established in the United States, parts of Latin America and western Europe, particularly in the United Kingdom and the Scandinavian countries. It is accelerating elsewhere in Europe and is developing in other regions. The creation of a free market for electricity requires our customers to become more cost-efficient and reliable to compete as a lowest-cost provider among power suppliers. Grid operators must be able to deliver power to customers hundreds, even thousands, of miles away within a few minutes. As more disturbance-sensitive loads (e.g., computers and telecommunications systems) have been added to a network, demand for reliable, high-quality electricity is increasing. Power suppliers can achieve this efficiency and reliability in a number of ways, including the following:

    - Replacing and modernizing assets and investing in information technology-based control and monitoring equipment, metering systems and communications networks to control and supervise power networks based on instantaneous access to information.

    - Outsourcing non-core activities, such as engineering, construction, service, maintenance and operations and giving manufacturers such as ABB greater flexibility to define the detailed specifications and design of systems.

    - Increasing the power rating and controlling the flow through existing transmission assets.

PRODUCTS AND SERVICES

    We provide systems and applications for our customers beyond the mere delivery of transformers, substations and power lines built according to customer specifications. ABB Power Transmission provides power equipment and power management systems based on advanced technology designed to make electricity transmission more flexible, more reliable and more profitable for our customers. We integrate our recognized industry and technical expertise with our product and system offerings so as to provide solutions to the technical and business issues faced by our customers.

    HIGH-VOLTAGE PRODUCTS AND SUBSTATIONS. We supply transmission switchgear products and substations to interconnect electricity grids operating on different voltage levels, to sectionalize portions of the grid and to protect the electrical system against damage from outside sources such as lightning and overload. By sectionalizing the grid, power can be rerouted from portions of the transmission system that are experiencing problems to sections that are functioning properly, thereby enhancing the reliability of the power supply. ABB Power Transmission delivers complete alternating current air and gas insulated transmission substations, and develops and manufactures the principal components of the transmission system, such as circuit breakers, disconnectors, grounding switches, measurement transformers and surge arrestors. Power Transmission also provides service and retrofit systems that allow customers to maintain and upgrade existing systems. Our innovative Plug and Switch System allows customers easily to retrofit, expand or install substations using modular components that plug into existing systems with little or no disruption of their operations. We are also a world leading provider of power lines and transmission towers. (Industry sources, 2000)

    POWER SYSTEMS. We are the world's largest supplier of high-voltage direct current power transmission systems. (Industry sources, 2000) High-voltage direct current transmission is a leading technology for transporting electricity over long distances because it reduces power losses, increases system stability and provides a more controllable flow than high voltage alternating current. An HVDC transmission system typically includes: converters that change alternating current to direct current and then back to alternating current when it reaches the terminal point; transmission lines, which could be above or below ground; and switchgear and substations that perform functions similar to that described above. We produce and sell the component equipment and entire transmission systems. We also integrate our product offering with design, engineering and planning services whereby we apply our market and technical expertise to design and supply high-voltage direct current power systems that are tailored to meet the unique requirements of our customers. We install and build the systems, partially in cooperation with High-Voltage Products and Substations.

    Among current high-voltage direct current projects, we are delivering a high-efficiency substation to a hydro power development in China and converter stations for a high-voltage direct current system to link the power plant to Shanghai and surrounding areas. In 2000, we won a $120 million order for the HVDC subsea power interconnection linking Connecticut to Long Island in New York.

    Recent advances in converter and cable technology have enabled us to introduce a new system called HVDC Light-TM-. Converter stations for HVDC Light-TM- are approximately one-fifth the size of conventional HVDC technology for the same rated power. HVDC Light-TM- extends the benefits of high-voltage direct current to low-power applications, down to 5 megawatts. The HVDC Light-TM- system can connect remote small power stations such as wind, hydro, solar and bio-mass plants to national grids. It can also supply electricity from a national grid to remote areas and islands which might otherwise require local power plants.

    We also offer static var compensation, or SVC, technology, which improves power quality, voltage stability and power capacity of transmission systems. We are continuing to develop SVC Light-TM- using the same technology that we have used in HVDC Light-TM-. We also manufacture high voltage cables, which are conductors embedded in insulating material, and capacitors, which are used for short term storage of electrical energy. Underground cables provide significant aesthetic benefits as compared to currently used above-ground transmission line networks.

    POWER TRANSFORMERS. We are the world's largest manufacturer of power transformers. (Industry sources, 2000) Our products cover most applications from standard to highly complex and customized. Our transformers are based on a modular set of common technologies for our factories and provide a competitive advantage in terms of reliability and efficiency. In 1999, we launched a new high-voltage transformer that uses advanced cable technology and does not require oil to cool and insulate the transformer. The new product, called the Dryformer-TM-, is safer and better suited to urban areas because it eliminates the hazards of oil fires. This advanced cable technology is also used in the Powerformer-TM-, a new type of generator feeding directly into the transmission grid without step-up transformers.

    T&D SERVICE AND SUPPORT. Our T&D (Transmission and Distribution) Service and Support business area offers full service and support for existing Transmission and Distribution assets, including our own equipment and the equipment of others. We provide maintenance and repair services and apply our technical expertise to develop ideas to improve the performance of transmission and distribution equipment and systems. We also produce and supply business management systems for power networks. In a deregulated environment, end users choose the power suppliers from whom they buy electricity. This new environment has led to the growth of trading of electricity as a commodity in an open market. In the United States alone, the electricity consuming market was estimated in 1998 to be $247 billion. (Source: U.S. Department of Energy, 1999) The deregulated electricity consuming market in the United States, excluding New York, was estimated in 1998 to be $23 billion. (Source: U.S. Department of Energy, 1999) As an example of our strategic transition to technology offerings, we supply business management software to facilitate trading of electricity in deregulated markets. We have delivered these systems to customers in the state of California, Singapore, Australia and the United Kingdom. T&D Service and Support's products also include software to manage customer billing and settlement systems, and meter data management. We offer tools increasing the efficiency of management of power networks.

    In Germany, for example, we used our FAME-C- (Facility Assets Management) power network management concept to create new business strategies for a utility serving 1.6 million customers. We completed a thorough systems diagnostics and helped develop an investment strategy for the utility's service and maintenance program that reduced its maintenance budget considerably.

CUSTOMERS

    ABB Power Transmission's principal customers are utilities, owners and operators of power transmission systems and energy traders worldwide.

GEOGRAPHIC MARKETS

    The following table sets forth Power Transmission's revenue breakdown by geographic area for the periods indicated:

                                                                            YEAR ENDED DECEMBER 31,
                                                                   ------------------------------------------
                                                                     2000             1999             1998
                                                                   --------         --------         --------
Europe....................................................             34%              37%              43%
The Americas..............................................             37               35               27
Asia......................................................             16               15               15
Middle East and Africa....................................             13               13               15
                                                                     ----             ----             ----
Total.....................................................            100%             100%             100%
                                                                     ====             ====             ====

COMPETITION

    On a global basis, our principal competitors are ALSTOM and Siemens. In regional markets such as Asia, our competitors include Hitachi, Mitsubishi Electric and Toshiba.

RESEARCH AND DEVELOPMENT

    Research and development expenses for the Power Transmission segment amounted to approximately $86 million, or 2.6% of its revenues, for 2000 and approximately $133 million, or 3.6% of the segment's revenues, for 1999. The research and development activities of the segment in these periods primarily related to innovations in transmission substations and related products, HVDC Light-TM- technology, business management software and systems, cable technologies and monitoring and diagnostics for service and retrofit.

POWER DISTRIBUTION

OVERVIEW

    ABB Power Distribution is the largest supplier of electrical power distribution equipment, systems and related applications and services in the world. (Industry sources, 1999). In 1998, Power Distribution was established as a separate business segment from Power Transmission to focus on the opportunities in the global electricity distribution market stemming from deregulation and privatization of electric utilities.

    The following table sets forth U.S. GAAP financial and other data regarding our Power Distribution business segment:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                     ($ IN MILLIONS)
Revenues(1).................................................  $ 2,830    $ 2,875    $ 2,615
Earnings before interest and taxes (operating income).......  $   182    $   181    $   153
Operating margin (%)........................................      6.4%       6.3%       5.9%
Capital expenditures(2).....................................  $    66    $   112    $    76
Number of employees.........................................   17,396     16,378     16,511

------------------------------

(1) See note 2 to our Consolidated Financial Statements, included elsewhere in this registration statement, for a description of our sales revenue recognition policies.

(2) Excludes purchased intangible assets.

    Power distribution networks carry electricity from high-voltage transmission grids to the lower voltage point of power usage such as residential, commercial or industrial consumers. An electric utility distribution system comprises distribution substations and networks, both overhead and underground. Some large industrial and commercial facilities receive electricity at higher voltage levels from the transmission or distribution network, while most industrial, commercial and residential users receive electricity from distribution network feeders on lower voltages.

PRODUCTS AND SERVICES

    ABB Power Distribution provides a range of equipment, systems, related applications and services for power distribution customers including rural and urban utilities, commercial institutions and industrial customers.

    ABB Power Distribution is a leading global supplier in the power distribution markets in the following three business areas:

    - distribution transformers;

    - medium-voltage equipment (switchboards, products and systems); and

    - power distribution systems, including distributed power generation. (Industry sources, 1999)

    DISTRIBUTION TRANSFORMERS. Distribution transformers are used in industrial facilities, commercial buildings and utility distribution networks to step down electrical voltage to the levels needed by end users. We manufacture and sell a full range of power distribution transformers, including oil-type, dry-type and special application distribution transformers. While oil-type transformers are more commonly used, demand for dry-type transformers is growing because they minimize fire hazards and have applications in high-density office buildings, nuclear power plants, offshore drilling platforms, naval vessels and high-volume industrial plants.

    MEDIUM-VOLTAGE EQUIPMENT. We produce a comprehensive line of medium-voltage equipment, including products, switchboards and systems for indoor and outdoor installations. Most of these products provide connections between higher voltage substations and lower voltage uses. ABB Power Distribution has developed feeder automation systems that reduce outage times and improve power quality and control.

    DISTRIBUTION SOLUTIONS. We sell our Power Distribution products individually and also bid for turnkey contracts to install entire distribution systems incorporating our distribution products and automation products and systems. In addition, the T&D Service and Support business area, although managed under the Power Transmission segment, serves both the Power Transmission and Power Distribution segments. T&D Service and Support provides consulting services that enable power distribution customers to gauge how cost effectively their networks are functioning, assists them in finding and correcting problems quickly and provides software that integrates operational information covering several aspects of their business, from outage control to billing.

    Power Distribution is also a supplier of complete substations. Substations are necessary throughout a power distribution network to sectionalize the network or reduce the voltage of the main power lines and cables to the lower voltages required for efficient distribution. We sell traditional custom-engineered substations as well as compact substations, which require less space than a conventional substation and thus are particularly well suited for urban settings. Power Distribution also offers prefabricated secondary substations which can be installed more quickly than traditional substations, and which transform electricity to consumer-level voltages.

    With a deregulating marketplace, we believe that more efficient and localized power production technologies will emerge as a potential additional or replacement form of power production. Due to increases in society's demands for constant and reliable power, distributed power generation has evolved to become a complement to larger, centralized power grids with its ability to provide power through local sources such as microturbines and fuel cells as well as environmentally friendly wind farms. Fuel cells and microturbines provide environmental and outage risk reducing benefits. These local power generation sources are known as "distributed power generation." We have made substantial investments in the development of these new technologies. For example, Power Distribution, together with Volvo, developed a gas microturbine with an electric output of 100 kilowatts (which could provide power for an apartment building or light industry) and entered this promising new market. In addition, we have entered into a joint development arrangement with DuPont to develop fuel cell systems for a variety of applications, in particular a low emission system for distributed power generation.

CUSTOMERS

    Our principal customers in the Power Distribution segment are utilities that own or operate networks, commercial institutions, such as airports, hospitals and supermarkets and industrial customers, such as chemical, automotive and pulp and paper companies.

GEOGRAPHIC MARKETS

    The following table sets forth Power Distribution's revenue breakdown by geographic area for the periods indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Europe......................................................       37%        44%        34%
The Americas................................................       33         30         41
Asia........................................................       14         12         17
Middle East and Africa......................................       16         14          8
                                                              -------    -------    -------
Total.......................................................      100%       100%       100%
                                                              =======    =======    =======

COMPETITION

    On a global basis, our principal competitors are ALSTOM, Schneider and Siemens. In North American markets, our principal competitors are Cooper Industries and General Electric. In niche markets such as distribution transformers, we also compete with companies such as Howard Industries.

RESEARCH AND DEVELOPMENT

    Research and development expenses for the Power Distribution segment amounted to approximately $39 million, or 1.4% of the segment's revenues, for 2000 and approximately $46 million, or 1.6% of the segment's revenues, for 1999. The research and development activities of the segment in these periods primarily related to innovative substations, switchboards and related products, microturbines for distributed power generation, communication systems for distribution networks, new manufacturing processes for distribution transformers and power distribution systems for the airport industry.

    ABB continued to develop new technologies in these periods that give customers more operational control of their distribution networks. The DartNet-Registered Trademark- is one of the world's fastest communication systems for use on medium-voltage power lines. This communication system enables much higher data throughput than conventional systems, permitting remote control of the distribution network without a separate telecommunication infrastructure.

BUILDING TECHNOLOGIES

OVERVIEW

    Building Technologies provides a wide range of equipment and systems for industrial, commercial and public facilities. In addition, we design, plan, install and maintain building systems, such as electrical, heating, ventilation and air handling and data communications systems, that incorporate both our equipment and equipment manufactured by third parties.

    The following table sets forth U.S. GAAP financial and other data regarding the Building Technologies business segment:

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                2000           1999           1998
                                                              --------       --------       --------
                                                                         ($ IN MILLIONS)
Revenues(1).................................................  $ 5,889        $ 6,324        $ 6,385
Earnings before interest and taxes (operating income).......  $   456        $   394        $   379
Operating margin (%)........................................      7.7%           6.2%           5.9%
Capital expenditures(2).....................................  $   102        $   127        $   145
Number of employees.........................................   55,560         54,941         53,753

------------------------------

(1) See note 2 to our Consolidated Financial Statements, included elsewhere in this registration statement, for a description of our sales revenue recognition policies.

(2) Excludes purchased intangible assets.

PRODUCTS AND SERVICES

    LOW-VOLTAGE PRODUCTS AND SYSTEMS. We produce the following components in the area of low-voltage products and systems:

- breakers                             - line protection
- controls                             - wiring accessories
- switches and fusegear                - enclosures and cable systems

    Breakers, controls, switches and fusegear are used in industrial electrical applications to protect, switch and control industrial equipment. Our line protection products, wiring accessories and enclosures and cable systems are primarily used to control and protect residential installations.

    Our customers increasingly require low-voltage products with built-in intelligence, self-regulation and energy efficiency capabilities. To meet these requirements, in 1998 we launched INSUM, a motor protection, monitoring and communication system that uses advanced electronic sensoring and feedback systems to control power distribution to industrial motors, ensuring that they run at optimal efficiency with minimal downtime. We also introduced the European Installation Bus/Powernet system, which is a (programmable) control panel whereby self-regulatory controls can be built into existing electrical installations without installing additional power lines. The European Installation Bus integrates and automates a building's electrical installations, ventilation, security and data communications networks into a single control panel.

    The world market for low-voltage products and systems can be divided according to which standard is used. Our products follow the IEC (International Electrotechnical Committee) standard, a leading global standard. We believe that, in 1999, we were ranked among the leading companies in the market in terms of overall sales of each of the low-voltage products and systems in the markets we serve.

    BUILDING SYSTEMS. In addition to manufacturing low-voltage components, ABB Building Technologies designs, builds and maintains complete installations for industrial and commercial facilities. These systems include the low voltage and air handling products and systems that we produce but also incorporate products manufactured by others.

    Customers increasingly demand complete systems and related applications that cover a wide range of essential functions, from lighting and ventilation systems to monitoring, control and communication systems that ensure the most efficient use of electricity throughout an entire building. To address the requirements of our customers, Building Systems: provides up-front design and engineering services; installs the building systems, typically as a subcontractor, which may include our own low-voltage and air-handling equipment but often includes equipment supplied by others; procures materials and equipment for installation; and provides maintenance service for commercial building systems (whether or not they incorporate our own equipment). In each case, the services provided typically are integrated with products (including those produced by third parties) that are necessary to execute the corresponding action. We have developed a "Total Technical Solutions" concept that bundles together electrical, mechanical and other technical installations, eliminating the need to coordinate the work of several suppliers. We incorporate software and voice and data communications networks into building systems that monitor their own performance to achieve the best balance between energy consumption on the one hand and comfort and security on the other. In 1999, ABB won a contract to design and install such an integrated system at the German headquarters of Microsoft. Also, at the recently completed Gardermoen airport in Oslo, Norway, we were responsible for supplying the airport's electrical, ventilation, baggage handling, security and waste disposal systems. ABB Building Systems is also handling the airport's longer-term service and maintenance. Building Systems has recently experienced increased demand for the installation of Internet points of presence and mobile telephone networks. In 2000, ABB won a contract to design, maintain and upgrade the telecommunications network in five Australian states and territories.

    The markets that Building Systems has targeted are mainly European countries and we believe we have a leading market position in Northern Europe.

    SERVICE. In an increasingly competitive global business environment, many industrial companies are outsourcing the service and maintenance of their industrial plants. To meet this demand, our Service business area offers a complete maintenance management function in the form of "full service" contracts for those industrial plants. In a full service contract, we manage all of a plant's maintenance functions. We use proprietary analytical devices that track total plant efficiency based on instantaneous access to information about the plant's systems. By employing such analytical tools, we can diagnose potential problems early and provide uniquely tailored proposals to improve quickly the plant's systems. The result for our client is higher productivity and less waste. Some of our contracts provide us with additional rewards if production efficiency targets are exceeded.

    We have targeted the full service business as a growth area and in 1999 acquired Brazil-based Central de Manutencao Ltda, a plant maintenance service provider. The acquisition gives us a significant presence in the emerging Brazilian and other Latin American markets.

    We believe that the outsourcing of industrial maintenance functions is a large and growing market and presents a substantial growth opportunity.

    AIR HANDLING EQUIPMENT. We produce the following air handling components for industrial and commercial use:

    - air handling units that combine and control air temperature, humidity and air quality;

    - air terminal apparatus and ducts;

    - ventilation fans and coils; and

    - industrial fans.

    Customers increasingly demand the integration of these products into packages or systems. For example, they may purchase a package of fans with motor and speed control, allowing us to offer a combination of three types of products to one customer.

CUSTOMERS

    The Building Technologies segment serves a wide range of customers, from industry and the public sector to wholesalers and electrical installers. The products manufactured by Building Technologies are sold directly to industrial enterprises, installers, wholesalers and distributors.

    ABB Building Technologies' customers in the Building Systems and Service areas include commercial and public buildings (such as airports, railway stations, tunnels, hospitals, shopping malls, stadiums and office buildings), industrial plants, passenger ships, cargo ships and offshore platforms. We also build outdoor installations for telecommunications companies, oil, gas and petrochemical sites, airports, subways and railways.

GEOGRAPHIC MARKETS

    The following table sets forth Building Technologies' revenue breakdown by geographic area for the periods indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Europe......................................................       80%        78%        78%
The Americas................................................        7          7          8
Asia........................................................        9         11         10
Middle East and Africa......................................        4          4          4
                                                               ------     ------     ------
Total.......................................................      100%       100%       100%
                                                               ======     ======     ======

COMPETITION

    Our principal competitors in the Low-Voltage Products and Systems areas include Schneider, Siemens, General Electric and Legrand. In Building Systems and Service, our competitors include Siemens, Suez-Lyonnaise des Eaux/Groupe Fabricom, Fluor Daniel, Vivendi and Skanska. In the Air Handling Equipment area, the market is fragmented and competition for business typically is on a country-by-country basis against local competitors, except Howden Group which competes with us in many countries.

RESEARCH AND DEVELOPMENT

    Research and development expenditures for the Building Technologies segment primarily related to products and amounted to approximately $57 million, or 1.0% of the segment's revenues, for 2000 and approximately $62 million, or approximately 1% of the segment's revenues, for 1999.

OIL, GAS AND PETROCHEMICALS

OVERVIEW

    ABB Oil, Gas and Petrochemicals offers services, products and systems to the global oil, gas, refinery and petrochemicals industry. The following table sets forth U.S. GAAP financial and other data regarding the Oil, Gas and Petrochemicals business segment:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                     ($ IN MILLIONS)
Revenues(1).................................................  $ 2,796    $ 3,086    $ 2,856
Earnings before interest and taxes (operating income).......  $   169    $   165    $   167
Operating margin (%)........................................      6.0%       5.3%       5.8%
Capital expenditures(2).....................................  $    27    $    48    $    55
Number of employees.........................................   11,549      8,941      8,774

--------------------------

(1) See note 2 to our Consolidated Financial Statements, included elsewhere in this registration statement, for a description of our sales revenue recognition policies.

(2) Excludes purchased intangible assets.

    The oil, gas and petrochemicals industry is typically divided into two markets:

    - UPSTREAM MARKETS: Equipment, systems and services for onshore and offshore oil and gas exploration and production, including our areas of principal focus, subsea production and floating production systems.

    - DOWNSTREAM MARKETS: Processing of hydrocarbon raw materials, including: refineries; petrochemical and chemical plants; gas processing; and pipelines.

    Our activities in this business segment are relatively evenly split between the upstream market and the downstream market, although large projects may shift the balance from year to year. Our upstream business focuses principally on the subsea and floating production market. Our activities in the downstream markets range from engineering, procurement and construction (or EPC) projects, engineering and project management services to licensing of technology to the refining and petrochemical industries.

    One of our strengths is our ability to access the research and development capabilities of the ABB Group. Upstream, we continue to focus on making oil and gas exploration and production more economical, no matter where resources are found. Downstream, we are improving oil and gas conversion technology so refineries can manufacture fuels to stringent environmental specifications.

PRODUCTS AND SERVICES

    ABB Oil, Gas and Petrochemicals' services, products and systems to the global oil, gas, refinery and petrochemicals industry include:

    - engineering, procurement and construction projects: refineries and petrochemical plants; subsea and floating production; compressor stations;

    - production of offshore production equipment, including specialized subsea construction equipment;

    - production of onshore and offshore pressure-containing equipment;

    - production of gas treatment and processing systems;

    - provision of project management and procurement services;

    - licensing of process technologies; and

    - modification and maintenance services for both offshore and onshore facilities.

    In the upstream market, ABB Oil, Gas and Petrochemicals is a global producer of equipment and services for oil and gas exploration and production.

    We design and develop subsea oil and gas production equipment for conventional subsea development as well as for development in difficult conditions such as deep waters. We offer a broad range of services, with particular expertise in offshore production, including:

    - front end engineering and design studies in which we work with our client and employ our technical and market expertise to develop a plan for building all or a portion of a production facility;

    - procurement of materials and equipment to be used in oil and gas production facilities, including equipment from this segment or other ABB segments;

    - management of projects for the development of a production facility; and

    - modification and maintenance, in which we apply our expertise to troubleshoot and make repairs and/or make proposals about enhancing productivity and efficiency.

    We have particular expertise in turnkey engineering, procurement and construction projects in which we are responsible for managing all aspects of the development of a production facility.

    In the downstream market, we are a full service engineering company. In addition to expertise in engineering, procurement and construction projects, we license more than 40 process technologies in the refining, chemical, petrochemical and polymer fields. We have a particular expertise in ethylene process technologies throughout our ABB Lummus Global division. Ethylene is used as a raw material in a wide variety of plastics. We have particular expertise in engineering, procurement and construction projects for refining and petrochemical plants and facilities. We do not build the facility, although we may install our own equipment and technology for petrochemical and refining processes. We also provide modernization and maintenance services for refining and petrochemical facilities in the downstream market.

    Contracts for our products and projects include both turnkey contracts and contracts providing for reimbursement of design, procurement, project management, construction management and commissioning. We seek to integrate our planning and project management expertise with the equipment that we produce, particularly in the turnkey engineering, procurement and construction projects. Almost all of the projects to which we provide design, engineering, procurement, management or maintenance services include our products and systems. We, therefore, leverage our industry and technical expertise to sell products of this segment and other ABB segments.

    The Oil, Gas and Petrochemicals segment also delivers products designed and manufactured by our other business segments, particularly Automation, Power Transmission and Power Distribution. For example, Power Distribution engineers worked closely with Oil, Gas and Petrochemicals engineers to solve the problem of transporting power to equipment in deep water far away from offshore facilities.

    In 2000, we acquired an 80% interest in a joint venture with Equistar Chemicals to purchase the Novolen-Registered Trademark- polypropylene technology from Targor GmbH and to acquire the rights to market Targor's metallocene polypropylene technology, used in the production of a new generation of high performance plastics. In 2000, we also acquired the oil and gas activities of Umoe ASA, a Norwegian service company in the oil and gas industry, to support our further growth in that market. In 1999, we signed a joint development agreement with the China Petrochemical Corporation (SINOPEC) to develop and supply a new ethylene heater to the Chinese market. We also have an alliance with Chevron to promote technology that upgrades heavy fuels into environmentally cleaner transportation fuels.

    We are also active in the design and fabrication of a wide variety of gas treatment systems. We produce equipment that cleanses (tail gas clean-up) and neutralizes (acid gas sweetening) the hazardous components of gasses that result from the petrochemical refining process before those gasses are released into the atmosphere. Our services in this area and in the area of gas processing for producing products such as ethylene and propane include project definition, installation, training and technical assistance.

    Our industry rankings may vary from year to year due to the size of the projects that we undertake and the long-term nature of these projects. We believe that we have leading positions, based on sales, in pressure containing equipment and ethylene and styrene production, and we have strong platforms on which to build in our other product and service areas.

CUSTOMERS

    Oil, Gas and Petrochemicals serves a range of customers, including multinational integrated oil and gas companies, national oil companies and independent exploration and production companies as well as petrochemical companies. In 2000, orders in the downstream market included various refinery and petrochemical projects and a turnkey delivery of an ethylene plant. In the upstream market, orders included subsea production systems, offshore platform projects and a gas processing plant.

GEOGRAPHIC MARKETS

    The following table sets forth ABB Oil, Gas and Petrochemicals' revenue breakdown by geographic area for the periods indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------
Europe...................................................       39%          37%          40%
The Americas.............................................       25           32           29
Asia.....................................................       16           10            8
Middle East and Africa...................................       20           21           23
                                                              ----         ----         ----
Total....................................................      100%         100%         100%
                                                              ====         ====         ====

    The geographic breakdown of our revenues may vary considerably from year to year due to the location of large projects. Significant markets in terms of revenues in 2000 included the United States, North and West Africa, India, Singapore, Norway and Brazil.

COMPETITION

    Our competitors include the following:

UPSTREAM MARKET                          DOWNSTREAM MARKET
---------------                          -----------------

- Aker Maritime                          - Bechtel Group
- Cooper Cameron                         - Fluor Daniel
- FMC                                    - Foster Wheeler
- Brown & Root Energy Services (BRES)    - Jacobs Engineering Group
 (Halliburton)                           - JGC
- McDermott                              - Kellog Brown & Root (KBR)
- Kvaerner                               (Halliburton)
                                         - Samsung
                                         - Technip

RESEARCH AND DEVELOPMENT

    Research and development expenses for the Oil, Gas and Petrochemicals segment amounted to approximately $19 million, or 0.7% of the segment's revenues, for 2000 and approximately $30 million, or approximately 1% of the segment's revenues, for 1999. Our research and development activities in this segment during these periods primarily related to reservoir management systems, subsea systems and related applications, floating production systems, catalysts and ethylene and propylene technologies.

FINANCIAL SERVICES

OVERVIEW

    Financial Services offers a wide range of financing, sales support, risk management services and insurance both within ABB and to external customers. The following table sets forth certain U.S. GAAP financial and other data regarding the Financial Services business segment for each of the years indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2000        1999        1998
                                                            ---------   ---------   ---------
                                                                     ($ IN MILLIONS)
Revenues(1)...............................................   $1,966      $1,687      $1,653
Earnings before interest and taxes (Operating income).....   $  349      $  337      $  410
Number of employees.......................................    1,125       1,049         894

--------------------------

(1) Financial Services' revenues include net interest, trading income, fee income, insurance premiums, dividends and capital gains.

PRODUCTS AND SERVICES

    This business segment is comprised of four business areas:

    - Insurance;

    - Structured Finance;

    - Equity Ventures; and

    - Treasury Centers.

    INSURANCE. Our Insurance business area has traditional reinsurance and financial insurance/ reinsurance activities in Sweden, the United States and Bermuda, as well as insurance brokerage companies in Germany and Switzerland. In reinsurance, the reinsurer, in return for a premium payment, provides coverage to a primary insurance company for all or a specified portion of the primary insurer's obligation to its customer.

    We are active in reinsurance through our companies Sirius International and Sirius America. These operations cover many different classes of business, focusing primarily on excess of loss coverage. Sirius International has branches in Hamburg, London, Singapore and Zurich, as well as in Liege and Brussels through Kemper Europe Reassurances, acquired in 1999. Financial insurance and reinsurance are conducted by Sirius International and Scandinavian Re., Bermuda. Standard & Poor's has granted an AA- insurer financial strength and counterparty credit rating on Sirius International.

    An important and growing part of our reinsurance portfolio is excess of loss coverage, mainly in the property, marine and aviation areas. This type of insurance provides coverage against all or a specified portion of losses on underlying insurance contracts to the extent they exceed an agreed level of losses.

    Financial Risks, a business unit within Sirius International, provides customized insurance services to larger industrial companies and financial institutions in the Nordic region, as well as to ABB companies globally. Financial Risks applies sophisticated techniques to risk-handling in commercial contracts, larger export projects and other complex risks within a company's operations. Its main product lines are finite risk insurance, political risk insurance and bonds and guarantees.

    Investment income provides a substantial amount of insurance and reinsurance business profits. We pursue prudent policies in managing our own funds and cooperate with investment managers to maximize returns within set guidelines.

    STRUCTURED FINANCE. Structured Finance was established to provide a significant source of debt capital to facilitate the completion of the financing for projects and support the sale of ABB equipment. This business area also provides asset-based financing to ABB companies and external clients, as well as advisory services for leasing and financing. Leasing is a flexible finance option that can benefit a client through competitive pricing, long-term financing, off-balance sheet financing and flexible rental arrangements to optimize cash flows. By combining leasing with other financing options, such as hire purchase (which allows a lessor to purchase the equipment at a later stage), lending, securitization or other capital market products, we can tailor financing to each client's requirements. Structured Finance also provides small and medium-sized financing for energy efficiency projects. For example, we make distributed power financially attractive by offering both power technology and financing, such as a lease that reduces a customer's up-front capital investment.

    In addition to supporting ABB businesses, Structured Finance leasing units compete with external suppliers and generate their own stand-alone profits through four business lines: medium to large transactions on its own account, mainly asset-based sales support financing for ABB customers and other clients; advisory services for cross-border leasing and other asset-based financing options; vendor leasing in the Northern European markets for "small ticket" investments such as office equipment, personal computers and vending machines; and financing options for distributed power cooling and heating applications.

    ABB Export Bank, a Swiss commercial bank with extensive experience in export, trade and project finance, is a key part of the Structured Finance business area. ABB Export Bank's status as an approved lender to participate under the International Finance Corporation's "B loan" structure gives us additional financing flexibility to facilitate closure of transactions. It also arranges medium-term export financing for capital goods. Covered by national export credit agencies or bilateral and multilateral institutions such as the World Bank, ABB Export Bank grants buyer's credits in all currencies accepted by the agency involved. In support of ABB equipment supply, ABB Export Bank has financed exports from all countries with an ABB manufacturing base, using those countries' export credit agencies.

    Structured Finance acts as financial advisor and lender for infrastructure and industrial projects, enabling it to expedite the closing process. This financing is often structured as trade, export or limited recourse project financing. Structured Finance has relationships with a wide range of multilateral, bilateral and export credit agencies, local and global capital market financing sources, government support programs and various forms of financial structures based on commodity trading. Structured Finance also provides debt financing and underwriting capacity to projects, focusing on global infrastructure and industrial projects. Financing options can include senior debt, subordinated debt, bridge financing and special tailored financing structures.

    In June 2000, ABB Financial Services acquired a 35% share of the Swedish Export Credit Corporation for aggregate consideration of approximately
$136 million, thereby strengthening its position in structured finance and leasing. The remaining 65% share of the Swedish Export Credit Corporation is owned by the Government of Sweden. The Swedish Export Credit Corporation, with assets of approximately $20 billion, specializes in long term export finance to sectors such as telecommunications, automotive, transportation, energy, and process industries like pulp and paper and petrochemicals.

    EQUITY VENTURES. Our Equity Ventures (formerly Energy Ventures) business area originates, develops and finances infrastructure projects with special emphasis on independent power projects (power projects that are not government-sponsored). We invest equity in these projects and manage our portfolio of equity investments.

    Private sector financing and ownership of power and other industrial infrastructure continue to grow worldwide. Equity Ventures has developed and put into operation at least one private power project on every continent.

    Our Equity Ventures business combines commercial, technical, financial and legal expertise. A commercial group sets the goals for the project and ensures that they are followed through to financial closing and commercial operation. The technical group consists of experienced engineers who can help the project fit into the big picture, using advanced technology to interface with existing infrastructure. Our financial experts determine the appropriate means of financing projects, ranging from public and private, local and international, equity and debt funding sources. Our legal professionals balance the legal demands of infrastructure construction, technology and financing.

    TREASURY CENTERS. Our Treasury Centers manage the ABB Group's liquid assets and borrowings, execute foreign exchange transactions, borrow funds, take positions in foreign exchange and money markets within approved limits and offer financial consulting services. Each year, Treasury Centers raise the equivalent of several billion U.S. dollars for ABB Group companies through medium-term debt and commercial paper programs.

    A primary task for the Treasury Centers is to assist in managing the financial risk arising in the companies within the ABB Group. Our subsidiaries rely on Treasury Centers for cash pooling, netting of intercompany payments, foreign exchange and interest rate management services, borrowing and investment of excess liquidity and financial advisory services.

    Our Treasury Centers are incorporating the rapid development of eBusiness into their operations. We provide treasury services online, including a web-based cash management process for our customers.

RESEARCH AND DEVELOPMENT

    Each year, we invest significantly in research and development. Our research and development area focuses on developing and commercializing the core technologies of our businesses that are of strategic importance to our future growth. Our focus on research and development becomes increasingly important as we reduce our dependence on businesses that are asset-intensive and expand in businesses that capitalize on our market and technical expertise. In 2000 and 1999, we invested $703 million and $865 million, or approximately 3.1% and 3.6% of annual revenues, respectively, on research and development activities. We also had expenditures of $985 million and $1,212 million, respectively, or approximately 4.3% and 5.0%, respectively, of annual revenues in 2000 and 1999, on order-related development activities. These are customer- and project-specific development efforts that we undertake to develop or adapt equipment and systems to the unique needs of our customers in connection with specific orders or projects. Order-related development amounts are initially recorded in inventories as part of the work in progress of a contract and then are reflected in cost of sales at the time revenue is recognized in accordance with our accounting policies.

    In addition to continuous product development, our research and development program also engages in high-impact projects which are market-specific projects with more ambitious payback goals but which face more challenges on the technical side in commercialization than conventional product development. Through active management of these investments, we seek to maintain the right balance between short-term and long-term research and development programs and optimize our return on investment.

    Our global computer network links our engineers and scientists to facilitate the exchange of ideas and foster the development of new products and systems. A significant part of our research and development activities is carried out in our ten research and development centers in the United States and Europe. Each research and development center has a defined mandate and reports to the Senior Group Manager for Research and Development. To capitalize on our in-house capabilities, we also actively work together in partnership with the world's leading universities, as well as other research institutions and commercial entities. For example, researchers at ABB and Carnegie Mellon University in the United States are collaborating on the development of a new type of vision sensor for use in robot guidance, computer modeling and other applications.

    Recent developments include:

    - a factory where customers design and order products online, to be built by a team of robots;

    - a free-floating water analyzer that used microtechnology to provide chemical and biological analysis of water on a chip and to display the results remotely online;

    - nanotechnologies that structure materials on a molecular level exactly the way we want them, with the precise properties we need, such as conductivity, flexibility or resistance to heat or pressure; and

    - the world's first subsea water separation and injection unit, Troll Pilot, separates water from the wellstream on the ocean floors, cleans it and re-injects it into the reservoir to provide additional pressure to pump more oil; this system reduces costs, improves safety and enhances oil recovery.

ENVIRONMENTAL ACTIVITIES

    We have based our environmental policy directly on the principles of the ICC Business Charter for Sustainable Development, a set of principles for environmental management based on the idea that sustained economic growth should be achieved on a basis consistent with protection of the environment. Our commitment to sustainable development comprises four key elements:

    - to develop and design ecoefficient products and systems;

    - to share state-of-the-art technologies with emerging markets;

    - to contribute to common efforts; and

    - to continuously improve our own environmental performance.

    Our research and development program includes significant efforts related to improving the environmental impact of our products and systems. Through the development and application of advanced technologies, we seek to improve the operating efficiency of our products, reduce their emissions, and minimize their use of resources and energy. For example, our drive systems significantly reduce energy consumption and ensure optimum operation of customers' equipment. In the Oil, Gas and Petrochemicals segment, we have fully integrated environmental controls into our subsea systems, resulting in less need for materials and energy, reduced pollution and easy decommissioning.

    To continuously improve the environmental performance of our own operations, we are implementing environmental management systems according to the ISO 14001 standard on all our sites. As of the end of 2000, 97% of our manufacturing and service sites worldwide had implemented this standard, with the remainder scheduled to reach this goal during 2001.

    Commencing in 1999, we introduced the concept of Environmental Product Declarations to improve the environmental performance of our core products. These describe the salient environmental aspects and impacts of a product line, viewed over its complete life cycle, and include relevant environmental goals and improvement programs. Declarations are based on Life Cycle Assessment studies, created according to the international standard ISO 14025. The first of these declarations received ISO 14025 certification in early 2000.

    We have retained liability for environmental remediation costs at two sites in the United States that were operated by our former nuclear business, which we have sold to British Nuclear Fuels. The primary environmental liabilities associated with these sites relate to the costs of remediating radiological contamination upon decommissioning the facilities. In connection with the sale of the nuclear business, in April 2000 we established a reserve of $300 million in connection with estimated remediation costs related to these facilities. For further information, see "--Risk Factors--We are subject to liabilities from discontinued operations and we could be required to make payments in respect of these retained liabilities in excess of established reserves" and "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Contingencies and Retained Liabilities."

PATENTS AND TRADEMARKS

    We believe that in the future, intellectual property will become as important as tangible assets for a group like ABB. Over the past ten years we almost doubled our total number of first patent filings, and we intend to continue our aggressive approach to seeking patent protection. Currently we have over 10,000 patent registrations and approximately 8,000 pending applications. In 2000, we had 795 first filings of patents, a 5% increase over 1999. Based on our existing intellectual property strategy, we believe that we have adequate control over our core technologies.

    The ABB trademark and trade name is well known throughout the world and represents a very significant value for the ABB Group. The ABB trademark is registered in more than 140 countries. We have protection for over 3,000 product marks.

CERTAIN REGULATORY MATTERS

    Our operations also are subject to numerous other governmental laws and regulations including those governing currency conversions and repatriation, taxation of foreign earnings and earnings of expatriate personnel, and use of local employees and suppliers.

    We and our non-U.S. subsidiaries presently are subject to the antibribery provisions of the U.S. Foreign Corrupt Practices Act only with respect to our and their conduct in the United States. Upon becoming a reporting company under
Section 12 of the U.S. Securities Exchange Act of 1934, we will become subject to the U.S. Foreign Corrupt Practices Act's antibribery provisions with respect to our conduct around the world. In addition, while our non-U.S. subsidiaries will remain subject to the U.S. Foreign Corrupt Practices Act's antibribery provisions only with respect to their conduct in the United States, in certain circumstances we ourselves could face U.S. Foreign Corrupt Practices Act liability for a prohibited payment outside the United States by one of our non-U.S. subsidiaries.

    Our operations also are subject to the 1997 Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions as implemented by the 34 signatory countries. The 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions obliges signatories to adopt national legislation that makes it a crime to bribe foreign public officials. As of December 31, 2000, those countries which have adopted implementing legislation and have ratified the OECD Convention include the U.S., Switzerland and several European nations in which we have significant operations.

    We and our subsidiaries conduct business in certain countries known to experience government corruption. While we and our subsidiaries are committed to conducting business in a legal and ethical manner, there is a risk that our employees or agents may take actions that violate either the U.S. Foreign Corrupt Practices Act or legislation promulgated pursuant to the 1997 OECD Convention on Bribery of Foreign Public Officials in International Business Transactions. These actions could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

EMPLOYEES

    As of December 31, 2000, we had approximately 161,000 employees. The breakdown of employees by geographic region is as follows:

REGION                                                        EMPLOYEES
------                                                        ---------
Europe......................................................   105,500
The Americas................................................    27,500
Asia........................................................    17,500
Middle East and Africa......................................    10,500
                                                               -------
Total.......................................................   161,000
                                                               =======

    Some of our employees are represented by labor unions or are the subject of collective bargaining agreements. We believe that our employee relations are good.

                                  RISK FACTORS

    OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD SUFFER MATERIAL ADVERSE EFFECTS DUE TO ANY OF THE RISKS DESCRIBED BELOW, WHICH ARE ALL OF THE RISKS THAT WE CONSIDER TO BE MATERIAL.

RISKS RELATED TO OUR BUSINESS

    WE OPERATE IN VERY COMPETITIVE MARKETS AND COULD BE ADVERSELY AFFECTED IF WE
     FAIL TO KEEP PACE WITH TECHNOLOGICAL CHANGES.

    We operate in very competitive environments in several specific respects, including product performance, developing integrated systems and applications that address the business challenges faced by our customers, pricing, new product introduction time and customer service. The relative importance of these factors differs across the geographic markets and product areas that we serve. The markets for our products and services are characterized by evolving industry standards (particularly for our automation products and for products and systems provided by our Oil, Gas and Petrochemicals business), rapidly changing technology (in all of our industrial segments) and increased competition as a result of deregulation (particularly in our power transmission and distribution businesses). For example, for a number of years power transmission and distribution providers throughout the world have been undergoing substantial deregulation and privatization. This has increased their need for timely product and service innovations that increase efficiency and allow them to compete in a deregulated environment. Additionally, the continual development of advanced technologies for new products and product enhancements is an important way in which we maintain acceptable pricing levels. If we fail to keep pace with technological changes in the industrial sectors that we serve, we may experience price erosion and lower margins.

    We are increasingly asked by our customers to provide an overall solution to a particular business challenge. Our success is dependent in large part on our ability to:

    - anticipate our customers' needs and provide products, systems and related applications to meet those needs;

    - develop new products, systems and related applications that are accepted by our customers;

    - differentiate our product and service offerings from our competitors' offerings;

    - enhance and upgrade our existing products and services; and

    - price our products and services competitively.

    The principal competitors for our automation technology products and services include Emerson, General Electric, Honeywell, Invensys and Siemens. We primarily compete with ALSTOM, Schneider and Siemens in sales of our power transmission products and systems to our utilities customers. Similarly, our building technologies products and services compete with Schneider and Siemens. The principal competitors with our Oil, Gas and Petrochemicals business include Bechtel, Cooper Cameron, Halliburton, Kvaerner, Samsung and Technip. All of our competitors are sophisticated companies with many resources that may develop products and services that are superior to our products and services or may adapt more quickly than we do to new technologies, industry changes or evolving customer requirements. Our failure to anticipate or respond adequately to technological developments or customer requirements, and any delay in accomplishing these goals could adversely affect our business, results of operations and financial condition. Our ability to maintain margins depends to a large extent on our ability to integrate products and systems with our industry and technical expertise to enhance productivity and efficiency, and therefore add value for our customers.

    IF WE DO NOT SUCCESSFULLY MANAGE THE TRANSFORMATION OF OUR BUSINESS TO
     TECHNOLOGY INTENSIVE AREAS, WE MAY INCUR LOSSES.

    We are increasingly asked by our customers and potential customers to integrate the equipment that we manufacture with our industry expertise and technical know-how to develop applications for our products and systems that address the business challenges that our customers face. We believe that the best strategy for us to pursue in response to these customer demands is to emphasize technology intensive areas in which we can apply this expertise and know-how and to focus on research and development for innovation. We have also disposed of asset intensive businesses, such as our former power generation and rail transportation businesses, which were not consistent with this strategy.

    As we change our business focus to emphasize the application of our expertise, we demand more creativity and innovation from our businesses and personnel. If we cannot provide appropriate resources, training and motivation to our employees to respond to these challenges, we may not be able to provide acceptable solutions to the problems faced by our clients and we may not compete successfully in the businesses that we target. Competition for personnel with the expertise we require is intense, and if we cannot recruit and retain such personnel, it will be difficult to implement the change in our business focus.

    To advance our business strategy, we have made acquisitions for total consideration (including assumed debt related to the Elsag Bailey acquisition in 1999) of $896 million, $2,428 million and $288 million in 2000, 1999 and 1998, respectively. We intend to continue to review potential acquisitions and investments in the ordinary course of our business. Acquisitions, particularly cross-border acquisitions, involve numerous risks, including:

    - integration of the businesses we acquire, including new services or products, into our existing offerings;

    - assimilation and retention of personnel; and

    - diversion of management's attention from other business concerns.

    We incurred $90 million of restructuring charges in 2000 and $38 million in fiscal 1999 in connection with restructuring certain of our operations to integrate them with the acquired Elsag Bailey operations. These charges primarily related to severance costs and early retirement payments. If we make additional acquisitions as part of the transformation of our business, we could incur similar integration costs.

    INDUSTRY CONSOLIDATION COULD RESULT IN MORE POWERFUL COMPETITORS AND FEWER
     CUSTOMERS.

    Our competitors in all of our business segments are consolidating. In particular, the automation and oil and gas industries are undergoing consolidation that is reducing the number but increasing the size of companies that compete with us. As our competitors consolidate, they likely will increase their market share, gain economies of scale that enhance their ability to compete with us and/or acquire additional products and technologies that could displace our product offerings.

    Our customer base also is undergoing consolidation. Consolidation among our customers' industries (such as oil and gas companies currently served by our Oil, Gas and Petrochemicals and Automation segments and customers in the automotive, pulp and paper and pharmaceuticals industries that are currently served by our Automation segment) could affect our customers and their relationships with us. If one of our competitors' customers acquires any of our customers, we may lose its business. Additionally, as our customers become larger and more concentrated, they could exert pricing pressure on all suppliers, including ABB. For example, in an industry such as power transmission which historically has consisted of large and concentrated customers such as utilities, price competition can be a factor in determining which products and services will be selected by a customer.

    OUR DIVISIONAL REALIGNMENT MAY DISRUPT OUR BUSINESSES AND CUSTOMER
     RELATIONSHIPS.

    We have started to implement a realignment of our business operations around customer groups rather than product groups. It will take many months to complete the realignment. Although we have started this process, to complete the realignment we must do the following: allocate our personnel and resources among the new divisions; develop and begin implementing appropriate business plans and strategies for most of the new divisions and the business areas within the divisions; develop and implement the organizational and legal structure for the new organization; align our business information and reporting systems with the new organizational structure; effectively communicate the goals of the realignment to our customers, employees and managers; and develop and implement processes that ensure cooperation between and within the divisions. The implementation of our new business structure will require a substantial amount of time and effort from our senior executives and from managers at every level of our operations. If we cannot provide appropriate support to the managers and employees who must implement the realignment, those managers and employees could be distracted from the conduct of our business, which could adversely affect our revenues or operating costs, particularly as the realignment is implemented over the current and next two fiscal quarters. In addition, the realignment may involve incremental general and administrative costs that we otherwise might not have incurred. These additional costs may be significant when viewed in terms of a particular operating segment or fiscal quarter. In either case, our operating results could suffer as a result.

    Our realignment also challenges us to adopt new sales and marketing approaches toward our customers and new ways of working together as one team within ABB. For example, we must take steps to ensure that our new divisions do not compete with one another when offering products, systems and services to our end-user customers. Our existing customer relationships could be disrupted over time as we transition to a new way of doing business with our customers. If we do not successfully meet these challenges, our revenues and profitability could decline.

    SOME OF OUR CUSTOMERS' INDUSTRIES HAVE EXPERIENCED PERIODIC DOWNTURNS IN THE
     PAST. IF SUCH DOWNTURNS OCCUR, OUR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

    Several of the industries that we serve have experienced cyclical periods of slow growth or decline in the past. For example, the automotive and pulp and paper industries currently served by our Automation segment, the oil, gas and petrochemical industry currently served by our Oil, Gas and Petrochemicals and Automation segments and the power supply industries currently served by our Power Transmission and Distribution segments have experienced such cyclical downturns in the past. These downturns have often been linked to general economic conditions in the markets that we serve. In periods of slow growth or decline, our customers are more likely to decrease expenditures on the types of products and systems that our businesses in these segments supply and we are more likely to experience decreased revenues as a result. These cyclical downturns have affected our customer industries in the past and are likely to affect them in the future.

    THE REVENUES AND FINANCIAL RESULTS OF OUR POWER TRANSMISSION AND POWER
     DISTRIBUTION BUSINESSES WILL DECLINE UNLESS WE CAN EFFECTIVELY RESPOND TO DEREGULATION AND PRIVATIZATION IN THE POWER-RELATED INDUSTRIES THAT THEY SERVE.

    Our Power Transmission and Power Distribution businesses depend on trends in the power supply, transmission and distribution businesses that we serve. In particular, we have witnessed an increasing trend toward deregulation and privatization in the transmission and distribution industries on a worldwide basis. This deregulation has resulted in downward pressure on the prices charged for electricity. This trend increasingly challenges us to provide products and applications for those products which address the challenges faced by our customers quickly and on a cost-effective basis. If we do not do so, our revenues and margins in these businesses will be adversely affected. In 2000, the Power Transmission and Power Distribution segments together represented approximately 27% of revenues;

therefore, an adverse effect on the financial results of these segments could have a material adverse effect on our consolidated results of operations.

    OUR OIL, GAS AND PETROCHEMICALS BUSINESS MAY EXPERIENCE LOSSES IF THE OIL
     AND GAS INDUSTRY GENERALLY EXPERIENCES A DOWNTURN.

    Our Oil, Gas and Petrochemicals business depends on the condition of the oil and gas industry and particularly on capital expenditure budgets of the companies engaged in the exploration, development and production of oil and gas. Our upstream oil and gas activities are substantially dependent on the condition of the offshore exploration and development market. For example, in the first half of 1999 our Oil, Gas and Petrochemical orders were adversely affected by low oil prices. See "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Results of Operations--1999 Compared with 1998--Segments--Oil, Gas and Petrochemicals." The prices of oil and gas and their uncertainty in the future, along with forecasted growth in world oil and gas demand, will strongly influence the extent of offshore exploration and development activities. Offshore oil and gas field capital expenditures also are influenced by the sale and expiration dates of offshore leases, the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions, environmental regulation, coordination by the Organization of Petroleum Exporting Countries, the ability of oil and gas companies to access or generate capital and the cost of such capital. Similarly, our businesses that provide products, systems and services to the downstream refining and petrochemical industry are affected by capital expenditure budgets of our customers, which are, in turn, affected by refinery margins and prices for petrochemical products such as ethylene and polypropylene. In 2000, the Oil, Gas and Petrochemicals segment represented approximately 11% of revenues. An adverse effect on the financial results of this segment could have a material adverse effect on our consolidated results of operations.

    BIDDING ON LARGE, LONG-TERM FIXED-PRICE PROJECTS EXPOSES OUR INDUSTRIAL
     BUSINESSES TO RISK OF LOSS.

    During 2000 and 1999, we generated on average 18% of our consolidated revenues from projects involving at least $15 million worth of products or systems. These orders are typically performed over a lengthy time period that could last several months to several years. Additionally, such projects are typically performed on a fixed-price or turnkey basis and are awarded on a competitive bidding basis, particularly in our Oil, Gas and Petrochemicals, Power Transmission, Power Distribution and Automation segments. We may expend significant resources, both in management time as well as money, on bidding for projects that we are not awarded.

    Additionally, even if we do win the bid, fixed-priced contracts are inherently risky because of the possibility of underbidding and the fact that we assume substantially all of the risks associated with completing the project and the post-completion warranty obligations. We also assume the project's technical risk, meaning that we must tailor our products and systems to satisfy the technical requirements of a project even though, at the time we are awarded the project, we may not have previously produced such a product or system. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from our original projections because of changes in conditions, including but not limited to:

    - unanticipated technical problems with the equipment being supplied or developed by us which may require that we spend our own money to remedy the problem;

    - changes in the cost of components, materials or labor;

    - difficulties in obtaining required governmental permits or approvals;

    - project modifications creating unanticipated costs;

    - delays caused by local weather conditions; and

    - suppliers' or subcontractors' failure to perform.

    These risks are exacerbated if the duration of the project is long-term because there is more time for, and therefore an increased risk that, the circumstances upon which we originally bid and developed a price will change in a manner that increases our costs. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. Our long-term, fixed-price projects often make us subject to penalties if we cannot complete portions of the project in accordance with agreed-upon time limits. Therefore, losses can result from performing large, long-term projects on a fixed-price or turnkey basis.

    In connection with large, long-term projects, we routinely undertake substantial customer- and project-specific development efforts. In 2000 and 1999 we incurred order-related development expenditures of approximately
$985 million and $1,212 million, respectively. Order-related development amounts are initially recorded in inventories as part of the work in progress of a contract and then are reflected in cost of sales at the time revenue is recognized in accordance with our accounting policies. To the extent that revenues on these projects cannot be recognized, we would not recover the order-related development expenditures. Additionally, to the extent that order-related development expenditures in a specific project exceed expectations, the profit margin on that project will be adversely affected.

    WE ARE SUBJECT TO LIABILITIES ARISING OUT OF OUR DISCONTINUED OPERATIONS AND
     WE COULD BE REQUIRED TO MAKE PAYMENTS IN RESPECT OF THESE RETAINED LIABILITIES IN EXCESS OF ESTABLISHED RESERVES.

    We retain ownership of Combustion Engineering, Inc., a now inactive subsidiary that conducted part of the power generation business contributed to the ABB ALSTOM POWER joint venture in June 1999. Along with many other companies, Combustion Engineering is a co-defendant in numerous lawsuits pending in the United States in which the plaintiffs claim damages for personal injury arising from exposure to or use of asbestos products that Combustion Engineering supplied, primarily during the 1970's and before. As of December 31, 2000, we had reserved $430 million in respect of asbestos claims and related defense costs, net of estimated insurance recoveries. Resolution of asbestos claims is subject to many uncertainties, including the availability of insurance, and the outcome of individual matters is not predictable. During 2000, we experienced an increase in the level of new claims and higher settlement costs as compared to recent years. We believe that sufficient data is not yet available to determine the long-term effect of these increases on our estimates of asbestos related costs. It is possible that we could be required to make expenditures in excess of established reserves, in a range of amounts that cannot reasonably be estimated.

    We have retained liability for environmental remediation costs at two sites in the United States that were operated by our nuclear business, which has been sold to British Nuclear Fuels. We have retained all environmental liabilities associated with Combustion Engineering's Windsor, Connecticut facility and a portion of the liabilities associated with our ABB CE Nuclear subsidiary's Hematite, Missouri facility. The primary environmental liabilities associated with these sites relate to the costs of remediating radiological contamination upon decommissioning the facilities. At the Windsor site, we believe that a significant portion of such remediation costs will be the responsibility of the United States government pursuant to federal law, although the exact amount of such responsibility cannot reasonably be estimated. In connection with the sale of the nuclear business in April 2000 we established a reserve of $300 million in connection with estimated remediation costs related to these facilities. It is possible that we could be required to make expenditures in excess of this reserve, in a range of amounts that cannot reasonably be estimated.

    WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS IN THE COUNTRIES IN
     WHICH WE OPERATE. WE INCUR COSTS TO COMPLY WITH SUCH REGULATIONS AND OUR ONGOING OPERATIONS MAY EXPOSE US TO ENVIRONMENTAL LIABILITIES.

    Our operations are subject to U.S., European and other laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws include U.S. federal statutes such as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Clean Water Act and the Clean Air Act and similar state and local laws, and European laws and regulations including those promulgated under the Integrated Pollution Prevention and Control Directive issued by the European Union in 1996 and the 1991 directive dealing with waste and hazardous waste and laws and regulations similar to those in other countries in which we operate. The manufacturing facilities currently operated by our Automation, Power Transmission, Power Distribution and Building Technologies segments produce paint residues, solvents, metals, oils and related residues. In our Power Transmission and Power Distribution businesses, we use petroleum-based insulation in transformers, we use PVC resin to manufacture PVC cable and we use chloroparafine as a flame retardant. Our Automation segment uses inorganic lead as a counterweight in robots that we produce. These are considered to be hazardous substances in many jurisdictions in which we operate and pursuant to the laws and regulations referred to above. We may be subject to liabilities for environmental contamination if we do not comply with applicable laws regulating such hazardous substances, and such liabilities can be substantial. All of our manufacturing operations are subject to ongoing compliance costs and capital expenditure requirements.

    In addition, we may be subject to significant fines and penalties if we do not comply with environmental laws and regulations including those referred to above. Some environmental laws, including CERCLA, provide for joint and several strict liability for remediation of releases of hazardous substances which could result in our liability for environmental damage without regard to our negligence or fault. Such laws and regulations could expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time the acts were performed. Additionally, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities to us. See "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Contingencies and Retained Liabilities."

    WE MAY BE THE SUBJECT OF PRODUCT LIABILITY CLAIMS.

    A malfunction in or the inadequate design of products that we design and manufacture could result in product liability claims.

    Product liability claims against us typically involve claims of personal injury or property damage. Because of our broad offering of products, these claims arise in different contexts, including the following:

    - Our Oil, Gas and Petrochemicals segment makes and installs equipment and systems used in oil and gas exploration, production and refining. These products handle petroleum-based substances which can be highly combustible and result in significant fires or explosions if we improperly design, manufacture or install equipment.

    - If our Power Transmission or Power Distribution products are defective, there is a risk of fires, explosions and power surges that can result in significant property damage or personal injury.

    - If the instrumentation and control products and systems designed and manufactured by our Automation segment malfunction, our customers could suffer significant damage to facilities that rely on these products and systems to properly monitor and control their manufacturing processes.

    - Our Building Technologies segment designs, produces and installs a variety of electrical equipment that, if defective, can cause fires, electrocution and explosions.

    Although we maintain insurance against product liability claims that we believe to be adequate, if a very large product liability claim were sustained, our insurance coverage might not be adequate to pay for our defense costs or to pay for any award. If a litigant were successful against us, a lack or insufficiency of insurance coverage could result in an adverse effect on our business, financial condition or results of operations. Additionally, a well-publicized actual or perceived problem could adversely affect our market reputation which could result in a decline in demand for our products.

    OUR OPERATIONS IN EMERGING MARKETS EXPOSE US TO RISKS ASSOCIATED WITH
     CONDITIONS IN THOSE MARKETS.

    We operate in the emerging markets of Latin America, Asia, the Middle East and Africa. In 2000, approximately 54% of the revenues of the Oil, Gas and Petrochemicals segment, approximately 40% of the revenues of the Power Transmission segment, and approximately 35% of the revenues of the Power Distribution segment were generated from these emerging markets. Operations in emerging markets present risks that are not encountered in countries with well established economic and political systems, including:

    - economic instability, which could make it difficult for us to anticipate future business conditions in these markets, cause delays in the placement of orders for projects that we have been awarded and subject us to volatile markets;

    - political instability, which makes our customers less willing to make investments in such regions and complicates our dealings with governments regarding permits or other regulatory matters;

    - boycotts and embargoes that may be imposed by the international community on countries in which we operate, which could adversely affect the ability of our operations in those countries to obtain the materials necessary to fulfill contracts and our ability to pursue business or establish operations in those countries;

    - significant fluctuations in interest rates and currency exchange rates;

    - the imposition of unexpected taxes or other payments on our revenues in these markets; and

    - the introduction of exchange controls and other restrictions by foreign governments.

    In addition, the legal and regulatory systems of the emerging markets identified above are less developed and less well enforced than in industrialized countries. Therefore, our ability to protect our contractual and other legal rights in those regions could be limited. We cannot offer any assurance that our exposure to conditions in emerging markets will not adversely affect our financial condition and results of operations.

    OUR INTERNATIONAL OPERATIONS EXPOSE US TO THE RISK OF FLUCTUATIONS IN
     CURRENCY EXCHANGE RATES.

    CURRENCY TRANSLATION RISK. The results of operations and financial position of most of our non-U.S. subsidiaries are reported in the currencies of countries in which those subsidiaries reside. That financial information is then translated into U.S. dollars at the applicable exchange rates for inclusion in our Consolidated Financial Statements. In 2000, approximately 77% of our consolidated revenues were generated in local currencies and translated into U.S. dollars. Of that amount the following percentages were reported in the following local currencies:

       - Euro, approximately 32%;

       - Swedish krona, approximately 10%;

       - Swiss franc, approximately 5%; and

       - Norwegian krona, approximately 4%.

The exchange rate between these currencies and the U.S. dollar fluctuates substantially, which has a significant translation effect on our reported consolidated results of operations and financial position. In 2000 and 1999, the U.S. dollar appreciated against most of the currencies in which our subsidiaries reported results of operations. In particular, in 2000 and 1999 the U.S. dollar strengthened by approximately:

       - 13% in 2000 and 5% in 1999 against the Euro;

       - 11% in 2000 and 3% in 1999 against the Swiss franc;

       - 11% in 2000 and 4% in 1999 against the Norwegian krona; and

       - 10% in 2000 and 4% in 1999 against the Swedish krona.

This resulted in the reduction of reported revenues and earnings before interest and taxes when consolidated and translated into U.S. dollars, based on average annual exchange rates, of approximately 8% and 10%, respectively, in 2000 and 4% in 1999.

    CURRENCY TRANSACTION RISK. Currency risk exposure also affects our operations when our sales are denominated in currencies that are different from those in which our manufacturing costs are incurred. In this case, if between the time that the parties agree on a price, the value of the currency in which the purchase price is to be paid weakens relative to the currency in which we incur manufacturing costs, there would be a negative impact on the profit margin for any such transaction. This transaction risk may exist regardless of whether or not there is also a translation risk as described above.

    Currency exchange rate fluctuations in those currencies in which we incur our principal manufacturing expenses (the Euro, Swedish krona and Swiss franc) may distort competition between us and our competitors whose costs are incurred in other currencies. If our principal currencies appreciate in value against such other currencies, our competitiveness may be weakened.

    WE MAY ENCOUNTER DIFFICULTY IN MANAGING OUR BUSINESS DUE TO THE GLOBAL
     NATURE OF OUR OPERATIONS.

    We operate in more than 120 countries around the world, with approximately 65% of our 161,000 employees located in Europe, approximately 17% in the Americas, approximately 11% in Asia and approximately 7% in the Middle East and Africa. In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor group-wide standards and directives across our global network. Our failure to successully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and compliance with group-wide standards and procedures.

    In 2000, our internal audit group discovered during a regular compliance follow-up that several employees in the London region of our Building Technologies segment had intentionally concealed losses in 1999 and part of 2000 arising from contracts for which revenues were insufficient to cover costs. We believe that these activities were isolated in the London region of this segment and did not extend to other operations. As a result of our investigation, we terminated the individuals involved and replaced the local management in the London region. Based on the results of our investigation, we believe that we have recorded all known contract losses related to these contracts at December 31, 2000. If we had not discovered these activities, our net income for 1999 and 2000 would have been overstated by $30 million and $10 million, respectively. We cannot ensure compliance on a global basis by all of our employees with our internal control policies and procedures.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR ADSS AND REGISTERED
  SHARES

    HOLDERS OF ADSS MAY BE RESTRICTED IN THEIR ABILITY TO EXERCISE VOTING
     RIGHTS.

    Holders of ADSs generally will have the right under the deposit agreement to instruct the depositary to exercise voting rights for the registered shares represented by ADSs.

    At our request, the depositary will mail, holders of ADSs any notice of any shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. If the depositary receives voting instructions from a holder of ADSs on a timely basis, it will endeavor to vote the securities representing the holder's ADSs in accordance with those voting instructions. The ability of the depositary to carry out voting instructions, however, may be limited by practical limitations, such as time zone differences and delays in mailing.

    ADS HOLDERS MAY BE UNABLE TO PARTICIPATE IN RIGHTS OFFERINGS AND SIMILAR
     TRANSACTIONS IN THE FUTURE.

    U.S. securities laws may restrict the ability of U.S. persons who hold ADSs to participate in certain rights offerings or share or warrant dividend alternatives which we may undertake in the future in the event we are unable or choose not to register those securities under the U.S. securities laws and are unable to rely on an exemption from registration under these laws. While we are not currently planning any transaction of this type, we may take such actions in the future and there can be no assurance that it will be feasible to include U.S. persons in those actions. If we issue any securities of this nature in the future, we may issue such securities to the depositary for the ADSs, which may sell those securities for the benefit of the holders of the ADSs. We cannot offer any assurance as to the value, if any, the depositary would receive upon the sale of those securities.

    SWISS LAW AND OUR ARTICLES OF INCORPORATION REQUIRE THE APPROVAL OF
     TWO-THIRDS OF THE SHAREHOLDERS VOTING TO APPROVE SOME ACTIONS THAT DO NOT REQUIRE SUCH A SUPERMAJORITY UNDER U.S. LAW.

    Under Swiss law and our articles of incorporation, a resolution passed with a majority of at least two-thirds of the shares represented at a shareholders' meeting is required for:

    - a modification of the purpose of ABB Ltd;

    - the creation of shares with increased voting powers;

    - restrictions on the transfer of registered shares and the removal of those restrictions;

    - restrictions on the exercise of the right to vote and the removal of those restrictions;

    - an authorized or conditional increase in share capital;

    - an increase in share capital through the conversion of capital surplus, through an in-kind contribution or exchange for an acquisition of property, and the grant of special benefits;

    - the restriction or denial of preemptive rights;

    - a transfer of our place of incorporation; and

    - our dissolution without liquidation, as in the case of a merger.

    These actions often do not require the approval of such a supermajority under U.S. law.

ITEM 2. DESCRIPTION OF PROPERTY.

    A substantial portion of our production and development activities is conducted in Germany, the United States, Sweden, Switzerland, Finland, Norway and Italy. The consolidated ABB Group owns about 60% of the properties on which its facilities are located and leases the remainder.

    We own most of the properties on which our production is conducted and essentially all of the machinery and equipment used in the manufacturing operations. In certain countries, we have entered into sale-leaseback agreements, notably in Sweden and Switzerland. Those arrangements pertain mainly to administrative buildings and partly to manufacturing facilities. From time to time we have a surplus of space arising from acquisitions, production efficiencies and/or restructuring of operations. Normally we seek to sell such surplus space or, to a lesser extent, lease it to third parties. In several of the main locations, the development of such properties is assigned to dedicated own resources prior to sale on the market.

    As part of the sale of our power generation business to ABB ALSTOM POWER, all properties predominantly used by the power generation businesses have been transferred to ABB ALSTOM POWER, other than the facility in Windsor, Connecticut. The most important transfers of property in connection with this transaction occurred in Germany, Switzerland, Sweden and the United States.

    It is ABB's general policy to maintain facilities and equipment at quality levels assuring continuous production at good efficiency and safety standards. The net book value of our property, plant and equipment at December 31, 2000 was $3,243 million of which machinery and equipment represented $1,506 million and land and buildings represented $1,607 million.

    The following table sets forth our principal manufacturing facilities as at December 31, 2000.

LOCATION OF FACILITY           SEGMENT SERVED
--------------------------------------------------
EUROPE
Opwijk, Belgium           Building Technologies
Brno, Czech Republic      Power Distribution
Odense, Denmark           Automation
Champagne, France         Automation
Chassieu, France          Building Technologies
Massy, France             Automation
Meyzieu, France           Building Technologies
Alzenau, Germany          Automation
Annaberg, Germany         Building Technologies
Bad Berlenburg, Germany   Building Technologies
Bad Honnef, Germany       Power Transmission
Brilon, Germany           Building Technologies
Cottbus, Germany          Automation
Dortmund, Germany         Automation, Building
                          Technologies
Dresden, Germany          Power Transmission
Eschborn, Germany         Automation
Friedberg, Germany        Automation
Gottingen, Germany        Automation
Halle, Germany            Power Transmission
Hanau, Germany            Power Transmission
Heidelberg, Germany*      Building Technologies,
                          ABB Group
Heiligenhausen, Germany   Automation
Ladenburg, Germany        Building Technologies,
                          Automation
Ludenscheid, Germany      Building Technologies

--------------------------------------------------
LOCATION OF FACILITY           SEGMENT SERVED
Mannheim, Germany         Power Transmission,
                          Building Technologies,
                          Power Distribution
Minden, Germany           Automation
Nauen, Germany            Building Technologies,
                          Power Distribution
Ratingen, Germany         Power Distribution
Roigheim, Germany         Power Transmission
Sasbach, Germany          Building Technologies
Schalksmuhl, Germany      Building Technologies
Wackersdorf, Germany      Power Transmission
Bergamo, Italy            Building Technologies
Dalmine, Italy            Power Distribution
Frosinone, Italy          Building Technologies
Lecco, Italy              Power Transmission
Legnano, Italy            Power Transmission
Lodi, Italy               Power Transmission
Monselice, Italy          Power Transmission
Pomezia, Italy            Power Transmission
S. Martino, Italy         Building Technologies
Vittuone, Italy           Automation, Building
                          Technologies
Billingstad, Norway*      ABB Group
Drammen, Norway           Building Technologies
Skien, Norway             Power Distribution,
                          Building Technologies,
                          Power Transmission

LOCATION OF FACILITY           SEGMENT SERVED
--------------------------------------------------
Lodz, Poland              Power Distribution,
                          Power Transmission
Przasnysz, Poland         Power Distribution
Wroclaw, Poland           Automation
Moscow, Russia            Power Transmission
Bilbao, Spain             Power Transmission
Cordoba, Spain            Power Transmission
Alingsas, Sweden          Power Transmission
Arboga, Sweden            Power Transmission
Enkoping, Sweden          Building Technologies
Jonkoping, Sweden         Building Technologies
Karlskrona, Sweden        Power Transmission
Ludvika, Sweden           Power Transmission
Nykoping, Sweden          Automation
Oskarshamn, Sweden        Power Transmission
Soderkoping, Sweden       Building Technologies
Sodertalje, Sweden        Building Technologies

--------------------------------------------------
LOCATION OF FACILITY           SEGMENT SERVED
Vasteras, Sweden*         Automation, Building
                          Technologies, Power
                          Distribution, ABB Group
Vaxjo, Sweden             Automation
Alstetten, Switzerland    Automation, Building
                          Technologies, Power
                          Transmission
Baden, Switzerland*       Automation, Power
                          Distribution, Building
                          Technologies, Power
                          Transmission, ABB Group
Oerlikon, Switzerland     Power Distribution,
                          Building Technologies,
                          Power Transformation
Turgi, Switzerland        Automation, Power
                          Distribution
Dundee, United Kingdom    Power Transmission

--------------------------

*   This facility also serves as an ABB Group research and development center.

LOCATION OF FACILITY           SEGMENT SERVED
--------------------------------------------------
THE AMERICAS
Bahia, Brazil             Building Technologies
Betim, Brazil             Power Transmission
Guarulhos, Brazil         Power Transmission
Brampton, Canada          Automation
Varennes, Canada          Power Transmission
Tlanepantla, Mexico       Automation, Power
                          Distribution, Building
                          Technologies, Power
                          Transmission
Alamo, Texas, USA         Power Transmission
Athens, Georgia, USA      Power Transmission
Auburn Hills, Michigan,   Automation
  USA
Columbus, Ohio, USA       Automation
Florence, South           Power Transmission
  Carolina, USA

--------------------------------------------------
LOCATION OF FACILITY           SEGMENT SERVED
Jefferson City,           Power Transmission
  Missouri, USA
Lake Mary, USA            Power Transmission,
                          Power Distribution
Niles, Michigan, USA      Building Technologies
Raleigh, North Carolina,  Automation, ABB Group
  USA*
South Boston, Virginia,   Power Transmission
  USA
St. Louis, Missouri, USA  Power Transmission
Warminster,               Automation
  Pennsylvania, USA
Wickliffe, Ohio, USA      Automation
San Fran. De Yare,        Power Transmission
  Venezuela

ASIA
Moorebank, Australia     Power Transmission
Hefei, China             Power Transmission
Shanghai, China          Building Technologies,
                         Power Transmission
Xiamen, China            Power Distribution
Bangalore, India         Automation
Baroda, India            Power Transmission
Calcutta, India          Building Technologies
Nasik, India             Power Distribution,
                         Building Technologies
Satna, India             Power Transmission
Chonan, South Korea      Automation, Power
                         Distribution
Samutprakam, Thailand    Power Transmission,
                         Power Distribution,
                         Building Technologies

MIDDLE EAST AND AFRICA
Riyadh, Saudi Arabia     Automation, Power
                         Distribution, Building
                         Technologies, Power
                         Transmission

--------------------------

*   This facility also serves as an ABB Group research and development center.

ITEM 3. LEGAL PROCEEDINGS.

    We are involved in legal proceedings from time to time incidental to the ordinary conduct of our business. These proceedings principally involve matters relating to warranties, personal injury, damage to property, environmental liabilities and intellectual property rights.

    We retain ownership of Combustion Engineering, Inc., a now inactive subsidiary that conducted part of the power generation business contributed to the ABB ALSTOM POWER joint venture in June 1999. Along with many other companies, Combustion Engineering is a codefendant in numerous lawsuits pending in the United States in which the plaintiffs claim damages for personal injury allegedly arising from exposure to or use of asbestos in products that Combustion Engineering supplied, primarily during the 1970s and before. As of December 31, 2000, there were approximately 66,000 cases pending, which amount includes approximately 8,500 claims that have already been settled but under which there are continuing payments (1999: 61,000). Approximately 39,000 new claims were made in 2000 (1999: 33,000) and approximately 34,000 claims were resolved in 2000 (1999: 23,000). In 2000, the average payment per claim was $4,833 which represented a 20% increase in the average payment per claim of $4,042 in 1999. We incurred approximately $10.5 million and $8.2 million in administration and defense costs in 2000 and 1999, respectively.

    We have followed a practice of maintaining a reserve to cover our estimated settlement costs for the asbestos claims and an asset representing estimated insurance reimbursement. As a result of changes in our expectations regarding the foreseeable future that claims will continue to be incurred, our estimates were modified in 1999 to extend the period over which current and future claims are expected to be settled from 7 years to 11 years. As a result of this change in estimate, we recorded an additional accrual of approximately $300 million in 1999. The revised amount represented our estimate of the costs associated with asbestos claims, based on an analysis of our historical claims trends, available industry information and incidence rates of new claims. During 2000, we experienced an increase in the level of new claims as well as higher settlement costs over recent historical levels and recorded a charge of approximately
$70 million related to these higher than expected costs. We believe that sufficient data is not yet available to reasonably estimate the long-term effect of these increases on our estimate of asbestos related costs. At December 31, 2000 and 1999, we had a reserve of approximately $590 million and $670 million, respectively, for asbestos-related claims. We also have assets recorded of $160 million and $220 million at December 31, 2000 and 1999, respectively, for probable insurance recoveries.

    The ultimate cost of the asbestos claims is difficult to estimate with any degree of certainty due to the nature and number of variables associated with unasserted claims. Some of the factors affecting our estimate of the potential cost of unasserted claims are the rate at which new claims are filed, the impact of court rulings and legislative action, the extent of the claimants' association with Combustion Engineering's or other defendants' products or operations, the type and severity of the disease suffered by the claimant, the method of settlement of such cases, and the applicability of our insurance policies to recover the settlement costs, until the policy limits are exhausted.

    Our insurance policies usually have provided coverage for a majority of the costs incurred in connection with resolving asbestos claims. We have recorded an asset relating to probable insurance recoveries and a liability relating to probable defense costs and claims payments. As of December 31, 2000, ABB had a reserve of $430 million in respect of asbestos claims and related defense costs in excess of estimated insurance recoveries. These assets and liabilities were estimated based on historical data and estimates of asbestos claims that might be made in the future, the amounts which might be paid to resolve those claims and the amount of such payments that might be recovered under insurance policies.

    For 2000, approximately 58% of all costs incurred in that year in connection with resolving asbestos claims were submitted to Combustion Engineering's insurance carriers for reimbursement. For 1999 approximately 72% of all costs incurred in that year in connection with resolving asbestos claims were submitted to Combustion Engineering's insurance carriers for reimbursement. Our experience has been that approximately 70% to 80% of the costs submitted to our insurance carriers for reimbursement has been reimbursed.

    Estimating the insurance recovery as part of the process of establishing the reserve for asbestos liabilities is inherently uncertain and depends on a number of factors, including the potential for disputes over coverage issues with the insurance carriers, the principles of law which would be likely to apply in resolving such disputes, the amount which will be received under agreements which settled such disputes in prior periods, the timing and amount of asbestos claims which may be made against Combustion Engineering in the future, the financial solvency of the underlying insurance providers and the amount which may be paid to settle or otherwise dispose of those claims. These factors are beyond our control and changes in these factors could materially affect our insurance recoveries.

    Our management has considered the financial viability and legal obligations of our insurance carriers and concluded that, except for those insurers that have become or may become insolvent, the insurers will continue to fund their portion of the claims costs relating to asbestos litigation settlements. Accordingly, the expected amounts of insurance recoveries are recognized on an undiscounted basis.

Combustion Engineering will fund defense costs. Over time, as available coverage under insurance policies is utilized against asbestos claims payments, the portion of the cost of resolving asbestos claims that will be recovered under insurance policies will be reduced.

    Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable. It is reasonably possible that we could be required to make expenditures, in excess of established reserves, in a range of amounts that cannot reasonably be estimated. Although the final resolution of any such matters could have a material impact on our reported results for a particular reporting period, we believe the litigation should not have a material adverse effect on our consolidated financial condition.

    ABB Barranquilla, a subsidiary of our Equity Ventures subsidiary, is an equity investor in Termobarranquilla S.A., Empresa de Servicios Publicos (TEBSA), which owns a Colombian independent power generation project known as Termobarranquilla. The other shareholders of TEBSA include Corporacion Electrica de la Costa Atlantica (CORELCA), a government owned Colombian electric utility. CORELCA also purchases the electricity produced from the Termobarranquilla project. In addition to our equity investment, our former power generation business was engineering, procurement and construction contractor for Termobarranquilla. The project was awarded to us and another company, as joint bidders, after a competitive bidding process in 1994. The co-bidder manages the operation and maintenance of the facility. We entered into agreements with the co-bidder for a sharing and reallocation of a portion of the amounts paid to us and to the co-bidder under the engineering, procurement and construction contract and the operation and maintenance contract. These agreements were not disclosed at the time to CORELCA. They also were not disclosed at the time to the lenders who provided financing to TEBSA for the project, including U.S. Overseas Private Investment Corporation and U.S. Export Import Bank, as required pursuant to the lending documents.

    We have been engaged in ongoing discussions of this matter with the project lenders and the other shareholders of TEBSA since September 2000. Although we cannot yet be certain what the outcome of the discussions will be, to date there has been no indication that this matter will lead to a significant dispute between us and CORELCA or the project lenders. To date, TEBSA has met its payment obligations to the project lenders. ABB Barranquilla has invested $67.7 million in TEBSA and has a contingent commitment to invest up to an additional $2 million if TEBSA cannot meet its obligations.

    Since at least 1996, the Antitrust Division of the U.S. Department of Justice has been investigating alleged agreements among certain contractors on a number of construction projects in Egypt, primarily in the late 1980s and early 1990s, that were financed by agencies of the United States government. The Antitrust Division is investigating whether particular contractors agreed to allocate the projects among themselves and coordinate their bids accordingly. One of our subsidiaries, ABB SUSA, bid on a number of such projects and was awarded several of them. We are one of the companies whose conduct is being investigated by the Antitrust Division. We have reached an understanding with the Antitrust Division to resolve this matter. Pursuant to this understanding we have been and are continuing to provide information to the Antitrust Division and are cooperating fully in the investigation. In addition, we are close to concluding an agreement with the Antitrust Division, which agreement would be subject to the approval of the U.S. courts, to enter a guilty plea to an antitrust violation. We are also close to concluding an agreement with the Civil Division of the Department of Justice to resolve civil claims related to this matter. In connection with these resolutions, we expect to pay a fine and civil damages in a total amount of approximately $63 million. In accordance with Accounting Principles Board Opinion No. 21, INTEREST ON RECEIVABLES AND PAYABLES, the discounted present value of this settlement amount of approximately $57 million was recognized in our financial statements for the period ended December 31, 2000. Based on discussions with the U.S. government agency that financed the project that is the subject of the investigation, we believe that these matters will not have a material adverse effect on our consolidated financial position.

ITEM 4. CONTROL OF REGISTRANT.

    As of March 15, 2001, we were not aware of any person holding 10 percent or more of our shares.

    To our knowledge, we are not directly or indirectly owned or controlled by any government or by any other corporation or person.

    As of March 13, 2001, our directors and officers as a group owned an aggregate of 145,967 shares.

ITEM 5. NATURE OF TRADING MARKET.

GENERAL

    The shares of the newly created ABB Ltd have been listed on the SWX Swiss Exchange, the London Stock Exchange and the Frankfurt Stock Exchange since June 28, 1999, and on the Stockholm Stock Exchange since June 22, 1999.

    The principal market for our shares is the SWX Swiss Exchange, where our shares are traded under the symbol "ABBN." The table below sets forth, for the fiscal quarters indicated, the reported high and low closing sale prices for the shares on the SWX Swiss Exchange. The quotations have been translated in each case into U.S. dollars at the noon buying rate on each of the respective dates of such quotations.

                                                               SWISS FRANCS PER       TRANSLATED INTO
                                                               REGISTERED SHARE        U.S. DOLLARS
                                                              -------------------   -------------------
                                                                LOW        HIGH       LOW        HIGH
                                                              --------   --------   --------   --------
1999  Second Quarter (from June 28, 1999)...................   141.75     151.25      91.95      98.11
      Third Quarter.........................................   135.75     170.00      90.09     110.33
      Fourth Quarter........................................   140.75     195.00      96.27     121.76

2000  First Quarter.........................................   167.00     218.00      99.99     132.36
      Second Quarter........................................   178.00     216.00     108.31     125.51
      Third Quarter.........................................   161.50     209.00      90.91     124.55
      Fourth Quarter........................................   151.75     174.25      83.15      99.49

2001  First Quarter.........................................   114.50     177.50      66.44     109.50

    Prior to the date of this registration statement, there has been no public market for our ADSs. Four ADSs will represent one registered share. If the share split becomes effective, each ADS will thereafter represent one share with a nominal value of CHF 2.50 per share. ADSs will be issued under a deposit agreement with Citibank as depositary.

    Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "ABB."

    At March 15, 2001, approximately 15,602,638 shares were held by shareholders with registered addresses in the U.S. The combined shareholdings of these shareholders comprise approximately 5.2% of the total number of shares in issue, including treasury shares, at March 15, 2001. These figures do not include either the number of shares held by shareholders with registered addresses outside the U.S. in which U.S. residents have an interest or the number of any such U.S. residents.

TRADING ON THE SWX SWISS EXCHANGE

    The SWX Swiss Exchange was founded in 1993 as the successor to the local stock exchanges of Zurich, Basel and Geneva. Trading in foreign equities and derivatives began in December 1995. In August 1996, the SWX Swiss Exchange introduced full electronic trading in Swiss equities, derivatives and bonds. The aggregate value of trading activity of Swiss shares, investment funds, warrants, and bonds as well as other non-Swiss shares, warrants and bonds on the SWX Swiss Exchange was in excess of CHF 1,000 billion in 2000. As of December 31, 2000, the equity securities of 416 corporations, including 164 foreign corporations, were listed and traded on the SWX Swiss Exchange.

    In 2000, the SWX Swiss Exchange and Tradepoint Financial Networks plc announced their agreement to create a pan-European blue chip trading platform based in London to be called virt-x and to be supervised by the Securities and Futures Authority. Under such agreement, the SWX Swiss Exchange will transfer all the trading of its blue chip shares to virt-x. It is anticipated that trading in our shares will be transferred to virt-x. The target launch date for the virt-x market is June 25, 2001.

    Transactions on the SWX Swiss Exchange are generally restricted to members, which are banks and securities dealers. There is a general duty to execute trades during the trading period on the SWX Swiss Exchange. An exemption exists, however, for trades in shares which, in the case of single orders, have a market value of CHF 200,000 or more, or in the case of multiple orders, have a market value of CHF 1 million or more.

    Trading on the SWX Swiss Exchange occurs through a fully integrated trading system covering the entire process from trade order through settlement. Trading takes place continuously on each business day from 9:00 a.m. to 5:00 p.m., with a pre-opening session from 5:00 p.m. to 10:00 p.m. on the previous business day, resuming at 6:00 a.m. to 9:00 a.m. on the current business day. For the opening phase starting at 9:00 a.m., the system closes the order book and starts opening procedures, establishing opening prices and determining orders to be executed according to matching rules.

    Transactions take place through the automatic matching of orders. Each valid order is entered and listed according to the price limit. In general, market orders (orders placed at best price) are executed first, followed by limit orders (orders placed at a price limit), provided that if several orders are listed at the same price, they are executed according to the time of entry. Transactions in shares effected by or through members of the SWX Swiss Exchange are subject to a stock exchange levy of up to 0.02%, calculated on the settlement price.

    Banks and broker-dealers doing business in Switzerland are required to report all transactions in listed securities traded on the SWX Swiss Exchange. For transactions effected via the exchange system, reporting occurs automatically. Off-exchange transactions must be reported to the SWX Swiss Exchange within 30 minutes. Off-exchange transactions outside trading hours (I.E., between 5:00 p.m. and 9:00 a.m.) must be reported no later than the next opening. Transaction information is collected, processed and immediately distributed by the SWX Swiss Exchange. The SWX Swiss Exchange distributes a comprehensive range of information through various publications, including in particular the Swiss Market Feed. The Swiss Market Feed supplies SWX Swiss Exchange data in real time to all subscribers as well as to other information providers such as Reuters.

    SWX Swiss Exchange transactions are usually settled on a T+3 basis, meaning that delivery and payment of exchange transactions occur three business days after the trade date. The SWX Swiss Exchange promotes efficient processing by automatically transmitting transactions to SIS SegaInterSettle AG (SIS) via the SECOM electronic settlement system.

    The SWX Swiss Exchange may suspend a quotation if large price fluctuations occur (delayed opening or stop trading), if important, price sensitive information is about to be disclosed, or in other situations that might disrupt regular trading. Surveillance and monitoring is the responsibility of the SWX Swiss Exchange as the organizer of the market.

    Swiss law limits a company's ability to hold or purchase its own shares, as described under "Item 14. Description of Securities to be Registered--Description of Registered Shares--Repurchase of Shares." Within these limitations, it is permitted under Swiss law for a corporation to purchase and sell its own shares on the SWX Swiss Exchange from time to time to meet imbalances of lawful supply and demand, to provide liquidity, to modulate swings in the market price of its shares and for other purposes.

ITEM 6. EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS.

    Other than in connection with government sanctions imposed on Iraq, Yugoslavia, Sierra Leone, Myanmar, parts of Angola and parts of Afghanistan there are currently no government laws, decrees or regulations in Switzerland that restrict the export or import of capital, including, but not limited to, Swiss foreign exchange controls on payments of dividends, interest or liquidation procedures, if any, to non-resident holders of capital stock of Swiss corporations. In addition, there are no limitations imposed by Swiss law or our Articles of Association on the right of non-residents or non-citizens of Switzerland to hold or vote our shares. For further information on limitations on being entered into ABB's share register as a shareholder with voting rights, see "Item 14. Description of Shares to be Registered--Description of Registered Shares--Transfer of Shares".

ITEM 7. TAXATION.

    The following is a summary of the material Swiss and United States federal income tax consequences of the purchase, ownership and disposition of our shares or American Depositary Shares.

SWISS TAXES

WITHHOLDING TAX ON DIVIDENDS AND DISTRIBUTIONS

    Dividends paid and similar cash or in-kind distributions that we make to a holder of shares or ADSs (including dividends on liquidation proceeds and stock dividends) are subject to a Swiss federal withholding tax at a rate of 35%. We must withhold the tax from the gross distribution and pay it to the Swiss Federal Tax Administration.

OBTAINING A REFUND OF SWISS WITHHOLDING TAX FOR U.S. RESIDENTS

    The Convention Between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income, which entered into force on December 19, 1997 and which we will refer to in the following discussion as the Treaty, allows U.S. resident individuals or U.S. corporations to seek a refund of the Swiss withholding tax paid on dividends in respect of our shares. U.S. resident individuals and U.S. corporations holding less than 10% of the voting rights in respect of our shares are entitled to seek a refund of withholding tax to the extent the tax withheld exceeds 15% of the gross dividend. U.S. corporations holding 10% or more of the voting rights of our shares are entitled to seek a refund of withholding tax to the extent the tax withheld exceeds 5% of the gross dividend.

    Claim for refunds must be filed with the Swiss Federal Tax Administration, Eigerstrasse 65, 3003 Bern, Switzerland. The form used for obtaining a refund is Swiss Tax Form 82 (82C for companies; 82E for other entities; 82I for individuals). This form may be obtained from any Swiss Consulate General in the United States or from the Swiss Federal Tax Administration at the address above. The form must be filled out in triplicate with each copy duly completed and signed before a notary public in the United States. The form must be accompanied by evidence of the deduction of withholding tax withheld at the source.

STAMP DUTIES UPON TRANSFER OF SECURITIES

    The sale of shares, whether by Swiss resident or non-resident holders, may be subject to a Swiss securities transfer stamp duty of up to 0.15% calculated on the sale proceeds if it occurs through or with a Swiss bank or other Swiss securities dealer as defined in the Swiss Federal Stamp Tax Act. In addition to the stamp duty, the sale of shares by or through a member of the SWX Swiss Exchange may be subject to a stock exchange levy equal to 0.02%.

TAXES RELATED TO THE SHARE REPURCHASE

    We have opened a second trading line on the SWX Swiss Exchange to buy our own shares for purposes of our share repurchase program. On such second trading line only we will act as buyer and shareholders who sell on such trading line will be identified for tax purposes. In general, transactions on the second trading line are only advantageous to shareholders who (i) qualify for a full refund of Swiss withholding tax and (ii) incur the same income taxes as if they had sold their shares on the first trading line. You should consult with your personal tax advisor with respect to more specific tax implications regarding trading on the second trading line.

UNITED STATES TAXES

    The following is a summary of the material U.S. federal income tax consequences of the ownership of shares or ADSs. This summary does not purport to address all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares or ADSs. This summary assumes that holders are initial purchasers of shares or ADSs and will hold shares or ADSs as capital assets. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as dealers or traders in securities or currencies, partnerships owning shares or ADSs, tax-exempt entities, banks, insurance companies, holders that own (or are deemed to own) at least 10% or more (by voting power or value) of the stock of ABB, investors whose functional currency is not the U.S. dollar, and persons that will hold shares or ADSs as part of a position in a straddle or as part of a hedging or conversion transaction for U.S. tax purposes. This discussion does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address state, local or foreign tax consequences of an investment in shares or ADSs.

    This summary is based (1) on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this registration statement and (2) in part, on representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. The U.S. tax laws and the interpretation thereof are subject to change, which change could apply retroactively and could affect the tax consequences described below.

    For purposes of this summary, a U.S. holder is a beneficial owner of shares or ADSs that, for U.S. federal income tax purposes, is:

    - a citizen or resident of the United States;

    - a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia;

    - an estate if its income is subject to U.S. federal income taxation regardless of its source; or

    - a trust if such trust validly has elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of its substantial decisions.

    A non-U.S. holder is a beneficial owner of shares or ADSs that is not a U.S. holder.

    EACH PROSPECTIVE PURCHASER SHOULD CONSULT THE PURCHASER'S TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF SHARES OR ADSS.

OWNERSHIP OF ADSS IN GENERAL

    For U.S. federal income tax purposes, a holder of ADSs generally will be treated as the owner of the shares represented by the ADSs.

    The U.S. Treasury Department has expressed concern that depositaries for American depositary receipts, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of those receipts or shares. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Swiss taxes and sourcing rules described below could be affected by future actions that may be taken by the U.S. Treasury Department.

DISTRIBUTIONS

    If you are a U.S. holder, for U.S. federal income tax purposes, the gross amount of any distribution (other than certain distributions, if any, of shares distributed to all shareholders of ABB, including holders of ADSs) made to you with respect to shares or ADSs, including the amount of any Swiss taxes withheld from the distribution, will constitute dividends to the extent of ABB's current and accumulated earnings and profits (as determined under U.S. federal income tax principles), and will be included in your gross income as ordinary income. These dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. If distributions with respect to shares or ADSs exceed ABB's current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess would be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the shares or ADSs. Any amount in excess of the amount of the dividend and the return of capital would be treated as capital gain. ABB does not maintain calculations of its earnings and profits under U.S. federal income tax principles.

    If you are a U.S. holder, dividends paid in Swiss francs, including the amount of any Swiss taxes withheld from the dividends, will be included in your gross income in an amount equal to the U.S. dollar value of the Swiss francs calculated by reference to the spot exchange rate in effect on the day the dividends are includible in income. In the case of ADSs, dividends generally are includible in income on the date they are received by the depositary, regardless of whether the payment is in fact converted into U.S. dollars at that time. If dividends paid in Swiss francs are converted into U.S. dollars on the day they are includible in income, you generally should not be required to recognize foreign currency gain or loss with respect to the conversion, if you are a U.S. holder. However, any gains or losses resulting from the conversion of Swiss francs between the time of the receipt of dividends paid in Swiss francs and the time the Swiss francs are converted into U.S. dollars will be treated as ordinary income or loss to you, as the case may be, if you are a U.S. holder. The amount of any distribution of property other than cash will be the fair market value of the property on the date of distribution.

    If you are a U.S. holder, you will have a basis in any Swiss francs received as a refund of Swiss withholding taxes equal to a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt of the dividend on which the tax was withheld. (See "--Obtaining a Refund of Swiss Withholding Tax for U.S. Residents" above).

    If you are a U.S. holder, dividends received by you with respect to shares or ADSs will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by ABB generally will constitute passive income, or, in the case of certain U.S. holders, financial services income. The rules relating to the determination of the U.S. foreign tax credit are complex, and, if you are a U.S. holder, you should consult your tax advisor to determine whether and to what extent you would be entitled to this credit. Alternatively, if you are a U.S. holder, you may elect to claim a U.S. tax deduction, instead of a foreign tax credit, for such Swiss tax, but only for a year in which you elect to do so with respect to all foreign income taxes.

    Subject to the discussion below under "Backup Withholding and Information Reporting," if you are a non-U.S. holder of shares or ADSs, you generally will not be subject to U.S. federal income or withholding tax on dividends received on shares or ADSs, unless the dividends are effectively connected with the conduct by you of a trade or business in the United States, or the dividends are attributable to a permanent establishment or fixed base that is maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting a non-U.S. holder to U.S. taxation on a net income basis. In such cases, you will be taxed in the same manner as a U.S. holder. Moreover, if you are a corporate non-U.S. holder, you may be subject, under certain circumstances, to an additional branch profits tax on any effectively connected dividends at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

SALE OR EXCHANGE OF SHARES OR ADSS

    If you are a U.S. holder that holds shares or ADSs as capital assets, you generally will recognize capital gain or loss for U.S. federal income tax purposes upon a sale or exchange of your shares or ADSs in an amount equal to the difference between your adjusted tax basis in the shares or ADSs and the amount realized on their disposition. If you are a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for the shares or ADSs exceeds one year and will be further reduced if your holding period exceeds five years. If you are a U.S. holder, the gain or loss, if any, recognized by you generally will be treated as U.S. source income or loss, as the case may be, for U.S. foreign tax credit purposes. Certain limitations exist on the deductibility of capital losses for U.S. federal income tax purposes.

    If you are a U.S. holder and you receive any foreign currency on the sale of shares or ADSs, you may recognize U.S. source ordinary income or loss as a result of currency fluctuations between the date of the sale of the shares or ADS, as the case may be, and the date the sales proceeds are converted into U.S. dollars.

    Subject to the discussion below under "Backup Withholding and Information Reporting," if you are a non-U.S. holder of shares or ADSs, you generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or exchange of your shares or ADSs unless (1) the gain is effectively connected with the conduct by you of a trade or business in the United States, or the gain is attributable to a permanent establishment or fixed base that is maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting a non-U.S. holder to U.S. taxation on a net income basis, or (2) if you are an individual non-U.S. holder, you are present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met. Moreover, if you are a corporate non-U.S. holder, you may be subject, under certain circumstances, to an additional branch profits tax on any effectively connected gains at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, shares or ADSs made within the United States to a holder of shares or ADSs (other than an exempt recipient, including a corporation, a payee that is a non-U.S. holder that provides an appropriate certification, and certain other persons).

    A payor will be required to withhold 31% of any payments of dividends on, or the proceeds from the sale or redemption of, shares or ADSs within the United States to you, unless you are an exempt recipient, if you fail to furnish your correct taxpayer identification number or otherwise fail to establish an exception from backup withholding tax requirements or otherwise fail to establish an exception from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

    In the case of payments made within the United States to a foreign simple trust, foreign grantor trust, or foreign partnership (other than payments to a foreign simple trust, foreign grantor trust, or foreign partnership that qualifies as a withholding foreign trust or withholding foreign partnership within the meaning of the income tax regulations and payments to a foreign simple trust, foreign grantor trust, or foreign partnership that are effectively connected with the conduct of a trade or business in the United States), the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, if you are a non-U.S. holder, a payor or middleman may rely on a certification provided by you only if the payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in the certificate is incorrect.

    THE ABOVE SUMMARIES ARE NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF SHARES OR ADSS. PROSPECTIVE PURCHASERS OF SHARES OR ADSS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

ITEM 8. SELECTED FINANCIAL DATA.

    The following table presents our selected financial and operating information at the dates and for each of the periods indicated. You should read the following information together with the information contained in "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our Consolidated Financial Statements and the notes thereto, included elsewhere in this registration statement.

    Our selected financial data is presented in the following tables in accordance with United States generally accepted accounting principles (U.S.
GAAP). This selected information has been extracted from our Consolidated Financial Statements included elsewhere in this registration statement. Our financial statements have been audited by Ernst & Young AG and KPMG Klynveld Peat Marwick Goerdeler SA, which have expressed an unqualified opinion thereon.

                                                                     YEAR ENDED DECEMBER 31,
                                                               ------------------------------------
                                                                  2000         1999         1998
                                                               ----------   ----------   ----------
                                                               (IN MILLIONS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1)
Revenues....................................................    $ 22,967     $ 24,356     $ 22,944
Cost of sales...............................................     (17,222)     (18,457)     (17,204)
                                                                --------     --------     --------
Gross profit................................................       5,745        5,899        5,740
Selling, general and administrative expenses................      (4,417)      (4,682)      (4,297)
Amortization expense........................................        (219)        (189)         (75)
Other income (expense), net(2)..............................         276           94          (42)
                                                                --------     --------     --------
Earnings before interest and taxes..........................       1,385        1,122        1,326
Interest and dividend income................................         565          608          608
Interest expense............................................        (644)        (708)        (659)
                                                                --------     --------     --------
Income from continuing operations before taxes and minority
  interest..................................................       1,306        1,022        1,275
Provision for taxes.........................................        (377)        (343)        (337)
Minority interest...........................................         (48)         (36)         (15)
                                                                --------     --------     --------
Income from continuing operations...........................         881          643          923
Income (loss) from discontinued operations, net of tax(3)...         562          717         (441)
                                                                --------     --------     --------
Net income..................................................    $  1,443     $  1,360     $    482
                                                                ========     ========     ========
Weighted average shares outstanding(4)......................         295          296          298
Dilutive potential shares(5)................................           1            1           --
                                                                --------     --------     --------
Diluted weighted average shares outstanding(5)..............         296          297          298
                                                                ========     ========     ========
Basic earnings per share:(4)
  Income from continuing operations.........................    $   2.99     $   2.17     $   3.10
  Income (loss) from discontinued operations................        1.90         2.42        (1.48)
                                                                --------     --------     --------
  Net income................................................    $   4.89     $   4.59     $   1.62
                                                                ========     ========     ========
Diluted earnings per share:(5)
  Income from continuing operations.........................    $   2.97     $   2.17     $   3.10
  Income (loss) from discontinued operations................        1.90         2.41        (1.48)
                                                                --------     --------     --------
  Net income................................................    $   4.87     $   4.58     $   1.62
                                                                ========     ========     ========

--------------------------

(1) In June 1999, ABB Ltd issued approximately 295 million registered shares to the stockholders of ABB AB, a Swedish publicly listed company, and ABB AG, a Swiss publicly listed company. Preparatory to this transaction, ABB AG declared a special dividend such that, as a result, neither ABB AB nor ABB AG had operations or assets other than their respective 50% ownership interests in ABB Asea Brown Boveri Ltd. In exchange, the stockholders of ABB AB and ABB AG tendered all issued shares of the two companies except for 3% of total issued ABB AB stock. The stockholders of ABB AB who did not tender their shares for ABB Ltd shares received cash of $438 million in return for their shares of ABB AB and the equivalent number of registered shares of ABB Ltd (approximately 5 million) were sold to third parties, resulting in a total of approximately 300 million issued shares of ABB Ltd as of

    June 28, 1999. These transactions resulted in ABB Ltd being the single parent entity for the ABB Group.

    The Consolidated Financial Statements included elsewhere in this registration statement include the accounts and subsidiaries of ABB Ltd on a consolidated basis since June 28, 1999 and the accounts and subsidiaries of ABB Asea Brown Boveri Ltd on a consolidated basis for periods prior thereto. The number of shares and earnings per share data in the Consolidated Financial Statements have been presented as if ABB Ltd shares have been issued for all periods presented. For additional information, see "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations--Creation of ABB Ltd" and Note 1 to the Consolidated Financial Statements.

(2) During 2000 and 1999, we incurred restructuring costs of $195 million and $142 million, respectively, relating to a number of restructuring initiatives throughout the world. During 1998, we incurred $278 million in restructuring costs, of which $146 million related to additional employee terminations and severance actions in conjunction with a major restructuring plan announced in 1997. These restructuring costs were accrued in the respective periods pursuant to the requirements of EITF 94-3, LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY (INCLUDING CERTAIN COSTS INCURRED IN A RESTRUCTURING).

(3) During 2000, we disposed of our power generation segment, which included our investment in ABB ALSTOM POWER and our nuclear business. In 1999, we disposed of our transportation segment. As a result, our consolidated financial statements present the net assets and results of operations of these segments as discontinued operations.

(4) Based on the weighted number of ABB Ltd shares issued after deduction of the weighted average number of shares owned by consolidated subsidiaries and assuming that all potentially dilutive securities were exercised and that any proceeds from such exercises were used to acquire shares at the average market price during the year or period the securities were outstanding, if shorter. Retroactively restated for the effects of the exchange of ABB Ltd shares for issued shares of ABB AB and ABB AG. See Note 1 to the Consolidated Financial Statements.

(5) Diluted earnings per share take into account the securities issued under our management incentive plan, to the extent the average market price of our shares exceeded the exercise prices of such instruments and outstanding written put options. The put options may be settled in cash or shares at our option. The dilutive impact of the put options was determined by assuming that the options would be settled in shares based on the average trading price of our shares during the relevant period. See Notes 20 and 21 to the Consolidated Financial Statements.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                ($ IN MILLIONS)
BALANCE SHEET DATA(1)
Cash and equivalents........................................  $ 1,397    $ 1,615
Total assets................................................   30,962     30,578
Long-term borrowings........................................    3,776      3,586
Total stockholders' equity..................................    5,171      4,271

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                     ($ IN MILLIONS)
CASH FLOW DATA(1)
Net cash provided by operating activities...................  $ 1,022    $ 1,575    $   800
Net cash used in investing activities.......................   (1,713)    (2,036)    (1,017)
Net cash provided by (used in) financing activities.........     (392)    (1,187)       587
Net cash provided by discontinued operations................      949        723        741

OTHER DATA(1)
Purchases of property, plant and equipment..................      553        839        768
Depreciation and amortization...............................      836        795        648
Research and development....................................      703        865        819
Order-related development(6)................................      985      1,212      1,126

------------------------

(6) Order-related development activities are customer and project specific development efforts that we undertake to develop or adapt equipment and systems to the unique needs of our customers in connection with specific orders or projects. Order-related development amounts are initially recorded in inventories as part of the work in progress of a contract and then are reflected in cost of sales at the time revenue is recognized in accordance with our accounting policies.

                                 EXCHANGE RATES

    The following table sets forth, for the periods indicated, certain information concerning the exchange rate between Swiss francs and U.S. dollars based on the noon buying rate in Swiss francs per $1.00.

                                                            HIGH       LOW      AVERAGE(1)   PERIOD END
                                                          --------   --------   ----------   ----------
1996....................................................   1.3515     1.1573      1.2361       1.3390
1997....................................................   1.5360     1.3430      1.4514       1.4610
1998....................................................   1.5420     1.2935      1.4506       1.3735
1999....................................................   1.6015     1.3585      1.5045       1.5930
2000....................................................   1.8250     1.5526      1.6926       1.6202
2001 (through April 2, 2001)............................   1.7323     1.6025      1.6828       1.7317

------------------------

(1) The average of the noon buying rate on the last business day of each month during the relevant period.

    Fluctuations in the exchange rates between the Swiss franc and the U.S. dollar will affect the U.S. dollar equivalent of the Swiss franc price of the shares and, as a result, are likely to affect the market price of the ADSs on the New York Stock Exchange. Cash dividends, if any, will be paid in Swiss francs, and exchange rate fluctuations will therefore affect the U.S. dollar amounts received by holders of ADSs on conversion of cash dividends paid on the shares represented by the ADSs.

                         DIVIDENDS AND DIVIDEND POLICY

    We may pay dividends in the future subject to general business conditions, our current and expected financial condition and performance and other relevant factors including growth opportunities. Our ability to pay dividends is subject to a recommendation by our board of directors and a vote of our shareholders at their annual general meeting. See "Item 14. Description of Securities to be Registered--Net Profits and Dividends." Subject to the foregoing, we expect that our board of directors will propose the payment of a dividend to the annual general meeting once a year.

    Because we will pay cash dividends, if any, in Swiss francs, exchange rate fluctuations will affect the U.S. dollar amounts received by holders of ADSs upon conversion by the Depositary of those cash dividends.

    In April 2000, we paid a dividend of CHF 3.00, or $1.81, per share out of the newly created ABB Ltd with respect to 1999. See "Item 1. Description of Business--History of the ABB Group." At our annual general meeting held on March 20, 2001, our shareholders approved a dividend of CHF 3.00 per share with respect to 2000.

ITEM 9. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

    We are a leading global provider of products and systems incorporating advanced technologies and innovative applications of those products and systems, specializing in automation and process technologies for a broad range of industrial and commercial customers. Our operations currently are organized into the following six business segments:

    - AUTOMATION offers products, systems and services focused on improving quality and efficiency as well as reducing environmental impacts in industrial and utility plants. We build on our intellectual capital to provide value-added systems and related applications for the automation needs of our customers in these industries.

    - POWER TRANSMISSION is the largest and most comprehensive supplier of electrical power transmission products, systems and services in the world. Our customers, mainly electrical utilities, owners and operators of power transmission systems and energy traders, deliver high-voltage electricity from power plants to the distribution networks that provide electrical power to end users.

    - POWER DISTRIBUTION provides a broad offering of products, systems and services, including transformers, substations and circuit breakers, to power network management services, for the distribution of electricity from the transmission grid to the end consumer. Our principal customers are utilities that own or operate networks, commercial institutions, such as airports, hospitals and supermarkets and industrial customers, such as chemical, automotive and pulp and paper companies.

    - BUILDING TECHNOLOGIES provides a wide range of products and comprehensive service and maintenance systems and related applications for industrial, commercial and public facilities, including low-voltage products, such as switches, fuses, air handling and lighting systems, as well as programmable facility management systems that can automatically operate building systems.

    - OIL, GAS AND PETROCHEMICALS provides technologies to customers in the upstream exploration and production of oil and gas, and downstream refining and petrochemical processing.

    - FINANCIAL SERVICES offers a wide range of financing, sales support, risk management services and insurance both within ABB and to third parties.

    The following table demonstrates the amount and percentage of our revenues derived from each of our business segments:

                                                       REVENUES                       PERCENT OF REVENUES
                                            ------------------------------       ------------------------------
                                               YEAR ENDED DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                               -----------------------              -----------------------
SEGMENT                                       2000       1999       1998           2000       1999       1998
-------                                       ----       ----       ----           ----       ----       ----
                                                   ($ IN MILLIONS)
Automation................................  $ 7,465    $ 8,236    $ 7,045          30.8%      31.8%      28.7%
Power Transmission........................    3,315      3,712      4,033          13.7       14.3       16.4
Power Distribution........................    2,830      2,875      2,615          11.7       11.1       10.6
Building Technologies.....................    5,889      6,324      6,385          24.3       24.4       26.0
Oil, Gas and Petrochemicals...............    2,796      3,086      2,856          11.5       11.9       11.6
Financial Services........................    1,966      1,687      1,653           8.0        6.5        6.7
                                            -------    -------    -------         -----      -----      -----
Subtotal..................................   24,261     25,920     24,587         100.0%     100.0%     100.0%
                                                                                  =====      =====      =====
Corporate and Eliminations................   (1,294)    (1,564)    (1,643)
                                            -------    -------    -------
Consolidated Revenues.....................  $22,967    $24,356    $22,944
                                            =======    =======    =======

    We conduct business in over 100 countries around the world. The following table demonstrates the amount and percentage of our consolidated revenues derived from each geographic region (based on the location of the customer) in which we operate:

                                                       REVENUES                       PERCENT OF REVENUES
                                            ------------------------------       ------------------------------
                                               YEAR ENDED DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                            ------------------------------       ------------------------------
REGION                                        2000       1999       1998           2000       1999       1998
------                                        ----       ----       ----           ----       ----       ----
                                                   ($ IN MILLIONS)
Europe....................................  $12,570    $13,893    $13,012          54.7%      57.0%      56.7%
Americas..................................    5,702      5,675      5,134          24.8       23.3       22.4
Asia......................................    2,770      2,763      2,768          12.1       11.4       12.1
Middle East and Africa....................    1,925      2,025      2,030           8.4        8.3        8.8
                                            -------    -------    -------         -----      -----      -----
Total.....................................  $22,967    $24,356    $22,944         100.0%     100.0%     100.0%
                                            =======    =======    =======         =====      =====      =====

CREATION OF ABB LTD

    In February 1999, the ABB Group announced a group reconfiguration designed to create a single parent holding company and a single class of shares. In
June 1999, ABB Ltd, a newly incorporated Swiss company, issued approximately 295 million registered shares to the stockholders of ABB AB, a Swedish publicly listed company, and ABB AG, a Swiss publicly listed company. Preparatory to this transaction, ABB AG declared a special dividend such that, as a result, neither ABB AB nor ABB AG had operations or assets other than their respective 50% ownership interests in ABB Asea Brown Boveri Ltd. In exchange for the newly issued shares of ABB Ltd, the stockholders of ABB AB and ABB AG tendered all issued shares of the two companies except for 3% of total issued ABB AB stock. The stockholders of ABB AB who did not tender their shares for ABB Ltd shares received cash of $438 million in return for their shares of ABB AB and the equivalent number of registered shares of ABB Ltd (approximately 5 million) were sold to third parties, resulting in a total of approximately 300 million issued shares of ABB Ltd as of June 28, 1999. These transactions resulted in ABB Ltd being the single parent entity for the ABB Group. Each of ABB AG and ABB AB became wholly owned subsidiaries of ABB Ltd and changed their names as reflected in the chart below.

    The capital transaction to form ABB Ltd and create a single class of capital voting stock for the stockholders of ABB AB and ABB AG resulted in the following:

                                   [GRAPHIC]

    The following table presents combined selected financial information of ABB AG and ABB AB as of and for the six months ended June 28, 1999, excluding each company's respective ownership interest and equity in earnings of ABB Asea Brown Boveri Ltd:

                                                              JUNE 28,
                                                                1999
                                                              --------
Cash and marketable securities(1)...........................    $ 28
Total liabilities(1)........................................       1
Interest and other income, net..............................       9
Special dividend by ABB AB..................................     179

       -------------------------------

       (1) At June 28, 1999, balance excludes $62 million related to the special dividend which was not yet able to be distributed to ABB AG shareholders.

    The Consolidated Financial Statements included elsewhere in this registration statement include the accounts and subsidiaries of ABB Ltd on a consolidated basis since June 28, 1999 and the accounts and subsidiaries of ABB Asea Brown Boveri Ltd on a consolidated basis for periods prior thereto. The number of shares and earnings per share data in the Consolidated Financial Statements have been presented as if ABB Ltd shares have been issued for all periods presented. For additional information, see Note 1 to the Consolidated Financial Statements.

ACQUISITIONS, INVESTMENTS AND DIVESTITURES

    During 2000 and 1999, we conducted significant acquisitions, investments and divestitures.

    - In 2000 and 1999, we paid aggregate consideration of $896 million and $2,428 million, respectively, related to acquisitions and investments in joint ventures and affiliated companies completed in those years. In 2000, we acquired for aggregate consideration of $130 million the oil and gas activities of Umoe ASA, a Norwegian service company in the oil and gas industry, to support our further growth in that market. In 1999, we acquired Elsag Bailey for total consideration of $2,210 million (including assumed debt of $648 million).

    - In 2000 and 1999, we received aggregate cash consideration of $1,963 million and $2,283 million, respectively, from dispositions and recognized net gains of $931 million and $1,935 million, respectively. The material dispositions are described below. In addition, we received cash consideration of $77 million from the disposition of our two standard power cable businesses in Norway and Sweden. In 1998, those two businesses reported aggregate revenues of $193 million.

    - In 2000, we disposed of our power generation businesses, which included our investment in the ABB ALSTOM POWER joint venture described below and our nuclear business. We received cash proceeds of approximately
      $1,197 million from ALSTOM in exchange for our joint venture interest and recognized a net gain of $713 million. See "Item 1. Business of ABB--Recent Acquisitions and Disposals." We received proceeds of $485 million from the sale of the nuclear business and recognized a net gain of $17 million. Our Consolidated Financial Statements reflect our former power generation segment as discontinued operations.

    - Effective June 30, 1999, we formed the ABB ALSTOM POWER joint venture with ALSTOM by contributing our power generation business and assets. Upon the formation of the joint venture, we received cash boot of $1,500 million and recognized a corresponding net gain of $1,339 million.

    - In the first quarter of 1999, we sold our 50% interest in the ABB Daimler-Benz Transportation GmbH joint venture to DaimlerChrysler for cash consideration of $472 million. Upon the disposal of our investment, we realized a net gain of $464 million. Our Consolidated Financial

      Statements reflect our equity in the earnings of this joint venture, together with the gain from its sale, as a discontinued operation.

RESTRUCTURING EXPENSES

    In late 1997, we announced a restructuring plan to improve our productivity and competitiveness and recorded an expense charge of $152 million, excluding restructuring expenses attributable to the now discontinued power generation segment. The 1997 restructuring, which was principally implemented and substantially completed during 1998, covered employee termination and severance costs incurred in conjunction with the closure of production facilities, the downsizing of selected operations in Europe and the United States and the consolidation of operations.

    In 1998, we incurred additional restructuring expenses of $146 million in connection with the finalization of the 1997 restructuring, excluding
$176 million of restructuring expenses attributable to the now discontinued power generation segment. The $146 million expense is included in other income (expense), net in our Consolidated Income Statements. There were no significant unexpected charges incurred in connection with the 1997 restructuring. Actual plan costs approximated accrued amounts and the remaining accrued liability at December 31, 1998 was not significant.

    During the first quarter of 1999, we acquired Elsag Bailey in a business combination accounted for as a purchase. We implemented a restructuring plan in connection with the acquisition that included reorganizing operations predominantly in Germany and the United States and called for workforce reductions of approximately 1,500 salaried employees, of which approximately 1,000 were Elsag Bailey employees. In conjunction with our completed assessment of our post-merger strategy related to the Elsag Bailey acquisition, we recorded a $141 million restructuring liability in our purchase price allocation, principally related to employee terminations and severance. In conjunction with the acquisition of Elsag Bailey, a $38 million expense charge was incurred in 1999 related to restructuring activities of ABB's businesses primarily related to employee termination and severance costs associated with the integration of the Elsag Bailey businesses.

    Restructuring charges of $195 million were included in other income (expense), net, during 2000, of which approximately $90 million related to the continued integration of Elsag Bailey. The Elsag Bailey restructuring was substantially complete at the end of 2000. The remainder related primarily to the consolidation of manufacturing operations in our Power Transmission segment and other actions to improve efficiency throughout the Group.

ORDERS AND PERCENTAGE OF COMPLETION ACCOUNTING

    Of our consolidated revenues in 2000, about 60% related to fixed-price contracts and about 18% related to fixed-price contracts involving at least
$15 million worth of products or systems. Portions of our business, particularly in our Oil, Gas and Petrochemicals and Power Transmission segments, involve orders related to long-term projects which can take many months or even years to complete. We record an order when we have signed a contract for that order with a customer. Revenues related to these orders typically are recognized on a percentage of completion basis over a period ranging from several months to several years. The level of orders can fluctuate from year to year. Arrangements included in particular orders can be extremely complex and nonrecurring. Some contracts do not provide for a fixed amount of work to be performed and are subject to modification or termination by the customer.

    When we undertake a long-term, fixed-price project, we recognize costs, revenues and profit margin from that project in each period based on the percentage of the project completed. Profit margin is based on our estimate of the amount by which total contract revenues will exceed total contract costs at completion. The nature of this accounting method is such that refinements of the estimating process for changing conditions and new developments are continuous. Accordingly, as work progresses or as change orders are approved and estimates are revised, contract margins may be reduced or, on contracts for which a loss has become apparent, eliminated. In addition to the elimination of previously recognized margins, expected losses on loss contracts are recognized in full immediately.

ANALYSIS OF THE RESULTS OF OPERATIONS

CONSOLIDATED

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    REVENUES

    Revenues for the ABB Group decreased by $1,389 million, or 6%, to $22,967 million in 2000 from $24,356 million in 1999. This includes the significant effect of translating revenues generated in local currencies into the U.S. dollar, which strengthened against most of our local currencies. As reported in local currencies, revenues increased by 2% in 2000 compared to 1999.

    Automation segment revenues decreased by $771 million, or 9%, in 2000 compared to 1999 (a 2% decrease as reported in local currencies). The reported decrease primarily reflected weakness in sales of larger automation systems. Power Transmission revenues decreased by $397 million, or 11%, in 2000 compared to 1999 (a 4% decrease as reported in local currencies). The decrease in revenues was primarily due to 18% and 21% decreases, respectively, in our Power Systems and High Voltage Products and Substations business areas as a result of low order intake in 1999. Power Distribution revenues decreased by $45 million, or 2%, in 2000 compared to 1999 (a 5% increase as reported in local currencies). Building Technologies experienced a $435 million, or 7%, decrease in revenues for 2000 compared to 1999, due to the significant translation effect (a 4% increase as reported in local currencies). Revenues from Oil, Gas and Petrochemicals decreased by $290 million, or 9%, in 2000 compared to 1999 (a 2% decrease as reported in local currencies). The decrease in 2000 primarily reflected both a strong order backlog at the end of 1998, which positively affected early 1999 revenues, and generally weak market conditions in 1999. Revenues from Financial Services increased by $279 million, or 17%, in 2000 compared to 1999. This increase primarily reflected improved revenues from our Insurance business area.

    COST OF SALES

    Cost of sales for the ABB Group decreased $1,235 million, or 7%, to $17,222 million in 2000 from $18,457 million in 1999. As a percentage of revenues, cost of sales was 75.0% in 2000 compared to 75.8% in 1999. The reduction in actual cost of sales was primarily attributable to the reduced level of revenues, and the improvement in the gross margin was mainly a result of cost reduction efforts. Our cost of sales consists primarily of labor, raw materials and related components. Cost of sales also includes provisions for warranty claims, contract losses and project penalties, as well as order-related development expenses related to projects for which we have recognized corresponding revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses decreased by $265 million, or 6%, to $4,417 million in 2000 from $4,682 million in 1999. The decreased selling, general and administrative costs reflect reductions resulting from the restructuring in connection with the integration of the Elsag Bailey operations, which initially had higher selling, general and administrative expenses than our existing Automation businesses. The decrease also reflects group-wide cost reduction and efficiency improvement initiatives as well as expenditures to prepare for the Year 2000 issues in 1999, which were not repeated in 2000.

    Selling, general and administrative expenses included $703 million and $865 million of research and development costs in 2000 and 1999, respectively. In these periods, $350 million and $433 million,

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
respectively, of the research and development costs were attributable to the Automation segment. The research and development amount does not include expenditures for order-related development of $985 million and $1,212 million, in 2000 and 1999, respectively. In these periods, $330 million and $480 million, respectively, of order-related development were related to the Automation segment. The reduction in these costs was mainly a result of the streamlining of research and development activities. This streamlining reflects the significant progress that we made towards common ABB platforms and products. Order-related development was also affected by the level of revenues, particularly in Automation and Power Transmission. Order-related development amounts are initially recorded in inventories as part of the work in progress of a contract, and then reflected in cost of sales at the time revenue is recognized, in accordance with our accounting policies.

    AMORTIZATION EXPENSE

    Amortization expense was $219 million in 2000 and $189 million in 1999. There have been no material acquisitions that have affected the level of amortization expense since the Elsag Bailey acquisition in 1999.

    OTHER INCOME (EXPENSE), NET

    Other income (expense), net, typically consists of our share of income or loss on investments, principally from our Equity Ventures (formerly Energy Ventures) business area, as well as gains or losses from sales of businesses, investments and property, plant and equipment, licensing income and restructuring charges. Other income (expense), net, increased by $182 million to $276 million in 2000 from $94 million in 1999. The improvement was primarily attributable to an increase in net gains from sales of non-core property, plant and equipment and improved earnings from investments made by Equity Ventures, offset by an increase in restructuring costs.

    EARNINGS BEFORE INTEREST AND TAXES

    Earnings before interest and taxes, or operating income, increased by $263 million, or 23%, to $1,385 million in 2000 from $1,122 million in 1999. As a percentage of revenues, operating income increased to 6.0% in 2000 from 4.6% in 1999. The increase is primarily attributable to the 6% reduction in selling, general and administrative expenses and the increased level of other income, net.

    NET INTEREST EXPENSE

    Interest expense decreased by $64 million, or 9%, to $644 million in 2000 from $708 million in 1999. The decrease primarily reflects a lower level of borrowings during 2000 compared to 1999, resulting from the use of cash generated by operations and divestitures to reduce borrowings during the period. Interest expense reflects fluctuations, which may be substantial, in the level of borrowings throughout the year as required by the operating needs of our business. The level of interest and dividend income earned decreased by $43 million, to $565 million in 2000 from $608 million in 1999.

    PROVISION FOR TAXES

    Provision for taxes increased by $34 million, or 10%, to $377 million in 2000 from $343 million in 1999, primarily reflecting taxes on an increased level of income from continuing operations. As a percentage of income from continuing operations before taxes and minority interest, however, we incurred a lower effective tax rate of 28.9% in 2000 compared to 33.6% in 1999. The lower effective tax rate can be attributed to a change in the financing of our operations in a number of countries throughout 2000, including financing related to the Elsag Bailey operations, as well as earnings in countries with tax rates lower than the weighted average rate. We generally conduct our tax planning activities to achieve a tax structure for ABB that provides for an effective tax rate of approximately 30% on our operations.

    INCOME FROM CONTINUING OPERATIONS

    Income from continuing operations increased by $238 million, or 37%, to $881 million in 2000 from $643 million in 1999. As a percentage of revenues, income from continuing operations increased to 3.8% in 2000 from 2.6% in 1999. The increase reflects the impact of the items discussed above.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX

    Income from discontinued operations, net of tax, decreased by $155 million, or 22%, to $562 million in 2000 from $717 million in 1999. The 1999 amount reflected both the net gain on the contribution of our power generation business to the ABB ALSTOM POWER joint venture of $1,339 million and the gain on the sale of ADtranz of $464 million, partially offset by operating losses from the divested businesses. The 2000 amount includes a net gain of $713 million on the sale of our remaining 50% share in ABB ALSTOM POWER and a net gain of $17 million on the sale of our nuclear business. The net gain from the sale of our nuclear business includes a $300 million provision for estimated environmental remediation.

    During 2000, we experienced an increase in the level of new asbestos-related claims as well as higher settlement costs over recent historical levels. We recorded a charge of approximately $70 million in 2000 which is related to higher than expected costs during the period. We believe that sufficient data is not yet available to determine the long-term effect of these increases on our estimate of asbestos related costs.

    NET INCOME

    As a result of the factors discussed above, net income increased by $83 million, or 6%, to $1,443 million in 2000 from $1,360 million in 1999. The increase in net income reflects the 37% improvement in income from continuing operations. This improvement more than offset the 22% decrease in income from discontinued operations resulting from the lower level of gains on sales of non-core businesses.

    EARNINGS PER SHARE

    Diluted earnings per share increased by $0.29 to $4.87 in 2000 from $4.58 in 1999. The increase primarily reflected the significant increase in income from continuing operations. Diluted earnings per share from continuing operations increased by $0.80 to $2.97 in 2000, from $2.17 in 1999, reflecting the increase in income from continuing operations discussed above. This increase was only partially offset by a decrease in diluted earnings per share from discontinued operations of $0.51 to $1.90 in 2000 from $2.41 in 1999. This decrease reflected the lower level of income from discontinued operations discussed above.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    REVENUES

    Revenues for the ABB Group increased by $1,412 million, or 6%, to $24,356 million in 1999 from $22,944 million in 1998. As reported in local currencies, however, revenues increased 10% in 1999 as compared to 1998. Automation segment revenues increased by $1,191 million or 17% from 1998 to 1999. This increase in revenues was a direct result of increased volume related to the purchase of Elsag Bailey. Power Transmission volumes decreased primarily due to the sale of our two standard power cable businesses in Norway and Sweden, which reported revenues of approximately $193 million in

1998, and unfavorable economic conditions in Latin America. Power Distribution saw good performance with an increase in revenues of 10% mainly fueled by increases in the systems business. Building Technologies and Financial Services were essentially flat. Oil, Gas and Petrochemicals showed an increase of 8% primarily as a result of a strong order backlog carried through from 1998.

    COST OF SALES

    Cost of sales for the ABB Group increased by $1,253 million, or 7%, to $18,457 million in 1999 from $17,204 million in 1998. The increase in cost of sales is primarily due to the increased level of reported revenues. Cost of sales as a percentage of revenues increased to approximately 75.8%.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    The increase in selling, general and administrative expenses was primarily attributable to increased revenues in 1999 as well as to the acquisition and integration of Elsag Bailey, which had generally higher selling, general and administrative expenses than our existing Automation businesses.

    Selling, general and administrative expenses included $865 million and $819 million of research and development costs in 1999 and 1998, respectively. In 1999, $433 million of the research and development expenses were attributed to Automation. The research and development amount does not include expenditures for order-related development of $1,212 million and $1,126 million in 1999 and 1998, respectively.

    The higher selling, general and administrative expenses also reflect costs associated with addressing Year 2000 issues, where the majority relates to Automation, as well as an investment of $17 million made in 1999 in common global processes, a Group initiative to improve process efficiency and reduce costs.

    AMORTIZATION EXPENSE

    Amortization expense increased to $189 million in 1999 from $75 million in 1998, attributable to amortization of purchased goodwill and intangibles acquired in the Elsag Bailey transaction.

    OTHER INCOME (EXPENSE), NET

    Other income (expense), net, increased by $136 million to an income of $94 million in 1999 from an expense of $42 million in 1998, and was primarily related to net gains of $132 million in 1999 resulting from the disposition of various businesses.

    EARNINGS BEFORE INTEREST AND TAXES

    Earnings before interest and taxes, or operating income, decreased
$204 million, or 15%, to $1,122 million in 1999 from $1,326 million in 1998. The decrease is primarily attributable to a 9% increase in selling, general and administrative expenses to $4,682 million in 1999 from $4,297 million in 1998. These cost increases more than offset the increase in gross profit to $5,899 million in 1999 from $5,740 million in 1998.

    NET INTEREST EXPENSE

    Interest expense increased by $49 million, or 7%, to $708 million in 1999 from $659 million in 1998. The negative development mainly arose from the additional debt incurred to finance the Elsag Bailey acquisition. Our interest expense reflects fluctuations, which may be substantial, in the level of borrowings throughout the year as required by the operating needs of our business. The level of interest and dividend income earned remained flat at $608 million.

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
    PROVISION FOR TAXES

    Provision for taxes increased by $6 million, or 2%, to $343 million in 1999 from $337 million in 1998. As a percentage of income from continuing operations before taxes and minority interest, the development led to a higher tax charge of 33.6% in 1999 compared to 26.4% in 1998. This increase was principally due to the contribution of our power generation business to ABB ALSTOM POWER, which included businesses whose profits were taxed at a rate lower than our effective tax rate, as well as tax losses/tax credits (valuation allowances). Furthermore, increased goodwill amortization related to acquisitions and restructuring charges adversely affected the tax charge in 1999.

    INCOME FROM CONTINUING OPERATIONS

    Income from continuing operations decreased $280 million, or 30%, to $643 million in 1999 from $923 million in 1998. The decrease reflected the impact of the items discussed above, particularly the increase in selling, general and administrative expenses.

    INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX

    Income from discontinued operations, net of tax, was $717 million in 1999, as compared to losses from discontinued operations, net of tax, of $441 million in 1998. In 1998, both our transportation and our power generation businesses experienced operating losses, including restructuring charges resulting from the program announced in 1997. In 1999, we recognized losses from the operating results of the discontinued operations of $1,087 million. These losses included contract loss provisions of approximately $560 million, primarily related to technical difficulties with a new model of gas turbine which do not affect our continuing operations because our agreement with ALSTOM fully releases us with respect to such issues. The losses also include approximately $300 million of costs related to the increase in the estimate of future asbestos claims. These losses were more than offset by the net gain on the contribution of 50% of our power generation business to the ABB ALSTOM POWER joint venture of $1,339 million. We also recognized a gain on the sale of ADtranz of $464 million.

    NET INCOME

    As a result of the factors discussed above, net income increased by $878 million to $1,360 million in 1999 from $482 million in 1998. The increase in net income reflects the net gains realized on the disposition of our interest in the ADtranz joint venture and the formation of our power generation joint venture, offset by losses from these discontinued operations, and further offset by a slight decline in results from continuing operations, as discussed above.

    EARNINGS PER SHARE

    Diluted earnings per share increased by $2.96 to $4.58 in 1999 from $1.62 in 1998, largely resulting from net gains reflected in discontinued operations. Diluted earnings per share from discontinued operations increased by $3.89 to $2.41 in 1999 from a loss of $1.48 in 1998, reflecting the discontinued operations discussed above. This increase was partially offset by a decline in diluted earnings per share from continuing operations which decreased by $0.93 to $2.17 in 1999 from $3.10 in 1998, reflecting the decrease in income from continuing operations discussed above. Per share earnings were also affected by the purchase of approximately 2.0 million shares for our treasury to meet our obligations in connection with the management incentive plan described in this registration statement under "Item 12. Options to Purchase Securities from Registrant or Subsidiaries--Management Incentive Plan."

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
SEGMENTS

    OVERVIEW

    Revenues, earnings before interest and taxes (or operating income) and operating margin by segment for the years 2000, 1999 and 1998 and net operating assets as of December 31, 2000 and 1999 are as follows:

                                                         REVENUES
                                              ------------------------------       NET OPERATING ASSETS(2)
                                                        YEAR ENDED                 ------------------------
                                                       DECEMBER 31,                      DECEMBER 31,
                                              ------------------------------       ------------------------
                                                2000       1999       1998           2000           1999
                                              --------   --------   --------       ---------      ---------
                                                     ($ IN MILLIONS)                   ($ IN MILLIONS)
Automation..................................  $ 7,465    $ 8,236    $ 7,045         $ 3,743        $ 4,003
Power Transmission..........................    3,315      3,712      4,033           1,192          1,392
Power Distribution..........................    2,830      2,875      2,615             736          1,090
Building Technologies.......................    5,889      6,324      6,385             811          1,068
Oil, Gas and Petrochemicals.................    2,796      3,086      2,856             903            554
Financial Services..........................    1,966      1,687      1,653           9,098          7,750
Corporate and Eliminations(1)...............   (1,294)    (1,564)    (1,643)         (1,851)        (2,713)
                                              -------    -------    -------         -------        -------
Consolidated Total..........................  $22,967    $24,356    $22,944         $14,632        $13,144
                                              =======    =======    =======         =======        =======

                                                         EARNINGS BEFORE
                                                        INTEREST AND TAXES
                                                        (OPERATING INCOME)                    OPERATING MARGIN
                                                  ------------------------------       ------------------------------
                                                            YEAR ENDED                           YEAR ENDED
                                                           DECEMBER 31,                         DECEMBER 31,
                                                  ------------------------------       ------------------------------
                                                    2000       1999       1998           2000       1999       1998
                                                  --------   --------   --------       --------   --------   --------
                                                         ($ IN MILLIONS)
Automation......................................   $  486     $  408     $  461           6.5%       5.0%       6.5%
Power Transmission..............................      262        309        292           7.9        8.3        7.2
Power Distribution..............................      182        181        153           6.4        6.3        5.9
Building Technologies...........................      456        394        379           7.7        6.2        5.9
Oil, Gas and Petrochemicals.....................      169        165        167           6.0        5.3        5.8
Financial Services..............................      349        337        410           n/a        n/a        n/a
Corporate and Eliminations(3)...................     (519)      (672)      (536)          n/a        n/a        n/a
                                                   ------     ------     ------          ----       ----       ----
Consolidated Total..............................   $1,385     $1,122     $1,326           6.0%       4.6%       5.8%
                                                   ======     ======     ======          ====       ====       ====

------------------------

(1) Amounts included in "Corporate and Eliminations" primarily represent adjustments to eliminate intersegment transactions.

(2) Net operating assets is calculated based upon total assets (excluding cash and equivalents, marketable securities, current loans receivable, taxes and deferred charges) less current liabilities (excluding borrowings, taxes, provisions and pension related liabilities).

(3) Amounts included in "Corporate and Eliminations" primarily represent local businesses in several countries, internal services such as information management, consulting, corporate research, shared services, corporate management as well as development and management of ABB real estate. Amounts also include the elimination of intersegment net interest income of Financial Services.

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
    In 1998, we realigned our corporate structure by creating out of our existing businesses eight business segments: the six current segments, plus power generation and transportation segments that we have sold. The segment data for 1998 have been restated to reflect the reclassification of certain business areas within the segments.

    In January 2001, we announced a further realignment of the ABB Group to increase our customer focus. We will replace our six current business segments with seven business divisions structured along customer groups. Four end-user customer divisions, Utilities, Process Industries, Manufacturing and Consumer Industries and Oil, Gas and Petrochemicals, will serve end-users with products, systems and services. Two channel partner customer divisions, Power Technology Products and Automation Technology Products, will serve the four end-user customer divisions and the wholesalers, distributors, original equipment manufacturers and system integrators that we refer to as "external channel partners." They are also responsible for all generic products in ABB. The Financial Services division will continue to provide services and project support for the whole Group as well as for external customers. We expect to begin reporting our financial information in accordance with our realigned structure in connection with the announcement of our results of operations for the third fiscal quarter of 2001, although it is possible that we may begin this reporting as early as the second fiscal quarter of 2001. The analysis of results of operations set forth below reflects our structure during the periods presented.

    SEGMENT COSTS

    The most significant operating expenses for all segments are material costs and personnel costs, with the exception of Financial Services, which does not incur significant material costs. Material costs include raw materials, components and products and services purchased specifically with respect to customer orders. Personnel costs include the costs of salaries and wages. Most of our industrial business segments have a higher level of material costs than personnel costs as a percentage of revenues, except the Automation and Building Technologies segments, in which personnel costs are almost equal to material costs.

    AUTOMATION

    Demand for our automation products and services varied by industry and region in 2000 and 1999, reflecting the broad range of the segment's customers, products and systems. In every sector, customer demand focused on increasing productivity and profitability by making manufacturing and business processes more efficient. Advances in information technology and software development continued to be key drivers of demand for our products and services. As a result, we have continually sought to enhance our equipment and system offerings to improve the functioning of our products and, thereby, maintain margins. Demand in 1999 was also influenced by the Year 2000 issue by redirecting capital investment. This did not, however, fully compensate for the Asian financial crisis. These influences have not had a significant impact in 2000.

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    Automation revenues decreased by $771 million, or 9%, to $7,465 million in 2000 from revenues of $8,236 million in 1999. As reported in local currencies, revenues decreased by 2% in 2000 compared to 1999. The decrease generally reflected weakness in sales of larger automation systems. In addition, the revenue figures for both 2000 and 1999 include the effects of the Elsag Bailey acquisition which was completed in mid-January 1999. Automation's efforts to integrate Elsag Bailey negatively impacted sales of large automation systems in 2000 but had a positive effect on margins as discussed below. Additionally, increased sales volumes, particularly in Europe, Asia and Latin America, partially offset pricing pressure with respect to automation products. Our Flexible Automation business area showed the largest improvement within the segment and increased revenues by 12% between 1999 and 2000, largely as a result of higher volumes from large automotive orders.

    Earnings before interest and taxes, or operating income, in 2000 increased by $78 million, or 19%, to $486 million from $408 million in 1999. In particular, our Power Products business area experienced strong operational performance for the year. The business area benefited from structural consolidation and reduction of the cost base as well as healthy market conditions. In general, the improvement in earnings before interest and tax reflects the benefits of Automation's substantial efforts over the past 12 to 18 months to reduce its cost base and improve internal efficiency, productivity and quality management on a global basis. These efforts include the internal reorganization of our Utilities business area and the integration of our Pulp and Paper and Metals and Minerals business areas. The improvement also reflects the benefits of the Elsag Bailey integration. As a result of the integration, our Automation segment's operating margins have substantially returned to the levels that existed prior to the Elsag Bailey acquisition.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    Automation revenues increased by $1,191 million, or 17%, to $8,236 million in 1999 from $7,045 million in 1998. Based on management estimates, excluding the effect of the Elsag Bailey acquisition, we believe revenues would have been flat in 1999. As reported in local currencies, however, revenues increased 3% in 1999 as compared to 1998, excluding the effects of the Elsag Bailey acquisition. ABB Automation's sales performance reflects management's significant efforts to integrate rapidly the Elsag Bailey business in 1999. Our Flexible Automation business showed improvement, primarily from a 50% increase in unit sales of robots.

    Earnings before interest and taxes, or operating income, in 1999 decreased by $53 million, or 11%, to $408 million in 1999 from $461 million in 1998. This decrease reflected $38 million of restructuring costs and additional goodwill amortization associated with the integration of Elsag Bailey into our operations. Excluding the restructuring costs, earnings before interest and taxes would have been $446 million in 1999. The decrease in earnings before interest and taxes also reflected the lower margins of the Elsag Bailey business relative to ABB Automation's margins as well as costs related to the integration of the Elsag Bailey product lines with our own product lines and the streamlining of our product offerings. It also reflected charges incurred in 1999 in connection with projects that were transferred to the Automation segment from other segments as part of the realignment of our corporate structure in 1998. Our software and knowledge-based service businesses improved their results substantially. Additionally, in 1999, Automation benefited from the global efficiency initiatives discussed above.

    POWER TRANSMISSION

    In 2000 as well as 1999, the privatization and deregulation of electricity markets continued to be a principal element that stimulated demand for grid interconnection products and services needed to upgrade existing power transmission systems together with new installations in developing countries. One of the main market characteristics continues to be the customers' increasing demand for complete systems and applications packages. In 1999, demand for transmission products and systems was strong in North America and the Middle East, while flat or declining in Europe. Latin America and parts of Asia were weak but began to recover and China continued to grow. Demand in 2000 continued its favorable trend in North America and the Middle East. Demand in most of Europe began to improve, except Scandinavia and Germany. Demand in Asia and Latin America, though still weak, continued the positive trends experienced in 1999.

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    Orders increased $40 million to $3,958 million in 2000 from $3,918 million in 1999. The level of orders primarily reflects order growth across most businesses. A number of significant orders were received by our Power Systems business area for an interconnection between Brazil and Argentina and HVDC projects in the U.S. and Australia.

    Revenues decreased $397 million, or 11%, to $3,315 million in 2000 from $3,712 million in 1999. As reported in local currencies, however, revenues decreased by 4% in 2000 compared to 1999. The decrease in revenues is primarily attributable to the weakness in orders from Latin America experienced in 1999 that affected revenues in 2000, particularly in our Power Systems and High Voltage Products and Substations business areas, which experienced decreases of 18% and 21%, respectively. Latin America is an important market for these two business areas. The decrease was only partially offset by a 2% improvement in revenues from our Power Transformers business area and an increase of 13% in T&D Service and Support, resulting from the execution of orders received in 1999.

    Earnings before interest and taxes, or operating income, decreased by $47 million, or 15%, to $262 million in 2000 from $309 million in 1999, due to reductions in revenues, as well as restructuring costs related to the consolidation of some of our manufacturing facilities.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    Orders decreased $505 million, or 11%, to $3,918 million in 1999 from $4,423 million in 1998. This decrease was primarily due to the disposition of our two standard cable businesses in Norway and Sweden, which had orders of approximately $200 million in 1998, and weakness in orders from Latin America as a result of the economic conditions in that region. The weakness in Latin American orders mostly affected the Power Lines and Power Systems businesses.

    Revenues decreased $321 million, or 8%, to $3,712 million in 1999 from $4,033 million in 1998. As reported in local currencies, however, revenues decreased by 2% in 1999 as compared to 1998. The decrease was largely due to the disposition of our standard cable businesses, which accounted for $193 million of the decrease, as well as the weakness in orders from Latin America in 1999. It was partially offset by sales from our business area T&D Service and Support, created at the end of 1998, which contributed an increase in revenues of $346 million and our business area Power Systems, which increased by $129 million, or 37%.

    Earnings before interest and taxes, or operating income, increased by $17 million, or 6%, to $309 million in 1999 from $292 million in 1998. This increase is primarily attributable to the increased revenues in T&D Service and Support and Power Systems, as well as improved profitability in Power Transformers resulting from improved margins in that area reflecting both increased demand and price improvement.

    POWER DISTRIBUTION

    Growing customer demand in privatized and deregulated electricity markets for efficient power distribution systems and related applications together with new electrification in developing countries continued to be the key market drivers for this segment in 2000 and 1999. As a result, demand for power distribution products and systems continued to grow in North America and in Asia where economic recovery continues. However, demand was essentially flat in Europe, as the deregulation and privatization process is less advanced in certain parts of that region. We also continue to experience an increase in demand for electricity in other emerging markets.

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
    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    Revenues decreased $45 million, or 2%, to $2,830 million in 2000 from $2,875 million in 1999. As reported in local currencies, however, revenues increased 5% in 2000 compared to 1999. This increase in local currency reflects increases in sales volumes that more than offset pricing pressures that impacted most businesses. All business areas contributed to the revenue development. In particular, revenues from Distribution Transformers increased as a result of an improved business climate, primarily in North America, where the business area is especially strong.

    Earnings before interest and taxes, or operating income, were basically flat at $182 million in 2000 compared to $181 million in 1999. Our efforts to increase production efficiency, including reducing the number of duplicative products and increasing the standardization of products where appropriate, particularly in our Medium Voltage Equipment business area, lowered our cost base. These positive developments were offset by added development costs for new distributed generation technologies and the impact of translating local currencies into U.S. dollars for reporting purposes.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    Revenues rose $260 million, or 10%, to $2,875 million in 1999 from $2,615 million in 1998, reflecting a substantial volume increase in Power Distribution Solutions resulting from our customers' needs for innovative systems to increase their competitiveness in deregulated markets, especially North America. Stronger demand in North America for Distribution Transformers as a result of improved market conditions also contributed to the increased revenues. As reported in local currencies, however, revenues increased 14% in 1999 as compared to 1998.

    Earnings before interest and taxes, or operating income, increased by $28 million, or 18%, to $181 million in 1999 from $153 million in 1998. The volume increase in Distribution Solutions and higher operating margins in both Distribution Solutions and Distribution Transformers contributed to this improvement.

    BUILDING TECHNOLOGIES

    Demand in Europe, our largest Building Technologies market, improved in 2000 and was generally good in most sectors. Also, demand for telecommunication and Internet infrastructure grew during 2000. In Australia, we experienced similar development in large telecommunication infrastructure projects. The North American economy remained strong, resulting in significant growth for low voltage products and industrial fans. Emerging markets in Asia, the Middle East, Africa and South America experienced a general improvement in overall economic conditions, with particularly encouraging development in China. Our Low Voltage Products and Systems business continues to grow at a high rate in China.

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    Revenues decreased by $435 million, or 7%, to $5,889 million in 2000 from $6,324 million in 1999. Approximately 80% of our revenues in 2000 were reported in European currencies, principally the Euro. As a result, our revenues in the period were adversely affected by the decline of these currencies against the U.S. dollar. As reported in local currencies, revenues increased 4% in 2000 compared to 1999. The contribution to revenues came from Low Voltage Products and Systems which increased volumes as a result of improved market conditions in Europe, North America and China. Also, our Service business area experienced improved revenues as a result of an increase in full service contracts signed in 1999 and early 2000. These contracts typically last for several years and revenue is recognized throughout the contract period.

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    Earnings before interest and taxes, or operating income, for the segment grew by $62 million, or 16%, to $456 million in 2000 from $394 million in 1999. The earnings development for the two business areas Low Voltage Products and Systems and Air Handling Equipment was good as a result of increased sales volumes and improved efficiency. The increase in earnings resulted primarily from decreased cost of sales and decreased selling, general and administrative expenses which outpaced the reported sales decline.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    Revenues were essentially flat in 1999, decreasing by $61 million, or 1%, to $6,324 million in 1999 from $6,385 million in 1998. Approximately 79% of our revenues were reported in European currencies, principally the Euro. As a result, our revenues were adversely affected in 1999 by the decline of the European currencies against the U.S. dollar. As reported in local currencies, however, revenues increased 3% in 1999 as compared to 1998. The Low Voltage Products and Systems and Building Systems business areas were weak in the first half of 1999 but improved during the year as the European economy recovered. In Building Systems, the impact of general European economic conditions was only partially offset by strong growth in data communications installations as well as service and facility management. Growth in Service was driven by the full service business and the acquisition of Central de Manutencao Ltda in Brazil. Air Handling Equipment suffered from overall weakness in the industrial fan market, particularly in emerging markets.

    Earnings before interest and taxes, or operating income, for the segment grew by $15 million, or 4%, to $394 million in 1999 from $379 million in 1998. This increase is in part attributable to improved internal efficiency and continued reductions in administrative costs which boosted margins. These efficiencies in large part reflected the benefits of the overall restructuring program we announced in 1997 and implemented in 1998. Earnings before interest and taxes in 1998 were negatively affected by the related restructuring charges. Additionally, the Service business area experienced a substantial earnings improvement, mainly due to higher volumes.

    In 2000, our internal audit group discovered during a regular compliance follow-up that several employees in the London region of our Building Technologies segment had intentionally concealed losses in 1999 and part of 2000 arising from contracts for which revenues were insufficient to cover costs. We believe that these activities were isolated in the London region of this segment and did not extend to other operations. To maintain profitability levels, these individuals recorded claims for the reimbursement of contract cost overruns and change orders without the customer's approval and they represented to our management that recorded inventory and claim amounts were recoverable. These incurred losses and unrecoverable claims accumulated in work-in-process inventory. The cash drain associated with these mounting costs was sustained by delaying payments to suppliers. Based on the results of our investigation, we believe that we have recorded all known contract losses related to these contracts at December 31, 2000. If we had not discovered these activities, our net income for 1999 and 2000 would have been overstated by $30 million and $10 million, respectively. We have terminated the individuals involved and replaced local management in the London region.

    OIL, GAS AND PETROCHEMICALS

    Capital expenditures by customers of our Oil, Gas and Petrochemicals segment are influenced by oil company expectations about the supply and demand for crude oil and natural gas products, the energy price environment that results from supply and demand imbalances and consolidation of the oil and gas markets. Key factors that may influence the worldwide oil and gas market include production restraint of OPEC nations and other oil-producing countries, global economic growth, technological progress in oil exploration and production and the maturity of the resource base. The downstream markets are influenced by factors like economic growth, substitution of products and demand for more environmentally friendly products.

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    Demand in the upstream market (from the well or bore hole to the refinery)
for oil and gas development and production was adversely affected by low oil prices during the first half of 1999. Although production cuts lifted oil prices during the second half of 1999, uncertainty regarding the sustainability of higher oil prices led many oil companies to postpone investments. The petrochemical and refining downstream market was also negatively affected by the generally low level of economic activity in Asia that led to low investments. As a result of the impact of oil prices and the low level of economic activity in Asia, overall market volumes fell during 1999 in both the upstream and downstream portions of the market and across all regions.

    As oil prices continued their recovery during 2000, demand in both the upstream market and the downstream petrochemicals market increased in 2000, reflecting renewed investments by companies in the oil, gas and petrochemical related industries.

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    Oil, Gas and Petrochemicals' orders increased by $893 million, or 29%, to $3,923 million in 2000 from $3,030 million in 1999, reflecting the higher demand in both the upstream and downstream markets. However, the increase in orders from our longer term project business is not immediately reflected in revenues.

    The segment's revenues decreased by $290 million, or 9%, to $2,796 million in 2000 from $3,086 million in 1999. As reported in local currencies, however, revenues decreased 2% in 2000 compared to 1999. The decrease resulted from the low level of orders in 1999 reflecting the factors discussed above. Additionally, the improving level of orders in late 1999 and 2000 was only reflected in revenues in late 2000.

    Earnings before interest and taxes, or operating income, increased slightly by $4 million, or 2%, to $169 million in 2000 from $165 million in 1999, helped by a gain of approximately $15 million from smaller non-core divestitures. Cost of sales showed a favorable development, but was offset by selling, general and administrative expenses which did not keep pace with the revenue decrease.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    For the reasons discussed above, orders received decreased $289 million, or 9%, to $3,030 million in 1999 from $3,319 million in 1998.

    Nonetheless, the strong order backlog in both the upstream and downstream portions of the market at the end of 1998 allowed the segment to record an 8% increase in revenues in 1999 to $3,086 million over the 1998 level of $2,856 million. As reported in local currencies, however, revenues increased 11% in 1999 as compared to 1998. The order backlog in 1998 reflected the high level of investments by the industry in 1998. These investments were made before the impact of the Asian financial crisis and the low oil prices in early 1999. Investment commitments made in 1998 resulted in a high level of purchases in late 1998 and 1999 to complete these projects.

    Earnings before interest and taxes, or operating income, decreased by $2 million, or 1%, to $165 million in 1999 from $167 million in 1998. This decrease resulted from slightly reduced downstream margins than expected on some projects and one project in which we agreed to lower operating margins in return for a higher level of advance payments. This decrease was mostly offset by a combination of a good upstream order backlog and cost containment measures that produced a slightly higher upstream margin.

    FINANCIAL SERVICES

    ABB Financial Services is impacted by interest rate movements in various currencies, mainly the U.S. dollar, the Euro and the Swiss franc, as well as exchange rate movements. The level of investment

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
income generated from the investments in our Insurance business and the income from our lease portfolio are affected by movements in interest rates, while the trading results of our Treasury Centers are affected by movements in interest rates and exchange rates. Also, movements in the equity markets affect the investment result in our Insurance business. In 1999, bond prices experienced weakness generally due to an overall rising interest rate environment, while equity prices generally improved across most markets, particularly in Sweden. During 2000, short-term interest rates continued to increase while long-term bond yields decreased. In major equity markets, price levels were volatile and dropped compared to the previous year. Most currencies depreciated strongly against the U.S. dollar during 2000. This trend only reversed at the end of the year.

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    Financial Services revenues increased by $279 million, or 17%, to $1,966 million in 2000 from $1,687 million in 1999. The revenue increase primarily related to improved revenues in the Insurance business area arising mainly from the acquisition of Kemper Europe Reassurances.

    Earnings before interest and taxes (including net results relating to internal transactions), or operating income, increased by $12 million, or 4%, to $349 million in 2000 from $337 million in 1999.

    Structured Finance posted higher earnings for 2000, mainly reflecting higher net interest income from its growing lease and loan portfolio. Structured Finance earnings also included ABB's share in the results of Swedish Export Credit Corporation amounting to $16 million following our acquisition of the 35% stake in that institution in June 2000.

    Equity Ventures (formerly Energy Ventures) increased its earnings as a result of higher income from its investment in special purpose infrastructure companies. New investments during 2000 included a stake in a high-voltage power transmission line in Australia.

    Earnings in Insurance decreased in 2000 compared to 1999 as a consequence of reduced investment and underwriting results. The reduced investment income reflects both the unusually strong equity markets in 1999 and the volatile markets in 2000. The decrease also reflected the costs of integrating Kemper Europe Reassurances into our Insurance business.

    Earnings in Treasury Centers were higher in 2000 than in 1999, due to a stronger trading result.

    The consolidated assets of Financial Services amounted to more than $21 billion at December 31, 2000, representing marketable securities held by Treasury Centers and Insurance, financial leases held by Structured Finance, equity participations held by Equity Ventures, and lending to ABB projects by Structured Finance and to ABB companies by Treasury Centers.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    Revenues were essentially flat in 1999 as compared to 1998, increasing by $34 million, or 2%, reflecting improved volumes in Insurance and Structured Finance, offset by reduced volumes from Treasury Centers.

    Earnings before interest and taxes (including net results relating to internal transactions), or operating income, of $337 million in 1999 decreased by $73 million, or 18%, from $410 million in 1998. The decrease primarily reflects the gains of $59 million recorded in 1998 from the sale of our investment management business at the end of 1998. The divested business employed about 80 people with operations in Sweden, Finland, Norway, the United States, Switzerland and Poland and involved institutional asset management, mutual funds, ABB pension funds and the asset management of some ABB insurance-related funds.

    Unanticipated movements in the interest rate and foreign exchange markets made it difficult for our Treasury Centers in 1999 to achieve the same level of trading profit in 1999 as in 1998. Leasing and

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Financing (which was integrated into the Structured Finance business area during
2000) posted lower earnings due to decreased advisory fee income related to lower volumes from cross-border leasing transactions. Investment income continued to grow in Insurance, which reported its highest earnings ever due to gains in its equity investment portfolio. Structured Finance reported record results as a number of transactions in Latin America, the Middle East and Europe were closed.

    The consolidated assets of Financial Services amounted to more than $20 billion at December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Our liquidity and capital resources have been drawn from three primary sources: cash from operations, proceeds from the issuance of public debt securities, and third party bank borrowings.

    Our strong credit rating supports both our access to international capital markets as well as our borrowings from external banks. At December 31, 2000, all publicly traded debt securities issued by our subsidiaries were rated AA- and A-1+ by Standard & Poor's Ratings Group and Aa2 and Prime-1 by Moody's Investors Service. On September 6, 2000, Standard & Poor's affirmed ABB's long-term credit rating at AA- and changed the ratings outlook from stable to positive. Due to our strong credit rating, we can rely on being able to raise sufficient amounts of short-term as well as long-term debt on short notice from the capital markets as well as our core external banks.

    We believe that our ability to generate operating cash flow through our operating activities in 2001, together with our other sources of liquidity, will continue to provide the cash flows necessary to support our business expansion and meet our financial commitments on a timely basis for at least the next 12 months.

    In ABB, the majority of public debt issuances and bank borrowings are raised by our system of Treasury Centers and associated financing subsidiaries, which are part of our Financial Services segment. Public borrowings are raised within amount, maturity, currency and price guidelines set each year and reviewed periodically by ABB Ltd. Treasury Centers are located in countries where we have significant operating subsidiaries and/or holding companies to provide such companies with funding, cash management and foreign exchange hedging. This concentration of financing activities results in lower financing costs for the ABB Group.

    In accordance with our financial policies, our operating companies primarily borrow in local currencies to meet their financial requirements. Borrowings are typically issued with floating interest rates, or are effectively converted to borrowings with floating interest rates through the use of derivative instruments. It is our policy that ABB Ltd and special purpose finance subsidiaries within the Financial Services segment serve as the primary vehicles for the issuance of publicly traded and privately placed debt securities such as bonds and commercial paper.

    Our net debt position (defined as borrowings minus cash and equivalents and marketable securities) amounted to $1,757 million at December 31, 2000 compared to $567 million at

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December 31, 1999. The increase in the net debt position during 1999 and 2000 is primarily due to the activities summarized in the consolidated statements of cash flows as follows (in millions):

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                       ($ IN MILLIONS)
Cash flows provided by (used in):

Operations..................................................   $1,022     $  1,575     $  800
Acquisitions, investments, divestitures and discontinued
  operations, net...........................................      331        (641)        699
Asset purchases, net of disposals...........................     (315)       (351)       (526)
Treasury and capital stock transactions.....................      244        (165)       (155)
Borrowings, net of repayments...............................      (44)       (525)      1,233
Other investing activities..................................     (780)       (321)       (449)
Other financing activities..................................     (592)       (497)       (491)
Effects of exchange rate changes............................      (84)       (100)         28
                                                               ------     --------     ------
Increase (decrease) in cash.................................   $ (218)    $(1,025)     $1,139
                                                               ======     ========     ======

OPERATING ACTIVITIES

    Net cash provided by operating activities decreased by $553 million to $1,022 million at December 31, 2000 from $1,575 million at December 31, 1999. Income from continuing operations, net of adjustments for non-cash items, increased by $159 million from $1,164 million in 1999. This was more than offset by cash outflows related to the increase in net operating assets of $301 million in 2000 as compared to cash provided by the decrease in net operating assets of $411 million in 1999. The increase of net operating assets in 2000 was primarily due to the increase in cash tied up in ongoing customer projects where unbilled receivables and inventories, after consideration of advances from customers, exceeded the level experienced in 1999. Net operating assets include marketable securities held for trading purposes, receivables, inventories, payables and other assets and liabilities. Marketable securities are classified as either trading or available-for-sale. Debt and equity securities that are bought and held principally for the purpose of sale in the near term are classified as trading securities.

    Net cash provided by operating activities in 1999 increased by $775 million to $1,575 million from $800 million in 1998. Income from continuing operations, net of adjustments for non-cash items, in 1999 decreased by $218 million compared to 1998. This reduction in income adjusted for non-cash items was more than offset by cash provided by the decrease in net operating assets of $411 million in 1999, as compared to the cash used by the increase in net operating assets of $582 million in 1998. The reduction in net operating assets in 1999 was driven by significant increases in accounts payable and accrued liabilities, along with $151 million of net sales of marketable securities held for trading. Together, these changes more than offset higher levels of trade receivables.

INVESTING ACTIVITIES

    Investing activities include: acquisitions of, investments in and divestitures of businesses, purchases of property, plant and equipment, net of disposals; net investments in marketable securities that are not held for trading purposes and accounts receivable from leases and third party loans (financing receivables). Net investments in marketable securities that are not held for trading purposes and financing receivables are summarized in the table above as "other investing activities" and increases in these amounts reflect cash outflows. Net cash used in investing activities decreased by $323 million to $1,713 million in 2000 from $2,036 million in 1999. Net cash used in investing activities increased by $1,019 million to $2,036 million in 1999 from $1,017 million in 1998.

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    Net cash flow resulting from purchases of, investments in and divestitures of businesses and discontinued operations ("business combinations") changed by $972 million to $331 million provided in 2000 from $641 million used in 1999. In 2000, cash used for acquisitions totaling $893 million was more than offset by cash from discontinued operations ($949 million, primarily relating to the divestiture of our remaining interest in ABB ALSTOM POWER and our nuclear business) and disposals ($275 million, primarily relating to the disposal of our 50% shareholdings in ABB ALSTOM POWER), which amounted to $1,224 million. Net cash flows from business combinations decreased by $1,340 million to $641 million in cash used in business combinations in 1999 from $699 million of cash provided by business combinations in 1998, as acquisitions and investments, net of cash acquired, of $1,720 million in 1999 (mainly related to the purchase of Elsag Bailey) were offset by proceeds from disposals of $356 million and net cash provided by discontinued operations of $723 million. The net cash provided by discontinued operations in 1999 related primarily to the payment received in connection with the formation of the ABB ALSTOM POWER joint venture and the sale of ADtranz. Acquisitions in 1998 totaled $271 million, which was more than offset by proceeds from disposals of investments of $229 million and net cash provided by discontinued operations of $741 million.

    Purchases of property, plant and equipment, net of disposals, decreased by $36 million to $315 million in 2000 from $351 million in 1999. Purchases of property, plant and equipment, net of disposals, decreased by $175 million in 1999 from $526 million in 1998. In 1999, our $71 million increase in new investment in property, plant and equipment was more than offset by a $246 million increase in proceeds from the sale of property, plant and equipment, consistent with our desire to reduce investment in asset-intensive businesses.

    Cash used in other investing activities increased by $459 million to $780 million in 2000 as compared to $321 million in 1999. This increase primarily resulted from a lower level of net proceeds from sales of marketable securities that are not held for trading purposes, which decreased by $281 million from $334 million in 1999 to $53 million in 2000. The increase also reflects a higher level of investment in financing receivables which increased to $833 million in 2000 as opposed to $655 million in 1999.

    Cash used in other investing activities decreased $128 million to $321 million in 1999 from $449 million in 1998. This decrease was despite a higher level of investment in financing receivables, which increased to $655 million in 1999 from $385 million in 1998. This increase in financing receivables was driven by the expansion in leasing and customer financing activities undertaken by our Financial Services segment, mainly in support of our own equipment sales across the various segments. The increase in financing receivables in 1999 was more than offset by cash provided by net sales of marketable securities not held for trading purposes of $334 million, in contrast with net purchases of marketable securities of $64 million in 1998.

    Our planned investments are based on our core business strategy, and on the business plans of our various businesses in terms of level and timing of purchases of property, plant and equipment. Future commitments for purchases of property, plant and equipment totaled $30 million at December 31, 2000. Approximately 94% of the capital committed was for replacement of machinery and equipment and the balance was for land and buildings.

    We are an investor in B-BUSINESS PARTNERS, a venture that will invest in and develop business-to-business e-commerce companies across Europe. Our investment in B-BUSINESS PARTNERS is an element of our three pillar eBusiness strategy, which is discussed under "Item 1. Business of ABB--Strategy." The investors in B-BUSINESS PARTNERS have initially made aggregate capital commitments of E706.4 million to B-BUSINESS PARTNERS, of which we have committed to contribute E300 million to B-BUSINESS PARTNERS. Each of the investors has already funded 25% of its commitment and the remainder is scheduled to be funded in 2001. As of December 31, 2000, B-BUSINESS PARTNERS had made investments totaling less than

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
E17 million. We do not anticipate receiving any dividends from B-BUSINESS PARTNERS in the foreseeable future.

FINANCING ACTIVITIES

    Our financing activities primarily include net borrowings, both from the issuance of public debt securities and directly from third party banks, treasury and capital stock transactions, and payment of dividends. Net cash used in financing activities decreased by $795 million to $392 million in 2000 as compared to $1,187 million in 1999. The decrease was primarily due to a decrease in the level of net repayments of other borrowings to $653 million in 2000 from $908 million in 1999. The net decrease also reflects a higher level of borrowings, particularly borrowings with a maturity of 90 days or less, at year-end 2000 as compared to year-end 1999. Net cash used in financing activities increased by $1,774 million in 1999 to $1,187 million compared to 1998 when $587 million was provided by financing activities. This change reflected the application of our positive net cash flow from operating activities to repay borrowings.

    During 2000, our net sales of treasury shares and put options provided net cash of $244 million. We hold some of our shares in treasury to provide shares for delivery upon exercise of warrants in future years under our management incentive program. We used $199 million of cash in 1999 to purchase our shares for this purpose. In April 2000, we paid dividends of $531 million with respect to 1999. We paid dividends of $503 million and $460 million in 1999 and 1998, respectively.

    At December 31, 2000 and 1999, we had total borrowings including short-, medium- and long-term borrowings, outstanding of $7,363 million and $6,953 million, respectively. Borrowings increased toward year-end, primarily due to the financing of acquisitions and the capital increase in an Equity Venture project. At December 31, 2000 and 1999, approximately 1% of those borrowings were secured.

    Short-term borrowings, including current maturities of long-term debt, increased by $220 million, or 7%, to $3,587 million outstanding at December 31, 2000 from $3,367 million outstanding at December 31, 1999. Short-term borrowings declined by $906 million in 1999, or 21%, to $3,367 million at December 31, 1999 from $4,273 million at December 31, 1998. Our short-term borrowings were reduced because we refinanced commercial paper borrowings originally raised to pre-finance the Elsag Bailey acquisition. Long-term borrowings increased by $190 million, or 5%, to $3,776 million at December 31, 2000 from $3,586 million at December 31, 1999, primarily as a result of the refinancing of maturing short-term debt in the Financial Services segment. Long-term borrowings increased by $230 million, or 7%, in 1999 to $3,586 million at December 31, 1999 from $3,356 million at December 31, 1998, reflecting this shift to longer-term maturities.

    At December 31, 2000, $4,425 million, or approximately 60% of our total borrowings, represented commercial paper and other short-term and medium-term debt securities issued under underwritten capital market facilities. At December 31, 1999, borrowings under these facilities totaled $3,377 million, or 49%, of our total borrowings.

    The other 40% and 51%, respectively, of our borrowings at December 31, 2000 and December 31, 1999 represented other debt securities of $1,405 million and $1,439 million, respectively, with the balances represented by commercial lending from external banks.

    As of December 31, 2000, the effective interest rate on our floating rate borrowings of $3,444 million and our fixed rate borrowings of $611 million was 5.4% and 4.6%, respectively, after considering the effect of interest rate, currency and equity swaps. The weighted average interest rate on our commercial paper borrowings of $1,923 million and other short-term debt of $1,163 million was 5.9% and 6.0%, respectively, at December 31, 2000.

    As of December 31, 1999, the effective interest rate on our floating rate borrowings of $3,143 million and our fixed rate borrowings of $836 million was 4.8% and 4.5%, respectively, after

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
considering the effect of interest rate, currency and equity swaps. The weighted average interest rate on our commercial paper borrowings of $879 million and other short-term debt of $1,199 million was 4.7% and 5.9%, respectively, at December 31, 1999.

EXCHANGE

    Each of our local subsidiaries reports its financial results in its respective local currency, and our Consolidated Financial Statements are reported in U.S. dollars. Accordingly, balance sheet items are translated into U.S. dollars using year-end exchange rates, while income statement and cash flow items are translated using average exchange rates for the year.

    We have commercial activities denominated in all major currencies, in particular U.S. dollars, Swiss francs, Euro, Scandinavian currencies, and Japanese yen. In 2000, the Euro weakened against the U.S. dollar from its opening level of 1.01 on January 3, 2000 to a closing exchange rate of 0.94 on December 29, 2000 and the Swiss franc versus the U.S. dollar also declined from an opening level of 0.63 on January 3, 2000 to a year-end exchange rate of 0.62 and ranged in 2000 from an exchange rate of 0.64 on January 5, 2000 to an exchange rate of 0.55 on October 26, 2000. In 1999, the Euro weakened against the U.S. dollar from its opening level of 1.19 on January 2, 1999 to a year-end exchange rate of 1.00. In 1999 and 1998, the Swiss franc versus the U.S. dollar first strengthened, then declined from .69 at year-end 1997 to .73 and .63 at the end of 1998 and 1999, respectively.

    Exchange gains (losses), net, amounted to losses of $3 million, $28 million and $10 million in 2000, 1999 and 1998, respectively, and were recorded in interest expense. Exchange gains (losses), net, includes the re-measurement of certain currencies into functional currencies and the costs of hedging certain balance sheet exposures.

    With respect to cash flows, exchange differences recorded are the result of translating cash and equivalents from year-end to average exchange rates. In 2000 and 1999, this translation resulted in a reduction of $84 million and $100 million, respectively, to our total cash flow, in contrast to a contribution of $28 million in 1998.

FINANCIAL POSITION

OPERATING ASSETS AND LIABILITIES

    Our operating assets, excluding cash and equivalents, decreased to $17,314 million at December 31, 2000 from $17,442 million at December 31, 1999. Operating assets include marketable securities, receivables, inventories, and prepaid expenses.

    The decrease in 2000 reflects the decreased investment in marketable securities to $4,209 million at December 31, 2000 from $4,771 million at December 31, 1999. The decrease primarily reflects the impact of translating balance sheet amounts from local currencies to U.S. dollars for reporting purposes. The decrease in marketable securities was only partially offset by a $524 million increase in receivables, net.

    Total current liabilities decreased to $15,452 million at December 31, 2000 from $15,882 million at December 31, 1999.

    Current operating liabilities include accounts payable, short-term borrowings, accrued liabilities and insurance reserves (which form part of the normal operations of our insurance business), among other items. The decrease in current operating liabilities from December 31, 1999 to December 31, 2000 is principally the result of the decrease in non-trade payables and accrued liabilities.

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
FINANCING RECEIVABLES

    Receivables from leases and loans receivable increased to $3,875 million at December 31, 2000 from $3,427 million at December 31, 1999. The increase is principally due to a higher level of financing activity in Equity Ventures and leasing activities.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment decreased to $3,243 million at December 31, 2000 from $3,813 million at December 31, 1999, primarily reflecting the effect of translating balance sheet amounts into U.S. dollars, normal levels of depreciation and dispositions of property, plant and equipment consistent with our reduced investments in asset-intensive businesses.

INVESTMENTS AND OTHER ASSETS

    Investments and other assets increased to $1,978 million at December 31, 2000 from $1,377 million at December 31, 1999. The increase primarily resulted from our purchase of a 35% interest in the Swedish Export Credit Corporation, our investment in B-BUSINESS PARTNERS and higher levels of investment in and earnings from special purpose infrastructure companies in Equity Ventures.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Intangible assets increased to $3,155 million at December 31, 2000 from $2,904 million at December 31, 1999 reflecting a $195 million increase in goodwill from acquisitions which was only partially offset by a normal level of amortization.

EURO CONVERSION

    In January 1999, certain member countries of the European Union established permanent, fixed conversion rates between their existing currencies and the European Union's common currency (the Euro), which is scheduled to phase in over a period ending January 1, 2002, with existing currencies being completely removed from circulation on July 1, 2002.

    We prepared for the introduction of the Euro well in advance, and we are at an advanced stage in phasing out the use of all pre-Euro currencies in a manner which has facilitated business transactions with suppliers, customers and other third parties while also complying with legal requirements. Our conversion to the Euro has required modifying information technology systems; recalculating currency risks; recalibrating derivatives and other financial instruments; evaluating and taking action, where needed, regarding the continuity of contracts; and adjusting the processes for preparing accounting, payroll, tax and customer records.

    Based on the work performed to date, we believe that the introduction of the Euro will not have a material impact on our operations or our consolidated financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

    Inflation affects our operations in some of the markets around the world. However, the majority of the ABB Group's revenues, costs and income is derived from economies which have been characterized by low inflation in recent years.

    In high inflation environments, we are generally able to increase prices to counteract the inflationary effects of increasing costs and to generate sufficient cash flows to maintain our productive capability.

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
NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 2000. We expect to adopt the new Statement with effect from January 1, 2001. The Statement will require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Based on our derivative positions at December 31, 2000, we estimate that upon adoption we will record a loss from the cumulative effect of an accounting change of approximately $63 million being recognized in the consolidated income statement and a reduction of $29 million in other comprehensive income.

    The Securities and Exchange Commission issued Staff Accounting Bulletin
No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB 101), on December 3, 1999. SAB 101 provides additional guidance on the application of existing United States generally accepted accounting principles to revenue recognition in financial statements. Our adoption of SAB 101 effective October 1, 2000 did not have a material effect on our consolidated financial statements.

    In September 2000, the Emerging Issues Task Force reached several consensuses in Issue 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK (EITF 00-19).
EITF 00-19 generally reaffirms the previous guidelines of EITF 96-13, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK, but provides additional criteria for the classification of such derivative instruments as equity or as either assets or liabilities.
EITF 00-19 is effective for all new contracts and contract modifications entered into after September 20, 2000. For contracts that exist on September 20, 2000, the effective date of adoption is June 30, 2001. The effect of any reclassification of a derivative instrument from equity to an asset or liability as of June 30, 2001 would be calculated as of that date and presented in a manner similar to a cumulative effect of a change in accounting principle. We are a party to various derivative instruments that are indexed to and potentially settled in our registered shares. We do not expect the adoption of EITF 00-19 to have a material effect on our results of operations.

ENVIRONMENTAL CONTINGENCIES AND RETAINED LIABILITIES

    All of our operations, but particularly our manufacturing operations, are subject to comprehensive environmental laws and regulations. Violations of these laws could result in fines, injunctions (including orders to cease the violating operations and to improve the condition of the environment in the affected area or to pay for such improvements) or other penalties. In addition, environmental permits are required for our manufacturing facilities (for example, with respect to wastewater discharge). In most countries in which we operate, environmental permits must be renewed on a regular basis and we must submit reports to environmental authorities. These permits may be revoked, renewed or modified by the issuing authorities at their discretion and in compliance with applicable laws. We believe that we are in substantial compliance with environmental laws, regulations and permits in the various jurisdictions in which we operate, except for such instances of non-compliance that, in the aggregate, are not reasonably likely to be material.

    In a number of jurisdictions, including the United States, we may be liable for environmental contamination at our present or former facilities, or at sites at which hazardous substances generated by our operations were disposed of. In the United States, the Environmental Protection Agency and various state agencies are responsible for regulating environmental matters. These agencies have identified companies in the ABB Group as potentially responsible parties for the costs of cleaning up

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
hazardous substances at a number of sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and other federal and state environmental laws. As of December 31, 2000, companies within the ABB Group had been named as potentially responsible parties with respect to six locations, primarily involving soil and groundwater contamination. We do not believe that our aggregate liability in connection with these sites will be material.

    Generally, our liability with regard to any specific site will depend on the number of potentially responsible parties, their relative contributions of hazardous substances or wastes to the site and their financial viability, as well as on the nature and extent of the contamination. Nevertheless, such laws commonly impose liability that is strict, joint and several, so that any one party may be liable for the entire cost of cleaning up a contaminated site.

    In addition, we have retained liability for certain specific environmental remediation costs at two sites in the United States that were operated by our nuclear business, which has been sold to British Nuclear Fuels. Pursuant to the purchase agreement with British Nuclear Fuels, we have retained all of the environmental liabilities associated with our Combustion Engineering subsidiary's Windsor, Connecticut, facility and a portion of the environmental liabilities associated with our ABB CE Nuclear subsidiary's Hematite, Missouri facility. The primary environmental liabilities associated with these sites relate to the costs of remediating radiological contamination upon decommissioning the facilities. Such costs are not incurred until a facility is taken out of use and are generally incurred over a number of years. Although it is very difficult to predict with accuracy the amount of time it may take to remediate radiological contamination upon decommissioning, we believe that it may take approximately three years for this remediation at the Hematite site and seven years at the Windsor site, in each case from the time of decommissioning. According to published reports, British Nuclear Fuels may begin decommissioning the Hematite facility before the end of 2001, although the timing of this action is beyond our control and, therefore, cannot be predicted with any certainty. We have been notified that British Nuclear Fuels intends to decommission the Windsor facility in early 2001. At the Windsor site, we believe that a significant portion of such remediation costs will be the responsibility of the United States Government pursuant to the Atomic Energy Act and the Formerly Used Site Environmental Remediation Action Program because such costs relate to materials used by Combustion Engineering in its research and development work on, and fabrication of, nuclear fuel for the United States Navy. In connection with the sale of the nuclear business, in April 2000 we established a reserve of $300 million in connection with estimated remediation costs related to these facilities.

    We retain ownership of Combustion Engineering, a now inactive subsidiary that conducted part of the power generation business contributed to the ABB ALSTOM POWER joint venture in June 1999. Combustion Engineering has asbestos liabilities which arise from exposure to or use of products containing asbestos that Combustion Engineering supplied, primarily during the 1970s and before. As of December 31, 2000, we had reserved $430 million in respect of asbestos claims and related defense costs net of estimated insurance recoveries. For more information, see "Item 1. Description of Business--Risk Factors" and "Item 3. Legal Proceedings."

    Estimates of the future costs of environmental compliance and liabilities are imprecise due to numerous uncertainties. Such costs are affected by the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which we may have remediation responsibility and the apportionment of remediation costs among, and the financial viability of, responsible parties. In particular, it is very difficult to estimate the expected contribution of the United States government at the Windsor site. It is possible that final resolution of environmental matters may require us to make expenditures in excess of our expectations, over an extended period of time and in a range of amounts that cannot be reasonably estimated. Although final resolution of such matters could have a material effect on our consolidated results of operations in a particular reporting period in which the expenditure is incurred, we believe that these expenditures should not have a material adverse effect on our consolidated financial position.

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
ITEM 9A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

MARKET RISK DISCLOSURE

    The continuously evolving financial markets and the dynamic business environment exposes us to changes in foreign exchange, interest rate, and other market price risks. We have developed and implemented comprehensive policies, procedures, and controls to identify, mitigate and monitor financial risk on a firm-wide basis. To efficiently aggregate and manage financial risk that could impact our financial performance, we operate a system of Treasury Centers, which are part of ABB Financial Services. Our Treasury Centers provide an efficient source of liquidity, financing, risk management, and other global financial services to our industrial companies. The Treasury Centers also have the authority to accept a limited degree of market risk in order to benefit from favorable market price movements. Any acceptance of market risk by the Treasury Centers is subject to clearly defined exposures and risk limits that we monitor in real-time and document in written policies approved by senior management of ABB Ltd.

    The Treasury Centers maintain risk management control systems to monitor foreign exchange, interest rate, equity, and other financial risks and related financial positions. Positions are monitored using a number of analytical techniques including market value, sensitivity analysis, and Value-at-Risk. The following quantitative analyses are based on sensitivity analysis tests, which assume simultaneous shifts in exchange rates against ABB's positions, as well as parallel shifts in interest rate yield curves.

CURRENCY FLUCTUATIONS AND FOREIGN EXCHANGE RISK

    It is our policy to identify and manage all transactional foreign exchange exposures to minimize risk. With the exception of some ABB Financial Services subsidiaries and to the extent certain operating subsidiaries are domiciled in high inflation environments, the functional currency of each of our companies is considered to be its local currency and our companies are required to hedge all contracted foreign exchange exposures against their local currency. These transactions are undertaken mainly with ABB Treasury Centers.

    We have foreign exchange transaction exposures related to our global operating and financing activities in currencies other than the functional currency in which our entities operate. Specifically, we are exposed to foreign currency risk related to future earnings, assets, or liabilities denominated in foreign currencies. The introduction of the Euro on January 1, 1999 has decreased our transaction exposure. The most significant currency exposures relate to operations in Sweden, Switzerland and Germany. In addition, the Group is exposed to the currency risk associated with translating its functional currency financial statements into its reporting currency, which is the U.S. dollar.

    Our industrial companies are responsible for identifying their foreign currency exposures and entering into intercompany hedge contracts with the Treasury Centers, where legally possible, or external transactions to hedge this risk. The intercompany transactions have the effect of transferring the industrial companies' currency risk to the Treasury Centers, but create no additional market risk to our consolidated results. According to our policy, material net currency exposures are hedged. Exposures are primarily hedged with forward foreign exchange contracts and, to a much lesser extent, currency options. The majority of the foreign exchange hedge instruments have a maturity of less than twelve months. The Treasury Centers also hedge currency risks associated with their financing of other ABB companies.

    As of December 31, 2000 and December 31, 1999, the net fair value of financial instruments with exposure to foreign currency rate movements was $480 million and $(319) million, respectively. The potential loss in fair value for such financial instruments from a hypothetical 10% move in foreign exchange rates against our position would be approximately $515 million and $313 million for December 31, 2000 and December 31, 1999, respectively. The analysis reflects the aggregate adverse

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
foreign exchange impact associated with transaction exposures, as well as translation exposures where appropriate. Our sensitivity analysis assumes a simultaneous shift in exchange rates against the position and as such assumes an unlikely adverse case scenario. Exchange rates rarely move in the same direction. Therefore, the assumption made may overstate the impact of changing rates on assets and liabilities denominated in a foreign currency. The underlying trade related transaction exposures of the industrial companies are not included in the quantitative analysis. This represents a significant limitation of the quantitative risk analysis. If these underlying transaction exposures were included, they would tend to have an offsetting effect on the potential loss in fair value detailed above.

INTEREST RATE RISK

    We are exposed to interest rate risk due to our financing, investing, and liquidity management activities. Our industrial companies primarily invest excess cash with and receive funding from our Treasury Centers on an arm's length basis. It is our policy that the primary third party funding and investing activities, as well as the monitoring and management of the resulting interest rate risk, are the responsibility of the Treasury Centers. The Treasury Centers adjust the duration of their overall funding portfolio through derivative instruments in order to better match underlying assets and liabilities, as well as minimize the cost of capital. The Treasury Centers also actively manage the interest sensitive investments and customer-financing portfolio, which may include the use of derivatives, to provide the industrial companies and our external customers with access to necessary liquidity, as well as maximize interest income. As of December 31, 2000 and December 31, 1999, the net fair value of interest rate sensitive instruments was $(1,933) million and $(1,541) million, respectively. The potential loss in fair value for such financial instruments from a hypothetical 100 basis point parallel shift in interest rates against ABB's position (or a multiple of 100 basis points where 100 basis points is less than 10% of the applicable interest rate) would be approximately $82 million and $44 million for December 31, 2000 and December 31, 1999, respectively.

    Leases are not required to be disclosed by SFAS 107, and have not been presented as part of the sensitivity analysis. This represents a material limitation of the analysis. While the sensitivity analysis reflects interest rate sensitivity of the funding for the lease portfolio held by ABB Financial Services, a corresponding change in the lease portfolio was not considered in the sensitivity analysis model. As a result, the overall impact on the fair value of financial instruments from a hypothetical change in interest rates may be overstated.

TRADING ACTIVITIES

    Our financial policies permit ABB Financial Services, through its system of Treasury Centers, to engage in a limited degree of proprietary trading activities. Our policies do not permit any trading activities outside of these Treasury Centers. Trading is conducted in financial instruments that are actively traded in global financial markets such as forward foreign exchange contracts, swap transactions, options, as well as futures traded on regulated exchanges. As discussed above, the Treasury Centers have the authority to accept a limited degree of market risk but this is subject to clearly defined risk management polices and trading limits. Each Treasury Center has dedicated capital associated with its trading activities, which has been approved by its board of directors or supervisory board. Financial risks are measured and monitored real-time and reported daily to senior management. All Treasury Centers have transaction tracking, valuation, and risk measurement systems, as well as dedicated risk managers, to monitor and control the proprietary trading activities.

    Our internal audit function, which is independent of ABB Financial Services and reports directly to the head of the Group internal audit, performs regular reviews of trading activities to ensure that trading is performed within established policies and limits.

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
    The level of exposure accepted by the Treasury Centers is impacted by the market environment and expectation for future market price movements but our policy provides that it can never exceed the clearly defined limits. In addition, the Treasury Centers' stop loss policies require liquidation of positions when the mark-to-market loss arising from changes in market conditions exceeds those pre-defined limits.

    The table below details the net fair value of market price sensitive instruments, as well as the potential loss in fair value for such financial instruments from a hypothetical 10% adverse change in market rates:

                                             DECEMBER 31, 2000                    DECEMBER 31, 1999
                                     ----------------------------------   ----------------------------------
                                                        LOSS FROM 10%                        LOSS FROM 10%
                                                      ADVERSE CHANGE IN                    ADVERSE CHANGE IN
                                     NET FAIR VALUE     MARKET PRICES     NET FAIR VALUE     MARKET PRICES
                                     --------------   -----------------   --------------   -----------------
                                              ($ IN MILLIONS)                      ($ IN MILLIONS)
Foreign exchange...................     $ 294.0             $45.2            $(707.0)            $44.2
Interest rates.....................       (15.0)             12.3              (83.0)             47.7

ITEM 10.  DIRECTORS AND OFFICERS OF REGISTRANT.

    In accordance with Swiss law, the board of directors of a Swiss corporation is ultimately responsible for the policies and management of the corporation. The board also appoints the executive officers and authorized signatories of the corporation and supervises the management of the corporation. The board of directors may delegate the conduct of day-to-day business operations to individual directors or to third persons, such as an executive committee.

BOARD OF DIRECTORS

    Our articles of incorporation stipulate that the board of directors must consist of not fewer than seven and no more than 13 members at any time. Swiss law and our articles of incorporation also provide that each director must be a shareholder of ABB. Directors are elected for terms of one year by the shareholders in a shareholders' meeting. Members of the board of directors whose terms of office have expired are immediately eligible for reelection. The board of directors appoints its Chairman and one or more Vice Chairmen as well as the persons entrusted with our management and representation, whom the board of directors is also responsible for removing.

    The following table sets forth the names and the years of birth of our directors and their current positions with ABB.

NAME                                       BORN     CURRENT POSITION
----                                     --------   ----------------
Percy N. Barnevik......................    1941     Chairman

Robert A. Jeker........................    1935     Vice Chairman

Jorgen Centerman.......................    1951     Director; President and Chief
                                                    Executive Officer

Gerhard Cromme.........................    1943     Director

Jurgen Dormann.........................    1940     Director

Martin Ebner...........................    1945     Director

Agostino Rocca.........................    1945     Director

Edwin Somm.............................    1933     Director

Jacob Wallenberg.......................    1956     Director

    In connection with our group reconfiguration in 1999, a new board of directors was elected on June 26, 1999 to serve the newly-created ABB Ltd. The following biographical information regarding our board members refers to June 26, 1999, the beginning of their service for ABB Ltd. Where applicable, these biographies also note the years of service our board members provided to ABB Asea Brown Boveri Ltd, the former parent company of the ABB Group. See "Item 1. Description of Business--History of the ABB Group."

    PERCY BARNEVIK has been the chairman of ABB's board of directors since
June 26, 1999. From 1996 to 1999, he served as chairman of the board of directors of ABB Asea Brown Boveri Ltd. Between 1988 and 1996 he served as President and Chief Executive Officer of ABB Asea Brown Boveri Ltd.
Mr. Barnevik holds positions on the executive committees of various international organizations, including the World Economic Forum Foundation Board (Vice Chairman), the Council on Foreign Relations in the United States and the Baltic Sea Cooperation. Mr. Barnevik is a member of the board of directors of General Motors Corporation and chairman of the boards of directors of Investor AB, Sandvik AB and AstraZeneca. Mr. Barnevik is a Swedish citizen.

    ROBERT A. JEKER has been the Vice Chairman of ABB's board of directors since June 26, 1999. From 1996 to 1999, he served as a member of the board of directors of ABB Asea Brown Boveri Ltd, and was vice chairman of that board of directors from 1998 to 1999. He is a chairman of the boards of directors of Batigroup, Feldschlosschen-Hurlimann, Georg Fischer, Messe Basel and Swiss Steel, chairman of the Basel Chamber of Commerce and a member of the boards of directors of Neue Zuricher Zeitung and Synthes Stratec. Mr. Jeker is a Swiss citizen.

    JORGEN CENTERMAN was elected to ABB's board of directors at the annual general meeting of shareholders on March 20, 2001. He has been our President and Chief Executive Officer since January 1, 2001. From September 1998, he was our Executive Vice President responsible for our Automation Segment. From 1993 to 1998, he was Business Area Manager for our global Automation and Drives operations. Previously, he headed the Process Automation business area, headquartered in Stamford, Connecticut. He joined Asea AB in 1976.
Mr. Centerman is a Swedish citizen.

    GERHARD CROMME has been a member of ABB's board of directors since June 26, 1999. From 1997 to 1999, he served as a member of the board of directors of ABB Asea Brown Boveri Ltd. He is the chairman of the executive board of Thyssen Krupp, and a member of the board of directors of Allianz-Versicherung, Ruhrgas, E.ON, Volkswagen, Suez-Lyonnaise des Eaux and Thales. Mr. Cromme is a German citizen.

    JURGEN DORMANN has been a member of ABB's board of directors since June 26, 1999. From 1998 to 1999, he served as a member of the board of directors of ABB Asea Brown Boveri Ltd. He is the Chief Executive Officer of Aventis.
Mr. Dormann is also a member of the boards of directors of Allianz and IBM Corporation. Mr. Dormann is a German citizen.

    MARTIN EBNER has been a member of ABB's board of directors since June 26, 1999. From March 1999 to June 1999, he served as a member of the board of directors of ABB Asea Brown Boveri Ltd. Mr. Ebner is also chairman of the board of directors of BZ Group Holding and Lonza Group. He is a member of the Board of Alcan Inc. He is a Swiss citizen.

    AGOSTINO ROCCA has been a member of ABB's board of directors since June 26, 1999. From 1998 to 1999, he served as a member of the board of directors of ABB Asea Brown Boveri Ltd. Mr. Rocca is President and Chief Executive Officer of Techint Group, President of Siderar, Techint S.A., San Faustin S.A. and Tecpetrol. He is also a member of the boards of directors of the Pacific Council on International Policy, The Institute of the Americas and the International Iron and Steel Institute, as well as an advisory member of the New York Stock Exchange. Mr. Rocca is an Italian citizen.

    EDWIN SOMM has been a member of ABB's board of directors since June 26, 1999. From 1997 to 1999, he served as a member of the board of directors of ABB Asea Brown Boveri Ltd. From 1988 to

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
1997, he served as the President and Chief Executive Officer of Asea Brown Boveri AG, Switzerland. Mr. Somm is also the chairman of the board of directors of SIG and a member of the boards of directors of Georg Fischer and Swiss Steel. Mr. Somm is a Swiss citizen.

    JACOB WALLENBERG has been a member of ABB's board of directors since
June 26, 1999. From March 1999 to June 1999, he served as a member of the board of directors of ABB Asea Brown Boveri Ltd. He is also a chairman of the board of directors of Skandinaviska Enskilada Banken, an executive vice-chairman of Investor, vice-chairman of the boards of directors of the Knut and Alice Wallenberg Foundation, Atlas Copco and Electrolux, and a member of the boards of directors of WM-data, the Swedish Federation of Industries, the Nobel Foundation, and EQT Scandinavia BV. Mr. Wallenberg is a Swedish citizen.

EXECUTIVE OFFICERS

    The executive committee, currently consisting of 11 members, is responsible for our day-to-day management and for the formulation of major strategic and commercial decisions. The members of the executive committee are appointed and removed by the board of directors. The following table sets forth the names and the years of birth of the members of the executive committee, their current positions with us and the dates of their initial appointment to their current positions.

                                                                                                    YEAR OF
NAME                                 BORN                       CURRENT POSITION                  APPOINTMENT
----                             -------------   -----------------------------------------------  -----------
Jorgen Centerman...............           1951   President and Chief Executive Officer               2001

Eric Drewery...................           1939   Executive Vice President, Head of Group             2001
                                                 Transformation Division

Andrew Eriksson................           1946   Executive Vice President, Head of Group             2001
                                                 Processes Division

Renato Fassbind................           1955   Executive Vice President and Chief Financial        1997
                                                 Officer

Gorm Gundersen.................           1944   Executive Vice President, Head of Oil, Gas and      1998
                                                 Petrochemicals Division

Jouko Karvinen.................           1957   Executive Vice President, Head of Automation        2001
                                                 Technology Products Division

Dinesh Paliwal.................           1957   Executive Vice President, Head of Process           2001
                                                 Industries Division

Jan Roxendal...................           1953   Executive Vice President, Head of Financial         1998
                                                 Services Division

Jan Secher.....................           1957   Executive Vice President, Head of Manufacturing     2001
                                                 and Consumer Industries Division

Richard Siudek.................           1946   Executive Vice President, Head of Utilities         2001
                                                 Division

Peter Smits....................           1951   Executive Vice President, Head of Power             2001
                                                 Technology Products Division

    JORGEN CENTERMAN. For Mr. Centerman's biography, see above under "--Board of Directors."

    ERIC DREWERY has been our Executive Vice President responsible for the Group Transformation Division since January 1, 2001. From 1988, he was Country Manager in the United Kingdom. From 1986 to 1988, he served as United Kingdom Managing Director at Asea Holdings Ltd. From 1982 to 1986, he was Managing Director for Asea Ltd. Prior to joining us in 1982, he held several positions in various units at Mather & Platt Ltd. as Operations Director - Rotating Machinery Division at Wormald International Pty. Mr. Drewery is a British citizen.

    ANDREW ERIKSSON has been our Executive Vice President responsible for the Group Processes Division since January 1, 2001. From 1996, he was Business Area Manager responsible for Medium Voltage Equipment. From 1993 to 1996, he was Business Unit Manager responsible for High Voltage Gas-insulated Switchgear. From 1989 to 1993, he was Business Unit Manager for Gas-insulated Switchgear. From 1986 to 1989, he was Manager for the Switchgear and System Technical Studies Group. Prior to joining us in 1986, he was a consulting engineer in Johannesburg, South Africa and occupied various positions in the National Electrical Engineering Research Laboratories in Pretoria, South Africa.
Mr. Eriksson is a citizen of Switzerland and South Africa.

    RENATO FASSBIND has been our Executive Vice President and Chief Financial Officer since January 1997. From 1990 to 1997, he was Senior Vice President and Head of Corporate Staff, Audit. Previously, he served as a Vice President, Head of Internal Audit at F. Hoffmann-La Roche AG, a Swiss pharmaceuticals manufacturer, and as a public accountant at KPMG Peat Marwick. Mr. Fassbind is a Swiss citizen.

    GORM GUNDERSEN has been our Executive Vice President responsible for our Oil, Gas and Petrochemicals Division since September 1998. From 1990 to September 1998, he served as an Executive Vice President at Asea Brown Boveri A/S, a Norwegian subsidiary. Mr. Gundersen is a Norwegian citizen.

    JOUKO KARVINEN has been our Executive Vice President responsible for our Automation Technology Products Division since January 1, 2001. From 1998 until January 1, 2001, he was our Senior Vice President, Global Business Area--Automation Power Products. From 1993 until 1998, he served as Vice President, Global Business Unit--Drives Products and Systems. From 1990 until 1993, he served as Vice President, Power Electronics--ABB Drives. From 1988 until 1990, he served as Profit Center Manager, Low-Voltage Alternating Current Drives--ABB Drives. Prior to joining us in 1988, he served as Manager, Advanced Development at Allen-Bradley Stromberg Inc. and as Manager, Traction business at Stromberg. Mr. Karvinen is a Finnish citizen.

    DINESH PALIWAL has been our Executive Vice President and Head of the Process Industries Division since January 1, 2001. From 1999, he was responsible for our worldwide activities in the Automation Segment for the paper, printing, metals, mining and cement industries. From 1998 to 1999, he was responsible for our worldwide activities in the Automation Segment for the pulp, paper & printing industries. From 1994 to 1998, he was Vice-President responsible for our process industries in China and Northeast Asia. From 1990 to 1994, he was Director of Marketing & Sales for our paper industry in Asia. Prior to 1990, he held several positions in sales and project management. Mr. Paliwal is an Indian citizen.

    JAN ROXENDAL has been our Executive Vice President responsible for the Financial Services Division since September 1998. From 1991 until
September 1998, he was Segment Head for the Financial Services Segment. Prior to joining us in 1984, he was employed by Swedish Export Credit, a Swedish government sponsored credit institution, and Skandinaviska Enskilda Banken, a Swedish commercial bank. Mr. Roxendal is a Swedish citizen.

    JAN SECHER has been our Executive Vice President responsible for our Manufacturing and Consumer Industries Division since January 1, 2001. From 2000, he was President of our Flexible Automation business area. In 1999, he was Executive Vice-President at ABB AB. From July 1998 to April 1999, he was President at ABB Satt AB. From April 1998 to December 1999, he was President at ABB Automation Systems AB. From July 1997 to March 1998, he was Vice-President and Division Manager at ABB Industrial Systems AB. From 1994 to 1997, he was Vice-President and Division

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
Manager at ABB Industry K.K. From 1991 to 1994, he was General Manager at ABB Automation AB. Mr. Secher is a Swedish citizen.

    RICHARD SIUDEK has been our Executive Vice President responsible for our Utilities Division since January 1, 2001. From 1998, he was Country Segment Manager in the United States for the Transmission and Distribution Segments. From 1996 to 1998, he was Business Area Manager responsible for our worldwide activities in nuclear power. From 1991 to 1996, he was President and Vice President of ABB Combustion Engineering. Prior to joining us in 1991, he served as Marketing Manager at Westinghouse Electric Corporation, he served various positions in marketing and sales at Westinghouse Nuclear Europe, SA, and served as a Scientific Officer at United Kingdom Atomic Energy Authority. Mr. Siudek is a citizen of the United States.

    PETER SMITS has been our Executive Vice President responsible for the Power Technology Products Division since January 1, 2001. From 1998, he was Senior Vice President, Business Area Manager Distribution Transformers, at ABB T&D Ltd. From 1994 to 1998, he was President and Country Manager at Asea Brown Boveri SA. From 1990 to 1994, he served as President at Pfleiderer Verkehrstechnik GmbH. From 1988 to 1990, he held several positions at Asea Brown Boveri AG, was Vice-President at ABB Schaltanlagen GmbH and was Business Unit Manager for worldwide substations activities in the our High Voltage Switchgear business area. From 1980 to 1988, he held several positions at Asea Lepper GmbH. From 1979 to 1980, he served as Divisional Export Sales Manager at Vossen GmbH. From 1978 to 1979, he served as Assistant Accountant in Auditing at Peat, Marwick, Mitchell & Co. (KPMG). Mr. Smits is a German citizen.

DUTIES OF DIRECTORS

    The directors and senior officers of a Swiss corporation are bound, as specified in the Swiss Federal Code of Obligations, to perform their duties with all due care, to safeguard the interests of the corporation in good faith, and to extend equal treatment to shareholders in like circumstances.

    The Swiss Federal Code of Obligations does not specify what standard of due care is required of the directors of a corporate board. However, it is generally held in Swiss doctrine and jurisprudence that the directors must have the requisite capability and skill to fulfill their function, and must devote the necessary time to the discharge of their duties. Moreover, the directors must exercise all due care that a prudent and diligent director would have taken in like circumstances. Finally, the directors may not take any actions that may be harmful to the corporation.

EXERCISE OF POWERS

    The directors as well as other persons authorized to act on behalf of a Swiss corporation may perform all legal acts on behalf of the corporation which the business purpose may entail. Pursuant to court practice, the directors may take any action that is not outright excluded by the business purpose of the corporation. In so doing, however, the directors must still pursue the duty of due care and the duty of good faith described above. The board of directors must extend equal treatment to its shareholders in like circumstances.

CONFLICTS OF INTEREST

    Swiss law does not have a general provision on conflicts of interest. However, the Swiss Federal Code of Obligations requires directors and officers to safeguard the interests of the corporation and, in this connection, imposes a duty of care and good faith on directors and officers. This rule is generally understood as disqualifying directors and senior officers from participating in decisions, other than in the shareholders' meeting, that directly affect them. Directors and officers are personally liable to the corporation for any breach of these provisions. In addition, Swiss law contains provisions under which the members of the board of directors and all persons engaged in the management of ABB are liable to the company, to each shareholder and to the company's creditors for damages caused by any intentional or negligent violation of their duties.

CONFIDENTIALITY

    Confidential information obtained by directors and officers of a corporation in such capacity must be kept confidential during and after their term of office.

SANCTIONS

    If directors and officers transact on behalf of the corporation with BONA FIDE third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not outright excluded by the corporation's business purpose. Directors and officers acting in violation of their statutory duties--whether transacting with BONA FIDE third parties or performing any other acts on behalf of the company--may, however, become liable to the corporation, its shareholders and (in bankruptcy) the creditors for damages. The liability is joint and several, but the courts may apportion the liability among the directors in accordance with their degree of culpability.

    In addition, Swiss law contains a provision under which payments made to a shareholder or a director or any person(s) associated therewith other than at arm's length must be repaid to the company if the shareholder or director was acting in bad faith.

    If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, E.G., the executive board, it is not liable for the acts of the members of that different corporate body. Instead, the directors can only be held liable for their failure to properly select, instruct and supervise the members of that different corporate body.

ITEM 11.  COMPENSATION OF DIRECTORS AND OFFICERS.

    The information relating to executive officers and directors in this section and under "Item 12. Options to Purchase Securities from Registrant or Subsidiaries--Management Incentive Plan" below relates to the individuals identified above.

    For the year ended December 31, 2000 our directors and executive officers received an aggregate amount of CHF 17,199,024 ($10,615,371 at December 29, 2000) as compensation for services in all capacities.

    Board members of ABB receive an annual fee. They receive at least 50% (and may elect to receive a higher ratio) of their compensation in shares. In 2000, 90.625% of the compensation received by our directors was received in shares and as of December 31, 2000 a total of 56,754 shares were held for the account of active board members. The aggregate annual gross compensation paid to Board members in shares and cash amounted to CHF 3,550,000 ($2,191,083 at December 29, 2000). Board members do not receive pension benefits and are not eligible to participate in any management incentive program.

    Members of the executive committee receive annual base compensation. In addition, they are eligible for annual bonus compensation, which depends on the performance of the individual area of responsibility of each executive committee member and of the ABB Group and, in certain cases, on a qualitative appreciation of a member's achievements. In 2000, the executive committee members received an aggregate of CHF 7,482,100 ($4,618,010 at December 29, 2000) in base compensation and bonus. In addition to receiving annual base and bonus compensation, members of the executive committee can participate in a management incentive program providing for subscription to warrants or warrant appreciation rights.

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
    Executive committee members also enjoy pension benefits in accordance with Swiss social security legislation and, depending on seniority, certain additional benefits under supplementary benefit programs. More than 75% of our pension obligations are funded, and we have reserved for the remaining obligations on our balance sheet. On an average basis, yearly pension payments to members of the executive committee do not exceed 50% of their remuneration when retiring from their position with ABB at pension age. In 2000, we incurred costs for pension contributions of CHF 6,166,924 ($3,806,273 at December 29, 2000) with respect to pension benefits for the executive committee members.

    Executive committee members receive customary additional benefits such as a company car and health insurance compensation, which are not material in the aggregate.

    As of March 13, 2001, our directors and officers as a group owned an aggregate of 145,967 shares.

ITEM 12. OPTIONS TO PURCHASE SECURITIES FROM REGISTRANT OR SUBSIDIARIES.

MANAGEMENT INCENTIVE PLAN

    We have a management incentive plan under which approximately 800 key employees received warrants and warrant appreciation rights for no consideration over the course of five launches from 1998 to 2000. The warrants are exercisable for shares at a predetermined price, not less than the fair market value as of the date of grant.

    Participants may also sell the warrants rather than exercise the right to purchase shares. Equivalent warrants are listed on the SWX Swiss Exchange, which facilitates valuation and transferability of warrants granted under the management incentive plan.

    Each warrant appreciation right entitles the holder to an amount in cash equal to the market price of one equivalent warrant on the SWX Swiss Exchange. Warrant appreciation rights are not transferable. Participants may exercise or sell warrants or exercise warrant appreciation rights only during the 30 days immediately following publication of our interim or annual results. No exercise or sale is permitted until after the vesting period, which is three years from date of grant, although vesting restrictions can be waived in the event of death, disability or divorce. All warrants and warrant appreciation rights expire six years from the date of grant.

    As of March 15, 2001, the warrants outstanding represented the participants' future right to acquire 3,889,793 of our shares, including our executive officers' rights to acquire an aggregate of 444,542 shares. Also on that date, the warrant appreciation rights represented the participants' future right to receive the cash equivalent to the market price of 64,910,540 warrants, including our executive officers' future right to receive the cash equivalent to the market price of 4,540,000 warrants. We generally acquire and retain treasury shares sufficient to meet our obligations under outstanding warrants. We held 3,889,793 shares as of March 15, 2001 in treasury for delivery in connection with the exercise of warrants outstanding under the management incentive plan. We generally hold sufficient cash settled call options to meet our obligations under outstanding warrant appreciation rights. We held 64,910,540 cash settled call options as at March 15, 2001 in connection with the exercise of warrant appreciation rights outstanding under the management incentive plan.

    The amounts of warrants outstanding include those instruments held by employees of ABB ALSTOM POWER, a discontinued operation. Under the terms and conditions of the management incentive program, employees of ABB ALSTOM POWER retain their entitlements in the management incentive plan.

    Currently 4,743,000 warrants representing the right to purchase 768,840 shares and 3,739,500 warrant appreciation rights are exercisable.

    The following table sets forth the number of warrants outstanding under the management incentive plan as of March 15, 2001.

                         WARRANTS      EXERCISE RATIO      NUMBER OF SHARES                            EXPIRATION
LAUNCH (YEAR)           OUTSTANDING   (WARRANTS:SHARES)   UNDERLYING WARRANTS   EXERCISE PRICE (CHF)      DATE
-------------           -----------   -----------------   -------------------   --------------------   ----------
      1 (1998)           4,743,000(1)      1:0.1621              768,840(1)            123.57           01/15/04

      2 (1998)           5,825,000         1:0.1621              944,233               102.16           12/10/04

      3 (1999)           5,059,400         1:0.0500              252,970               150.00           06/10/05

      4 (1999)          15,765,000         1:0.0500              788,250               165.00           11/11/05

      5 (2000)          22,710,000         1:0.0500            1,135,500               212.00           06/13/06

--------------------------

(1) All of the warrants from Launch 1, representing the right to purchase 768,840 shares, are currently exercisable.

    The following table sets forth the number of warrant appreciation rights outstanding under the management incentive plan as of March 15, 2001.

       LAUNCH           WARRANTS APPRECIATION    EXPIRATION
       (YEAR)           RIGHTS OUTSTANDING(1)       DATE
---------------------   ---------------------   ------------
      1 (1998)                3,739,500           01/14/04

      2 (1998)                5,485,000           12/09/04

      3 (1999)                  691,040           06/09/05

      4 (1999)               19,960,000           11/10/05

      5 (2000)               35,035,000           06/12/06

--------------------------

(1) Each warrant appreciation right represents a participant's future right to receive the cash equivalent of the equivalent market price of warrants exercisable at the following exercise ratios and prices:

                         EXERCISE RATIO
    LAUNCH (YEAR)       (WARRANTS:SHARES)   EXERCISE PRICE (CHF)
---------------------   -----------------   --------------------
      1 (1998)               1:0.1621              123.57

      2 (1998)               1:0.1621              102.16

      3 (1999)               1:0.0500              150.00

      4 (1999)               1:0.0500              165.00

      5 (2000)               1:0.0500              212.00

ITEM 13. INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

    Not applicable.

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
                                    PART II

ITEM 14. DESCRIPTION OF SECURITIES TO BE REGISTERED.

                      DESCRIPTION OF THE REGISTERED SHARES

    Presented below is a summary of the significant provisions of our articles of incorporation and the Swiss Federal Code of Obligations relating to the shares. The following description, together with the information contained in "Item 10. Directors and Officers of Registrant," contains all of the terms of the registered shares and of Swiss law that we believe to be material. However, this description is a summary and is qualified in its entirety by our articles of incorporation, a copy of which is filed as an exhibit to this registration statement and by Swiss statutory law. At our annual general meeting held on March 20, 2001, our shareholders considered and voted upon certain technical amendments to our articles of incorporation that are described below.

THE SHARES

    Our shares are registered shares with a par value of CHF 10 each. The shares are fully paid and non-assessable.

    Each share carries one vote in our general shareholders' meeting. Voting rights may be exercised only after a shareholder has been recorded in our share register (AKTIENBUCH) as a shareholder with voting rights, or with Vardepapperscentralen VPC AB (which we refer to as "VPC") in Sweden, which maintains a subregister of our share register. Registration with voting rights is subject to the restrictions described under "--Transfer of Shares."

    The shares will not be issued in certificated form and will be held in collective custody at SIS SegaInterSettle AG. Shareholders will not have the right to request printing and delivery of share certificates (AUFGEHOBENER TITELDRUCK).

THE SHARE SPLIT

    On December 15, 2000, the Swiss Parliament took action to amend the Swiss Code of Obligations enabling Swiss companies to reduce the current minimal par value of shares from CHF 10 to CHF .01. The amendment is expected to become effective May 1, 2001, unless 50,000 electors request a referendum before April 7, 2001.

    At our annual general meeting held on March 20, 2001, our shareholders approved a share split in a four-for-one ratio to reduce the nominal value of our shares from CHF 10 each to CHF 2.50 each. The resolution of the shareholders is subject to the amendment of the Swiss Code of Obligations becoming effective. Our board of directors is authorized and instructed to register the share split with the commercial register without delay after occurrence of the conditional event and simultaneously make a public notice regarding the share split having been implemented.

CAPITAL STRUCTURE

ISSUED AND OUTSTANDING SHARES

    Our current issued and outstanding share capital is CHF 3,000,023,580 divided into 300,002,358 fully paid registered shares, par value CHF 10 per share.

AUTHORIZED CAPITAL

    Our articles of incorporation authorize the board of directors to increase the share capital, by June 26, 2001, by an amount not to exceed CHF 100,000,000 through the issuance of up to 10,000,000 fully paid registered shares with a par value of CHF 10 per share. An increase in partial amounts will be permitted. The subscription and acquisition of the new shares, as well as each subsequent transfer of the shares, will be subject to the transfer restrictions in our articles of incorporation.

    The board of directors will determine the date of issue of new shares, the issue price, the type of payment, the conditions for the exercise of preemptive rights, and the beginning date for dividend entitlements. In this regard, the board of directors may issue new shares by means of a firm underwriting through a banking institution or syndicate and a subsequent offer of these shares to the then shareholders of ABB. The board of directors may permit preemptive rights that have not been exercised to expire or it may place these rights and/or shares as to which preemptive rights have been granted but not exercised, at market conditions.

    The board of directors is further authorized to restrict or deny the preemptive rights of shareholders and allocate those rights to third parties if the shares are to be used for:

    - the acquisition of an enterprise, parts of an enterprise or participations or, in case of a share placement, for the financing of such transactions, or

    - the purpose of broadening the shareholder constituency in connection with a listing of shares on domestic or foreign stock exchanges.

CONDITIONAL CAPITAL

    Our share capital may be increased in an amount not to exceed CHF 100,000,000 by the issuance of up to 10,000,000 fully paid registered shares with a par value of CHF 10 per share (a) through the exercise of conversion rights and/or warrants granted in connection with the issuance on national or international capital markets of bonds or similar debt instruments by ABB or one of our group companies and/or (b) through the exercise of warrant rights granted to our shareholders. As a result of the amendments to our articles of incorporation approved at our annual general meeting, the increase in our share capital referred to in clause (a) is limited to an amount up to CHF 75,000,000 and the increase referred to in clause (b) is limited to an amount of up to CHF 25,000,000. The preemptive rights of the shareholders will be excluded in connection with the issuance of convertible or warrant-bearing bonds or similar debt instruments. The then current owners of conversion rights and/or warrants will be entitled to subscribe for the new shares. The conditions of the conversion rights and/or warrants will be determined by the board of directors.

    The acquisition of shares through the exercise of conversion rights and/or warrants and each subsequent transfer of the shares will be subject to the transfer restrictions of the articles of incorporation.

    In connection with the issue of convertible or warrant-bearing bonds or similar debt instruments, the board of directors will be authorized to restrict or deny the advance subscription rights of shareholders if those debt issues are for the purpose of financing the acquisition of an enterprise, parts of an enterprise or participations. If the board of directors denies advance subscription rights, the convertible bond or warrant issues will be made at the then prevailing market conditions (including the standard dilution protection provisions in accordance with market practice) and the new shares will be issued pursuant to the relevant convertible bond or warrant issue conditions. Conversion rights may be exercised during a maximum 10-year period, in each case from the date of the respective debt issue. The conversion or warrant price must at least equal the average of the most recent price for the shares on the SWX Swiss Exchange during the five business days preceding determination of the definitive issue conditions for the relevant convertible bond or warrant issues.

    Our share capital may be increased in an amount not to exceed CHF 100,000,000 by the issuance of up to 10,000,000 fully paid registered shares with a par value of CHF 10 per share by the issuance of new shares to employees of ABB and our group companies. The preemptive and advance subscription rights of our shareholders will be excluded. The shares or rights to subscribe for shares will be issued to employees pursuant to one or more regulations to be issued by the board of directors, taking into account performance, functions, levels of responsibility and profitability criteria. We may issue shares or subscription rights to employees at a price lower than that quoted on the stock exchange. The acquisition of shares within the context of employee share ownership and each subsequent transfer of the shares will be subject to the transfer restrictions of our articles of incorporation.

TRANSFER OF SHARES

    The transfer of shares is effected by corresponding entry in the books of a bank or depository institution following an assignment in writing by the selling shareholder and notification of such assignment to us by the bank or depository institution. The transfer of shares also requires that the purchaser file a share registration form in order to be registered in our share register (AKTIENBUCH) as a shareholder with voting rights. Failing such registration, the purchaser may not be able to participate in or vote at shareholders' meetings, but will be entitled to dividends and liquidation proceeds. Shares and associated pecuniary rights may only be pledged to the depository institution that administers the book entries of those shares for the account of the shareholder.

    A purchaser of shares will be recorded in our share register with voting rights upon disclosure of its name and address. However, we may decline a registration with voting rights if the shareholder does not declare that it has acquired the shares in its own name and for its own account. If the shareholder refuses to make such declaration, it will be registered as a shareholder without voting rights. If persons fail to expressly declare in their registration application that they hold the shares for their own accounts (the "nominees"), the board of directors may still enter such persons in the share register with the right to vote, provided that the nominee has entered into an agreement with the board of directors concerning his status, and further provided the nominee is subject to be recognized by a bank or financial market supervision.

    After having given the registered shareholder or nominee the right to be heard, the board of directors may cancel registrations in the share register retroactive to the date of registration if such registrations were made on the basis of incorrect information. The relevant shareholder or nominee will be informed immediately as to the cancellation. The board of directors will regulate the details and issue the instructions necessary for compliance with the preceding regulations. In special cases, it may grant exemptions from the rule concerning nominees.

    Acquirors of registered shares who have chosen to have their shares registered in the share register with VPC do not have to present any written assignment from the selling shareholder nor may they be requested to file a share registration form or declare that they have acquired the shares in their own name and for their own account in order to be registered as a shareholder with voting rights. However, in order to be entitled to vote at a shareholders' meeting those acquirors need to be entered in the VPC share register in their own name no later than 10 days prior to the meeting. Uncertificated shares registered with VPC may be pledged in accordance with Swedish law.

    Subject to the above general restriction, there is no limitation under Swiss law or our articles of incorporation on the right of non-Swiss residents or nationals to own or vote their shares.

SHAREHOLDERS' MEETINGS

    Under Swiss law, the annual general meeting of shareholders must be held within six months after the end of our fiscal year, December 31. Annual general meetings are convened by the board of directors or, if necessary, by the statutory auditors. The board of directors is further required to convene an extraordinary general meeting if so resolved by the shareholders in an annual general meeting or if so requested by shareholders holding in aggregate at least 10% of our nominal share capital. A shareholders' meeting is convened by publishing a notice in the Swiss Official Gazette of Commerce (SCHWEIZERISCHES HANDELSAMTSBLATT) at least 20 days prior to the meeting.

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
    One or more shareholders whose combined holdings represent an aggregate par value of at least CHF 1,000,000 may request in writing 40 days prior to a general meeting of shareholders that specific items and proposals be included on the agenda and voted on at the next shareholders' meeting.

    There is no provision in our articles of incorporation requiring a quorum for the holding of shareholders' meetings.

    Resolutions generally require the approval of an "absolute majority" of the shares represented at a shareholders' meeting (i.e., a majority of the shares represented at the shareholders' meeting with abstentions having the effect of votes against the resolution). Shareholders' resolutions requiring a vote by absolute majority include:

    - adoption and amendment of the articles of incorporation;

    - election of members of the board of directors, the auditors, the group auditors and the special auditors referred to below;

    - approval of the annual report and the consolidated financial statements;

    - approval of the annual financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

    - granting discharge to the members of the board of directors and the persons entrusted with management; and

    - passing resolutions as to all matters reserved to the authority of the shareholders' meeting by law or under the articles of incorporation or that are submitted to the shareholders' meeting by the board of directors to the extent permitted by law.

    A resolution passed with a qualified majority of at least two-thirds of the shares represented at a shareholders' meeting is required for:

    - a modification of the purpose of ABB Ltd;

    - the creation of shares with increased voting powers;

    - restrictions on the transfer of registered shares and the removal of those restrictions;

    - restrictions on the exercise of the right to vote and the removal of those restrictions;

    - an authorized or conditional increase in share capital;

    - an increase in share capital through the conversion of capital surplus, through an in-kind contribution or in exchange for an acquisition of property, and the grant of special benefits;

    - the restriction or denial of preemptive rights;

    - a transfer of our place of incorporation; and

    - our dissolution without liquidation.

    In addition, the introduction or abolition of any provision in the articles of incorporation providing for a qualified majority must be resolved in accordance with such qualified majority voting requirements.

    At shareholders' meetings, shareholders can be represented by proxy, but only by their legal representative, another shareholder with the right to vote, a corporate body (ORGANVERTRETER), an independent proxy (UNABHANGIGER STIMMRECHTSVERTRETER) or a depository institution (DEPOTVERTRETER). All shares held by one shareholder may be represented by only one representative. Votes are taken on a show of hands unless a secret ballot is required by the general meeting of shareholders or the presiding officer. At our annual general meeting held on March 20, 2001, our shareholders approved a resolution permitting the presiding officer to arrange for resolutions and elections to be carried out by electronic means. As a result, resolutions and elections carried out by electronic means will be deemed to have the same effect as secret ballots.

NET PROFITS AND DIVIDENDS

    Swiss law requires that we retain at least 5% of our annual net profits as general reserves for so long as these reserves amount to less than 20% of our nominal share capital. Any net profits remaining in excess of those reserves are at the disposal of the shareholders' meeting.

    Under Swiss law, we may pay dividends only if we have sufficient distributable profits from previous business years, or if our reserves are sufficient to allow distribution of a dividend. In either event, dividends may be paid out only after approval by the shareholders' meeting. The board of directors may propose that a dividend be paid out, but cannot itself set the dividend. The auditors must confirm that the dividend proposal of the board of directors conforms with statutory law. In practice, the shareholders' meeting usually approves the dividend proposal of the board of directors. The board of directors expects to propose a dividend to the shareholders' meeting once a year.

    Dividends are usually due and payable after the shareholders' resolution relating to the allocation of profits has been passed in accordance with announcements by ABB and the resolutions of the shareholders' meeting. Under Swiss law, the statute of limitations in respect of dividend payments is five years. Dividends not collected within five years after their due date shall accrue to ABB and be allocated to our general reserves.

PREEMPTIVE RIGHTS

    Under Swiss law, any share issue, whether for cash, non-cash consideration or no consideration, is subject to the prior approval of the shareholders' meeting, except in the case of shares issued under authorized and conditional capital, which is resolved upon by the shareholders in a shareholders' meeting, but issued subsequently by a resolution of the board of directors or upon the exercise of options or warrants or the conversion of convertible bonds. Shareholders of a Swiss corporation have certain preemptive rights to subscribe for new issues of shares in proportion to the nominal amount of shares held. A resolution adopted at a shareholders' meeting with a supermajority of two-thirds of the shares represented may, however, repeal, limit or suspend (or authorize the board of directors to repeal, limit or suspend) preemptive rights for cause. Cause includes an acquisition of a business or a part thereof, an acquisition of a participation in a company or the grant of shares to employees.

BORROWING POWER

    Neither Swiss law nor our articles of incorporation restrict in any way our power to borrow and raise funds. The decision to borrow funds is taken by or under the direction of the board of directors, and no shareholders' resolution is required.

REPURCHASE OF SHARES

    Swiss law limits a corporation's ability to hold or repurchase its own shares. We and our subsidiaries may only repurchase shares if we have sufficient free reserves to pay the purchase price, and if the aggregate nominal value of such shares does not exceed 10% of our nominal share capital. Furthermore, we must create a special reserve on our balance sheet in the amount of the purchase price of the acquired shares. Such shares held by us or our subsidiaries do not carry any rights to vote at shareholders' meetings, but are entitled to the economic benefits applicable to the shares generally.

    At our annual general meeting held on March 20, 2001, our shareholders approved a share repurchase of 6,000,000 shares (24,000,000 shares if the share split is implemented), which corresponds

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to approximately 2% of our nominal share capital. We have opened a second trading line on the SWX Swiss Exchange on which only we will act as buyer and shareholders who sell on the second trading line will be identified for tax purposes. In general, transactions on the second trading line are only advantageous to shareholders who (i) qualify for a full refund of Swiss withholding tax and (ii) incur the same income taxes as if they had sold their shares on the first trading line. You should consult with your personal tax advisor with respect to more specific tax implications in connection with trading on the second trading line. Trading on the first trading line is not affected by trading on the second trading line.

    After we have bought the 6,000,000 shares (24,000,000 shares if the share split is implemented), we intend to propose to the shareholders a reduction of our nominal share capital to cancel the purchased shares. The shareholders must approve a nominal share capital reduction by amending our articles of incorporation. A resolution to approve any such capital reduction is expected to be proposed at our annual general meeting in 2002.

    Between January 1, 2001 and March 19, 2001 we purchased a total of approximately 6,769,000 shares in open market purchases which are held as treasury shares. We may make additional purchases of shares from time to time in the future. Treasury shares are available for issuance to satisfy obligations under the Management Incentive Plan and for other corporate purposes.

NOTICES

    Written communication by us to our shareholders will be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register. To the extent that personal notification is not mandated by law, all communications to the shareholders are validly made by publication in the Swiss Official Gazette of Commerce (SCHWEIZERISCHES HANDELSAMTSBLATT).

    Notices required under the Listing Rules of the SWX Swiss Exchange will be published in two Swiss newspapers in German and French. We or the SWX Swiss Exchange may also disseminate the relevant information on the online exchange information systems.

REGISTRATION AND BUSINESS PURPOSE

    We were registered as a corporation (AKTIENGESELLSCHAFT) in the commercial register of the Canton of Zurich (Switzerland) on March 5, 1999, under the name of "New ABB Ltd."

    Our business purpose as set forth in our articles of incorporation is to hold interests in business enterprises, particularly in enterprises active in the area of industry, trade and services. We may acquire, encumber and exploit real estate and intellectual property rights in Switzerland and abroad and may also finance other companies. We may engage in all types of transactions and may take all measures that appear appropriate to promote, or that are related to, our purpose.

DURATION, LIQUIDATION AND MERGER

    Our duration is unlimited. We may be dissolved at any time by a shareholders' resolution which must be passed by (1) an absolute majority of the shares represented at the meeting in the event we are to be dissolved by way of liquidation, or (2) a supermajority of two-thirds of the shares represented at the meeting in other events (E.G., in a merger where we are not the surviving entity). Dissolution by court order is possible if we become bankrupt, or if shareholders holding at least 10% of the share capital can establish cause for dissolution.

    Under Swiss law, any surplus arising out of a liquidation of a corporation (after the settlement of all claims of all creditors) is distributed to shareholders in proportion to the paid-up nominal value of shares held.

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DISCLOSURE OF PRINCIPAL SHAREHOLDERS

    Under the Swiss Stock Exchange Act, shareholders and groups of shareholders acting in concert who reach, exceed or fall below the thresholds of 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the voting rights of a Swiss listed corporation must notify the corporation and the exchange(s) in Switzerland on which such shares are listed of such holdings in writing within four trading days, whether or not the voting rights can be exercised. Following receipt of such a notification, the corporation must inform the public within two trading days.

    An additional disclosure requirement exists under the Swiss Federal Code of Obligations, according to which we must disclose individual shareholders and groups of shareholders and their shareholdings if they hold more than 5% of all voting rights and we know or have reason to know of such major shareholders. Such disclosures must be made once a year in the notes to the financial statements as published in our annual report.

    BZ Group Holding Limited, Switzerland, owned as of December 31, 2000, directly and indirectly 21,588,502 shares of ABB Ltd, corresponding to 7.2% of the total capital and votes. To the best of our knowledge, no further shareholders held 5 percent or more of the total voting rights as of December 31, 2000.

    To our knowledge, we are not directly or indirectly owned or controlled by any government or by any other corporation.

MANDATORY OFFERING RULES

    Under the Swiss Stock Exchange Act, shareholders and groups of shareholders acting in concert who acquire more than 33 1/3% of the voting rights of a listed Swiss company will have to submit a takeover bid to all remaining shareholders. This mandatory offer obligation may be waived under certain circumstances, in particular if another shareholder owns a higher percentage of voting rights than the acquiror. A waiver from the mandatory bid rules is granted by the Swiss Takeover Board or the Swiss Federal Banking Commission. If no waiver is granted, the mandatory takeover bid must be made pursuant to the procedural rules set forth in the Swiss Stock Exchange Act and the implementing ordinances.

CANCELLATION OF REMAINING EQUITY SECURITIES

    Under Swiss law, any offeror who has made a tender offer for the shares of a Swiss target company and who, as a result of such offer, holds more than 98% of the voting rights of the target company may petition the court to cancel the remaining equity securities. The corresponding petition must be filed against the target company within three months after the lapse of the exchange offerperiod. The remaining shareholders may join in the proceedings. If the court orders cancellation of the remaining equity securities, the target company will reissue the equity securities and deliver such securities to the offeror against performance of the exchange offer for the benefit of the holders of the canceled equity securities.

AUDITORS

    KPMG Klynveld Peat Marwick Goerdeler SA, Zurich, and Ernst & Young AG, Zurich, were appointed jointly as independent auditors for the years ended December 31, 2000, 1999 and 1998.

    At our annual general meeting held on March 20, 2001 our shareholders elected Ernst & Young AG as independent auditors for the year ended
December 31, 2001. The auditors are subject to confirmation by the shareholders at the annual general meeting on an annual basis.

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    In addition, at the annual general meeting our shareholders elected OBT
Treuhand AG as special auditors to issue special review reports required in connection with capital increases (if any). The special auditors will be subject to confirmation by the shareholders at the annual general meeting on an annual basis.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

    Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10005. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.--Zurich located at Seestrasse 25, P.O. Box 5081, CH-8022, Zurich, Switzerland.

    We appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

    We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

    Four ADSs represent one share on deposit with the custodian. If the share split becomes effective, each ADS will thereafter represent one registered share. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

    If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares will continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.

    As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

DIVIDENDS AND DISTRIBUTIONS

    As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

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DISTRIBUTIONS OF CASH

    Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice the depositary bank will arrange for the funds to be promptly converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Swiss laws and regulations and the deposit agreement.

    The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, reasonable out-of-pocket expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

    The distribution of cash will be made net of the fees, reasonable out-of-pocket expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

DISTRIBUTIONS OF SHARES

    Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will notify the depositary bank and deposit the applicable number of shares with the custodian. Upon receipt of notice of such deposit, the depositary bank will EITHER distribute to holders new ADSs representing the shares deposited OR modify the ADS to share ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

    The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of shares will be made net of the fees, reasonable out-of-pocket expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.

    No such distribution of new ADSs will be made if it would violate a law (I.E., the U.S. securities laws). If the depositary bank does not distribute new ADSs as described above, it will sell the shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

DISTRIBUTIONS OF RIGHTS

    Whenever we intend to distribute rights to purchase additional shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

    The depositary bank will establish procedures, after consulting with us, to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, reasonable out-of-pocket expenses, taxes and other charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares directly rather than new ADSs.

    The depositary bank will NOT distribute the rights to you if:

    - we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

    - we fail to deliver reasonably satisfactory documents to the depositary bank; or

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
    - it is not reasonably practicable to distribute the rights.

    The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

ELECTIVE DISTRIBUTIONS

    Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

    The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures, after consulting with us, to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

    If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the deposit agreement.

OTHER DISTRIBUTIONS

    Whenever we intend to distribute property other than cash, shares or rights to purchase additional shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

    If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

    The distribution will be made net of fees, reasonable out-of-pocket expenses, taxes and charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

    The depositary bank will NOT distribute the property to you and will sell the property if:

    - we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

    - we do not deliver reasonably satisfactory documents to the depositary bank; or

    - the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

    The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

REDEMPTION

    Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

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    The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, reasonable out-of-pocket expenses, taxes and other charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a PRO RATA basis, as the depositary bank may determine.

CHANGES AFFECTING SHARES

    The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

    If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

ISSUANCE OF ADSS UPON DEPOSIT OF SHARES

    The depositary bank may create ADSs on your behalf if you or your broker deposit shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges, reasonable out-of-pocket expenses, and taxes payable for the transfer of shares to the custodian. Your ability to deposit shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.

    The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

    When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

    - The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

    - All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

    - You are duly authorized to deposit the shares.

    - The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

    - The shares presented for deposit have not been stripped of any rights or entitlements.

    If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

WITHDRAWAL OF SHARES UPON CANCELLATION OF ADSS

    As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying shares at the custodian's offices. Your ability to

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withdraw the shares may be limited by U.S. and Swiss law considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary the fees and reasonable out-of-pocket expenses for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

    If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

    You will have the right to withdraw the securities represented by your ADSs at any time except for:

    - Temporary delays that may arise because (i) the transfer books for the shares or ADSs are closed, or (ii) shares are immobilized on account of a shareholders' meeting or a payment of dividends.

    - Obligations to pay fees, taxes and similar charges.

    - Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

    The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

VOTING RIGHTS

    As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the shares represented by your ADSs. The voting rights of holders of shares are described in "--Description of the Registered Shares--Voting Rights."

    At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

    If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

    Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

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FEES AND CHARGES

    As an ADS holder, you will be required to pay the following service fees to the depositary bank:

SERVICE                                                            FEES
-------                                        ---------------------------------------------
Issuance of ADSs.............................  Up to 5 CENTS per ADS issued
Cancellation of ADSs.........................  Up to 5 CENTS per ADS canceled
Exercise of rights to purchase additional      Up to 5 CENTS per ADS issued
  ADSs.......................................
Distribution of cash dividends...............  No fee (so long as prohibited by NYSE)
Distribution of ADSs pursuant to stock         No fee (so long as prohibited by NYSE)
  dividend or other free stock
  distributions..............................
Distribution of cash proceeds (I.E., upon      Up to 2 CENTS per ADS held
  sale of rights or other entitlements)......

    As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

    - Fees for the transfer and registration of shares charged by the registrar and transfer agent for the shares in Switzerland (I.E., upon deposit and withdrawal of shares).

    - Expenses incurred for converting foreign currency into U.S. dollars.

    - Expenses for cable, telex and fax transmissions and for delivery of securities.

    - Taxes and duties upon the transfer of securities (I.E., when shares are deposited or withdrawn from deposit).

    We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank at any time. You will receive prior notice of such changes.

AMENDMENTS AND TERMINATION

    We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay or are otherwise required to comply with law. We may not be able to give prior notice of any modifications or supplements that are required to comply with applicable provisions of law.

    You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).

    We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

    Upon termination, the following will occur under the deposit agreement:

    - FOR A PERIOD OF SIX MONTHS AFTER TERMINATION, you will be able to request the cancellation of your ADSs and the withdrawal of the shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those shares on the same terms as prior to the termination. During such six months' period the depositary bank will continue to collect all

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      distributions received on the shares on deposit (I.E., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

    - AFTER THE EXPIRATION OF SUCH SIX MONTHS' PERIOD, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceedsfrom such sale and any other funds then held for the holders of ADSs in an unsegregated and non-interest bearing account for the pro rata benefit of the holders whose receipts have not been surrendered. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

BOOKS OF DEPOSITARY

    The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

    The depositary bank will maintain in the Borough of Manhattan, the City of New York, facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

    The deposit agreement governs and limits our obligations and the depositary bank's obligations to you. Please particularly note the following:

    - We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

    - The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

    - We and the depositary bank disclaim any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

    - We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

    - We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of incorporation, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

    - We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of incorporation or in any provisions of securities on deposit.

    - We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

    - We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of shares but is not, under the terms of the deposit agreement, made available to you.

    - We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

    - We and the depositary bank disclaim any liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

PRE-RELEASE TRANSACTIONS

    The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (I.E., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

TAXES

    You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

    The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

FOREIGN CURRENCY CONVERSION

    The depositary bank will arrange for the prompt conversion of all foreign currency received into U.S. dollars if such conversion is practical in the reasonable judgment of the depositary, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and reasonable out-of-pocket expenses incurred in converting foreign currency, such as fees and reasonable out-of-pocket expenses incurred in complying with currency exchange controls and other governmental requirements.

    If the conversion of foreign currency is not in the reasonable judgment of the depositary practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its reasonable discretion:

    - Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

    - Distribute the foreign currency to holders for whom the distribution is lawful and practical.

    - Hold the foreign currency (without liability for interest) for the applicable holders.

                                    PART III

ITEM 15. DEFAULTS UPON SENIOR SECURITIES.

    Not applicable.

ITEM 16. CHANGES IN SECURITIES, CHANGES IN SECURITY FOR REGISTERED SECURITIES AND USE OF PROCEEDS.

    Not applicable.

                                    PART IV

ITEM 17. FINANCIAL STATEMENTS.

    We have elected to provide financial statements and the related information pursuant to Item 18.

ITEM 18. FINANCIAL STATEMENTS.

    See pages F-1 to F-44 and pages S-1 and S-2, which are incorporated herein by reference.

         (a)  Independent Auditors' Report.

         (b)  Consolidated Income Statements for the years ended
              December 31, 2000, 1999 and 1998.

         (c)  Consolidated Balance Sheets as of December 31, 2000 and
              1999.

         (d)  Consolidated Statement of Cash Flows for the years ended
              December 31, 2000, 1999 and 1998.

         (e) Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2000, 1999 and 1998.

         (f)  Notes to Consolidated Financial Statements.

         (g)  Independent Auditors' Report on Financial Statement
              Schedule.

         (h)  Schedule II--Valuation and Qualifying Accounts.

ITEM 19. FINANCIAL STATEMENTS AND EXHIBITS.

    (a)  Financial Statements

    See Item 18 for financial statements filed as part of this registration statement.

    (b)  Exhibits

EXHIBIT NO.                               DESCRIPTION OF DOCUMENT
-----------             ------------------------------------------------------------
1.1.........            Articles of Incorporation of ABB Ltd.
2.1.........            Form of Deposit Agreement, by and among ABB Ltd, Citibank,
                        N.A., as Depositary, and the holders and beneficial owners from time to time of the American Depositary Shares issued thereunder (including as an exhibit the form of American
                        Depositary Receipt).
2.2.........            Form of American Depositary Receipt (included in Exhibit
                        2.1).
8.1.........            List of subsidiaries of ABB Ltd.

                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       ABB LTD

                                                       By:  /s/ RENATO FASSBIND
                                                            -----------------------------------------
                                                            Name: Renato Fassbind
                                                            Title: Executive Vice President and Chief
                                                                 Financial Officer

                                                       By:  /s/ HANS ENHORNING
                                                            -----------------------------------------
                                                            Name: Hans Enhorning
                                                            Title: Vice President and Assistant
                                                                 General Counsel

Date: April 3, 2001

                                    ABB LTD
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-2
Consolidated Income Statements for the years ended
  December 31, 2000, 1999 and 1998..........................  F-3
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................  F-5
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 2000, 1999 and 1998......  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of ABB Ltd:

We have audited the accompanying consolidated balance sheets of ABB Ltd as of December 31, 2000 and 1999, and the related consolidated income statements, statements of cash flows and statements of changes in stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ABB Ltd at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with United States generally accepted accounting principles.


/s/ KPMG KLYNVELD PEAT
MARWICK GOERDELER SA                           /s/ ERNST & YOUNG AG

ZURICH, SWITZERLAND                            ZURICH, SWITZERLAND

FEBRUARY 11, 2001                              FEBRUARY 11, 2001

                                    ABB LTD

                         CONSOLIDATED INCOME STATEMENTS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................   $ 22,967     $ 24,356     $ 22,944
Cost of sales...............................................    (17,222)     (18,457)     (17,204)
                                                               --------     --------     --------
Gross profit................................................      5,745        5,899        5,740

Selling, general and administrative expenses................     (4,417)      (4,682)      (4,297)
Amortization expense........................................       (219)        (189)         (75)
Other income (expense), net.................................        276           94          (42)
                                                               --------     --------     --------
Earnings before interest and taxes..........................      1,385        1,122        1,326
Interest and dividend income................................        565          608          608
Interest expense............................................       (644)        (708)        (659)
                                                               --------     --------     --------
Income from continuing operations before taxes and minority
  interest..................................................      1,306        1,022        1,275
Provision for taxes.........................................       (377)        (343)        (337)
Minority interest...........................................        (48)         (36)         (15)
                                                               --------     --------     --------
Income from continuing operations...........................        881          643          923
Income (loss) from discontinued operations, net of tax......        562          717         (441)
                                                               --------     --------     --------
Net income..................................................   $  1,443     $  1,360     $    482
                                                               ========     ========     ========

Weighted average shares outstanding.........................        295          296          298
Dilutive potential shares...................................          1            1           --
                                                               --------     --------     --------
Diluted weighted average shares outstanding.................        296          297          298
                                                               ========     ========     ========
Basic earnings per share:
  Income from continuing operations.........................   $   2.99     $   2.17     $   3.10
  Income (loss) from discontinued operations................       1.90         2.42        (1.48)
                                                               --------     --------     --------
  Net income................................................   $   4.89     $   4.59     $   1.62
                                                               ========     ========     ========
Diluted earnings per share:
  Income from continuing operations.........................   $   2.97     $   2.17     $   3.10
  Income (loss) from discontinued operations................       1.90         2.41        (1.48)
                                                               --------     --------     --------
  Net income................................................   $   4.87     $   4.58     $   1.62
                                                               ========     ========     ========

          See accompanying notes to consolidated financial statements.

                                    ABB LTD

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                                   SHARE DATA)
Cash and equivalents........................................   $ 1,397     $ 1,615
Marketable securities.......................................     4,209       4,771
Receivables, net............................................     8,328       7,804
Inventories, net............................................     3,192       3,265
Prepaid expenses and other..................................     1,585       1,602
                                                               -------     -------
Total current assets........................................    18,711      19,057

Financing receivables.......................................     3,875       3,427
Property, plant and equipment, net..........................     3,243       3,813
Goodwill and other intangible assets, net...................     3,155       2,904
Investments and other.......................................     1,978       1,377
                                                               -------     -------
Total assets................................................   $30,962     $30,578
                                                               =======     =======

Accounts payable, trade.....................................   $ 3,375     $ 3,194
Accounts payable, other.....................................     2,363       2,686
Short-term borrowings and current maturities of long-term
  borrowings................................................     3,587       3,367
Accrued liabilities and other...............................     6,127       6,635
                                                               -------     -------
Total current liabilities...................................    15,452      15,882

Long-term borrowings........................................     3,776       3,586
Pension and other related benefits..........................     1,790       1,954
Deferred taxes..............................................     1,528       1,656
Other liabilities...........................................     2,924       2,912
                                                               -------     -------
Total liabilities...........................................    25,470      25,990

Minority interest...........................................       321         317

Stockholders' equity:
  Capital stock and additional paid-in capital, par value
    CHF 10,
    300,002,358 shares......................................     2,082       2,071
  Retained earnings.........................................     4,628       3,716
  Accumulated other comprehensive loss......................    (1,122)     (1,031)
  Less: Treasury stock, at cost (4,133,233 and 5,452,550
        shares at December 31, 2000 and 1999,
        respectively).......................................      (417)       (485)
                                                               -------     -------
Total stockholders' equity..................................     5,171       4,271
                                                               -------     -------
Total liabilities and stockholders' equity..................   $30,962     $30,578
                                                               =======     =======

          See accompanying notes to consolidated financial statements.

                                    ABB LTD

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................  $   881    $   643    $   923
ADJUSTMENTS TO RECONCILE INCOME FROM CONTINUING OPERATIONS
  TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
  Depreciation and amortization.............................      836        795        648
  Restructuring charges.....................................      (73)       (52)        76
  Pension and post-retirement benefits......................      (57)       (38)       (73)
  Deferred taxes............................................      102         10         18
  Net gain from sale of property, plant and equipment.......     (247)       (47)      (102)
  Other.....................................................     (119)      (147)      (108)
  Changes in operating assets and liabilities:
    Marketable securities--trading..........................       10        151       (344)
    Trade receivables.......................................       77       (328)      (237)
    Inventories.............................................     (136)        (7)      (901)
    Trade payables..........................................      266        433        187
    Other assets and liabilities, net.......................     (518)       162        713
                                                              -------    -------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    1,022      1,575        800
                                                              -------    -------    -------
INVESTING ACTIVITIES
Changes in financing receivables............................     (833)      (655)      (385)
Purchases of marketable securities (other than trading).....   (2,239)      (973)    (1,043)
Purchases of property, plant and equipment..................     (553)      (839)      (768)
Acquisitions of businesses (net of cash acquired)...........     (893)    (1,720)      (271)
Proceeds from sales of marketable securities (other than
  trading)..................................................    2,292      1,307        979
Proceeds from sales of property, plant and equipment........      238        488        242
Proceeds from sales of businesses (net of cash disposed)....      275        356        229
                                                              -------    -------    -------
NET CASH USED IN INVESTING ACTIVITIES.......................   (1,713)    (2,036)    (1,017)
                                                              -------    -------    -------
FINANCING ACTIVITIES
Changes in borrowings with maturities of 90 days or less....      609        383        327
Increases in other borrowings...............................    3,626      3,570      3,266
Repayment of other borrowings...............................   (4,279)    (4,478)    (2,360)
Treasury and capital stock transactions.....................      244       (165)      (155)
Dividends paid..............................................     (531)      (503)      (460)
Other.......................................................      (61)         6        (31)
                                                              -------    -------    -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........     (392)    (1,187)       587
                                                              -------    -------    -------
Net cash provided by discontinued operations................      949        723        741
Effects of exchange rate changes on cash and equivalents....      (84)      (100)        28
                                                              -------    -------    -------
NET CHANGE IN CASH AND EQUIVALENTS..........................     (218)    (1,025)     1,139
Cash and equivalents--beginning of year.....................    1,615      2,640      1,501
                                                              -------    -------    -------
Cash and equivalents--end of year...........................  $ 1,397    $ 1,615    $ 2,640
                                                              =======    =======    =======

Interest paid...............................................  $   647    $   793    $   805
Taxes paid..................................................      273        251        288

          See accompanying notes to consolidated financial statements.

                                    ABB LTD

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY(1)

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                               ACCUMULATED OTHER COMPREHENSIVE LOSS
                                                                     ---------------------------------------------------------
                                              CAPITAL                                UNREALIZED                      TOTAL
                                             STOCK AND                 FOREIGN     GAIN (LOSS) ON    MINIMUM      ACCUMULATED
                                             ADDITIONAL               CURRENCY     AVAILABLE-FOR-    PENSION         OTHER
                                              PAID-IN     RETAINED   TRANSLATION        SALE        LIABILITY    COMPREHENSIVE
                                              CAPITAL     EARNINGS   ADJUSTMENT      SECURITIES     ADJUSTMENT       LOSS
                                             ----------   --------   -----------   --------------   ----------   -------------
                                                                               (IN MILLIONS)
Balance at January 1, 1998.................    $2,037      $2,837      $  (511)         $135           $ (8)        $  (384)
Comprehensive loss:
  Net income...............................                   482
  Foreign currency translation
    adjustments............................                               (268)                                        (268)
  Effect of change in fair value of
    available-for-sale securities, net of
    tax of $9..............................                                               22                             22
  Minimum pension liability adjustments,
    net of tax of $52......................                                                            (275)           (275)
  Total comprehensive loss.................
Dividends paid.............................                  (460)
Purchase of treasury stock.................
                                               ------      ------      -------          ----           ----         -------
Balance at December 31, 1998...............     2,037       2,859         (779)          157           (283)           (905)
Comprehensive income:
  Net income...............................                 1,360
  Foreign currency translation
    adjustments............................                               (226)                                        (226)
  Effect of change in fair value of
    available-for-sale securities, net of
    tax of $39.............................                                              (90)                           (90)
  Minimum pension liability adjustments,
    net of tax of $7.......................                                                             190             190
  Total comprehensive income...............
Dividends paid.............................                  (503)
Purchase of treasury stock.................
Purchase of non-tendered ABB AB stock(2)...
Issuance of ABB Ltd stock (3)..............        34
                                               ------      ------      -------          ----           ----         -------
Balance at December 31, 1999...............     2,071       3,716       (1,005)           67            (93)         (1,031)
COMPREHENSIVE INCOME:
  NET INCOME...............................                 1,443
  FOREIGN CURRENCY TRANSLATION
    ADJUSTMENTS............................                               (152)                                        (152)
  EFFECT OF CHANGE IN FAIR VALUE OF
    AVAILABLE-FOR-SALE SECURITIES, NET OF
    TAX OF $7..............................                                               20                             20
  MINIMUM PENSION LIABILITY ADJUSTMENTS,
    NET OF TAX OF $21......................                                                              41              41
  TOTAL COMPREHENSIVE INCOME...............
DIVIDENDS PAID.............................                  (531)
PURCHASE OF TREASURY STOCK.................
SALE OF TREASURY STOCK AND PUT OPTIONS.....        11
                                               ------      ------      -------          ----           ----         -------
BALANCE AT DECEMBER 31, 2000...............    $2,082      $4,628      $(1,157)         $ 87           $(52)        $(1,122)
                                               ======      ======      =======          ====           ====         =======


                                                            TOTAL
                                             TREASURY   STOCKHOLDERS'
                                              STOCK        EQUITY
                                             --------   -------------
                                                  (IN MILLIONS)
Balance at January 1, 1998.................   $(131)       $4,359
Comprehensive loss:
  Net income...............................                   482
  Foreign currency translation
    adjustments............................                  (268)
  Effect of change in fair value of
    available-for-sale securities, net of
    tax of $9..............................                    22
  Minimum pension liability adjustments,
    net of tax of $52......................                  (275)
                                                           ------
  Total comprehensive loss.................                   (39)
Dividends paid.............................                  (460)
Purchase of treasury stock.................    (155)         (155)
                                              -----        ------
Balance at December 31, 1998...............    (286)        3,705
Comprehensive income:
  Net income...............................                 1,360
  Foreign currency translation
    adjustments............................                  (226)
  Effect of change in fair value of
    available-for-sale securities, net of
    tax of $39.............................                   (90)
  Minimum pension liability adjustments,
    net of tax of $7.......................                   190
                                                           ------
  Total comprehensive income...............                 1,234
Dividends paid.............................                  (503)
Purchase of treasury stock.................    (199)         (199)
Purchase of non-tendered ABB AB stock(2)...    (438)         (438)
Issuance of ABB Ltd stock (3)..............     438           472
                                              -----        ------
Balance at December 31, 1999...............    (485)        4,271
COMPREHENSIVE INCOME:
  NET INCOME...............................                 1,443
  FOREIGN CURRENCY TRANSLATION
    ADJUSTMENTS............................                  (152)
  EFFECT OF CHANGE IN FAIR VALUE OF
    AVAILABLE-FOR-SALE SECURITIES, NET OF
    TAX OF $7..............................                    20
  MINIMUM PENSION LIABILITY ADJUSTMENTS,
    NET OF TAX OF $21......................                    41
                                                           ------
  TOTAL COMPREHENSIVE INCOME...............                 1,352
DIVIDENDS PAID.............................                  (531)
PURCHASE OF TREASURY STOCK.................    (400)         (400)
SALE OF TREASURY STOCK AND PUT OPTIONS.....     468           479
                                              -----        ------
BALANCE AT DECEMBER 31, 2000...............   $(417)       $5,171
                                              =====        ======

------------------------------

(1) Retroactively restated to reflect the issuance of ABB Ltd shares in exchange for all issued shares of ABB AB and ABB AG.

(2) Purchase of 3% of issued stock of ABB AB. See Note 1 to consolidated financial statements.

(3) Issuance of approximately 5 million shares of ABB Ltd, representing the equivalent number of shares purchased in (2) above. See Note 1 to consolidated financial statements.

          See accompanying notes to consolidated financial statements.

                                    ABB LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1  THE COMPANY

    ABB Ltd is a global technology company organized in five industrial business segments and a financial services segment, with each segment having global responsibility for its business strategies and its manufacturing and product development activities, as applicable.

    In June 1999, ABB Ltd, a newly incorporated Swiss company, issued approximately 295 million registered shares to the stockholders of ABB AB, a Swedish publicly listed company, and ABB AG, a Swiss publicly listed company. As of that date, neither ABB AB nor ABB AG had operations or assets other than their respective 50% ownership interests in ABB Asea Brown Boveri Ltd. In exchange, the stockholders of ABB AB and ABB AG tendered all issued shares of the two companies except for 3% of total issued ABB AB stock. The stockholders of ABB AB who did not tender their shares for ABB Ltd shares received cash of $438 million in return for their shares of ABB AB and the equivalent number of registered shares of ABB Ltd (approximately 5 million) were sold to third parties, resulting in a total of 300 million issued shares of ABB Ltd as of June 28, 1999.

    The capital transaction to form ABB Ltd and create a single class of capital voting stock for the stockholders of ABB AB and ABB AG resulted in the following:

                                     [LOGO]

    The following table presents combined selected financial information of ABB AG and ABB AB as of and for the six months ended June 28, 1999, excluding each company's respective ownership interest and equity in earnings of ABB Asea Brown Boveri Ltd:

                                                              JUNE 28,
                                                                1999
                                                              --------
Cash and marketable securities(1)...........................    $ 28
Total liabilities(1)........................................       1
Interest and other income, net..............................       9
Special dividend by ABB AG..................................     179

(1) Excludes $62 million related to the special dividend which was not yet able to be distributed to ABB AG stockholders.

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES

   The following is a summary of significant accounting policies followed in the preparation of these consolidated financial statements.

BASIS OF PRESENTATION

    The consolidated financial statements are prepared on the basis of United States (U.S.) generally accepted accounting principles and are presented in U.S. dollars ($) unless otherwise stated. Par value of capital stock is denominated in Swiss francs (CHF).

    The number of shares and earnings per share data in the consolidated financial statements have been presented as if ABB Ltd shares had been issued for all periods presented.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts and subsidiaries of ABB Ltd and ABB Asea Brown Boveri Ltd (collectively, the "Company"). All significant intercompany balances have been eliminated in consolidation.

    The Company's investments in joint ventures and affiliated companies, which generally include companies that are 20% to 50% owned, are accounted for using the equity method. Accordingly, the Company's share of earnings of these companies is included in the determination of consolidated net income. Other investments are recorded at cost.

USE OF ESTIMATES

    The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

    The Company invests excess cash in deposits with banks throughout the world and in other high quality, liquid marketable securities (commercial paper, government agency notes, asset-backed securities, etc.). The Company has a policy of placing deposits with financial institutions which have a credit rating equivalent to the Company's or higher. From time to time, it may be necessary for certain subsidiaries to invest excess cash in financial institutions with a credit rating which is lower than the Company's. The Company actively monitors its credit risk by routinely reviewing the credit worthiness of the investments held and by maintaining such investments in deposits or liquid securities. The Company has not incurred any credit losses related to such investments.

    The Company sells a broad range of products, systems and services to a wide range of industrial and commercial customers throughout the world. Concentrations of credit risk with respect to trade receivables are limited due to a large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial position are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED)
CASH AND EQUIVALENTS

    Cash and equivalents include highly liquid investments with original maturities of three months or less.

MARKETABLE SECURITIES

    Debt and equity securities are classified as either trading or available-for-sale at the time of purchase and are carried at fair value. Debt and equity securities that are bought and held principally for the purpose of sale in the near term are classified as trading securities and unrealized gains and losses are included in the determination of net income. Unrealized gains and losses on available-for-sale securities are excluded from the determination of net income and are accumulated as a component of other comprehensive income
(loss) until realized. Realized gains and losses on available-for-sale securities are computed based upon historical cost of these securities applied using the specific identification method.

    Declines in fair values of available-for-sale investments that are other than temporary are included in the determination of net income.

REVENUE RECOGNITION

    The Company recognizes substantially all revenues from the sale of manufactured products upon transfer of title including the risks and rewards of ownership to the customer which generally occurs upon shipment of products. On contracts for sale of manufactured products requiring installation which can only be performed by the Company, revenues are deferred until installation of the products is complete. Revenues from short-term fixed price contracts to deliver services are recognized upon completion of required services to the customer. Revenues from contracts which contain customer acceptance provisions are deferred until customer acceptance occurs or the contractual acceptance period has lapsed.

    Sales under long-term fixed price contracts are recognized using the percentage-of-completion method of accounting. The Company principally uses the cost-to-cost or delivery events method to measure progress towards completion on contracts. Management determines the method to be used for each contract based on its judgement as to which method best measures actual progress towards completion.

    Anticipated costs for warranties on products are expensed in proportion to sales recognition on the related contracts. Losses on fixed-price contracts are recognized in the period when they are identified and are based upon the anticipated excess of contract costs over the related contract sales.

    Sales under cost-reimbursement contracts are recognized as costs are incurred. Shipping and handling costs are recorded as a component of cost of sales.

RECEIVABLES

    The Company accounts for the securitization of trade receivables in accordance with Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES (SFAS 125). In September 2000, the Financial Accounting Standards

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED)
Board issued Statement of Financial Accounting Standards No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES (SFAS 140), that replaces, in its entirety, SFAS 125. SFAS 140 will require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in SFAS 140. The Company adopted the disclosure requirements of SFAS 140 effective December 2000 and will apply the new accounting rules prospectively to transactions beginning in the second quarter of 2001. Based on current circumstances, the Company believes the application of the new accounting rules will not have a material impact on its consolidated financial statements.

    The Company accounts for the transfer of its receivables to Qualifying Special Purpose Entities (QSPEs) as a sale of those receivables to the extent that consideration other than beneficial interests in the transferred accounts receivable is received. The Company does not recognize the transfer as a sale unless the receivables have been put presumptively beyond the reach of the Company and its creditors, even in bankruptcy or other receivership. In addition, the QSPEs must obtain the right to pledge or exchange the transferred receivables, and the Company cannot retain the ability or obligation to repurchase or redeem the transferred receivables.

    At the time the receivables are sold, the balances are removed from trade receivables and a retained interest or deferred purchase price component is recorded in other receivables. The retained interest is recorded at its estimated fair value. Costs associated with the sale of receivables are included in the determination of current earnings.

INVENTORIES

    Inventories are stated at the lower of cost (determined using either the first-in, first-out or the weighted average cost method) or market. Inventoried costs relating to percentage-of-completion contracts are stated at actual production costs, including overhead incurred to date, reduced by amounts identified with sales recognized.

IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived tangible and intangible assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED (SFAS 121), when events or circumstances indicate the carrying amount of a long-lived asset may not be recoverable. Impairment is assessed by comparing an asset's net undiscounted cash flows expected to be generated over its remaining useful life to the asset's net carrying value. If impairment is indicated, the carrying amount of the asset is reduced to its estimated fair value.

GOODWILL AND OTHER INTANGIBLE ASSETS

    The excess of cost over the fair value of net assets of acquired businesses is recorded as goodwill and is amortized on a straight-line basis over periods ranging from 5 to 20 years. The cost of other acquired intangibles is amortized on a straight-line basis over their estimated useful lives, typically ranging from 3 to 10 years.

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED)
CAPITALIZED SOFTWARE COSTS

    The Company expenses costs incurred in the preliminary project stage, and thereafter capitalizes costs incurred in developing or obtaining software. Capitalized costs of software for internal use are accounted for in accordance with Statement of Position 98-1, ACCOUNTING FOR THE COSTS TO DEVELOP OR OBTAIN SOFTWARE FOR INTERNAL USE, and are amortized on a straight-line basis over the estimated useful life of the software, typically ranging from 3 to 5 years. Capitalized costs of a software product to be sold are accounted for in accordance with Statement of Financial Accounting Standard No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, and are carried at the lower of unamortized cost or net realizable value until the product is released to customers, at which time capitalization ceases and costs are amortized on a straight-line basis over the estimated life of the product.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost, less accumulated depreciation, using the straight-line method over the estimated useful lives of the assets as follows: 10 to 50 years for buildings and leasehold improvements, 3 to 15 years for machinery and equipment and 3 to 5 years for furniture and fixtures.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company uses derivative financial instruments to manage interest rate and currency exposures, and to a lesser extent commodity exposures, arising from its global operating, financing and investing activities. The Company's policies require that the industrial entities economically hedge all contracted foreign exposures, as well as at least fifty percent of the anticipated sales volume of standard products over the next twelve months. In addition, within limits determined by the Company's Board of Directors, derivative financial instruments are also used for proprietary trading purposes within the Company's Financial Services segment.

CURRENCY AND INTEREST RATE RISK MANAGEMENT

    Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items, both at inception of the hedge and over the life of the hedge contract. Any derivative that either is not designated as a hedge, or is so designated but is ineffective, or is in connection with anticipated transactions, is marked-to-market and recognized in earnings.

    Forward foreign exchange contracts are the primary instrument used to manage foreign exchange risk. Gains and losses on foreign currency hedges of existing assets or liabilities are recognized in income consistent with the hedged item. Gains and losses on hedges of firm commitments are deferred and recognized in income as part of the hedged transaction. Other foreign exchange contracts are marked-to-market through earnings.

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED)
    The Company uses interest rate and currency swaps primarily to optimize funding costs and to hedge specific assets. Interest rate and currency swaps that are designated as hedges of borrowings or specific assets are accounted for on an accrual basis and are recorded as an adjustment to the interest income or expense of the underlying asset or liability over its life.

    All other swaps, futures, options and forwards which are designated and effective hedges of specific assets, liabilities or committed transactions are recognized consistent with the effects of hedged transactions.

    If the underlying hedged transaction is terminated early, the hedging derivative financial instrument is terminated simultaneously, with any gains or losses recognized immediately. Gains or losses arising from early termination of a derivative financial instrument of an effective hedge are accounted for as adjustments to the basis of the hedged transaction.

DERIVATIVE FINANCIAL INSTRUMENTS USED FOR PROPRIETARY TRADING PURPOSES

    Derivative financial instruments used in the Company's trading activities are recorded at fair value.

CREDIT RISK

    The Company's exposure to credit risk on derivative financial instruments is the risk that a counterparty will fail to meet its obligations. To reduce this risk, the Company has credit policies which require the establishment and review of credit limits for individual counterparties. In addition, close-out netting agreements have been entered into with most counterparties. Close-out netting agreements are agreements which provide for the termination, valuation and net settlement of some or all outstanding transactions between two counterparties on the occurrence of one or more pre-defined trigger events. Only if such agreements are in place and the Company intends to settle on a net basis would the assets and liabilities arising from transactions covered by a close-out netting be presented on a net basis in the financial statements.

TRANSLATION OF FOREIGN CURRENCIES AND FOREIGN EXCHANGE TRANSACTIONS

    The functional currency for most of the Company's operations is the applicable local currency. The translation from the applicable functional currencies into the Company's reporting currency is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and for income statement accounts using average rates of exchange prevailing during the year. The resulting translation adjustments are excluded from the determination of net income and are accumulated as a component of other comprehensive income
(loss) until the entity is sold or substantially liquidated.

    Foreign currency transactions, such as those resulting from the settlement of foreign currency denominated receivables or payables, are included in the determination of net income, except as related to intra-Company loans that are equity-like in nature with no reasonable expectation of repayment which are accumulated as a component of other comprehensive income (loss).

    In highly inflationary countries, monetary balance sheet positions in local currencies are converted into U.S. dollars at the year-end rate. Fixed assets are kept at historical U.S. dollar values from acquisition dates. Sales and expenses are converted at the exchange rates prevailing upon the date of

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED) the transaction. All translation gains and losses from restatement of balance sheet positions are included in the determination of net income.

TAXES

    Deferred taxes are accounted for by using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities. They are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized.

    Generally, deferred taxes are not provided on the unremitted earnings of subsidiaries as it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends. Deferred taxes are provided in situations where the Company's subsidiaries plan to make future dividend distributions.

RESEARCH AND DEVELOPMENT

    Research and development costs were $703 million, $865 million and $819 million in 2000, 1999 and 1998, respectively. These costs are included in selling, general and administration expenses as incurred.

EARNINGS PER SHARE

    Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding during the year. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding during the year, assuming that all potentially dilutive securities were exercised and that any proceeds from such exercises were used to acquire shares of the Company's stock at the average market price during the year or the period the securities were outstanding, if shorter. Potentially dilutive securities comprise outstanding written put options, for which net share settlement at average market price of the Company's stock was assumed, if dilutive, and the securities issued under the Company's management incentive plan, to the extent the average market price of the Company's stock exceeded the exercise prices of such instruments (see Notes 20 and 21).

NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 2000. The Company expects to adopt the new Statement with effect from January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED) recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Based on the Company's derivative positions at December 31, 2000, the Company estimates that upon adoption it will record a loss from the cumulative effect of an accounting change of approximately $63 million being recognized in the consolidated income statement and a reduction of $29 million in other comprehensive income.

    The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB 101), on December 3, 1999. SAB 101 provides additional guidance on the application of existing U.S. generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 effective October 1, 2000.

    In its September 2000 meeting, the Emerging Issues Task Force reached several consensuses in Issue 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK
(EITF 00-19). EITF 00-19 generally reaffirms the previous guidelines of Issue 96-13, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK, but provides additional criteria for the classification of such derivative instruments as equity or as either assets or liabilities. EITF 00-19 is effective for all new contracts and contract modifications entered into after September 20, 2000. For contracts that exist on September 20, 2000, the effective date of adoption is June 30, 2001. The effect of any reclassification of a derivative instrument from equity to an asset or liability as of June 30, 2001 would be calculated as of that date and presented in a manner similar to a cumulative effect of a change in accounting principle. The Company is a party to various derivative instruments that are indexed to and potentially settled in its own stock. As all these contracts existed at September 20, 2000, EITF 00-19 is not effective for the Company's outstanding instruments until June 30, 2001. The Company does not expect the adoption of EITF 00-19 to have a material effect on its results of operations.

NOTE 3  BUSINESS COMBINATIONS

ELSAG BAILEY

    In October 1998, the Company entered into an agreement to acquire all of the outstanding shares of Elsag Bailey Process Automation N.V. ("Elsag Bailey"), a company involved in providing process automation solutions for many industries, including power generation, chemicals, pharmaceuticals, oil and gas, pulp and paper, metals and mining, and food and beverages. The transaction has been accounted for as a purchase. The Company's consolidated financial statements include Elsag Bailey's results of operations since January 14, 1999, the transaction closing date.

    The cash purchase price of $1,562 million was allocated to the identified assets acquired and liabilities assumed based upon their estimated fair values as follows:

Tangible assets acquired....................................  $ 1,260
Liabilities assumed.........................................   (1,767)
Identified intangible assets................................      379
Goodwill....................................................    1,690
                                                              -------
                                                              $ 1,562
                                                              =======

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 3  BUSINESS COMBINATIONS --(CONTINUED)
    The identified intangible assets are being amortized over 10 years and the goodwill is being amortized over 20 years.

    In August 1999, the Company sold certain business operations of Elsag Bailey involved in the manufacture and sale of gas chromatograph and mass spectrometer products. The net gain on disposal of $41 million has been recorded as an adjustment to the allocation of the original purchase price.

    Assuming that the acquisition of Elsag Bailey had occurred on January 1, 1998, the Company's unaudited pro forma condensed consolidated results of operations for the year ended December 31, 1998 would be as follows:

                                                              UNAUDITED
                                                              ---------
Revenues....................................................   $24,376
Income from continuing operations...........................       741
Net income..................................................       300
                                                               =======
Basic and diluted earnings per share:
  Income from continuing operations.........................   $  2.49
  Loss from discontinued operations.........................     (1.48)
                                                               -------
Net income..................................................   $  1.01
                                                               =======

    The unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, including additional amortization expense related to acquired intangible assets, interest expense on borrowings to finance the transaction and the sale of the gas chromatograph and mass spectrometer businesses. These unaudited pro forma results do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 1998, or of the future results of operations of the consolidated entities.

    As of January 14, 1999, the Company began to formulate a restructuring plan in connection with the Elsag Bailey acquisition that included reorganizing Elsag Bailey operations in Germany and the United States. In the first quarter of 1999, the Company completed the assessment and recorded a $141 million liability in its purchase price allocation related to costs of involuntary employee terminations and severance. The Elsag Bailey integration restructuring was substantially complete at the end of 2000.

OTHER ACQUISITIONS AND INVESTMENTS

    During 2000, 1999 and 1998, the Company invested $896 million, $218 million and $288 million, respectively, in 61, 74 and 76 new businesses, joint ventures and affiliated companies. Of these transactions, 24, 24 and 23, respectively, represented acquisitions accounted for as purchases and accordingly, the results of operations of the acquired businesses have been included in the Company's consolidated financial statements from the respective acquisition dates. The aggregate purchase price of these acquisitions during 2000, 1999 and 1998 was $416 million, $190 million and $112 million, respectively. The aggregate excess of the purchase price over the fair value of the net assets acquired totaled $447 million, $137 million and $91 million, respectively, and has been recorded as goodwill. Assuming these acquisitions had occurred on the first day of the year prior to their purchase, the pro forma consolidated results of operations for those years would not have materially differed from reported amounts either on an individual or an aggregate basis.

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 3  BUSINESS COMBINATIONS --(CONTINUED)
    In June 2000, the Company entered into a share subscription agreement to acquire a 42% interest in B-BUSINESS PARTNERS B.V. Pursuant to the terms of the agreement, the Company committed to invest a total of $278 million, of which $69 million was paid in 2000. The remaining amounts are due in 2001.

OTHER DIVESTITURES

    In the ordinary course of business, the Company periodically divests businesses and investments not considered by management to be aligned with its focus on activities with high growth potential. The results of operations of the divested businesses are included in the Company's consolidated results of operations through the date of disposition. During 2000, 1999 and 1998, the Company sold several operating units and investments for total proceeds of $281 million, $311 million and $174 million, respectively, and recognized a net gain of $201 million, $132 million and $75 million, respectively. Such amounts are included in other income (expense), net. Income before taxes and minority interest from these operations was not material in 2000, 1999 and 1998.

NOTE 4  DISCONTINUED OPERATIONS

    In a series of transactions during 2000, the Company disposed of its Power Generation segment, which included its investment in ABB ALSTOM POWER NV (the "Joint Venture") and its nuclear technology business. The Company sold its nuclear business to British Nuclear Fuels PLC in April 2000 and its 50% interest in the Joint Venture to ALSTOM SA (ALSTOM) in May 2000. The Company disposed of its Transportation segment in the first quarter of 1999. As a result of these transactions, the Company's consolidated financial statements present the net assets and results of operations of these segments as discontinued operations.

    In connection with the sale of its 50% interest in the Joint Venture to ALSTOM in May 2000, the Company received cash proceeds of $1,197 million and recognized a gain of $734 million ($713 million, net of tax), which includes $136 million of accumulated foreign currency translation losses. In connection with the sale of the nuclear business to British Nuclear Fuels PLC in April 2000, the Company received cash proceeds of $485 million and recognized a gain of $55 million ($17 million, net of tax). The net gain from the sale of the nuclear business reflects a $300 million provision for estimated environmental remediation. These gains were also offset by operating losses associated with these businesses.

    Effective June 30, 1999, the Company formed the Joint Venture with ALSTOM by contributing certain assets and businesses of its power generation business. Upon formation of the Joint Venture, the Company received cash boot and recognized a corresponding gross gain of $1,500 million ($1,339 million, net of tax). The Company accounted for its 50% ownership in the Joint Venture as an equity investment through the date of disposal. For the six-month period ended December 31, 1999, the Company recognized net losses of $99 million for its share of the results of the Joint Venture's operations.

    In the first quarter of 1999, the Company sold its 50% interest in ABB Daimler-Benz Transportation GmbH (ADtranz), a rail transportation joint venture, to DaimlerChrysler for cash consideration of $472 million. Upon disposal of its investment, the Company realized a net gain of $464 million. For the year ended December 31, 1998, the Company's share of ADtranz net losses was $282 million.

                                    ABB LTD

          (U.S. DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 4  DISCONTINUED OPERATIONS --(CONTINUED)
    At December 31, 1999, net assets of discontinued operations of $289 million consisted primarily of the Company's investment in the Joint Venture, which is included in investments and other in the consolidated balance sheet.

    Operating results of the discontinued businesses, including the Power Generation segment in 2000, 1999 and 1998, and the Transportation segment in 1998, are summarized as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
Revenues..........................................  $   120    $ 3,813    $ 7,989
Costs and expenses................................     (258)    (4,889)    (8,119)
                                                    -------    -------    -------
Loss before taxes.................................     (138)    (1,076)      (130)
Tax benefit (expense).............................       (7)       157        (29)
                                                    -------    -------    -------
Net loss from discontinued operations.............     (145)      (919)      (159)
Net loss from equity accounted investments, net of
  tax benefit of $15 million and $51 million and
  tax expense of $47 million in 2000, 1999 and
  1998, respectively..............................      (23)      (168)      (282)
Gain from dispositions of discontinued operations,
  net of tax expense of $59 million and
  $161 million in 2000 and 1999, respectively.....      730      1,804         --
                                                    -------    -------    -------
Income (loss) from discontinued operations, net of
  tax.............................................  $   562    $   717    $  (441)
                                                    =======    =======    =======

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 4  DISCONTINUED OPERATIONS --(CONTINUED)

    The loss before taxes in 1999 includes charges for contract loss provisions recorded in accordance with the Company's periodic review of such provisions of approximately $560 million, primarily related to technical difficulties with a new model of gas turbine. The loss before taxes in 1999 also includes other costs of approximately $300 million principally related to the increase in management's estimate of future asbestos claims (see Note 16).

NOTE 5  MARKETABLE SECURITIES

    Marketable securities consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Trading.....................................................   $  676     $  711
Available-for-sale..........................................    3,533      4,060
                                                               ------     ------
                                                               $4,209     $4,771
                                                               ======     ======

    Available-for-sale securities classified as marketable securities consist of the following:

                                                   UNREALIZED   UNREALIZED
                                          COST       GAINS        LOSSES     FAIR VALUE
                                        --------   ----------   ----------   ----------
At December 31, 2000:
Equity securities.....................   $  593       $ 53         $(139)      $  507
                                         ------       ----         -----       ------
Debt securities:
  U.S. government obligations.........      800         21            (3)         818
  European government obligations.....      549          8            (4)         553
  Corporate...........................      231          3            (1)         233
  Asset-backed........................      667          1            (1)         667
  Other...............................      723         32            --          755
                                         ------       ----         -----       ------
    Total debt securities.............    2,970         65            (9)       3,026
                                         ------       ----         -----       ------

                                         $3,563       $118         $(148)      $3,533
                                         ======       ====         =====       ======

At December 31, 1999:
Equity securities.....................   $  322       $ 91         $  (8)      $  405
                                         ------       ----         -----       ------
Debt securities:
  U.S. government obligations.........    1,033          5           (25)       1,013
  European government obligations.....      845         38           (13)         870
  Corporate...........................      381          2            (8)         375
  Asset-backed........................      603         --            --          603
  Other...............................      781         16            (3)         794
                                         ------       ----         -----       ------
    Total debt securities.............    3,643         61           (49)       3,655
                                         ------       ----         -----       ------

                                         $3,965       $152         $ (57)      $4,060
                                         ======       ====         =====       ======

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 5  MARKETABLE SECURITIES --(CONTINUED)
    At December 31, 2000, contractual maturities of the above available-for-sale debt securities consist of the following:

                                                                           FAIR
                                                                COST      VALUE
                                                              --------   --------
Less than one year..........................................   $  690     $  697
One to five years...........................................    1,448      1,461
Six to ten years............................................      708        732
Due after ten years.........................................      124        136
                                                               ------     ------
                                                               $2,970     $3,026
                                                               ======     ======

    Gross realized gains on available-for-sale securities were $39 million, $87 million and $154 million in 2000, 1999 and 1998, respectively. Gross realized losses on available-for-sale securities were $27 million, $32 million and $103 million in 2000, 1999 and 1998, respectively.

    The net change in unrealized gains and losses in fair values of trading securities was not significant in 2000 or 1999.

    At December 31, 2000 and 1999, the Company pledged $1,099 million and
$672 million, respectively, of marketable securities as collateral for certain bank borrowings, issued letters of credit, insurance contracts or other security arrangements.

    At December 31, 2000, investments and other in the consolidated balance sheet includes $263 million of available-for-sale securities that are pledged in connection with the Company's pension plan in Sweden. These securities are comprised of European government and other debt securities recorded at their fair value of $192 million (including $5 million of unrealized gains) and equity securities recorded at their fair value of $71 million (net of unrealized losses of $9 million).

NOTE 6  FINANCIAL INSTRUMENTS

    Fair values reflected in the following tables represent the replacement costs of outstanding derivative instruments. Changes in interest rates and currency rates in the future may result in these instruments being settled for amounts different from those recognized in the financial statements. Discounted cash flow methodology and option pricing models, based upon available market information, have been used to derive fair values.

    The gross notional values indicate the extent of the Company's use of derivatives, but do not reflect the Company's exposure to market or credit risk arising from such transactions.

    The fair values and notional values of outstanding derivative financial instruments used for purposes other than trading are as follows:

                                                         DECEMBER 31, 2000                 DECEMBER 31, 1999
                                                  -------------------------------   -------------------------------
                                                      FAIR VALUES                       FAIR VALUES
                                                  --------------------    GROSS     --------------------    GROSS
                                                   ASSET     LIABILITY   NOTIONAL    ASSET     LIABILITY   NOTIONAL
                                                  --------   ---------   --------   --------   ---------   --------
Interest rate and currency swaps, and other
  fixed-income contracts........................    $ 95       $(198)     $5,703      $253       $(196)     $4,646
Foreign exchange forward contracts and
  options.......................................     105        (152)      5,442       104        (194)      5,325

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 6  FINANCIAL INSTRUMENTS --(CONTINUED)

    The fair values and notional values of outstanding derivative financial instruments used for trading purposes are as follows:

                                                       DECEMBER 31, 2000                 DECEMBER 31, 1999
                                                -------------------------------   -------------------------------
                                                    FAIR VALUES                       FAIR VALUES
                                                --------------------    GROSS     --------------------    GROSS
                                                 ASSET     LIABILITY   NOTIONAL    ASSET     LIABILITY   NOTIONAL
                                                --------   ---------   --------   --------   ---------   --------
Interest rate and currency swaps, options and
  other fixed-income contracts................    $140       $ (99)    $42,558      $123       $(134)    $120,995
Foreign exchange forward and futures contracts
  and options.................................     617        (673)     32,687       711        (783)      36,748

    The average fair values of derivative financial instruments used for trading purposes and net gain (loss) from trading activities are as follows:

                                        YEAR ENDED                        YEAR ENDED                        YEAR ENDED
                                     DECEMBER 31, 2000                 DECEMBER 31, 1999                 DECEMBER 31, 1998
                              -------------------------------   -------------------------------   -------------------------------
                                    AVERAGE                           AVERAGE                           AVERAGE
                                  FAIR VALUES                       FAIR VALUES                       FAIR VALUES
                              --------------------   NET GAIN   --------------------   NET GAIN   --------------------   NET GAIN
                               ASSET     LIABILITY    (LOSS)     ASSET     LIABILITY    (LOSS)     ASSET     LIABILITY    (LOSS)
                              --------   ---------   --------   --------   ---------   --------   --------   ---------   --------
Interest rate and currency
  swaps, options and other
  fixed-income contracts....    $147       $(108)      $ 50       $321       $(221)      $ 31       $433       $(516)      $ 45
Foreign exchange forward and
  futures contracts and
  options...................     913        (964)       (86)       677        (400)       (14)       624        (687)       (30)

DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

    The Company uses the following methods and assumptions in estimating fair value disclosures for financial instruments:

    CASH AND EQUIVALENTS, RECEIVABLES, ACCOUNTS PAYABLE, SHORT-TERM BORROWINGS AND CURRENT MATURITIES OF LONG-TERM BORROWINGS: The carrying amounts reported in the balance sheet approximate the fair values.

    MARKETABLE SECURITIES (INCLUDING TRADING AND AVAILABLE-FOR-SALE
SECURITIES): Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    FINANCING RECEIVABLES AND LOANS: Fair values are determined using a discounted cash flow methodology based upon loan rates of similar instruments.

    LONG-TERM BORROWINGS: The fair values are based on quoted market prices or, where quoted market prices are not available, on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments, or on estimated prices based on current yields for debt issues of similar quality and terms.

    INTEREST RATE AND CURRENCY SWAPS: The fair values are the amounts by which the contract could be settled, and are estimated by obtaining quotes from brokers, or by using a discounted cash flow methodology based upon available market information.

    FOREIGN EXCHANGE FORWARD CONTRACTS: The fair values are estimated by reference to quoted market data.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 6  FINANCIAL INSTRUMENTS --(CONTINUED)
    Financial instruments whose carrying amounts and fair values differ consist of the following:

                                                           DECEMBER 31, 2000       DECEMBER 31, 1999
                                                         ---------------------   ---------------------
                                                         CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                         AMOUNTS    FAIR VALUE   AMOUNTS    FAIR VALUE
                                                         --------   ----------   --------   ----------
Loans receivable.......................................  $ 1,469     $ 1,456     $ 1,150     $ 1,139
Long-term borrowings...................................   (3,776)     (3,861)     (3,586)     (3,525)
Unrealized net loss on interest rate and currency swaps
  hedging long-term borrowings.........................       --         (47)         --         (39)

DERIVATIVES USED FOR CURRENCY AND INTEREST RATE RISK
  MANAGEMENT:
  Interest rate and currency swaps and other
    fixed-income contracts:
    Assets.............................................        5          53          61         189
    Liabilities........................................       (8)       (109)        (13)        (93)
  Foreign exchange forward contracts and options:
    Assets.............................................       96         105          68         104
    Liabilities........................................     (150)       (152)       (181)       (194)

DERIVATIVE FINANCIAL INSTRUMENTS USED FOR PROPRIETARY
  TRADING PURPOSES:
  Interest rate swaps and other fixed-income
    contracts..........................................       41          41         (11)        (11)
  Foreign exchange forward contracts...................      (56)        (56)        (72)        (72)

NOTE 7  RECEIVABLES

    Receivables consist of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               2000       1999
                                                             --------   --------
Trade receivables..........................................  $ 4,289     $4,665
Other receivables..........................................    3,168      2,485
Allowance..................................................     (234)      (236)
                                                             -------     ------
                                                               7,223      6,914
                                                             -------     ------
Unbilled receivables, net:
  Costs and estimated profits in excess of billings........    1,769      1,914
  Advance payments received................................     (664)    (1,024)
                                                             -------     ------
                                                               1,105        890
                                                             -------     ------

                                                             $ 8,328     $7,804
                                                             =======     ======

    Trade receivables include contractual retention amounts billed to customers of $140 million and $99 million at December 31, 2000 and 1999, respectively. Management expects the majority of related contracts will be completed and substantially all of the billed amounts retained by the customer will be collected within one year of the respective balance sheet date. Other receivables consist of V.A.T., claims, employee and customer related advances, current portion of direct finance and sales-type leases and other non-trade receivables.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 7  RECEIVABLES --(CONTINUED)
    Costs and estimated profits in excess of billings represent sales earned and recognized under the percentage-of-completion method. Amounts are expected to be collected within one year of the respective balance sheet date.

    During 2000 and 1999, the Company sold trade receivables to QSPEs in revolving-period securitizations. The Company retains servicing responsibility relating to the sold receivables. Solely for the purpose of credit enhancement from the perspective of the QSPEs, the Company retains an interest in the sold receivables (retained interest). These retained interests are initially measured at estimated fair values, which the Company believes approximate historical carrying values, and are subsequently measured based on a periodic evaluation of collections and delinquencies.

    Given the short-term, lower-risk nature of the assets securitized, market movements in interest rates would not impact the carrying value of the Company's retained interests. An adverse movement in foreign currency rates could have an impact on the carrying value of these retained interests as the retained interest is denominated in the original currencies underlying the sold receivables. Due to the short-term nature of the receivables and hedges in place relating to currency movement risk, the impact has historically not been significant.

    The Company routinely evaluates its portfolio of trade receivables for risk of non-collection and records an allowance for doubtful debts to reflect the carrying value of its trade receivables at estimated net realizable value. Pursuant to the requirements of the revolving-period securitization through which the Company securitizes certain of its trade receivables, the Company effectively bears the risk of potential delinquency or default associated with trade receivables sold or interests retained. Accordingly, in the normal course of servicing the assets sold, the Company evaluates potential collection losses and delinquencies and updates the estimated fair value of the Company's retained interest.

    In accordance with SFAS 125, ABB has not recorded a servicing asset as the Company believes it is not practicable to estimate this value given that verifiable data as to the fair value of the compensation related to servicing the types of the assets sold is not readily obtainable nor reliably estimable for the multiple geographic markets in which the entities selling receivables operate.

    During 2000, the following cash flows were received from and paid to QSPEs:

Gross trade receivables sold to QSPEs.......................  $  3,708
Collections made on behalf of and paid to QSPEs.............    (3,324)
Purchaser's, liquidity and program fees.....................       (26)
Increase in retained interests..............................      (150)
                                                              --------
Net cash received from QSPEs during 2000....................  $    208
                                                              ========

    Cash settlement with the QSPEs takes place monthly on a net basis. Gross trade receivables sold represent the face value of all invoices sold during the year to the QSPEs. As the Company services the receivables, collection of the receivables previously sold is made on behalf of the QSPEs. The Company records a loss on sale at the point of sale of the receivables to the QSPEs. The Company records the purchaser's, liquidity and program fees at the point of sale to the QSPEs. The total cost of $26 million related to the securitization of trade receivables in 2000 is included in the determination of current

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 7  RECEIVABLES --(CONTINUED)
earnings. The increase in retained interests primarily results from increases in the volume of receivables sold during the year and changes in default and delinquency rates, offset by collections of the underlying receivables.

    The following table presents amounts associated with assets securitized at December 31, 2000:

Total trade receivables.....................................  $  5,207
Portion derecognized........................................      (702)
Retained interests, included in other receivables...........      (216)
                                                              --------
Trade receivables...........................................  $  4,289
                                                              ========

NOTE 8  INVENTORIES

    Inventories, including inventories related to long-term contracts, consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Commercial inventories, net:
  Raw materials.............................................   $1,074     $1,079
  Work in process...........................................    1,471      1,483
  Finished goods............................................      373        381
                                                               ------     ------
                                                                2,918      2,943
                                                               ------     ------
Contract inventories, net:
  Inventoried costs.........................................      387        599
  Contract costs subject to future negotiation..............       53         27
  Advance payments received related to contracts............     (166)      (304)
                                                               ------     ------
                                                                  274        322
                                                               ------     ------

                                                               $3,192     $3,265
                                                               ======     ======

    Contract costs subject to future negotiation represent pending claims for additional contract costs that management believes will be collectible.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 9  PREPAID EXPENSES AND OTHER

    Prepaid expenses and other current assets consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Prepaid expenses............................................   $  721     $  584
Deferred taxes..............................................      530        750
Advances to suppliers and contractors.......................      221        200
Other.......................................................      113         68
                                                               ------     ------
                                                               $1,585     $1,602
                                                               ======     ======

NOTE 10  FINANCING RECEIVABLES

    Financing receivables consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Third-party loans receivable................................   $1,230     $1,072
Finance leases (see Note 15)................................    1,895      1,799
Other.......................................................      750        556
                                                               ------     ------
                                                               $3,875     $3,427
                                                               ======     ======

    Third party loans receivable primarily represent financing arrangements provided to customers under long-term construction contracts as well as export financing and other activities. Included in this balance at December 31, 2000 is $173 million of assets pledged as security for long-term borrowings. Finance leases and other financing receivables at December 31, 2000 include $495 million and $344 million, respectively, of assets pledged as securities for other liabilities. In addition, other financing receivables include notes receivable from affiliates of $239 million and $78 million at December 31, 2000 and 1999, respectively.

NOTE 11  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Land and buildings........................................  $ 2,513    $ 2,828
Machinery and equipment...................................    4,683      5,088
Construction in progress..................................      130        163
                                                            -------    -------
                                                              7,326      8,079
Accumulated depreciation..................................   (4,083)    (4,266)
                                                            -------    -------
                                                            $ 3,243    $ 3,813
                                                            =======    =======

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 12  GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets consist of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               2000       1999
                                                             --------   --------
Goodwill...................................................  $ 3,222     $2,982
Other intangible assets....................................      974        752
                                                             -------     ------
                                                               4,196      3,734
Accumulated amortization...................................   (1,041)      (830)
                                                             -------     ------
                                                             $ 3,155     $2,904
                                                             =======     ======

    Other intangible assets primarily include intangibles created through acquisitions as well as capitalized software to be sold and for internal use, trademarks and patents.

NOTE 13  BORROWINGS

    The Company actively uses the financial markets to meet liquidity needs and to manage currency exposure.

SHORT-TERM BORROWINGS

    The Company's commercial paper and short-term debt financing consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Commercial paper
  (weighted-average interest rate of 5.9% and 4.7%).........   $1,923     $  879
Other short-term debt
  (weighted-average interest rate of 6.0% and 5.9%).........    1,163      1,199
Current portion of long-term borrowings
  (weighted-average interest rate of 5.0% and 4.4%).........      501      1,289
                                                               ------     ------
                                                               $3,587     $3,367
                                                               ======     ======

    Other short-term debt primarily represents repurchase agreements and short-term loans from various banks. Commercial paper outstanding at December 31, 2000 and 1999 had maturities of mainly less than 3 months.

LONG-TERM BORROWINGS

    The Company utilizes a variety of derivative products including interest rate, currency and equity swaps to modify the characteristics of its long-term borrowings. The Company uses interest rate swaps to effectively convert certain fixed-rate long-term borrowings into floating rate obligations. For certain non-U.S. dollar denominated borrowings, the Company utilizes cross-currency swaps to effectively convert the borrowings into U.S. dollar obligations.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 13  BORROWINGS --(CONTINUED)
    The following table summarizes the Company's long-term borrowings considering the effect of interest rate, currency and equity swaps:

                                                     DECEMBER 31, 2000                 DECEMBER 31, 1999
                                              -------------------------------   -------------------------------
                                                         NOMINAL    EFFECTIVE              NOMINAL    EFFECTIVE
                                              BALANCE      RATE       RATE      BALANCE      RATE       RATE
                                              --------   --------   ---------   --------   --------   ---------
Floating rate...............................  $ 3,444      5.3%        5.4%      $3,143      4.8%        4.8%
Fixed rate..................................      611      4.6%        4.6%         836      4.3%        4.5%
Putable bonds...............................      139      6.5%        6.5%         316      5.8%        5.9%
Callable bonds..............................       --       --          --          189      7.0%        7.0%
Convertible bonds...........................       --       --          --          181      3.3%        5.1%
Other.......................................       83      6.7%        7.1%         210      7.2%        7.2%
                                              -------                            ------
                                                4,277                             4,875
Current portion of long-term borrowings.....     (501)     5.0%        6.5%      (1,289)     4.4%        4.9%
                                              -------                            ------
                                              $ 3,776                            $3,586
                                              =======                            ======

    At December 31, 2000, maturities of long-term borrowings are as follows:

Due in 2001.................................................   $  501
Due in 2002.................................................      551
Due in 2003.................................................    1,222
Due in 2004.................................................      978
Due in 2005.................................................      567
Thereafter..................................................      458
                                                               ------
                                                               $4,277
                                                               ======

    At December 31, 2000, approximately $1,515 million of the Company's long-term borrowings are denominated in U.S. dollars.

    The floating rate borrowings represent the Company's outstanding borrowings issued at or modified by an interest rate swap, such that the interest rate on the borrowings is at a floating interest rate referenced to the London Interbank Offered Rate (LIBOR).

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 14  ACCRUED LIABILITIES AND OTHER

    Accrued liabilities and other consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Insurance reserves..........................................   $1,399     $1,124
Contract related reserves...................................      538        802
Accrued personnel costs.....................................      791        749
Taxes payable...............................................      471        491
Warranties..................................................      413        435
Deferred taxes..............................................      235        292
Interest....................................................      445        262
Restructuring...............................................      102        161
Other.......................................................    1,733      2,319
                                                               ------     ------
                                                               $6,127     $6,635
                                                               ======     ======

    The Company's insurance reserves for unpaid claims and claim adjustment expenses are determined on the basis of reports from ceding companies, underwriting associations and management estimates. The Company continually reviews reserves for claims and claim adjustment expenses during the year and changes in estimates are reflected in net income. In addition, reserves are routinely reviewed by independent actuarial consultants. A portion of insurance reserves is shown on a discounted basis, which estimates the present value of funds required to pay losses at future dates. The reserves are discounted where anticipated future investment income is an integral part of the premium pricing for a particular product. The effect of the discounting is to decrease outstanding losses and loss adjustment expenses by $223 million and $65 million at December 31, 2000 and 1999, respectively.

NOTE 15  LEASES

LEASE OBLIGATIONS

    The Company's lease obligations primarily relate to real estate and office equipment. In the normal course of business, management expects most leases to be renewed or replaced by other leases. Minimum rent expense under operating leases was $252 million, $275 million and $200 million in 2000, 1999 and 1998, respectively.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 15  LEASES --(CONTINUED)
    At December 31, 2000, future net minimum lease payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year consist of the following:

2001........................................................  $  234
2002........................................................     192
2003........................................................     157
2004........................................................     131
2005........................................................     121
Thereafter..................................................     379
                                                              ------
                                                               1,214
Sublease income.............................................     (51)
                                                              ------
                                                              $1,163
                                                              ======

INVESTMENTS IN LEASES

    The Financial Services segment provides sales support to the Company's industrial entities' customers by means of lease financing and credit arrangements as well as other direct third party lease financing. Investments in sales-type leases, leveraged leases and direct financing leases are included in financing receivables.

    The allowance for losses on lease financing receivables is determined based on loss experience and assessment of inherent risk. Adjustments to the allowance for losses are made to adjust the net investment in finance leases to the estimated collectible amount.

    The Company's non-current investments in direct financing, sales-type, and leveraged leases consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Minimum lease payments receivable...........................   $2,972     $2,679
Residual values.............................................      186        152
Unearned income.............................................   (1,050)      (896)
                                                               ------     ------
                                                                2,108      1,935
Leveraged leases............................................       28         88
Allowance for losses........................................       (6)       (11)
                                                               ------     ------
                                                                2,130      2,012
Current portion.............................................     (235)      (213)
                                                               ------     ------
                                                               $1,895     $1,799
                                                               ======     ======

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 15  LEASES --(CONTINUED)
    At December 31, 2000, minimum lease payments under direct financing and sales-type lease payments are scheduled to be received as follows:

2001........................................................  $  352
2002........................................................     304
2003........................................................     258
2004........................................................     206
2005........................................................     283
Thereafter..................................................   1,569
                                                              ------
                                                              $2,972
                                                              ======

NOTE 16  COMMITMENTS AND CONTINGENCIES

    GENERAL

    The Company is subject to various legal proceedings and claims which have arisen in the ordinary course of business that have not been finally adjudicated. It is not possible at this time for the Company to predict with any certainty the outcome of such litigation. However, except as stated below, management is of the opinion, based upon information presently available, that it is unlikely that any such liability, to the extent not provided for through insurance or otherwise, would have a material adverse effect in relation to the Company's consolidated financial position, liquidity or results of operations.

    ENVIRONMENTAL

    The Company is a participant in several legal and regulatory actions, which result from various U.S. and other federal, state and local environmental protection legislation as well as agreements with third parties. Provisions for such actions are accrued when the events are probable and the related costs can be reasonably estimated. Changes in estimates of such costs are recognized in the period determined. While the Company cannot estimate the impact of future regulations affecting these actions, management believes that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

    The Company records accruals for environmental matters based on its estimated share of costs in the accounting period in which responsibility is established and costs can be reasonably estimated. Environmental liabilities are recorded based on the most probable cost, if known, or on the estimated minimum cost, determined on a site by site basis. Revisions to the accruals are made in the period the estimated costs of remediation change.

    Costs of future expenditures for environmental remediation obligations are not discounted to their present value. The Company records a receivable if the estimated recoveries from insurers or other third parties are determined to be probable.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 16  COMMITMENTS AND CONTINGENCIES --(CONTINUED)
    PERFORMANCE GUARANTEES

    It is industry practice to use letters of credit and other performance guarantees of Company performance on major projects, including long-term operation and maintenance projects. The majority of these third party guarantees relate to the performance of suppliers to customers. Such guarantees generally do not state a fixed or maximum amount. Accruals are recorded in the consolidated financial statements at the time it becomes probable the Company will be obligated to make payments pursuant to any performance guarantee. The amount of any potential obligations under performance guarantees can not be reasonably estimated. Management does not expect any significant claims under these guarantees to be incurred. However, such claims could have a material impact on the Company's consolidated financial position, liquidity or results of operations.

    The Company retained obligations for performance guarantees related to the power generation businesses contributed to the Joint Venture with ALSTOM. In addition, in connection with a power plant construction project in a business sold to ALSTOM POWER N.V. ("ALSTOM Power"), one of the Company's subsidiaries has issued an advance payment guarantee of approximately $500 million towards a bank holding funds which are to be drawn down by a consortium led by a subsidiary of ALSTOM Power. In connection with the sale to ALSTOM of the Company's interest in the Joint Venture in May 2000, ALSTOM and ALSTOM Power have undertaken to fully indemnify the Company against any claims arising under such guarantees.

    CONTINGENCIES RELATED TO FORMER POWER GENERATION BUSINESSES

    The Company has retained ownership of Combustion Engineering, Inc. ("Combustion Engineering"), a now inactive subsidiary that conducted part of the power generation business. Along with many other companies unrelated to the Company, Combustion Engineering is a co-defendant in numerous lawsuits pending in the United States in which the plaintiffs claim damages for personal injury arising from exposure to or use of products containing asbestos that Combustion Engineering supplied, primarily during the 1970's and before.

    At December 31, 2000, Combustion Engineering was named in approximately 66,000 pending personal injury claims for asbestos related litigation. It can be expected that additional asbestos related claims will continue to be asserted against Combustion Engineering. The ultimate cost of these claims to the Company is difficult to estimate with any degree of certainty due to the nature and number of variables associated with unasserted claims. Some of the factors affecting the reliability of estimating the potential cost of unasserted claims are the rate at which new claims are filed, the impact of court rulings and legislative action, the extent of the claimants' association with Combustion Engineering's or other defendants' product or operations, the type and severity of the disease suffered by the claimant, the method of settlement of such cases, and the applicability of the Company's insurance policies to recover the settlement costs, until the policy limits are exhausted.

    The Company has followed a practice of maintaining a reserve to cover its estimated settlement costs for asbestos claims and an asset representing estimated insurance reimbursement. The reserve represents management's estimate of the costs associated with asbestos claims, including defense costs, based upon historical claims trends, available industry information and incidence rates of new claims. As a result of changes in management's expectations regarding the foreseeable future that claims will

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 16 COMMITMENTS AND CONTINGENCIES --(CONTINUED) continue to be incurred, the estimates were modified in 1999 to extend the period over which current and future claims are expected to be settled from 7 years to 11 years. This revision better reflects anticipated claim settlement costs in light of the number and type of claims being filed in recent years and the allocation of such claims to all available insurance policies. In particular, the fact that the general level of claims made in recent years has not dissipated, caused the Company to extend the period over which claims are expected to be settled. As a result of this change in estimate, the Company recorded an additional accrual of approximately $300 million in 1999 which is included in the results of discontinued operations. During 2000, the Company experienced an increase in the level of new claims as well as higher demands for settlement over recent historical levels. The Company recorded a charge of approximately $70 million in 2000, which is included in the results of discontinued operations, related to higher than expected costs during the period. Management does not believe that sufficient data is available to reasonably estimate the long-term effect of these increases on its estimate of asbestos related costs. At December 31, 2000 and 1999, the Company had reserved approximately $590 million and $670 million, respectively, for asbestos related claims. The Company has also recorded assets of approximately $160 million and $220 million at December 31, 2000 and 1999, respectively, for probable insurance recoveries. Allowances against the insurance receivables are established at such time as it becomes likely that insurance recoveries are not probable.

    Future operating results will continue to reflect the effect of changes in estimated claims settlement cost resulting from actual claim activity as well as changes in available insurance coverage. It is reasonably possible that the Company could be required to make expenditures in excess of established reserves, in a range of amounts that cannot reasonably be estimated. Although the final resolution of any such matters could have a material impact on the Company's reported results for a particular reporting period, management believes the litigation should not have a material adverse effect on the Company's consolidated financial position or liquidity.

    CONTINGENCIES RELATED TO FORMER NUCLEAR BUSINESS

    The Company has retained liability for environmental remediation costs at two sites in the United States that were operated by the Company's nuclear business, which has been sold to British Nuclear Fuels. The Company has retained all environmental liabilities associated with its Windsor, Connecticut facility and a portion of the liabilities associated with ABB CE Nuclear subsidiary's Hematite, Missouri facility. The primary environmental liabilities associated with these sites relate to the costs of remediating radiological contamination upon decommissioning the facilities. At the Windsor site, the Company believes that a significant portion of such remediation costs will be the responsibility of the United States government pursuant to federal law, although the exact amount of such responsibility cannot reasonably be estimated. In connection with the sale of the nuclear business in April 2000, the Company established a reserve of $300 million in connection with estimated remediation costs related to these facilities. The reserve balance is included on other non-current liabilities, and the related charge is included in the results of discontinued operations. It is possible that the Company could be required to make expenditures in excess of this reserve, in a range of amounts that cannot reasonably be estimated.

    Prior to the sale of the nuclear business, the Company conducted and had intended to continue conducting activities at these two sites which would require maintaining the appropriate licenses from

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 16 COMMITMENTS AND CONTINGENCIES --(CONTINUED) the U.S. Nuclear Regulatory Commission ("NRC"). As long as the NRC licenses were in force, the Company was not obligated, nor was it necessary, to remediate those sites. At the time of the sale of the nuclear business, there was a substantial likelihood that, within one year, the buyer would terminate operations at the Hematite and Windsor facilities and that the NRC licenses would be discontinued. These events would trigger the remediation for which the Company is liable. Therefore, the Company established the reserve at the time of such sale.

NOTE 17  TAXES

    Provision for taxes consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                           2000          1999          1998
                                                         --------      --------      --------
Current taxes on income................................    $263          $333          $319
Deferred taxes.........................................     114            10            18
                                                           ----          ----          ----
Tax expense from continuing operations.................     377           343           337
Tax (benefit) expense from discontinued operations.....      51           (47)           76
                                                           ----          ----          ----
                                                           $428          $296          $413
                                                           ====          ====          ====

    The Company operates in countries that have differing tax laws and rates. Consequently, the consolidated weighted-average effective rate will vary from year to year according to the source of earnings or losses by country.

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Reconciliation of taxes:
Income from continuing operations before taxes and
  minority interest.................................   $1,306     $1,022     $1,275
Weighted-average tax rate...........................     37.2%      39.1%      36.2%
                                                       ------     ------     ------
Taxes at weighted-average tax rate..................      486        400        461
Items taxed at rates other than the weighted-average
  tax rate..........................................      (67)         1        (27)
Non-deductible goodwill amortization................       55         58         30
Changes in valuation allowance......................      (67)      (144)      (145)
Changes in enacted tax rates........................      (42)        18        (12)
Other, net..........................................       12         10         30
                                                       ------     ------     ------
Provision for taxes.................................   $  377     $  343     $  337
                                                       ======     ======     ======
Effective tax rate for the year.....................     28.9%      33.6%      26.4%
                                                       ======     ======     ======

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 17  TAXES --(CONTINUED)
    Deferred income tax assets and liabilities consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Deferred tax liabilities:
  Financing receivables.....................................   $ (512)    $ (548)
  Property, plant and equipment.............................     (282)      (319)
  Pension and other accrued liabilities.....................     (438)      (603)
  Insurance reserves........................................     (233)      (229)
  Other.....................................................     (298)      (249)
                                                               ------     ------
Total deferred tax liability................................   (1,763)    (1,948)
                                                               ------     ------
Deferred tax assets:
  Investments and other.....................................       19        175
  Property, plant and equipment.............................       79        142
  Pension and other accrued liabilities.....................    1,059        823
  Unused tax losses and credits.............................      453        342
  Other.....................................................      162        161
                                                               ------     ------
Total deferred tax asset....................................    1,772      1,643

Valuation allowance.........................................     (777)      (514)
                                                               ------     ------
Net deferred tax asset......................................      995      1,129
                                                               ------     ------
Net deferred tax liability..................................   $ (768)    $ (819)
                                                               ======     ======

    During the year ended December 31, 2000, the increase in valuation allowance resulted primarily from the recognition of deferred tax assets on certain environmental and other provisions on which full valuation allowances were deemed necessary. The increase in the total valuation allowance was offset to a certain extent, by the use of tax loss carryforwards in relation to tax planning strategies, for which no tax benefits were recognized.

    After offsetting deferred tax assets with deferred tax liabilities in the same tax jurisdiction, deferred taxes consist of the following:

                                                          DECEMBER 31,
                                            -----------------------------------------
                                                   2000                  1999
                                            -------------------   -------------------
                                                         NON-                  NON-
                                            CURRENT    CURRENT    CURRENT    CURRENT
                                            --------   --------   --------   --------
Deferred tax liability....................   $(235)    $(1,528)    $(292)    $(1,656)
Deferred tax asset, net...................     530         465       750         379
                                             -----     -------     -----     -------
Net deferred tax asset (liability)........   $ 295     $(1,063)    $ 458     $(1,277)
                                             =====     =======     =====     =======

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 17  TAXES --(CONTINUED)

    At December 31, 2000, net operating loss carryforwards of $984 million and tax credits of $87 million are available to reduce future taxable income of certain subsidiaries, of which $608 million loss carryforwards and $87 million tax credits expire in varying amounts through 2020, while the remainder do not expire. These carryforwards are predominately related to the Company's U.S., Italian and German operations.

NOTE 18  OTHER LIABILITIES

    Other liabilities include advances from customers relating to long-term construction contracts of $862 million and $945 million at December 31, 2000 and 1999, respectively.

    The Company entered into tax advantaged leasing transactions with U.S. investors prior to 2000. Prepaid rents that have been received on these transactions are $344 million and $337 million at December 31, 2000 and 1999, respectively, and have been recorded as deposit liabilities. Net gains on these transactions are being recognized over the lease terms.

    The Company entered into certain lease transactions which resulted in the recognition of a long-term liability of $495 million and $515 million at December 31, 2000 and 1999, respectively, and a corresponding receivable reflected in finance receivables for similar amounts. Under these lease structures, certain lessee payments have been assigned to banks which have financed these lease transactions.

NOTE 19  EMPLOYEE BENEFITS

    The Company operates several pension plans, including defined benefit, defined contribution and termination indemnity, in accordance with local regulations and practices. These plans cover the majority of the Company's employees and provide benefits to employees in the event of death, disability, retirement or termination of employment. Certain of these plans are multi-employer plans.

    Some of these plans require employees to make contributions and enable employees to earn matching or other contributions from the Company. The funding policy of these plans is consistent with the local government and tax requirements. The Company has several pension plans which are not funded pursuant to local government and tax requirements.

    Defined benefit plans provide benefits primarily based on employees' years of service, age and salary. The cost and obligations from sponsoring defined benefit plans are determined on an actuarial basis using the projected unit credit method. This method reflects service rendered by the employees to the date of valuation and incorporates assumptions concerning employees' projected salaries.

    Effective June 30, 1999, the Company transferred certain pension liabilities and assets to the Joint Venture (see Note 4). This transfer is presented as a part of the changes in benefit obligations and fair value of plan assets for the year ended December 31, 1999.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 19  EMPLOYEE BENEFITS --(CONTINUED)
    For the years ended December 31, 2000, 1999 and 1998, net periodic pension cost consists of the following:

                                              PENSION BENEFITS                  OTHER BENEFITS
                                       ------------------------------   ------------------------------
                                         2000       1999       1998       2000       1999       1998
                                       --------   --------   --------   --------   --------   --------
Service cost.........................   $ 212      $ 254      $ 219       $ 5        $ 6        $ 4
Interest cost........................     328        348        380        26         27         31
Expected return on plan assets.......    (320)      (319)      (326)       --         --         --
Amortization of transition
  liability..........................      11         16         18         8         11         15
Amortization of prior service cost...      38          7          6        --         --          1
Recognized net actuarial (gain)
  loss...............................      (1)        18         10         1          1         --
Other................................      10         11          1        --          7        (14)
                                        -----      -----      -----       ---        ---        ---
                                        $ 278      $ 335      $ 308       $40        $52        $37
                                        =====      =====      =====       ===        ===        ===

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 19  EMPLOYEE BENEFITS --(CONTINUED)
    The following tables set forth the change in benefit obligations, the change in plan assets and the funded status recognized in the consolidated financial statements at December 31, 2000 and 1999, for the Company's principal benefit plans:

                                                               PENSION BENEFITS       OTHER BENEFITS
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
Benefit obligation at the beginning of year.................   $6,328    $ 7,706      $328      $ 456
  Service cost..............................................      212        254         5          6
  Interest cost.............................................      328        348        26         27
  Contributions from plan participants......................       38         44         1          2
  Benefit payments..........................................     (426)      (406)      (42)       (32)
  Benefit obligations of businesses acquired................       58        367        --          9
  Benefit obligations of businesses disposed................      (81)    (1,185)      (12)      (131)
  Actuarial (gain) loss.....................................      123        (58)       78         (7)
  Plan amendments and other.................................       27        (11)        6         (3)
  Exchange rate differences.................................     (295)      (731)       --          1
                                                               ------    -------      ----      -----
Benefit obligation at the end of year.......................    6,312      6,328       390        328
                                                               ------    -------      ----      -----

Fair value of plan assets at the beginning of the year......    4,788      5,479        --         --
  Actual return on plan assets..............................      276        625        --         --
  Contributions from employer...............................      391        286        41         30
  Contributions from plan participants......................       38         44         1          2
  Benefit payments..........................................     (426)      (406)      (42)       (32)
  Plan assets of businesses acquired........................       48        154        --         --
  Plan assets of businesses disposed........................      (17)      (859)       --         --
  Other.....................................................      (78)       (18)       --         --
  Exchange rate differences.................................     (177)      (517)       --         --
                                                               ------    -------      ----      -----
Fair value of plan assets at the end of year................    4,843      4,788        --         --
                                                               ------    -------      ----      -----

Funded status...............................................    1,469      1,540       390        328
Unrecognized transition liability...........................      (24)       (39)      (95)      (109)
Unrecognized actuarial loss.................................     (199)       (33)      (91)       (13)
Unrecognized prior service cost.............................      (87)       (24)       (3)        --
                                                               ------    -------      ----      -----
Net amount recognized.......................................   $1,159    $ 1,444      $201      $ 206
                                                               ======    =======      ====      =====

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 19  EMPLOYEE BENEFITS --(CONTINUED)
    The following amounts have been recognized in the Company's consolidated balance sheets at December 31, 2000 and 1999:

                                                  PENSION BENEFITS       OTHER BENEFITS
                                                 -------------------   -------------------
                                                   2000       1999       2000       1999
                                                 --------   --------   --------   --------
Prepaid pension cost...........................   $ (242)    $ (181)     $ --       $ --
Accrued pension cost...........................    1,505      1,779       201        206
Intangible assets..............................      (13)       (18)       --         --
Accumulated other comprehensive loss...........      (91)      (136)       --         --
                                                  ------     ------      ----       ----
Net amount recognized..........................   $1,159     $1,444      $201       $206
                                                  ======     ======      ====       ====

    The changes in the minimum pension liability in 2000 and 1999 were primarily attributable to changes in the discount rate and the fair value of plan assets in the German and U.S. pension plans.

    The projected benefit obligation and fair value of plan assets for pension plans with benefit obligations in excess of plan assets were $5,806 million and $4,267 million, respectively, at December 31, 2000 and $2,155 million and $402 million, respectively, at December 31, 1999. The increase in these amounts from 1999 to 2000 resulted from a shift in the funded status of the Company's pension plan in Switzerland. The accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $1,739 million and $533 million, respectively, at December 31, 2000 and $1,949 million and $288 million, respectively, at December 31, 1999.

    At December 31, 2000 and 1999, the assets of the plans were comprised of:

                                                                    PENSION
                                                                   BENEFITS
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Equity securities...........................................     43%        46%
Debt securities.............................................     40%        38%
Others......................................................     17%        16%

    At December 31, 2000 and 1999, the plan assets included $16 million and $18 million, respectively, of the Company's capital stock.

    The following weighted-average assumptions were used in accounting for defined benefit pension plans, for the years ended December 31, 2000 and 1999:

                                                            PENSION                OTHER
                                                           BENEFITS              BENEFITS
                                                      -------------------   -------------------
                                                        2000       1999       2000       1999
                                                      --------   --------   --------   --------
Discount rate.......................................    5.40%      5.27%      7.72%      6.76%
Expected return on plan assets......................    6.68%      6.77%        --         --
Rate of compensation increase.......................    3.16%      2.97%        --         --

    The Company has multiple non-pension post-retirement benefit plans. The Company's health care plans are generally contributory with participants' contributions adjusted annually. The health care trend rate was assumed to be 9.16% for 2000, then gradually declining to 7.09% in 2007, and to remain at that level thereafter.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 19  EMPLOYEE BENEFITS --(CONTINUED)

    Assumed health care cost trends have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects at December 31, 2000:

                                                              ONE-PERCENTAGE-   ONE-PERCENTAGE-
                                                              POINT INCREASE    POINT DECREASE
                                                              ---------------   ---------------
Effect on total of service and interest cost components.....        $ 2              $ (2)
Effect on accumulated post-retirement benefit obligation....         27               (21)

    The Company also maintains several defined contribution plans. The expense for these plans was $29 million, $32 million and $32 million in 2000, 1999 and 1998, respectively. The Company also contributed $108 million, $118 million and $201 million to multi-employer plans in 2000, 1999 and 1998, respectively.

NOTE 20  MANAGEMENT INCENTIVE PLAN

    The Company has a management incentive plan under which it offers stock warrants and warrant appreciation rights (WARs) to key employees, for no consideration.

    Warrants granted under this plan allow participants to purchase shares of the Company at a predetermined price, not less than fair market value on the date of grant. Participants may sell the warrants rather than exercise the right to purchase shares. Equivalent warrants are listed on the SWX Swiss Exchange, which facilitates valuation and transferability of warrants granted under this plan.

    Each WAR gives the participant the right to receive, in cash, the market price of a warrant on the date of exercise of the WAR. The WARs are non-transferable.

    Participants may exercise or sell warrants and exercise WARs after the vesting period, which is three years from the date of grant. Vesting restrictions can be waived in the event of death, disability or divorce. All warrants and WARs expire six years from the date of grant.

    The terms and conditions of the plan allow the employees of subsidiaries that were contributed to ABB ALSTOM POWER to retain their warrants and WARs.

    As the primary trading market for shares of ABB Ltd is the SWX Swiss Exchange, the exercise prices of warrants and the trading prices of equivalent warrants listed on the SWX Swiss Exchange are denominated in Swiss Francs (CHF). Accordingly, exercise prices are presented below in CHF. Fair values have been presented in U.S. dollars based upon exchange rates in effect as of the applicable period.

WARRANTS

    The Company accounts for the warrants using the intrinsic value method of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), as permitted by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION (SFAS 123). As all warrants were issued with exercise prices greater than the market prices of the stock on the dates of grant, the Company has recorded no compensation expense related to the warrants. Had the Company accounted for the warrants under the fair value method of SFAS 123, the effect would have been to reduce net income by

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 20  MANAGEMENT INCENTIVE PLAN --(CONTINUED)
$19 million ($0.06 per share), $8 million ($0.03 per share) and $3 million ($0.01 per share) in 2000, 1999 and 1998, respectively. Fair value of the warrants was determined on the date of grant by using the Binomial option model and thereafter by the trading price of equivalent warrants listed on the Swiss Stock Exchange.

    Presented below is a summary of warrant activity for the years shown:

                                                                                  WEIGHTED-AVERAGE
                                                                                      EXERCISE
                                                         NUMBER OF    NUMBER OF   PRICE (PRESENTED
                                                          WARRANTS    SHARES(3)      IN CHF)(4)
                                                         ----------   ---------   ----------------
Outstanding at January 1, 1998.........................      47,980     777,756         64.77
Granted(1)(5)..........................................  10,918,000   1,769,808        111.90
Exercised..............................................     (39,045)   (632,920)        64.77
                                                         ----------   ---------
Outstanding at December 31, 1998.......................  10,926,935   1,914,644        108.34
Granted(2)(6)..........................................  17,156,040     857,802        164.40
Exercised..............................................      (8,935)   (144,836)        64.77
Forfeited..............................................    (375,000)    (60,788)       115.01
                                                         ----------   ---------
Outstanding at December 31, 1999.......................  27,699,040   2,566,822        129.37
GRANTED(2)(7)..........................................  28,128,360   1,406,418        212.00
FORFEITED..............................................    (415,000)    (32,520)       153.69
                                                         ----------   ---------        ------
OUTSTANDING AT DECEMBER 31, 2000.......................  55,412,400   3,940,720        155.22
                                                         ==========   =========

Exercisable at December 31, 1998.......................       8,935     144,836         64.77
Exercisable at December 31, 1999.......................      60,000       9,726        112.87
EXERCISABLE AT DECEMBER 31, 2000.......................      60,000       9,726        112.87

------------------------

(1) On the date of grant, all warrants issued in 1998 required the exercise of 100 warrants to 1 bearer share of ABB AG at a weighted average exercise price of CHF 1,859.26 per bearer share of ABB AG. The warrants were subsequently modified to keep the warrant holders in the same economic position after the payment of a special dividend by ABB AG and the issuance of ABB Ltd shares for all issued shares of ABB AG in June 1999 (see Note 1). As a result, the warrants issued in 1998 now require the exercise of 100 warrants for 16.21 registered shares of ABB Ltd at a weighted average exercise price of CHF 111.90. In accordance with EITF 90-9, CHANGES TO FIXED EMPLOYEE STOCK OPTION PLANS AS A RESULT OF EQUITY RESTRUCTURING, the modifications to outstanding warrants did not result in a new measurement date for the determination of compensation expense under APB 25. Amounts in the table have been restated to show the effects of these modifications to the warrants.

(2) All warrants issued in 1999 and 2000 require the exercise of 20 warrants for 1 registered share of ABB Ltd.

(3) Information presented reflects the number of registered shares of ABB Ltd that warrant holders can receive upon exercise.

(4) Information presented reflects the exercise price per registered share of ABB Ltd.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 20  MANAGEMENT INCENTIVE PLAN --(CONTINUED)
(5) The aggregate fair value at date of grant of warrants issued in 1998 was $33 million, assuming, depending on the date of grant, a dividend yield of 2.1% to 2.7%, expected volatility of 32% to 41%, risk-free interest rate of 2.5% to 2.8%, and an expected life of six years.

(6) The aggregate fair value at date of grant of warrants issued in 1999 was $25 million, assuming, depending on the date of grant, a dividend yield of 1.8% to 1.9%, expected volatility of 31% to 34%, risk-free interest rate of 2.5% to 3.6%, and an expected life of six years.

(7) The aggregate fair value at date of grant of warrants issued in 2000 was $54 million, assuming a dividend yield of 1.7%, expected volatility of 33%, risk-free interest rate of 4.4%, and an expected life of six years.

    Presented below is a summary of warrants outstanding at December 31, 2000:

                                                                       WEIGHTED-AVERAGE
                                                                        EXERCISE PRICE
RANGE OF EXERCISE PRICES   NUMBER OF    NUMBER OF   WEIGHTED-AVERAGE    (PRESENTED IN
 (PRESENTED IN CHF)(2)      WARRANTS    SHARES(1)    REMAINING LIFE        CHF)(2)
------------------------   ----------   ---------   ----------------   ----------------
 102.16 - 123.57           10,438,000   1,692,000     3.6 years             111.77
 150.00 - 165.00           21,424,400   1,071,220     4.8 years             161.46
 212.00                    23,550,000   1,177,500     5.5 years             212.00

------------------------

(1) Information presented reflects the number of registered shares of ABB Ltd that warrant holders can receive upon exercise of warrants.

(2) Information presented reflects the exercise price per registered share of ABB Ltd.

WARS

    As each WAR gives the holder the right to receive cash equal to the market price of a warrant on date of exercise, the Company is required by APB 25 to record a liability based upon the fair value of outstanding WARs at each period end, amortized on a straight-line basis over the three year vesting period. In June 2000, to hedge its exposure to fluctuations in fair value of outstanding WARs, the Company purchased cash-settled call options from a bank which entitle the Company to receive amounts equivalent to its obligations under the outstanding WARs. In accordance with EITF 96-13, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK, the cash-settled call options have been recorded as assets measured at fair value, with subsequent changes in fair value recorded through earnings as an offset to the compensation expense recorded in connection with the WARs. During 2000 and 1999, the Company recognized net expense of $35 million and $42 million, respectively, related to the WARs and cash-settled call options, excluding amounts charged to discontinued operations.

    The aggregate fair value of outstanding WARs was $148 million and $156 million at December 31, 2000 and 1999, respectively. Fair value of WARs was determined based upon the trading price of equivalent warrants listed on the SWX Swiss Exchange.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 20  MANAGEMENT INCENTIVE PLAN --(CONTINUED)
    Presented below is a summary of WAR activity for the years shown.

                                                              NUMBER OF WARS
                                                               OUTSTANDING
                                                              --------------
Outstanding at January 1, 1998..............................            --
Granted.....................................................    10,790,000
Forfeited...................................................      (205,000)
                                                                ----------
Outstanding at December 31, 1998............................    10,585,000
Granted.....................................................    25,269,400
Forfeited...................................................      (605,000)
                                                                ----------
Outstanding at December 31, 1999............................    35,249,400
GRANTED.....................................................    30,846,640
EXERCISED...................................................       (25,000)
FORFEITED...................................................      (680,000)
                                                                ----------
OUTSTANDING AT DECEMBER 31, 2000............................    65,391,040
                                                                ==========

    None of the WARs was exercisable at December 31, 2000 or 1999. The aggregate fair value at date of grant of WARs issued in 2000, 1999 and 1998 was $80 million, $36 million and $32 million, respectively.

NOTE 21  STOCKHOLDERS' EQUITY

    In June 2000, the Company sold 4.6 million shares of its treasury stock to a bank at fair market value and sold put options which enable the bank to sell up to 4.6 million shares to the Company at exercise prices ranging from CHF 102 to CHF 212. The put options expire in periods ranging from 2004 to 2006 and were recorded as equity instruments in accordance with EITF 96-13, as the terms of the put options allow the Company to choose a net share settlement.

    At December 31, 2000, retained earnings of $366 million were restricted under Swiss law and not available for distribution as dividends to the Company's stockholders.

NOTE 22  RESTRUCTURING CHARGES

    In late 1997, the Company announced a restructuring plan intended to rationalize production capacity, consolidate operations and gain operational efficiencies primarily in Germany, the United States, Italy and Spain (the 1997 Restructuring). The 1997 Restructuring called for workforce reductions totaling approximately 4,150 employees spread among the Company's various continuing segments as follows: 1,550 in Power Distribution, 1,075 in Automation, 1,000 in Power Transmission and 525 in Building Technologies. The 1997 Restructuring also included the closure of 6 factories.

    Other income (expense), net, during 1998 includes a $146 million charge predominately for employee termination and severance costs in connection with the execution of the 1997 Restructuring. At December 31, 1998, substantially all the initiatives of the 1997 Restructuring had been completed and reserves remaining for completion of the 1997 Restructuring were not significant. Actual workforce reductions approximated estimated amounts.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 22  RESTRUCTURING CHARGES --(CONTINUED)
    During the first quarter of 1999 and in connection with its purchase of Elsag Bailey, the Company implemented a restructuring plan intended to consolidate operations and gain operational efficiencies. The plan called for workforce reductions of approximately 1,500 salaried employees primarily in Germany and the United States (EB Restructuring). The Company recorded a $141 million liability in its purchase price allocation principally related to these costs. At December 31, 1999, accrued liabilities includes a $58 million liability remaining for the EB Restructuring.

    Restructuring charges of $195 million were included in other income (expense), net, during 2000, of which approximately $90 million related to the continued integration of Elsag Bailey. The EB Restructuring was substantially complete at the end of 2000. The remainder related primarily to the consolidation of manufacturing operations in our Power Transmission segment and other actions.

NOTE 23  SEGMENT AND GEOGRAPHIC DATA

    For all periods presented, the Company was organized into the following business segments:

    AUTOMATION: Offers products, solutions and services focused on improving quality and efficiency as well as reducing environmental impacts in industrial and utility plants. The Company provides knowledge-based, value-added solutions for the automation needs of customers in these industries.

    POWER TRANSMISSION: Provides electrical power transmission products, solutions and services. The Company's customers are mainly electrical utilities, owners and operators of power transmission systems and energy traders, who deliver high-voltage electricity from power plants to the distribution networks providing electrical power to end users.

    POWER DISTRIBUTION: Provides a broad offering of products, solutions and services, including transformers, substations and circuit breakers, to power network management services, for the distribution of electricity from the transmission grid to the end consumer. The Company's principal customers are utilities that own or operate networks, commercial institutions, such as airports, hospitals and supermarkets and industrial customers, such as chemical, automotive and pulp and paper companies.

    BUILDING TECHNOLOGIES: Provides a wide range of products and comprehensive service and maintenance solutions for industrial, commercial and public facilities, including low-voltage products, such as switches, fuses, air handling and lighting systems, as well as programmable facility management systems that can automatically operate building systems.

    OIL, GAS AND PETROCHEMICALS: Provides technologies to customers in the upstream exploration and production of oil and gas, and downstream refining and petrochemical processing.

    FINANCIAL SERVICES: Offers a wide range of financing, sales support, risk management services and insurance both within the Company and to third parties.

    The Company evaluates performance based on earnings before interest and taxes (EBIT), which excludes interest income and expense, taxes, minority interests, the results from discontinued operations and other items.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 23  SEGMENT AND GEOGRAPHIC DATA --(CONTINUED)

    The following tables summarize information for each reportable segment.

                                          POWER          POWER         BUILDING     OIL, GAS, AND    FINANCIAL   CORPORATE/
                         AUTOMATION    TRANSMISSION   DISTRIBUTION   TECHNOLOGIES   PETROCHEMICALS   SERVICES      OTHER
                         -----------   ------------   ------------   ------------   --------------   ---------   ----------
2000
REVENUES(1)............    $7,465         $3,315         $2,830         $5,889          $2,796        $1,966      $(1,294)
DEPRECIATION AND
  AMORTIZATION.........       303             96             62            131              69            23          152
EBIT(2)................       486            262            182            456             169           349         (519)
NET OPERATING
  ASSETS(3)............     3,743          1,192            736            811             903         9,098       (1,851)
CAPITAL
  EXPENDITURES(4)......       110             76             66            102              27            25           79

1999
Revenues(1)............    $8,236         $3,712         $2,875         $6,324          $3,086        $1,687      $(1,564)
Depreciation and
  amortization.........       291             90             59            132              55            17          151
EBIT(2)................       408            309            181            394             165           337         (672)
Net operating
  assets(3)............     4,003          1,392          1,090          1,068             554         7,750       (2,713)
Capital
  expenditures(4)......       164            102            112            127              48            47           66

1998
Revenues(1)............    $7,045         $4,033         $2,615         $6,385          $2,856        $1,653      $(1,643)
Depreciation and
  amortization.........       164            106             51            141              49            13          124
EBIT(2)................       461            292            153            379             167           410         (536)
Net operating
  assets(3)............     2,601          1,496          1,085          1,334             543         6,827       (2,618)
Capital
  expenditures(4)......       179            125             76            145              55            14          126


                         CONSOLIDATED
                         ------------
2000
REVENUES(1)............    $22,967
DEPRECIATION AND
  AMORTIZATION.........        836
EBIT(2)................      1,385
NET OPERATING
  ASSETS(3)............     14,632
CAPITAL
  EXPENDITURES(4)......        485
1999
Revenues(1)............    $24,356
Depreciation and
  amortization.........        795
EBIT(2)................      1,122
Net operating
  assets(3)............     13,144
Capital
  expenditures(4)......        666
1998
Revenues(1)............    $22,944
Depreciation and
  amortization.........        648
EBIT(2)................      1,326
Net operating
  assets(3)............     11,268
Capital
  expenditures(4)......        720

------------------------------

    In January 2001, management announced a realignment of the Company around its customers.

(1) Amounts included in the Corporate/Other column primarily represent adjustments to eliminate intersegment transactions.

(2) Amounts included in the Corporate/Other column primarily represent local businesses in several countries, internal services such as information management, consulting, corporate research, shared services, corporate management as well as development and management of ABB real estate. Amounts also include the elimination of intersegment net interest income of Financial Services.

(3) Net operating assets is calculated based upon total assets (excluding cash and equivalents, marketable securities, current loans receivable, taxes and deferred charges) less current liabilities (excluding borrowings, taxes, provisions and pension related liabilities).

(4) Excludes purchased intangible assets.

                                    ABB LTD

             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 23  SEGMENT AND GEOGRAPHIC DATA --(CONTINUED)

GEOGRAPHIC INFORMATION

                                                            REVENUES                      LONG-LIVED ASSETS
                                              ------------------------------------      ----------------------
                                                    YEAR ENDED DECEMBER 31,                  DECEMBER 31,
                                              ------------------------------------      ----------------------
                                                2000          1999          1998          2000          1999
                                              --------      --------      --------      --------      --------
Europe......................................  $12,570       $13,893       $13,012        $2,403        $2,820
Americas....................................    5,702         5,675         5,134           485           593
Asia........................................    2,770         2,763         2,768           281           320
Middle East and Africa......................    1,925         2,025         2,030            74            80
                                              -------       -------       -------        ------        ------
                                              $22,967       $24,356       $22,944        $3,243        $3,813
                                              =======       =======       =======        ======        ======

    Revenues have been reflected in the regions based on the location of the customer. Long-lived assets primarily represent property, plant and equipment, net, and are shown by the location of the assets.

NOTE 24  SUBSEQUENT EVENTS

    On February 11, 2001, the Company's Board of Directors proposed that the stockholders approve a share split of ABB Ltd shares in a 4:1 ratio. If the Company's stockholders approve the share split, the number of issued shares of ABB Ltd will increase from approximately 300 million to approximately
1,200 million shares. Swiss Parliament approved a law on December 15, 2000, permitting corporations in Switzerland to reduce their registered capital per share (par value) below the current required minimum of CHF 10. The law is expected to be enacted effective May 1, 2001, although enactment is not assured as it is possible that the bill may be submitted to a referendum (i.e., a vote by the Swiss electorate). The Annual General Meeting of Shareholders is scheduled to be held on March 20, 2001. The effect of the share split has not been retroactively reflected in the consolidated financial statements as the proposed share split cannot be implemented unless stockholder approval is obtained and the proposed Swiss law is enacted.

    On February 11, 2001, the Company's Board of Directors also proposed that the stockholders approve a share repurchase of 6 million shares (24 million shares after the share split has been implemented), which corresponds to approximately 2% of the number of issued shares, for cancellation.

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors and Stockholders of ABB Ltd:

We have audited the consolidated financial statements of ABB Ltd as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated February 11, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule included under Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ KPMG KLYNVELD PEAT
MARWICK GOERDELER SA                           /s/ ERNST & YOUNG AG

Zurich, Switzerland                            Zurich, Switzerland
February 11, 2001                              February 11, 2001

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                      BALANCE AT
                                                     THE BEGINNING                            BALANCE AT
                                                          OF                                  THE END OF
DESCRIPTION                                              YEAR        ADDITIONS   DEDUCTIONS      YEAR
-----------                                          -------------   ---------   ----------   ----------
Accounts Receivable--allowance for doubtful
  accounts:
  Year ended December 31,
    2000...........................................      $236          $107         $(109)       $234
    1999...........................................      $218          $ 99         $ (81)       $236
    1998...........................................      $182          $107         $ (71)       $218

Note: Amounts in millions.

                                                                         ANNEX A

                         SELECTED FINANCIAL INFORMATION
                            PREPARED ON THE BASIS OF
                       INTERNATIONAL ACCOUNTING STANDARDS

    Prior to 2000, our consolidated financial statements were prepared and reported on the basis of International Accounting Standards (IAS). Our consolidated financial statements appearing elsewhere in this registration statement were prepared in accordance with U.S. GAAP. We intend to continue to prepare and report our consolidated financial statements in accordance with U.S. GAAP in the future. The following table presents our summary financial information on the basis of IAS for each of the five years in the period ended December 31, 2000.

    The summary financial information for each of the four years in the period ending December 31, 1999 is derived from our previously published IAS-basis consolidated financial statements which were audited by Ernst & Young AG and KPMG Klynveld Peat Marwick Goerdeler SA. The financial information below has been restated from our previously published IAS-basis financial statements as follows:

    - In a series of transactions in 2000, we disposed of our power generation segment, which included our investment in ABB ALSTOM POWER and our nuclear business. In 1999, we disposed of our transportation segment. As a result, the information below has been restated to reflect the net assets, the results of operations and the capital gains on sales of these segments as discontinued operations.

    - The audit opinion underlying the published IAS-basis consolidated financial statements for the year ended December 31, 1996 contains an exception relating to the treatment of a sale-leaseback transaction in which an investment accounted for on a cost basis should have been treated as a consolidated subsidiary. The income statement and balance sheet data presented below for 1996 has been restated to properly account for the sale-leaseback transaction.

    The summary financial information for the year ended December 31, 2000 has not been audited, nor have we published IAS-basis consolidated financial statements. In our opinion, the following summary financial information for the year ended December 31, 2000 has been prepared on the basis of IAS and includes all adjusting entries necessary for a fair summary presentation of our financial position and results of operations, including the presentation of discontinued operations.

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                              2000(5)     1999(5)      1998       1997     1996(6)
                                            -----------   --------   --------   --------   --------
                                            (UNAUDITED)
                                                     ($ IN MILLIONS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1)
Revenues..................................    $ 22,544    $ 24,216   $ 23,199   $ 22,228   $ 23,685
Total expenses(2).........................     (20,585)    (22,356)   (21,320)   (20,773)   (21,622)
                                              --------    --------   --------   --------   --------
Earnings before interest and taxes........       1,959       1,860      1,879      1,455      2,063
Income from equity accounted companies....          15          70         --          2          5
Net interest and dividend expense.........        (284)       (280)      (228)      (263)      (278)
Exchange differences......................          72          50         (3)        (4)        27
                                              --------    --------   --------   --------   --------
Income before taxes.......................       1,762       1,700      1,648      1,190      1,817
Provision for taxes.......................        (511)       (508)      (457)      (365)      (626)
Minority interest.........................         (40)        (29)       (21)       (28)       (26)
                                              --------    --------   --------   --------   --------
Income from continuing operations.........       1,211       1,163      1,170        797      1,165
Income (loss) from discontinued
  operations, net of tax(3):..............         496         451        135       (225)        87
                                              --------    --------   --------   --------   --------
Net income................................    $  1,707    $  1,614   $  1,305   $    572   $  1,252
                                              ========    ========   ========   ========   ========
Earnings per share(4):
  Income from continuing operations.......    $   4.04    $   3.88   $   3.90   $   2.66   $   3.88
  Income (loss) from discontinued
    operations............................        1.65        1.50       0.45      (0.75)      0.29
                                              --------    --------   --------   --------   --------
  Net income..............................    $   5.69    $   5.38   $   4.35   $   1.91   $   4.17
                                              ========    ========   ========   ========   ========

                                                                 DECEMBER 31,
                                            -------------------------------------------------------
                                              2000(5)     1999(5)      1998       1997     1996(6)
                                            -----------   --------   --------   --------   --------
                                            (UNAUDITED)
                                                                ($ IN MILLIONS)
BALANCE SHEET DATA(1)
Cash and equivalents......................    $  5,306    $  6,288   $  7,264   $  5,046   $  4,940
Total assets..............................      28,801      29,011     26,548     22,650     23,434
Short and long-term borrowings............       6,937       5,958      6,265      4,144      4,718
Total stockholders' equity................       5,858       5,608      5,959      5,283      5,497

------------------------

(1) In June 1999, ABB Ltd, a newly incorporated Swiss company, issued approximately 295 million registered shares to the stockholders of ABB AB, a Swedish publicly listed company, and ABB AG, a Swiss publicly listed company. Preparatory to this transaction, ABB AG declared a special dividend such that, as a result, neither ABB AB nor ABB AG had operations or assets other than their respective 50% ownership interests in ABB Asea Brown Boveri Ltd. In exchange, the stockholders of ABB AB and ABB AG tendered all issued shares of the two companies except for 3% of total issued ABB AB stock. The stockholders of ABB AB who did not tender their shares for ABB Ltd shares received cash of $438 million in return for their shares of ABB AB and the equivalent number of registered shares of ABB Ltd (approximately 5 million) were sold to third parties, resulting in a total of approximately
    300 million issued shares of ABB Ltd as of June 28, 1999. These transactions resulted in ABB Ltd being the single parent entity for the ABB Group.

    The Consolidated Financial Statements included elsewhere in this registration statement include the accounts and subsidiaries of ABB Ltd on a consolidated basis since June 28, 1999 and the accounts and subsidiaries of ABB Asea Brown Boveri Ltd on a consolidated basis for periods prior thereto. The number of shares and earnings per share data in the Consolidated Financial Statements have been presented as if ABB Ltd shares have been issued for all periods presented.

    For additional information, see "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations--Creation of ABB Ltd" and Note 1 to the Consolidated Financial Statements.

(2) In 1997, total expenses includes restructuring charges of approximately $430 million, offset by capital gains of approximately $350 million on disposals of certain businesses and property, including the disposal of our refrigeration business and ABB Asea Skandia operations. The restructuring charge related to the restructuring plan announced in 1997 and reflects primarily severance and early retirement costs.

(3) The net loss from discontinued operations in 1997 includes a restructuring charge of approximately $360 million, net of taxes, relating to our power generation business.

(4) Earnings per share has been calculated using the 300,002,358 issued shares of ABB at December 31, 1999 for all periods presented as if ABB Ltd shares had been issued since 1995.

(5) In 2000, our internal audit group discovered during a regular compliance follow-up that several employees in the London region of our Building Technologies segment had intentionally concealed losses in 1999 and part of 2000 arising from contracts for which revenues were insufficient to cover costs. We believe that these activities were isolated in the London region of this segment and did not extend to other operations. To maintain profitability levels, these individuals recorded claims for the reimbursement of contract cost overruns and change orders without the customer's approval and they represented to our management that recorded inventory and claim amounts were recoverable.

   We have not restated our IAS financial statements for 1999 to reflect these events. Had their effect been included in our 1999 IAS financial statements, revenues would have remained unchanged, total expenses would have increased by $44 million (0.2%), earnings before interest and taxes would have decreased by $44 million (2.4%), income before taxes would have decreased by $44 million (2.6%), provision for taxes would have decreased by $14 million (2.8%), income from continuing operations would have decreased by $30 million (2.6%), and net income would have decreased by $30 million (1.9%). Correspondingly, our 2000 IAS financial statements would have been changed as follows: revenues would have remained unchanged, total expenses would have decreased by $44 million (0.2%), earnings before interest and taxes would have increased by $44 million (2.4%), income before taxes would have increased by $44 million (2.5%), provision for taxes would have increased by $14 million (2.7%), income from continuing operations would have increased by $30 million (2.5%), and net income would have increased by $30 million (1.8%). Similarly, our total assets and total stockholders' equity at December 31, 1999 would have decreased by $30 million (0.1%) and $30 million (0.5%), respectively, while these amounts would have been unchanged at December 31, 2000.

(6) The restatement to properly account for the sale-leaseback transaction in the year ended December 31, 1996 resulted in an increase in net income of $19 million and a decrease to stockholders' equity of $378 million from the amounts reported in the previously published IAS-basis financial statements.

INDEPENDENT AUDITORS' DISCLAIMER OF OPINION

    The accompanying financial information prepared on the basis of International Accounting Standards as of and for the year ended December 31, 2000 presented on pages A-1 through A-3 was not audited by us and, accordingly, we do not express an opinion on such information.

/s/ KPMG Klynveld Peat                             /s/ Ernst & Young AG
Marwick Goerdeler SA

Zurich, Switzerland                                Zurich, Switzerland
February 11, 2001                                  February 11, 2001

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Except as hereinafter set forth, neither the Articles of Incorporation of ABB nor any contract or other arrangement contains any provision under which any director or officer of ABB is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such. In addition, there is no provision of Swiss law providing for any such indemnification of directors or officers. ABB has obtained directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
         3.1            Articles of Incorporation of ABB Ltd.*
         4.1            Form of Deposit Agreement among ABB, Citibank, N.A., as
                        depositary, and the holders and beneficial owners from time to time of American Depositary Shares evidenced by American
                        Depositary Receipts issued thereunder (including a form of
                        American Depositary Receipt).*
         4.2            Rule 144A Deposit Agreement, dated as of June 24, 1999 among
                        ABB, Citibank, N.A., as depositary, and the holders and
                        beneficial owners from time to time of Rule 144A American
                        Depositary Shares evidenced by Rule 144A American Depositary
                        Receipts issued thereunder.**
         5.1            Opinion of Homburger Rechtsanwalte as to the validity of the
                        Registered Shares.
        21.1            List of subsidiaries of ABB Ltd.*
        23.1            Consent of Ernst & Young AG and KPMG Klynveld Peat Marwick
                        Goerdeler SA as to the Consolidated Financial Statements as
                        of December 31, 2000 and 1999 and for the years ended
                        December 31, 2000, 1999 and 1998.
        23.2            Consent of Homburger Rechtsanwalte (included in
                        Exhibit 5.1).
        24.1            Power of Attorney (included on signature page).
        99.1            Form of letter to brokers, dealers, commercial banks, trust companies and other nominees.
        99.2            Form of letter to clients of brokers, dealers, commercial
                        banks, trust companies and other nominees.
        99.3            Guidelines for certification of taxpayer identification
                        number on substitute Form W-9.

------------------------

* Incorporated by reference to ABB's Registration Statement on Form 20-F, filed on April 3, 2001.

** Incorporated by reference to ABB's Registration Statement on Form F-6, filed on April 3, 2001.

ITEM 22.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt to such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, ABB Ltd has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on April 4, 2001.

                                                       ABB LTD

                                                       By:  /s/ RENATO FASSBIND
                                                            -----------------------------------------
                                                            Name: Renato Fassbind
                                                            Title: Executive Vice President and Chief
                                                                   Financial Officer

                                                       By:  /s/ HANS ENHORNING
                                                            -----------------------------------------
                                                            Name: Hans Enhorning
                                                            Title: Vice President and
                                                                  Assistant General Counsel

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Beat Hess and Richard Burt, severally and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and any related
Rule 462(b) registration statement or amendment thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents of either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ JORGEN CENTERMAN
     -------------------------------------------       President and Chief            April 4, 2001
                  Jorgen Centerman                       Executive Officer

                 /s/ RENATO FASSBIND                   Executive Vice President
     -------------------------------------------         and                          April 4, 2001
                   Renato Fassbind                       Chief Financial Officer

                /s/ PERCY N. BARNEVIK
     -------------------------------------------       Chairman of the Board of       April 4, 2001
                  Percy N. Barnevik                      Directors

                 /s/ ROBERT A. JEKER
     -------------------------------------------       Vice Chairman of the Board     April 4, 2001
                   Robert A. Jeker                       of Directors

                 /s/ GERHARD CROMME
     -------------------------------------------       Director                       April 4, 2001
                   Gerhard Cromme

                 /s/ JURGEN DORMANN
     -------------------------------------------       Director                       April 4, 2001
                   Jurgen Dormann

                  /s/ MARTIN EBNER
     -------------------------------------------       Director                       April 4, 2001
                    Martin Ebner

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ AGOSTINO ROCCA
     -------------------------------------------       Director                       April 4, 2001
                   Agostino Rocca

                   /s/ EDWIN SOMM
     -------------------------------------------       Director                       April 4, 2001
                     Edwin Somm

                /s/ JACOB WALLENBERG
     -------------------------------------------       Director                       April 4, 2001
                  Jacob Wallenberg

ASEA BROWN BOVERI INC.
its duly authorized representative
in the United States

By:   /s/ RICHARD M. BURT
      --------------------------------------
      Richard M. Burt
      Vice President and General Counsel